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As filed with the Securities and Exchange Commission on February 12, 2007.

Registration No. 333-138955

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERACTIVE BROKERS GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	6211 (Primary Standard Industrial Classification Code Number)	30-0390693 (I.R.S. Employer Identification No.)
ONE PICKWICK PLAZA GREENWICH, CONNECTICUT 06830 (203) 618-5800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

THOMAS PETERFFY
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
ONE PICKWICK PLAZA
GREENWICH, CONNECTICUT 06830
(203) 618-5800
(Name, address including zip code, and telephone number, including area code, of agent for service)

Copies to:
ADAM M. FOX, ESQ. DECHERT LLP 30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112 (212) 698-3500	GREGORY A. FERNICOLA, ESQ. SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK, NEW YORK 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

                If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

                If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

                If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

Class A Common Stock, $0.01 par value per share	$500,000,000(2)	$53,500(3)

(1)
Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, which was previously paid in connection with the initial filing of this Registration Statement.

(2)
An additional indeterminate amount of securities are being registered hereby to be offered solely for market making purposes by an affiliate of the registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.

(3)
Previously paid.

                The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

 EXPLANATORY NOTE

              This Registration Statement contains a prospectus relating to the initial public offering of shares of Class A common stock, par value $0.01 per share ("common stock"), of Interactive Brokers Group, Inc. (the "Company"). This Registration Statement also contains a prospectus relating to sales of common stock by W.R. Hambrecht + Co., LLC in connection with market making transactions. The complete prospectus relating to the initial public offering of common stock (the "IPO Prospectus") follows immediately after this Explanatory Note. Following the IPO Prospectus are certain pages of the prospectus relating solely to such market making transactions (together with the remainder of the prospectus as modified as indicated below, the "Market Making Prospectus"), including an alternate front and back cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." Each of such alternate pages has been marked "Alternate Page for Market Making Prospectus." The Market Making Prospectus will not include the information in the IPO Prospectus Summary under the heading "The Offering," or the sections of the IPO Prospectus entitled "Risk Factors—Risks Related to the Auction Process of This Offering," "Risk Factors—Other Risks Related to This Offering—You Will Experience Immediate and Substantial Dilution," "Dilution," "Use of Proceeds" and "Plan of Distribution." All other sections of the IPO Prospectus are to be used in the Market Making Prospectus. A complete version of each of the IPO Prospectus and the Market Making Prospectus will be filed with the Securities and Exchange Commission in accordance with Rule 424 under the Securities Act.

              Subsequent to filing its Registration Statement on Form S-1 on November 27, 2006, the Company's management determined that there was an error in the classification of certain securities loaned fee income and securities borrowed fee expense, which were included in other income and execution and clearing expenses, respectively, in the consolidated statements of income. Such amounts should have been classified as interest income and expense, respectively. Also, the interest paid amount reported under the supplemental disclosures of cash flow information in the consolidated statements of cash flows did not include interest payments on such securities borrowed. In addition, there were errors in the classification of foreign currency translation which was reported on a net basis as an adjustment to reconcile net income to net cash (used in) provided by operating activities in the consolidated statements of cash flows. This amount included the effect of exchange rate changes on cash and cash equivalents and short-term borrowings. The effect of exchange rate changes on cash and cash equivalents should have been reported as separate parts of the reconciliation of the change in cash and cash equivalents during the period, while the effect of exchange rate changes on short-term borrowings should have been reported in financing activities. The remaining effect of exchange rate changes has been reclassified to be reported as a change in operating assets and liabilities. These changes did not have any impact on our net income, our consolidated statements of financial condition or our cash and cash equivalents. See Note 18 to our consolidated financial statements.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2007

20,000,000 Shares of Class A Common Stock

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Interactive Brokers Group, Inc.

This is our initial public offering of Class A common stock, which we refer to as common stock, and no public market currently exists for our shares. We are offering 20,000,000 shares of common stock. We expect that the public offering price will be between $23.00 and $27.00 per share.
THE OFFERING		PER SHARE		TOTAL

Public Offering Price	$		$
Placement Agency Fee	$		$
Proceeds to Interactive Brokers Group, Inc.	$		$

OpenIPO® and Best Efforts Offering: The method of distribution being used by the placement agents in this offering differs somewhat from that traditionally employed in firm commitment underwritten public offerings. In particular, the public offering price and allocation of shares will be determined primarily by an auction process conducted by the placement agents and other securities dealers participating in this offering. In addition, the placement agents are not required to sell any specific number or dollar amount of shares of common stock but have agreed to use their best efforts to procure potential purchasers for the shares of common stock offered pursuant to this prospectus. A more detailed description of the OpenIPO process and the best efforts offering is included in the "Plan of Distribution" section of this prospectus beginning on page 151.

The placement agents expect to deliver shares of common stock to purchasers on                        , 2007.
Proposed NASDAQ Global Select Market Symbol: IBKR

    This offering involves substantial risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 17.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2007

TABLE OF CONTENTS

Prospectus Summary	1
Summary Historical and Pro Forma Consolidated Financial Data	14
Risk Factors	17
Forward Looking Statements	33
The Recapitalization Transactions and Our Organizational Structure	34
Use of Proceeds	40
Dividend Policy	41
Capitalization	43
Dilution	45
Unaudited Pro Forma Consolidated Financial Data	46
Selected Historical Consolidated Financial Data	53
Management's Discussion and Analysis of Financial Condition and Results of Operations	55
Business	88
Management	125
Principal Stockholders	131
Related Party Transactions	133
Description of Capital Stock	138
Description of Indebtedness	143
Shares Eligible for Future Sale	146
Material United States Federal Tax Consequences to Non-United States Holders	148
Plan of Distribution	151
Legal Matters	162
Experts	162
Where You Can Find More Information	162
Index to Financial Statements	F-1

              You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

i

INFORMATION ABOUT THIS PROSPECTUS

              This is the initial public offering of Class A common stock of Interactive Brokers Group, Inc., which will be the holding company for the public's ownership in IBG LLC, as defined below. Unless the context otherwise requires, the terms:

    •
    "We," "us," "our" and similar terms, as well as references to "IBG" and the "Company," refer to Interactive Brokers Group, Inc., a newly formed Delaware corporation and, as applicable, our consolidated subsidiaries (including IBG LLC) after giving effect to the recapitalization transactions to be completed prior to the consummation of this offering as described in this summary under the heading "Recapitalization and Organizational Structure" and as described elsewhere in this prospectus in the section entitled "The Recapitalization Transactions and Our Organizational Structure."

    •
    "IBG LLC" refers to IBG LLC (formerly known as Interactive Brokers Group LLC), a Connecticut limited liability company that is the current holding company for our businesses and in which IBG will acquire a controlling interest upon completion of this offering by becoming managing member.

    •
    "Common stock" refers to the Class A common stock of Interactive Brokers Group, Inc.

              Unless we state otherwise, the information in this prospectus gives effect to the recapitalization transactions described elsewhere in this prospectus in the section entitled "The Recapitalization Transactions and Our Organizational Structure." Some of the statements in this summary are forward-looking statements. For more information, see the section entitled "Forward-Looking Statements."

              Industry and market data used throughout this prospectus were obtained through our research, surveys and studies conducted by third parties and industry and general publications. Data used throughout this prospectus regarding global equity options volume excludes volume of the Kospi 200 Index Option Contract, which is an index of 200 Korean stocks on the Korean Stock Exchange.

ii

PROSPECTUS SUMMARY

              The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by more detailed information and consolidated financial statements included elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus carefully, including the section entitled "Risk Factors" and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus.

Our Business

              We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments as a member of more than 60 electronic exchanges and trading venues around the world. We are a holding company and, after completion of this offering, our primary assets will be our ownership of approximately 5.1% of the membership interests of IBG LLC, the current holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 94.9% of IBG LLC membership interests after completion of this offering will be held by IBG Holdings LLC, a holding company that will be owned by the current members of IBG LLC, including our founder, chairman and chief executive officer, Thomas Peterffy, and his affiliates.

              Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 16 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Our high degree of automation enables us to process approximately 500,000 trades per day with approximately 500 employees. During 2005 and for the nine months ended September 30, 2006, we generated pretax income in each period at a rate of more than $1 million per employee. Publicly available data regarding other companies in the securities and commodities industry indicate that this level of productivity is unparalleled for our industry. Automation has allowed us to become one of the lowest cost providers of broker-dealer services and to increase significantly the volume of trades we handle.

              According to data compiled by the Futures Industry Association (FIA) based on data received from exchanges worldwide, during the nine months ended September 30, 2006, we accounted for approximately 16.0% of exchange-listed equity options volume traded worldwide and approximately 18.8% of exchange-listed equity options volume traded on those markets in which we actively trade. We were the number one or number two liquidity provider on each of the three largest U.S. options exchanges (the Chicago Board Options Exchange, the International Securities Exchange and the Philadelphia Stock Exchange) during the nine months ended September 30, 2006, according to rankings provided by these exchanges. We serve sophisticated and active customers worldwide, including institutional investors, financial advisors, brokers and individuals. Our business includes two subsidiaries registered as broker-dealers under Section 15 of the Securities Exchange of 1934, namely Timber Hill LLC, our U.S. market making subsidiary, and Interactive Brokers LLC, our U.S. electronic brokerage subsidiary.

              As a market maker, we provide continuous bid and offer quotations on approximately 324,000 securities and futures products listed on electronic exchanges around the world. Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Unlike firms that trade over-the-counter (OTC) derivative products, it is our business to create liquidity and transparency on electronic exchanges. Our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements.

              As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange (forex) and bonds) denominated in ten different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may "white label" our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products. Our most successful module is the dynamic IB SmartRoutingSM process, which manages orders among several stock and the six U.S. options exchanges by providing efficient executions for customers and enables brokers to meet their best execution regulatory requirements.

              During the nine months ended September 30, 2006, our customers transacted an average of approximately 196,000 daily average revenue trades, which is a measurement of revenue-generating trades and referred to as DARTs.

              Our proprietary technology is the key to our success. We built our business on the belief that a fully computerized market making system that could integrate pricing and risk exposure information quickly and continuously would enable us to make markets profitably in many different financial instruments simultaneously. We believe that integrating our system with electronic exchanges and market centers results in transparency, liquidity and efficiencies of scale. Together with the IB SmartRoutingSM system and our low commissions, this reduces overall transaction costs to our customers and, in turn, increases our transaction volume and profits. Over the past 29 years, we have developed an integrated trading system and communications network and have positioned our company as an efficient conduit for the global flow of risk capital across asset and product classes on electronic exchanges around the world, permitting us to have one of the lowest cost structures in the industry. We believe that developing, maintaining and continuing to enhance our proprietary technology provides us and our customers with the competitive advantage of being able to adapt quickly to the changing environment of our industry and to take advantage of opportunities presented by new exchanges, products or regulatory changes before our competitors.

              Our electronic market making and brokerage businesses are complementary. Both benefit from our combined scale and volume, as well as from our proprietary technology. Our brokerage customers benefit from the technology and market structure expertise developed in our market making business. The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses. This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as market maker, broker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate.

              For the year ended December 31, 2005, our total revenues were approximately $1.1 billion, as compared to approximately $621.7 million for the year ended December 31, 2004. For the nine months ended September 30, 2006, our total revenues were approximately $1.3 billion, as compared to approximately $772.1 million for the nine months ended September 30, 2005. Our income before income taxes was approximately $569.3 million for the year ended December 31, 2005 and approximately $599.9 million for the nine months ended September 30, 2006, as compared to approximately $290.0 million for the year ended December 31, 2004 and approximately $406.9 million for the nine months ended September 30, 2005. Our market making activities represented 79% of total revenues for the year ended December 31, 2005 and 78% of total revenues for the nine months ended September 30, 2006. The foregoing financial information may not be representative of our results of operations as an independent public company or indicative of our results of operations for any future period.

Our Competitive Strengths

    •
    Proprietary technology. We view ourselves primarily as a technology company. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. We believe that our early and continuous investment in technology, as well as our overall technological capabilities, provide us with a significant advantage over our competition by enabling us to make markets profitably in financial instruments (e.g., equity options, futures, index options and equities) worldwide with low spreads between bid and offer prices, while at the same time providing our customers with the ability to effect trades at execution and commission costs that are among the lowest in the industry.

    •
    Experienced management team. Our key employees have significant experience and expertise in the application of technology to the financial services industry and, as significant equity owners of IBG LLC, are heavily committed to our success. Our senior management team has an average of 18 years' tenure with us.

    •
    Low cost structure. Our focus on automation and expense management practices enables us to operate with a low cost structure. Our technology allows us to be one of the lowest cost providers of liquidity to the global, exchange-listed equity and derivatives markets and global execution and clearing services for professional traders and institutions.

    •
    Complementary lines of business. We leverage the combined volume from our market making and brokerage operations and our proprietary technology in each of these operations to route orders effectively and to process trades on exchanges around the world, resulting in consistently best executions and one of the lowest unit costs in the industry. Our combined market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only businesses.

    •
    Diversified revenue base. We earn trading gains from our market making business as well as commissions and fee income from our electronic brokerage business. We generate revenues from millions of relatively small and diversified individual trades. In 2005, we executed approximately 97 million trades. These trades are broadly distributed among approximately 324,000 tradable, exchange-listed products on more than 60 exchanges and market centers in 23 countries.

    •
    Established business franchise. We have been in operation for nearly three decades. In 2005, Institutional Investor ranked us the 16th largest U.S. securities firm, as measured by consolidated capital. We are members of more than 60 major exchanges and market centers around the world. Many of these memberships are franchises that are difficult to obtain. As of September 30, 2006, we held market maker licenses on 31 exchanges in 15 countries, and have preferential rights and obligations as designated specialists or market makers in approximately 1,000 classes of options in the United States. We are a registered market maker in approximately 300 NASDAQ and approximately 2,000 New York Stock Exchange (NYSE) and American Stock Exchange (AMEX) listed stocks.

    •
    Real-time risk management. We operate as a market maker, not an investor. Therefore, our ability to generate profits is generally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. We seek to calculate quotes a few seconds ahead of the market and execute small trades at a tiny but favorable differential as a result. Our proprietary pricing model continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our entire portfolio each second. In our electronic brokerage business, our entire credit management process is automated, including real-time margin calls and automatic liquidation. This automated system enables us to maximize profits while minimizing losses typically associated with manual risk management.

    •
    Strong financial position. We maintain a conservative capital structure with a large equity capital base, highly liquid assets and low financial leverage. As of September 30, 2006, we had equity capital of approximately $2.6 billion and our capital base grew organically at a CAGR of approximately 24% from December 2000 to September 2006. As of September 30, 2006, we held $32.2 billion in total assets, approximately 99% of which were highly liquid and readily convertible to cash, and our long-term debt-to-equity ratio was 11%.

Our Strategies

    •
    Capitalize on industry growth trends. We are well positioned in the financial markets as an automated global electronic market maker and broker. Electronic trading volume in equities, listed options, futures and forex has been growing rapidly. We expect this trend to continue due to the lower cost, the ability to execute quickly without errors, the anonymity associated with electronic trading and the increased knowledge of investors of the advantages of various forms of exchange-listed derivative products. Our market share in these products has also been growing. For example, our global market share in exchange-listed options has grown from 10.5% in 2004 to 13.7% in 2005 to 16.0% during the nine months ended September 30, 2006. We intend to continue to use automation to drive trading volume and increase our market share and revenues in these growing industries.

    •
    Drive increased trading volume through our low cost structure. We intend to increase our trading volume by building on our leading position as a low cost provider of market making and brokerage services. Our scale, technology and operational efficiencies provide an advantage in delivering services at a low cost. Due to our high degree of automation, our net profit margins are generally higher than those of our competitors. We intend to maintain or increase our market share by decreasing bid/offer spreads in the market for our customers and to capture more order flow as we compete for market making and customer trades. We will continue to seek to refine our systems and processes to enhance our ability to deliver our services at a low cost.

    •
    Expand into new markets. We intend to enter electronic markets where we are not currently operating as a market maker or broker, including markets in new geographic locations. We will also continue to expand our market making and brokerage services for new security types as they become available. We seek to enter new markets or product classes in which the execution of transactions can be automated using our technology. Our entry into new markets starts as a software development project. Once we have built the appropriate technology interface for that business and have satisfactorily integrated it with our automated platform, we then provide access to these new markets for our customers. We believe that our technology development skills enable us to enter new markets and add new products more rapidly and efficiently than can our competitors.

    •
    Market our customer offerings to new classes of customers. We market ourselves to our customers based on our position as a low cost provider as well as our superior execution, trading and account management tools. We intend to focus on obtaining new classes of customers such as broker-dealers, hedge funds and conventional money managers, whom we believe will find our "plug and play" systems much more efficient than maintaining their own systems. We intend to add new products, new analytical tools, new order types and new trading features that are in demand by our customers and potential customers. For example, new Securities and Exchange Commission (SEC) regulations that allow brokers to calculate customer margin requirements based on a portfolio risk-based model are expected to give us an opportunity to attract large trading accounts from hedge funds and other professional traders who currently use the services of prime brokers. We believe that these new portfolio margining rules will decrease the importance of providing leverage to hedge funds beyond those permitted by current U.S. rules (which we do not do) and will allow us to compete on the basis of price, where we are a low price provider of services. We will also continue our efforts to popularize OneChicago, an all-electronic securities futures exchange, and single stock futures (SSF) products as a vehicle to reduce financing costs for hedge funds, thus providing another growth opportunity.

Our Challenges and Risks

              Our business is subject to challenges and risks, including those summarized below and those more fully described in "Risk Factors" beginning on page 17. You should carefully consider the information contained in "Risk Factors" before you decide to invest in our common stock.

    •
    Dependence on proprietary technology.    Our success is highly dependent on our sophisticated proprietary technology that has taken many years to develop and has been available only to us. If our technology were to become available to our competitors, or if our competitors adopt or develop similar or more advanced technologies, our operating results may be adversely affected. Further, we may not be able to keep up with rapid changes in technology, evolving industry standards and changing trading systems, practices and techniques to remain competitive in our industry.

    •
    Dependence on market conditions.    Changes in the global financial markets, global economic conditions and political events affect levels of trading volumes in ways that we may not be able to predict. A slowdown and subsequent stagnation in trading volume in the global financial markets, or a systemic problem affecting any financial market, could have a material adverse effect on our revenues and profitability.

    •
    Risks associated with computer system failures.    The success of our business depends on the efficient and uninterrupted operations of our computer and communications hardware and software systems. Our service has occasionally experienced system interruptions in the past due to various reasons, some of which were beyond our control. We expect to experience occasional system interruptions from time to time in the future, which may have an adverse effect on our business.

    •
    Industry regulation and litigation.    Our industry is heavily regulated, and noncompliance with applicable laws or regulations could adversely affect our business due to resulting fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation of licenses. Further, our industry faces substantial litigation risks, and we may face legal liability and damage to our professional reputation if our services are not regarded as satisfactory.

    •
    Industry expansion or consolidation.    The introduction of new markets or products, including quoting options in penny pricing, or new market structures or the elimination of existing markets by merger or otherwise may adversely affect our margins, profitability and business.

    •
    Fluctuations of revenues and profitability.    Our revenues and operating results have been subject to fluctuation based primarily on the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share. Variations in trading levels caused by unpredictable market trends may cause our revenues and operating results to vary significantly from period to period, and period to period comparisons of our revenues and operating results may not be meaningful.

    •
    Control by a principal stockholder.    Upon completion of this offering, Thomas Peterffy, our founder, chairman and chief executive officer, will have approximately 94.9% of the voting power of our company and accordingly will be able to control the outcome of substantially all matters submitted to our stockholders for approval. This concentration in ownership may prevent transactions such as a change of control and a business combination that could otherwise be beneficial to those who purchase the shares in this offering or result in actions that such individuals may oppose.

    •
    Dependence on key employees.    Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business.

Recapitalization and Organizational Structure

    Overview

              We have historically conducted our business through a limited liability company structure. In order to have a Delaware corporation as the issuer for our initial public offering, immediately prior to and immediately following the consummation of this offering, IBG LLC and its members will consummate a series of transactions, which we collectively refer to as the "Recapitalization." After completion of this offering, our primary assets will be our ownership of approximately 5.1% of the membership interests of IBG LLC, the current holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 94.9% of IBG LLC membership interests after completion of this offering will be held by IBG Holdings LLC, a holding company that will be owned by the current members of IBG LLC. All IBG LLC membership interests will be identical and have the same rights.

              IBG Holdings LLC will own all of our Class B common stock, which will have voting power of our company proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC-initially approximately

94.9%. Through his ownership of the voting membership interests in IBG Holdings LLC, Thomas Peterffy will initially be able to exercise such voting power in his sole discretion.

              Our only business following this offering will be to act as the sole managing member of IBG LLC, and, as such, we will operate and control all of the business and affairs of IBG LLC and will be able to consolidate IBG LLC's financial results into our financial statements. IBG Holdings LLC's ownership interests in IBG LLC will be accounted for as a minority interest in our consolidated financial results after this offering. Net profits, net losses and distributions of IBG LLC, including with respect to all management fees, incentive income and investment income earned by IBG LLC, will be allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC will initially be allocated, and distributions by IBG LLC will initially be made, approximately 5.1% to us and approximately 94.9% to IBG Holdings LLC. Subject to the availability of net cash flow at the IBG LLC level, IBG LLC shall distribute to us and to IBG Holdings LLC tax distributions using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable shares of taxable income and net capital gain. Assuming IBG LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A stockholders will be made by our board of directors, and distributions to the IBG Holdings LLC members will be made in accordance with the IBG Holdings LLC Operating Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

              The graphic below illustrates our anticipated ownership structure immediately following completion of this offering. The graphic below does not display the subsidiaries of IBG LLC. For more information, please read the section entitled "The Recapitalization Transactions and Our Organizational Structure" located elsewhere in this prospectus.

Use of Proceeds

              We intend to use the net proceeds from our sale of shares of common stock in this offering to purchase membership interests in IBG LLC from IBG Holdings LLC. IBG Holdings LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, IBG Holdings LLC membership interests held by its members, who include 64 of our employees (including the executive officers set forth in the table below). See "Use of Proceeds." The following is a listing of our directors and executive officers expected to receive net proceeds from this offering, together with the percentage and dollar amount of net proceeds to be received from this offering and the amount of cash distributions received from IBG LLC in 2006 and 2007 to date.

Name	Title	% of Net Proceeds to be Received	Dollar Amount of Net Proceeds Received From This Offering	2006 Distributions	2007 Distributions
				(in millions)
Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President	84.5784%	$415.0	$139.3	$20.7
Earl H. Nemser	Vice Chairman and Director	1.1895%	$5.8	$1.9	$0.3
Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director	1.2509%	$6.1	$2.1	$0.3
Thomas A.J. Frank	Executive Vice President and Chief Information Officer	3.1498%	$15.5	$5.2	$0.8
Milan Galik	Senior Vice President, Software Development and Director	1.3687%	$6.7	$2.2	$0.3
Directors and executive officers as a group		91.5373%	$449.1	$150.6	$22.4

              The aggregate consideration for the purchase of membership interests in IBG LLC from IBG Holdings LLC also includes an amount equal to 85% of the tax savings realized by us by reason of the increase in the tax basis of the assets of IBG LLC arising out of this transaction, as described under "—Exchange and Redemption of Membership Interests" below.

              No additional IBG LLC or IBG Holdings LLC membership interests will be granted to directors or executive officers in connection with this offering.

Voting of Common Stock and Class B Common Stock

              Each share of our common stock will entitle its holder to one vote per share. Immediately after this offering, our Class B common stock will have approximately 94.9% of the voting power of our company, which percentage will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. While our Class B common stock will be owned by IBG Holdings LLC, will initially be able to exercise control over all matters requiring the approval of our stockholders, including the election of our director and the approval of significant corporate transactions.

Exchange and Redemption of Membership Interests

              In connection with the Recapitalization, the current members of IBG LLC will receive membership interests in IBG Holdings LLC. The membership interests in IBG Holdings LLC will not be directly exchangeable for shares of our common stock. Instead, the membership interests will become redeemable at various times over the next eight years following this offering at the option of the holder.

The redemption price for the membership interests will depend on the manner in which the payment is made to IBG Holdings LLC.

              The primary manner in which the redemption price will be paid is by selling shares of our common stock to the public and using the gross proceeds from such sales, less underwriting discounts or commissions, to acquire an identical number of IBG LLC membership interests from IBG Holdings LLC. We would then expect IBG Holdings LLC to use the proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interest from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail under "Related Party Transactions—Exchange Agreement" and in our exchange agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The sales of our common stock and the application of the proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions should not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

              In some cases, IBG LLC may redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day average closing price of our common stock. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest. See "The Recapitalization Transactions and Our Organizational Structure—Exchange and Redemption of Membership Interests."

              Certain of the IBG Holdings LLC membership interests are subject to forfeiture in the event that the holder terminates employment with IBG LLC or its subsidiaries, other than as a result of death, permanent disability, approved retirement or termination without cause.

              As the result of our acquisition from IBG Holdings LLC of an IBG LLC membership interest using the proceeds of a sale of our common stock into the public markets, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. We intend to enter into a tax receivable agreement with IBG Holdings LLC that will provide for the payment by us to IBG Holdings LLC of 85% of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain the remaining 15% of the tax benefits actually realized. See "Related Party Transactions—Tax Receivable Agreement."

              IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time following the first anniversary of this offering. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

Company Information

              IBG was incorporated in November 2006 as a Delaware corporation. Our principal executive offices are located at One Pickwick Plaza, Greenwich, Connecticut 06830 and our telephone number at that location is (203) 618-5800. Our corporate website address is http://www.interactivebrokers.com. The information contained on this website should not be considered part of this prospectus.

The Offering

Common stock offered	20,000,000 shares of Class A common stock
Common stock outstanding after this offering	20,000,000 shares of Class A common stock 100 shares of Class B common stock
Voting	Each share of our common stock will entitle its holder to one vote per share.

Immediately after this offering, our Class B common stock will have approximately 94.9% of the voting power of our company, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC.

While our Class B common stock will be owned by IBG Holdings LLC, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, will be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors, and the approval of significant corporate transactions. See "The Recapitalization Transactions and Our Organizational Structure—Voting."
Use of proceeds
We estimate that we will receive net proceeds from the sale of shares of our common stock in this offering of $490.6 million, assuming the shares are offered at $25.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the placement agency fee and commissions payable by us. We intend to use the net proceeds to purchase membership interests in IBG LLC from IBG Holdings LLC. See "Use of Proceeds."
Exchange and Redemption of Membership Interests
In connection with the Recapitalization, the current members of IBG LLC will receive membership interests in IBG Holdings LLC. These membership interests will become redeemable at various times over the next eight years following this offering at the option of the holder. See "The Recapitalization Transactions and Our Organizational Structure—Exchange and Redemption of Membership Interests."
Proposed NASDAQ Global Select Market symbol	IBKR

Dividends
As a holding company for our equity interest in IBG LLC, we will be dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent that we have excess cash, any future determination relating to our dividend policy will be made at the discretion of our board of directors. See "Dividend Policy."
Risk Factors
Investment in our common stock involves substantial risks. You should read this prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements included in this prospectus before investing in our common stock.
OpenIPO Process
This offering will be made through the OpenIPO process, in which the allocation of shares and the public offering price are primarily based on an auction in which prospective purchasers are required to bid for the shares. The OpenIPO process allows all qualified investors, whether individuals or institutions, to bid for shares. All successful bidders in the auction will pay the same price per share.
	•	Bidders may submit bids through the placement agents or participating dealers.
	•	Potential investors may bid any price for the shares, including a price above or below the projected price range on the cover of this prospectus.
•
Once the auction closes, the placement agents will determine the highest price that will sell all of the shares offered. This is the clearing price and is the maximum price at which the shares will be sold. The clearing price, and therefore the actual offering price, could be higher or lower than the projected price range on the cover of this prospectus.
	•	We may choose to sell shares at the auction-set clearing price or we may choose to sell the shares at a lower offering price, taking into account additional factors.
	•	Bidders that submit valid bids at or above the offering price will receive, at a minimum, a pro-rated amount of shares for which they bid.
The OpenIPO process is described in full under "Plan of Distribution" beginning on page 151.

              Unless we specifically state otherwise, all information in this prospectus:

    •
    assumes that our common stock will be sold at $25.00 per share, which is the mid-point of the range set forth on the cover of this prospectus;

    •
    gives effect to the Recapitalization described more fully elsewhere in this prospectus in the section entitled "The Recapitalization Transactions and Our Organizational Structure;"

    •
    assumes that we have made no purchases of IBG LLC membership interests; and

    •
    assumes that none of the approximately 374,420 shares of common stock issuable on the date of this offering upon investment of accumulated earnings on IBG LLC's Return on Investment Dollar Units and pursuant to our employee incentive plan have been issued. See "Management—Return on Investment Dollar Units" and "—Employee Incentive Plan."

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

              The following table sets forth the historical summary consolidated statement of income data for IBG LLC for all periods presented. The table also presents certain pro forma consolidated financial data for IBG LLC.

              The summary historical consolidated financial data as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from IBG LLC's audited consolidated financial statements. The audited consolidated statements of financial condition as of December 31, 2004 and 2005 and the audited consolidated statements of income for the years ended December 31, 2003, 2004, 2005 are included elsewhere in this prospectus. The consolidated statements of financial condition as of December 31, 2001, 2002 and 2003 and the consolidated statements of income for the years ended December 31, 2001 and 2002 are not included in this prospectus. The summary historical consolidated financial data as of and for the nine months ended September 30, 2005 and 2006 have been derived from the unaudited consolidated interim financial statements of IBG LLC. The historical consolidated financial position and results of operations are not necessarily indicative of the financial position or results of operations as of any future date or for any future period.

              The historical statements of financial condition and certain other statements of financial condition data reflect members' capital as redeemable members' interests, which is required under certain accounting guidance for public company reporting. Such guidance did not apply historically to IBG LLC as a private company.

              The historical financial statements do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. Specifically, our historical results of operations do not give effect to:

    •
    The Recapitalization, which is described in more detail elsewhere in this prospectus in the sections entitled "The Recapitalization Transactions and our Organizational Structure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    •
    U.S. corporate federal income taxes, since for all periods presented IBG LLC has operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, IBG LLC has not been subject to U.S. federal income taxes on its income. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the United States, IBG LLC historically has operated principally through subsidiaries and has been subject to local income taxes. Income taxes shown on IBG LLC's historical consolidated statements of income are attributable to taxes incurred by these non-U.S. subsidiaries.

    •
    Minority interest expense reflecting IBG Holdings LLC's ownership of approximately 94.9% of the IBG LLC membership interests outstanding immediately after this offering.

              The unaudited pro forma consolidated financial data set forth below for the year ended December 31, 2005 and the nine months ended September 30, 2006 are derived from IBG LLC's historical consolidated financial statements and the unaudited pro forma consolidated financial statements included elsewhere in this prospectus and give pro forma effect to (1) the Recapitalization and (2) the consummation of this offering and our application of the net proceeds from this offering to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transactions had occurred on January 1, 2005, except that the unaudited pro forma consolidated statement of financial condition data as of September 30, 2006 gives pro forma effect to such transactions as though they had occurred on September 30, 2006. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Recapitalization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

              You should read the following summary historical and pro forma consolidated financial data in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Data" and IBG LLC's historical consolidated financial statements and related notes included elsewhere in this prospectus. See also the section entitled "The Recapitalization Transactions and our Organizational Structure" included elsewhere in this prospectus.

							Nine Months Ended September 30,
	Year Ended December 31,
Consolidated Statement of Income Data (As Restated):						2005 Pro Forma			2006 Pro Forma
	2001	2002	2003	2004	2005		2005	2006
	(in millions except share and per share data)
Revenues:
Trading gains	$596.0	$472.2	$488.4	$423.2	$640.4	$640.4	$471.9	$631.1	$631.1
Commissions and execution fees	43.7	64.0	93.0	112.0	132.1	132.1	96.1	128.0	128.0
Interest income(1)	65.8	55.2	59.3	79.5	273.2	273.2	167.8	475.9	475.9
Other income(1)	11.4	7.5	10.4	7.0	53.4	53.4	36.3	65.2	65.2

Total revenues	716.9	598.9	651.1	621.7	1,099.1	1,099.1	772.1	1,300.2	1,300.2
Interest expense(1)	49.4	41.6	46.1	57.7	170.0	170.0	103.1	341.0	341.0

Total net revenues(1)	667.5	557.3	605.0	564.0	929.1	929.1	669.0	959.2	959.2
Non-interest expenses:
Execution and clearing(1)	85.2	96.5	127.3	152.5	215.0	215.0	154.4	230.8	230.8
Employee compensation and benefits	56.8	64.7	73.5	79.1	90.2	90.2	68.6	84.1	84.1
Occupancy, depreciation and amortization	10.7	12.6	13.7	16.4	20.4	20.4	15.0	16.8	16.8
Communications	6.3	7.8	7.5	9.0	10.4	10.4	7.7	9.1	9.1
General and administrative	17.1	29.1	18.2	17.0	23.8	23.9	16.4	18.5	18.6

Total non-interest expenses(1)	176.1	210.7	240.2	274.0	359.8	359.9	262.1	359.3	359.4

Income before income tax and minority interest	491.4	346.6	364.8	290.0	569.3	569.2	406.9	599.9	599.8
Income tax expense	16.2	21.3	19.9	19.6	33.8	41.1	27.4	21.6	31.2
Minority interest	—	—	—	—	—	(508.7)	—	—	(549.4)

Net income	$475.2	$325.3	$344.9	$270.4	$535.5	$19.4	$379.5	$578.3	$19.2

Basic earnings per share						$0.97			$0.96

Diluted earnings per share						$0.96			$0.95

Weighted average common shares outstanding:
Basic						20,000,000			20,000,000
Diluted						402,829,500			402,829,500
(1)
The consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

	September 30, 2006
Consolidated Statement of Financial Condition Data:
	Actual	Pro Forma
	(in millions)

Cash, cash equivalents and short-term investments(1)	$3,759.8	$3,759.8
Total assets(2)	$32,187.7	$32,285.9
Total liabilities, excluding redeemable members' interests	$29,548.5	$32,139.4
Redeemable members' interests(3)/stockholders' equity	$2,639.2	$146.5

(1)
Cash, cash equivalents and short-term investments represent cash and cash equivalents, cash and securities segregated under federal and other regulations, U.S. and foreign government obligations and securities purchased under agreements to resell.

(2)
At September 30, 2006, approximately $32.0 billion, or 99.4%, of total assets were considered to be liquid and consisted primarily of marketable securities.

(3)
Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within Emerging Issues Task Force (EITF) Topic D-98, Classification and Measurement of Redeemable Securities (EITF D-98) which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with EITF D-98 and the requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended (Exchange Act). Redeemable members' interests include accumulated other comprehensive income.

RISK FACTORS

              Investing in our common stock involves a substantial risk. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes, before you decide to purchase our common stock. If any of the following risks actually materializes, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Company Structure

Control by Thomas Peterffy of a majority of the combined voting power of our common stock may give rise to conflicts of interests and could discourage a change of control that other stockholders may favor, which could negatively affect our stock price, and adversely affect stockholders in other ways.

              Upon consummation of this offering, Thomas Peterffy, our founder, chairman and chief executive officer, and his affiliates will beneficially own approximately 85% of the economic interests and all of the voting interests in IBG Holdings LLC, which owns all of our Class B common stock, representing approximately 94.9% of the combined voting power of all classes of our voting stock. As a result, Mr. Peterffy will have the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, material expansions or contractions of our business, entry into new lines of business, borrowings, issuances of common stock or other securities, and the declaration and payment of dividends on our common stock. In addition, Mr. Peterffy will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could discourage potential takeover attempts that other stockholders may favor and could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and this may adversely affect the market price of our common stock.

              Moreover, because of Mr. Peterffy's substantial ownership, we are eligible and intend initially to be treated as a "controlled company" for purposes of the NASDAQ Marketplace Rules. As a result, we will not be required by NASDAQ to have a majority of independent directors or to maintain compensation and nominating and corporate governance committees composed entirely of independent directors to continue to list the shares of our common stock on The NASDAQ Global Select Market.

The historical financial information of IBG LLC contained in this prospectus may not be representative of our results as an independent public company.

              Because IBG LLC has operated as a limited liability company that is treated as a partnership for U.S. federal income tax purposes, it historically has paid little or no taxes on profits in the United States. As a result, IBG LLC's provision for income taxes has not reflected U.S. corporate federal income taxes. Accordingly, IBG LLC's historical results of operations and financial position are not necessarily indicative of the consolidated results of our operations and financial position after completion of the recapitalization transactions as described in the section entitled "The Recapitalization Transactions and Our Organizational Structure." For additional information about past financial performance and the basis of presentation of IBG LLC's historical financial statements, see "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and the IBG LLC historical financial statements and related notes included elsewhere in this prospectus.

The pro forma financial information in this prospectus may not permit you to predict our costs of operations, and the estimates and assumptions used in preparing our pro forma financial information may be materially different from our actual experience as a public company.

              In preparing the pro forma financial information in this prospectus, we have made adjustments to the historical financial information of IBG LLC based upon currently available information and upon assumptions that our management believes are reasonable in order to reflect, on a pro forma basis, the impact of the Recapitalization. Some of these adjustments include, among other items, a deduction and charge to earnings of estimated income taxes based on an estimated tax rate. These and other estimates and assumptions used in the calculation of the pro forma financial information in this prospectus may be materially different from our actual experience as a public company. The pro forma financial information in this prospectus does not purport to represent what our results of operations would actually have been had we operated as a public company during the periods presented, nor do the pro forma data give effect to any events other than those discussed in the unaudited pro forma financial information and related notes. See "Unaudited Pro Forma Consolidated Financial Data."

Upon consummation of this offering, we will be dependent on IBG LLC to distribute cash to us in amounts sufficient to pay our tax liabilities and other expenses.

              We will be a holding company and, immediately after the consummation of the Recapitalization, our primary assets will be our approximately 5.1% equity interest in IBG LLC and our controlling interest and related rights as the sole managing member of IBG LLC and, as such, we will operate and control all of the business and affairs of IBG LLC and will be able to consolidate IBG LLC's financial results into our financial statements. We will have no independent means of generating revenues. IBG LLC will be treated as a partnership for U.S. federal income tax purposes and, as such, will not itself be subject to U.S. federal income tax. Instead, its taxable income will be allocated on a pro rata basis to IBG Holdings LLC and us. Accordingly, we will incur income taxes on our proportionate share of any net taxable income of IBG LLC, and also will incur expenses related to our operations. We intend to cause IBG LLC to distribute cash to its members in amounts at least equal to that necessary to cover their tax liabilities, if any, with respect to the earnings of IBG LLC. To the extent we need funds to pay such taxes, or for any other purpose, and IBG LLC is unable to provide such funds, it could have a material adverse effect on our business, financial condition or results of operations.

We will be required to pay IBG Holdings LLC for the benefit relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up our subsidiaries receive in connection with this offering and related transactions.

              In connection with this offering, we will purchase interests in IBG LLC from IBG Holdings LLC for cash. In addition, IBG LLC membership interests held by IBG Holdings LLC may be sold in the future to us and financed by our issuances of shares of our common stock. The initial purchase will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries that otherwise would not have been available. Such increase will be approximately equal to the amount by which our stock price at the time of the purchase exceeds the income tax basis of the assets of IBG LLC underlying the IBG LLC interests acquired by us. These increases in tax basis will result in increased deductions in computing our taxable income and resulting tax savings for us generally over the 15 year period commencing with the initial purchase. We have agreed to pay 85% of these tax savings, if any, to IBG Holdings LLC as they are realized as additional consideration for the IBG LLC interests that we acquire. See "Related Party Transactions—Tax Receivable Agreement."

              At the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC, assuming an initial offering price of $25.00 per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our purchase of 5.1% of the outstanding interests of IBG LLC, is expected to be approximately $98.2 million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of a portion of the increase in tax basis to foreign or non-depreciable fixed assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, for example. Based on current facts and assumptions, including that subsequent purchases of IBG LLC interests will occur in fully taxable transactions, the potential tax basis increase resulting from the purchase of the IBG LLC interests held by IBG Holdings LLC following the closing of the offering could be as much as $5.5 billion. The tax receivable agreement will require 85% of such tax savings, if any, to be paid to IBG Holdings LLC, with the balance to be retained by us. The actual increase in tax basis will depend, among other factors, upon the price of shares of our common stock at the time of the purchase and the extent to which such purchases are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the amount of the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

              If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing shares of our common stock, the application of certain tax attribution rules, such as among family members and partners in partnerships, could result in IBG Holdings LLC members being deemed for tax purposes to own shares of our common stock.

              If the IRS successfully challenges the tax basis increase, under certain circumstances, we could be required to make payments to IBG Holdings LLC under the tax receivable agreement in excess of our cash tax savings.

Our senior secured revolving credit facility and our senior notes impose certain restrictions. A failure to comply with these restrictions could lead to an event of default, resulting in an acceleration of indebtedness, which may affect our ability to finance future operations or capital needs, or to engage in other business activities.

              As of September 30, 2006, our total indebtedness (consisting of the aggregate amounts outstanding under senior notes, senior secured revolving credit facility and short-term borrowings) was approximately $1.3 billion. On May 19, 2006, IBG LLC entered into a $300.0 million three-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A. as syndication agent, and Citibank, N.A. and HSBC Bank USA National Association as co-syndication agents. In addition, subject to restrictions in our senior secured revolving credit facility and our senior notes, we may incur additional first-priority secured borrowings under the senior secured revolving credit facility.

              The operating and financial restrictions and covenants in our debt agreements, including the senior secured revolving credit facility and our senior notes, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our senior secured revolving credit facility requires us to maintain specified financial ratios and tests, including interest coverage and total leverage ratios and maximum capital expenditures, which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, the senior secured revolving credit facility and the senior notes restrict our ability to, among other things:

    •
    incur additional indebtedness;

    •
    dispose of assets;

    •
    guarantee debt obligations;

    •
    repay indebtedness or amend debt instruments;

    •
    pay dividends;

    •
    create liens on assets;

    •
    make investments;

    •
    make acquisitions;

    •
    engage in mergers or consolidations; or

    •
    engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

              A more detailed discussion of the restrictions contained in our senior secured revolving credit facility can be found on page 143 of this prospectus. A failure to comply with the restrictions contained in the senior secured revolving credit facility could lead to an event of default, which could result in an acceleration of our indebtedness. Such an acceleration would constitute an event of default under our senior notes. A failure to comply with the restrictions in our senior notes could result in an event of default under our senior notes. Our future operating results may not be sufficient to enable compliance with the covenants in the senior secured revolving credit facility, our senior notes or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to refinance our indebtedness or make any accelerated payments, including those under the senior notes. In addition, we may not be able to obtain new financing. Even if we were able to obtain new financing, we would not be able to guarantee that the new financing would be on commercially reasonable terms or terms that would be acceptable to us. If we default on our indebtedness, our business financial condition and results of operation could be materially and adversely affected.

Risks Related to Our Business

Our business may be harmed by global events beyond our control, including overall slowdowns in securities trading.

              Like other brokerage and financial services firms, our business and profitability are directly affected by elements that are beyond our control, such as economic and political conditions, broad trends in business and finance, changes in volume of securities and futures transactions, changes in the markets in which such transactions occur and changes in how such transactions are processed. A weakness in equity markets, such as a slowdown causing reduction in trading volume in U.S. or foreign securities and derivatives, has historically resulted in reduced transaction revenues and would have a material adverse effect on our business, financial condition and results of operations.

Because our revenues and profitability depend on trading volume, they are prone to significant fluctuations and are difficult to predict.

              Our revenues are dependent on the level of trading activity on securities and derivatives exchanges in the United States and abroad. In the past, our revenues and operating results have varied significantly from period to period due primarily to the willingness of competitors to trade more aggressively by decreasing their bid/offer spreads and thereby assuming more risk in order to acquire market share, to movements and trends in the underlying markets, and to fluctuations in trading levels. As a result, period to period comparisons of our revenues and operating results may not be meaningful, and future revenues and profitability may be subject to significant fluctuations or declines.

Our reliance on our computer software could cause us great financial harm in the event of any disruption or corruption of our computer software. We may experience technology failures while developing our software.

              We rely on our computer software to receive and properly process internal and external data. Any disruption for any reason in the proper functioning or any corruption of our software or erroneous or corrupted data may cause us to make erroneous trades or suspend our services and could cause us great financial harm. In order to maintain our competitive advantage, our software is under continuous development. As we identify and enhance our software, there is risk that software failures may occur and result in service interruptions and have other unintended consequences.

Our business could be harmed by a systemic market event.

              Some market participants could be overleveraged. In case of sudden, large price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, the financial system or a portion thereof could collapse, and the impact of such an event could be catastrophic to our business.

We may incur material trading losses from our market making activities.

              A substantial portion of our revenues and operating profits is derived from our trading as principal in our role as a market maker and specialist. We may incur trading losses relating to these activities since each primarily involves the purchase or sale of securities for our own account. In any period, we may incur trading losses in a significant number of securities for a variety of reasons including:

    •
    price changes in securities;

    •
    lack of liquidity in securities in which we have positions; and

    •
    the required performance of our market making and specialist obligations.

              These risks may limit or restrict our ability to either resell securities we purchased or to repurchase securities we sold. In addition, we may experience difficulty borrowing securities to make delivery to purchasers to whom we sold short, or lenders from whom we have borrowed. From time to time, we have large position concentrations in securities of a single issuer or issuers engaged in a specific industry or traded in a particular market. Such a concentration could result in higher trading losses than would occur if our positions and activities were less concentrated.

              In our role as a market maker, we attempt to derive a profit from the difference between the prices at which we buy and sell, or sell and buy, securities. However, competitive forces often require us to match the quotes other market makers display and to hold varying amounts of securities in inventory. By having to maintain inventory positions, we are subjected to a high degree of risk. We cannot assure you that we will be able to manage such risk successfully or that we will not experience significant losses from such activities, which could have a material adverse effect on our business, financial condition and operating results.

Reduced spreads in securities pricing, levels of trading activity and trading through market makers and/or specialists could harm our business.

              Computer-generated buy/sell programs and other technological advances and regulatory changes in the marketplace may continue to tighten spreads on securities transactions. Tighter spreads and increased competition could make the execution of trades and market making activities less profitable. In addition, new and enhanced alternative trading systems such as ECNs have emerged as an alternative for individual and institutional investors, as well as broker-dealers, to avoid directing their trades through market makers, and could result in reduced revenues derived from our market making business.

We may incur losses in our market making activities in the event of failures of our proprietary pricing model.

              The success of our market making business is substantially dependent on the accuracy of our proprietary pricing mathematical model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates our outstanding quotes each second. Our model is designed to automatically rebalance our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities. In the event of a flaw in our pricing model and/or a failure in the related software, our pricing model may lead to unexpected and/or unprofitable trades, which may result in material trading losses.

The valuation of the financial instruments we hold may result in large and occasionally anomalous swings in the value of our positions and in our earnings in any period.

              The market prices of our long and short positions are reflected on our books at closing prices which are typically the last trade price before the official close of the primary exchange on which each such security trades. Given that we manage a globally integrated portfolio, we may have large and substantially offsetting positions in securities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and occasionally anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter.

We are exposed to losses due to lack of perfect information.

              As market makers, we provide liquidity by buying from sellers and selling to buyers. Quite often, we trade with others who have better information than we do, and as a result, we may accumulate unfavorable positions preceding large price movements in stocks about to undergo corporate action. Should the frequency or magnitude of these events increase, our losses will likely increase correspondingly.

Rules governing specialists and designated market makers may require us to make unprofitable trades or prevent us from making profitable trades.

              Specialists and designated market makers are granted certain rights and have certain obligations to "make a market" in a particular security. They agree to specific obligations to maintain a fair and orderly market. In acting as a specialist or designated market maker, we are subjected to a high degree of risk by having to support an orderly market. In this role, we may at times be required to make trades that adversely affect our profitability. In addition, we may at times be unable to trade for our own account in circumstances in which it may be to our advantage to trade, and we may be obligated to act as a principal when buyers or sellers outnumber each other. In those instances, we may take a position counter to the market, buying or selling securities to support an orderly market. Additionally, the rules of the markets which govern our activities as a specialist or designated market maker are subject to change. If these rules are made more stringent, our trading revenues and profits as specialist or designated market maker could be adversely affected.

Regulatory and legal uncertainties could harm our business.

              The securities and derivatives businesses are heavily regulated. Firms in financial service industries have been subject to an increasingly regulated environment over recent years, and penalties and fines sought by regulatory authorities have increased accordingly. This regulatory and enforcement environment has created uncertainty with respect to various types of transactions that historically had been entered into by financial service firms and that were generally believed to be permissible and appropriate. Our broker-dealer subsidiaries are subject to regulations in the United States and abroad covering all aspects of their business. Regulatory bodies include, in the United States, the SEC, the National Association of Securities Dealers (NASD), the Board of Governors of the Federal Reserve System, the Chicago Board Options Exchange (CBOE), the Commodity Futures Trading Commission (CFTC) and the NYSE, in Switzerland, the Federal Banking Commission, in the United Kingdom, the Financial Services Authority (FSA), in Hong Kong, the Securities and Futures Commission (SFC), in Australia, the Australian Securities and Investment Commission (ASIC), and in Canada, the Investment Dealers Association of Canada (IDA) and various Canadian securities commissions. Our mode of operation and profitability may be directly affected by additional legislation; changes in rules promulgated by various domestic and foreign government agencies and self-regulatory organizations that oversee our business; and changes in the interpretation or enforcement of existing laws and rules. Noncompliance with applicable laws or regulations could result in sanctions being levied against us, including fines and censures, suspension or expulsion from a certain jurisdiction or market or the revocation or limitation of licenses. Noncompliance with applicable laws or regulations could adversely affect our reputation, prospects, revenues and earnings. In addition, changes in current laws or regulations or in governmental policies could adversely affect our operations, revenues and earnings.

              Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations. To continue to operate and to expand our services internationally, we may have to comply with the regulatory controls of each country in which we conduct, or intend to conduct business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit our ability to continue existing international operations and further expand internationally.

Our future efforts to sell shares or raise additional capital may be delayed or prohibited by regulations.

              As certain of our subsidiaries are members of the NASD, we are subject to certain regulations regarding changes in control of our ownership. NASD Rule 1017 generally provides that NASD approval must be obtained in connection with any transaction resulting in a change in control of a member firm. The NASD defines control as ownership of 25% or more of the firm's equity by a single entity or person and would include a change in control of a parent company. Interactive Brokers (U.K.) Limited is subject to similar change in control regulations promulgated by the FSA in the United Kingdom. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited. We may be subject to similar restrictions in other jurisdictions in which we operate.

We depend on our proprietary technology, and our future results may be impacted if we cannot maintain technological superiority in our industry.

              Our success in the past has largely been attributable to our sophisticated proprietary technology that has taken many years to develop. We have benefited from the fact that the type of proprietary technology equivalent to that which we employ has not been widely available to our competitors. If our technology becomes more widely available to our current or future competitors for any reason, our operating results may be adversely affected. Additionally, adoption or development of similar or more advanced technologies by our competitors may require that we devote substantial resources to the development of more advanced technology to remain competitive. The markets in which we compete are characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. Although we have been at the forefront of many of these developments in the past, we may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

We are subject to potential losses as a result of our clearing and execution activities.

              As a clearing member firm providing financing services to certain of our brokerage customers, we are ultimately responsible for their financial performance in connection with various stock, options and futures transactions. Our clearing operations require a commitment of our capital and, despite safeguards implemented by our software, involve risks of losses due to the potential failure of our customers to perform their obligations under these transactions. If our customers default on their obligations, we remain financially liable for such obligations, and although these obligations are collateralized, we are subject to market risk in the liquidation of customer collateral to satisfy those obligations. There can be no assurance that our risk management procedures will be adequate. Any liability arising from clearing operations could have a material adverse effect on our business, financial condition and/or operating results.

              As a clearing member firm of securities and commodities clearing houses in the United States and abroad, we are also exposed to clearing member credit risk. Securities and commodities clearing houses require member firms to deposit cash and/or government securities to a clearing fund. If a clearing member defaults in its obligations to the clearing house in an amount larger than its own margin and clearing fund deposits, the shortfall is absorbed pro rata from the deposits of the other clearing members. Many clearing houses of which we are members also have the authority to assess their members for additional funds if the clearing fund is depleted. A large clearing member default could result in a substantial cost to us if we are required to pay such assessments.

The loss of our key employees would materially adversely affect our business.

              Our key executives have substantial experience and have made significant contributions to our business, and our continued success is dependent upon the retention of our key management executives, as well as the services provided by our staff of trading system, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel. The loss of such key personnel could have a material adverse effect on our business. Growth in our business is dependent, to a large degree, on our ability to retain and attract such employees.

We are exposed to risks associated with our international operations.

              During 2004 and 2005, approximately 28% and 33%, respectively, of our net revenues were generated outside the United States. We are exposed to risks and uncertainties inherent in doing business in international markets, particularly in the heavily regulated brokerage industry. Such risks and uncertainties include political, economic and financial instability; unexpected changes in regulatory requirements, tariffs and other trade barriers; exchange rate fluctuations; applicable currency controls;

and difficulties in staffing, including reliance on newly hired local experts, and managing foreign operations. These risks could cause a material adverse effect on our business, financial condition or results of operations.

We do not have fully redundant systems. System failures could harm our business.

              If our systems fail to perform, we could experience unanticipated disruptions in operations, slower response times or decreased customer service and customer satisfaction. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Our service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers to provide limited service during system disruptions, we do not have fully redundant systems, and our formal disaster recovery plan does not include restoration of all services. For example, we have backup facilities to our disaster recovery site that enable us, in the case of complete failure of our main North America data center, to recover and complete all pending transactions, provide customers with access to their accounts to deposit or withdraw money, transfer positions to other brokers and manage their risk by continuing trading through the use of marketable orders. These backup services are currently limited to U.S. markets. We do not currently have separate backup facilities dedicated to our non-U.S. operations. It is our intention to provide for and progressively deploy backup facilities for our global facilities over time. In addition, we do not carry business interruption insurance to compensate for losses that could occur to the extent not required. Any system failure that causes an interruption in our service or decreases the responsiveness of our service could impair our reputation, damage our brand name and materially adversely affect our business, financial condition and results of operations.

Failure of third-party systems on which we rely could adversely affect our business.

              We rely on certain third-party computer systems or third-party service providers, including clearing systems, exchange systems, Internet service, communications facilities and other facilities. Any interruption in these third-party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our market making activities.

              In our market making activities, we compete with other firms who act as market makers based on our ability to provide liquidity at competitive prices and to attract order flow. Market makers range from sole proprietors with very limited resources, of which there are still a few hundred left, to a few highly sophisticated groups which have substantially greater financial and other resources, including research and development personnel, than we do. These larger and better capitalized competitors may be better able to respond to changes in the market making industry, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. We may not be able to compete effectively against these firms, particularly those with greater financial resources, and our failure to do so could materially and adversely affect our business, financial condition and results of operations. As in the past, we may in the future face enhanced competition, resulting in narrowing bid/offer spreads in the marketplace that may adversely impact our financial performance. This is especially likely if others can acquire systems that enable them to predict markets or process trades more efficiently than we can.

Our direct market access clearing and non-clearing brokerage operations face intense competition.

              With respect to our direct market access brokerage business, the market for electronic and interactive bidding, offering and trading services in connection with equities, options and futures is relatively new, rapidly evolving and intensely competitive. We expect competition to continue and intensify in the future. Our current and potential future competition principally comes from five categories of competitors:

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    prime brokers who, in an effort to satisfy the demands of their customers for hands-on electronic trading facilities, universal access to markets, smart routing, better trading tools, lower commissions and financing rates, have embarked upon building such facilities and product enhancements;

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    direct market access and online options and futures firms;

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    direct market access and online equity brokers;

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    software development firms and vendors who create global trading networks and analytical tools and make them available to brokers; and

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    traditional brokers.

              In addition, we compete with financial institutions, mutual fund sponsors and other organizations, many of which provide online, direct market access or other investing services. A number of brokers provide our technology and execution services to their customers, and these brokers will become our competitors if they develop their own technology. Some of our competitors in this area have greater name recognition, longer operating histories and significantly greater financial, technical, marketing and other resources than we have and offer a wider range of services and financial products than we do. Some of our competitors may also have an ability to charge lower commissions. We cannot assure you that we will be able to compete effectively or efficiently with current or future competitors. These increasing levels of competition in the online trading industry could significantly harm this aspect of our business.

We are subject to risks relating to litigation and potential securities laws liability.

              We are exposed to substantial risks of liability under federal and state securities laws, other federal and state laws and court decisions, as well as rules and regulations promulgated by the SEC, the CFTC, the Federal Reserve, state securities regulators, the self-regulatory organizations (SROs) and foreign regulatory agencies. We are also subject to the risk of litigation and claims that may be without merit. We could incur significant legal expenses in defending ourselves against and resolving lawsuits or claims. An adverse resolution of any future lawsuits or claims against us could result in a negative perception of our company and cause the market price of our common stock to decline or otherwise have an adverse effect on our business, financial condition and/or operating results.

Any future acquisitions may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and we may be unable to profitably operate our consolidated company.

              Although our growth strategy has not focused historically on acquisitions, we may in the future engage in evaluations of potential acquisitions and new businesses. We may not have the financial resources necessary to consummate any acquisitions in the future or the ability to obtain the necessary funds on satisfactory terms. Any future acquisitions may result in significant transaction expenses and risks associated with entering new markets in addition to integration and consolidation risks. Because acquisitions historically have not been a core part of our growth strategy, we have no material experience in successfully utilizing acquisitions. We may not have sufficient management, financial and other resources to integrate any such future acquisitions or to successfully operate new businesses and we may be unable to profitably operate our expanded company.

Internet-related issues may reduce or slow the growth in the use of our services in the future.

              Critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If Internet usage continues to increase rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. The recent growth in Internet traffic has caused frequent periods of decreased performance, outages and delays. Although our larger institutional customers use leased data lines to communicate with us, our ability to increase the speed with which we provide services to consumers and to increase the scope and quality of such services is limited by and dependent upon the speed and reliability of our customers' access to the Internet, which is beyond our control. If periods of decreased performance, outages or delays on the Internet occur frequently or other critical issues concerning the Internet are not resolved, overall Internet usage or usage of our web based products could increase more slowly or decline, which would cause our business, results of operations and financial condition to be materially and adversely affected.

Our computer infrastructure may be vulnerable to security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third persons.

              Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. Any such problems or security breaches could cause us to have liability to one or more third parties and disrupt our operations. A party able to circumvent our security measures could misappropriate proprietary information or customer information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information such as personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our current insurance program may protect us against some, but not all, of such losses. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights or may be prevented from using intellectual property necessary for our business.

              We rely primarily on trade secret, contract, copyright, and trademark laws to protect our proprietary technology. It is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

              In the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs and the diversion of resources and the attention of management, any of which could negatively affect our business.

Our future success will depend on our response to the demand for new services, products and technologies.

              The demand for market making services, particularly services that rely on electronic communications gateways, is characterized by:

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    rapid technological change;

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    changing customer demands;

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    the need to enhance existing services and products or introduce new services and products; and

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    evolving industry standards.

              New services, products and technologies may render our existing services, products and technologies less competitive. Our future success will depend, in part, on our ability to respond to the demand for new services, products and technologies on a timely and cost-effective basis and adapt to technological advancements and changing standards to address the increasingly sophisticated requirements and varied needs of our customers and prospective customers. We cannot assure you that we will be successful in developing, introducing or marketing new services, products and technologies. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. Any failure on our part to anticipate or respond adequately to technological advancements, customer requirements or changing industry standards, or any significant delays in the development, introduction or availability of new services, products or enhancements could have a material adverse effect on our business, financial condition and operating results.

The expansion of our market making activities into forex-based products entails significant risk, and unforeseen events in such business could have an adverse effect on our business, financial condition and results of operation.

              We are in the process of entering into market making for forex-based products. This includes the trading of cash in foreign currencies with banks and exchange-listed futures, options on futures, options on cash deposits and currency-based ETFs. All of the risks that pertain to our market making activities in equity-based products also apply to our forex-based market making. In addition, we have very little experience in the forex markets and even though we are easing into this activity very slowly, any kind of unexpected event can occur that can result in great financial loss.

We are subject to counterparty risk whereby defaults by parties with whom we do business can have an adverse effect on our business, financial condition and/or operating results.

              In our electronic brokerage business, our customer margin credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations in which no liquid market exists for the relevant securities or commodities or in which, for any reason, automatic liquidation for certain accounts has been disabled. If no liquid market exists or automatic liquidation has been disabled, we are subject to risks inherent in extending credit, especially during periods of rapidly declining markets. Any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for these loans would cause harm to our business.

Risks Related to the Auction Process for This Offering

Potential investors should not expect to sell our shares for a profit shortly after our common stock begins trading.

              We will determine the initial public offering price for the shares sold in this offering through an auction conducted by the placement agents. We believe that the auction process will reveal a clearing price for the shares of our common stock offered in this offering. The clearing price is the highest price at which all of the shares offered may be sold to potential investors. Although the placement agents and we may elect to set the initial public offering price below the auction clearing price, the public offering price may be at or near the clearing price. If there is little to no demand for our shares at or above the initial public offering price once trading begins, the price of our shares would decline following the initial public offering. If your objective is to make a short-term profit by selling the shares you purchase in the offering shortly after trading begins, you should not submit a bid in the auction.

Some bids made at or above the initial public offering price may not receive an allocation of shares.

              The placement agents may require that bidders confirm their bids before the auction for the initial public offering closes. If a bidder is requested to confirm a bid and fails to do so within a required time frame, that bid may be rejected and may not receive an allocation of shares even if the bid is at or above the initial public offering price. Further, if the auction process leads to a pro rata reduction in allocated shares and a rounding down of share allocations pursuant to the rules of the auction, a bidder may not receive any shares in the offering despite having bid at or above the initial public offering price. In addition, we, in consultation with the placement agents, may determine, in our sole discretion, that some bids that are at or above the initial public offering price are manipulative of or disruptive to the bidding process, not creditworthy, or otherwise not in our best interest, in which case such bids may be rejected or reduced. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when WR Hambrecht + Co, in its sole discretion, deemed the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, the placement agents or a participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the placement agents or a participating dealer. WR Hambrecht + Co has also rejected or reduced bids that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Other conditions for valid bids, including eligibility and account funding requirements of participating dealers, may vary. As a result of these varying requirements, a bidder may have its bid rejected by the placement agents or a participating dealer while another bidder's identical bid is accepted.

Potential investors may receive a full allocation of the shares they bid for if their bids are successful and should not bid for more shares than they are prepared to purchase.

              If the initial public offering price is at or near the clearing price for the shares offered in this offering, the number of shares represented by successful bids will equal or nearly equal the number of shares offered by this prospectus. Successful bidders may therefore be allocated all or nearly all of the shares that they bid for in the auction. Therefore, we caution investors against submitting a bid that does not accurately represent the number of shares of our common stock that they are willing and prepared to purchase.

Other Risks Related To The Offering

The disparity in the voting rights among the classes of shares may exert downward pressure on the price of our common stock.

              Shares of our common stock and Class B common stock entitle the respective holders to identical rights, except that each share of our common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally while each share of Class B common stock will entitle its holder to a greater number of votes. Initially, the holders of Class B common stock, in the aggregate, will be entitled to approximately 380.0 million votes. The difference in voting rights could exert downward pressure on the price of our common stock to the extent that investors view, or any potential future purchaser of our company views, the superior voting rights of the Class B common stock to have value.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

              The members of IBG Holdings LLC have the right to cause the redemption of their IBG Holdings LLC membership interests over time in connection with offerings of shares of our common stock as further described in the section entitled "The Recapitalization Transactions and Our Organizational Structure." We intend to sell additional shares of common stock in subsequent public offerings on a regular basis, including annual offerings of our common stock to finance future purchases of IBG LLC membership interests which, in turn, will finance corresponding redemptions of IBG Holdings LLC membership interests. These annual offerings and related transactions are anticipated to occur on or about each of the first eight years following this offering and, depending on the timing of redemptions, possibly extend into the future in accordance with an exchange agreement among us, IBG LLC, IBG Holdings LLC and the historical members of IBG LLC described in greater detail under "Related Party Transactions—Exchange Agreement." We may also issue additional shares of common stock or convertible debt securities to finance future acquisitions or business combinations. After the consummation of this offering, we will have approximately 20.4 million outstanding shares of common stock. This number includes all the shares of our common stock we are selling in this offering, which may be resold immediately in the public market. Assuming no anti-dilution adjustments based on combinations or divisions of our common stock, the annual offerings referred to above could result in the issuance by us of up to an additional approximately 380.0 million shares of common stock. It is possible, however, that such shares could be issued in one or a few large transactions.

              We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock may have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our common stock to decline.

All net proceeds of this offering will go to the current members of IBG LLC, including all of our executive officers and employee directors, rather than be used for corporate business purposes.

              We intend to use all net proceeds of this offering to purchase IBG LLC membership interests from IBG Holdings LLC, which will, in turn, use such proceeds to redeem a portion of the IBG Holdings LLC membership interests to be held by the current members of IBG LLC. Such redemptions will result in all net proceeds of this offering going to the current members of IBG LLC on a pro rata basis. Of this amount, more than 91.5% will go to our employee directors and executive officers. We do not anticipate using any net proceeds for corporate business purposes. See "Use of Proceeds."

Our internal controls over financial reporting may not be effective and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

              We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations of the SEC thereunder, which we refer to as Section 404. We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accountants addressing these assessments. During the course of our initial evaluation of internal controls over financial reporting, we have identified a material weakness, as such term is defined by Section 404, relating to the interpretation and application of generally accepted accounting principles which resulted in a restatement of our historical financial statements. Management has taken corrective action to remediate such material weakness. As we continue our evaluation, we may identify material weaknesses that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act of 2002, as amended, for compliance with the requirements of Section 404. We will be required to comply with the requirements of Section 404 for our year ending December 31, 2008. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations.

You will experience immediate and substantial dilution.

              The price you pay for shares of our common stock sold in this offering is substantially higher than the per share value of our net assets, after giving effect to this offering. Assuming an initial public offering price for our common shares of $25.00 per share (the midpoint of the initial public offering price range indicated on the cover of this prospectus), you will incur immediate dilution in net tangible book value per share of $18.41. Dilution is the difference between the offering price per share and the net tangible book value per share of our common stock immediately after the offering. See "Dilution."

              In addition, certain employees of IBG LLC currently hold Return on Investment Dollar Units (ROI Units) that entitle each holder thereof to accumulated earnings on the face value of the certificate representing his or her ROI Units. In connection with this offering, ROI Units may, at the employee's option, be cancelled and the accumulated earnings thereon invested in restricted shares of common stock in connection with this offering, which restricted shares would then vest over time assuming continued employment with IBG LLC and compliance with applicable covenants, thereby diluting the percentage ownership of IBG by unaffiliated public stockholders. Subsequent to this offering, non-cash compensation of employees will consist primarily of grants of restricted shares of our common stock. Such future grants of restricted shares would further dilute the percentage ownership of IBG LLC by unaffiliated public stockholders. See "Dilution," "Management—Return on Investment Dollar Units" and "Management—Employee Incentive Plan."

Our common stock price may fluctuate after this offering. As a result, you may not be able to resell your shares at or above the price you paid for them.

              Prior to this offering, there has been no public market for our common stock. An active market may not develop following completion of this offering or, if developed, may not be maintained. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may be subject to sharp declines and volatility in market price. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

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    the failure of securities analysts to cover our common stock after this offering or changes in financial estimates or recommendations by analysts;

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    future announcements concerning us or our competitors, including the announcement of acquisitions;

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    changes in government regulations or in the status of our regulatory approvals or licensure;

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    public perceptions of risks associated with our services or operations; and

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    general market conditions and other factors that may be unrelated to our operating performance or the operating performance of our competitors.

              As a result, you may not be able to sell shares of our common stock at prices equal to or greater than the price you paid in this offering.

There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity.

              There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on The NASDAQ Global Select Market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy.

Certain provisions in our amended and restated certificate of incorporation may prevent efforts by our stockholders to change our direction or management.

              Provisions contained in our amended and restated certificate of incorporation could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. We could issue a series of preferred stock that could impede the completion of a merger, tender offer or other takeover attempt. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of us, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change our direction or management may be unsuccessful. See "Description of Capital Stock—Section 203 of the General Corporation Law of the State of Delaware."

We may not pay dividends on our common stock at any time in the foreseeable future.

              As a holding company for our interest in IBG LLC, we will be dependent upon the ability of IBG LLC to generate earnings and cash flows and distribute them to us so that we may pay any dividends to our stockholders. To the extent (if any) that we have excess cash, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial conditions, cash requirement, contractual restrictions and other factors that our board of directors may deem relevant. We have made no determination as to whether to pay dividends on our common stock at any time in the foreseeable future.

We will incur increased costs as a result of having publicly traded common stock.

              We will incur significant legal, accounting, reporting and other expenses as a result of having publicly traded common stock that we do not currently incur. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended, as well as rules implemented by the SEC and The NASDAQ Global Select Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may experience more difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of such costs. IBG LLC will pay all the expenses we may incur in connection with being a public company.

FORWARD-LOOKING STATEMENTS

              This prospectus contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words "may," "could," "would," "should," "believe," "expect," "anticipate," "plan," "estimate," "target," "project," "intend" and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement the strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

              Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the expansion of product offerings geographically or through new applications, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

    •
    general economic conditions in the markets where we operate;

    •
    increased industry competition and downward pressures on bid/offer spreads and electronic brokerage commissions;

    •
    risks inherent to the electronic market making and brokerage businesses;

    •
    failure to protect or enforce our intellectual property rights in our proprietary technology;

    •
    our ability to keep up with rapid technological change;

    •
    system failures and disruptions;

    •
    non-performance of third-party vendors;

    •
    conflicts of interest and other risks due to our ownership and holding company structure;

    •
    the loss of key executives and failure to recruit and retain qualified personnel;

    •
    the risks associated with the expansion of our business;

    •
    our possible inability to integrate any businesses we acquire;

    •
    competitive pressures;

    •
    compliance with laws and regulations, including those relating to the securities industry; and

    •
    other factors discussed under "Risk Factors" or elsewhere in this prospectus.

              Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after we distribute this prospectus. Potential investors should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results, and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results or performance.

THE RECAPITALIZATION TRANSACTIONS AND OUR ORGANIZATIONAL STRUCTURE

Overview

              We have historically conducted our business through a limited liability company structure. In order to have a Delaware corporation as the issuer for our initial public offering, immediately prior to and immediately following the consummation of this offering, IBG LLC and its members will consummate a series of transactions, which we collectively refer to as the "Recapitalization." After completion of this offering, our primary assets will be our ownership of approximately 5.1% of the membership interests of IBG LLC, the current holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 94.9% of IBG LLC membership interests after completion of this offering will be held by IBG Holdings LLC, a holding company that will be owned by the current members of IBG LLC. All IBG LLC membership interests will be identical and have the same rights.

              IBG Holdings LLC will own all of our Class B common stock, which will have voting power of our company proportionate to the extent of IBG Holdings LLC's ownership of IBG LLC—initially approximately 95%. Through his ownership of the voting membership interests in IBG Holdings LLC, Thomas Peterffy will initially be able to exercise such voting power in his sole discretion.

              Our only business following this offering will be to act as the sole managing member of IBG LLC, and, as such, we will operate and control all of the business and affairs of IBG LLC and will be able to consolidate IBG LLC's financial results into our financial statements. IBG Holdings LLC's ownership interests in IBG LLC will be accounted for as a minority interest in our consolidated financial results after this offering. Net profits, net losses and distributions of IBG LLC, including with respect to all management fees, incentive income and investment income earned by IBG LLC, will be allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC will initially be allocated, and distributions by IBG LLC will initially be made, approximately 5.1% to us and approximately 94.9% to IBG Holdings LLC. Subject to the availability of net cash flow at the IBG LLC level, IBG LLC shall distribute to us and to IBG Holdings LLC tax distributions using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable shares of taxable income and net capital gain. Assuming IBG LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A stockholders will be made by our board of directors, and distributions to the IBG Holdings LLC members will be made in accordance with the IBG Holdings LLC Operating Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Recapitalization

              Our business is presently conducted by subsidiaries of IBG LLC, which currently is approximately 85% owned by Thomas Peterffy and his affiliates. In November 2006, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with its formation. The Recapitalization will result in the current members of IBG LLC becoming the sole members of IBG Holdings LLC, and will establish us as the sole managing member of IBG LLC. The completion of the Recapitalization is a condition to this offering.

              As a result of the Recapitalization, immediately following this offering and the application of net proceeds from this offering:

    •
    IBG will be the sole managing member of IBG LLC;

    •
    we and IBG Holdings LLC will own approximately 5.1% and 94.9%, respectively, of the membership interests in IBG LLC;

    •
    Thomas Peterffy and his affiliates will own approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC will own substantially all of the remaining membership interests;

    •
    outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

    •
    outstanding shares of our Class B common stock, all of which will be owned by IBG Holdings LLC, will represent less than 0.001% of our outstanding capital stock based on economic value;

    •
    outstanding shares of our Class B common stock will represent approximately 94.9% of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC; and

    •
    Thomas Peterffy will own all of the voting membership interests, and Mr. Peterffy and his affiliates will own a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, will beneficially own all of the outstanding shares of our Class B common stock. As a result, Mr. Peterffy will be able to exercise control over all matters requiring the approval of our stockholders.

              If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders.

              The graphic below illustrates our anticipated ownership structure immediately following completion of this offering, including the subsidiaries of IBG LLC all of which are 100% owned, except for Timber Hill LLC, which is 99.99% owned by IBG LLC and 0.01% owned by Thomas Peterffy, our founder, chairman and chief executive officer, and Interactive Brokers LLC, which is 99.9% owned by IBG LLC and 0.1% owned by Mr. Peterffy.

Holding Company Structure

              We will be a holding company and, immediately after the consummation of the Recapitalization, our primary assets will be our approximately 5.1% equity interest in IBG LLC, and our controlling interest and related rights as the sole managing member of IBG LLC. Our only business following this offering will be to act as the sole managing member of IBG LLC, and, as such, we will operate and control all of the business and affairs of IBG LLC and will be able to consolidate IBG LLC's financial results into our financial statements. IBG Holdings LLC's ownership interests in IBG LLC will be accounted for as a minority interest in our consolidated financial results after this offering. Net profits, net losses and distributions of IBG LLC will be allocated and made to its members pro rata in accordance with the respective percentages of their equity interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC will initially be allocated, and distributions by IBG LLC will initially be made, approximately 5.1% to us and approximately 94.9% to IBG Holdings LLC.

              As the result of a federal income tax election made by IBG LLC applicable to our acquisition of IBG LLC interests, the income tax basis of the assets of IBG LLC underlying the interests we acquire will be adjusted based upon the amount that we have paid for our IBG LLC interests. This increase in tax basis will result in increased depreciation and other tax deductions that will be allocated solely for our benefit and will be taken into account in reporting our taxable income. We have entered into an agreement with IBG Holdings LLC to pay IBG Holdings LLC (for the benefit of the current members of IBG LLC) 85% of the tax savings that we actually realize as the result of this basis increase. We will retain the remaining 15% of such tax savings. See "Related Party Transactions—Tax Receivable Agreement."

              As a member of IBG LLC, we will incur U.S. federal, state and local income taxes on our allocable share of any net taxable income of IBG LLC. As authorized by the amended and restated limited liability company agreement pursuant to which IBG LLC will be governed, we intend to cause IBG LLC to continue to distribute cash on a pro rata basis to its members at least to the extent necessary to provide funds to pay the members' tax liabilities, if any, with respect to the earnings of IBG LLC.

Voting

              Each share of our common stock will entitle its holder to one vote per share. Immediately after this offering, our Class B common stock will have approximately 94.9% of the voting power of our company, which percentage will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Initially, Thomas Peterffy will own all of the voting membership interests in IBG Holdings LLC upon consummation of this offering. Accordingly, Mr. Peterffy will beneficially own all of the outstanding shares of our Class B common stock and will be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

              If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interests in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring the approval of our stockholders.

Exchange and Redemption of Membership Interests

              In connection with the Recapitalization, the current members of IBG LLC will receive membership interests in IBG Holdings LLC. The membership interests in IBG Holdings LLC will not be directly exchangeable for shares of our common stock. Instead, the membership interests will become redeemable at various times over the next eight years following this offering at the option of the holder. The redemption price for the membership interests will depend on the manner in which the payment is made to IBG Holdings LLC.

              On an annual basis, each holder of a membership interest may request that the liquefiable portion (determined in accordance with the schedule set forth below) of its interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling a similar number of shares of our common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We would then expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail under "Related Party Transactions—Exchange Agreement" and in our exchange agreement, a copy of which is set forth as an exhibit to the registration statement of which this prospectus forms a part. The sales of our common stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

              In some cases, IBG LLC may redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day average closing price of our common stock. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

              In connection with this offering, the holders of the membership interests have agreed to a schedule for redemptions which would allow the holders to liquefy their investment in IBG Holdings LLC, which is as follows (all dates are approximate and subject to the prior or concurrent registration of the corresponding shares of common stock and sale of such shares into the public markets in order to pay the redemption price of the membership interests, if this financing alternative is utilized):

    •
    5% of the membership interests on the date of this offering;

    •
    an additional 12.5% of the membership interests on each of the first seven anniversaries of this offering; and

    •
    the remaining 7.5% of the membership interests on the eighth anniversary of this offering.

              Certain of the IBG Holdings LLC membership interests are subject to forfeiture in the event that the holder terminates employment with IBG LLC or its subsidiaries, other than as a result of death, permanent disability, approved retirement or termination without cause.

              As the result of our acquisition from IBG Holdings LLC of an IBG LLC membership interest using the proceeds of a sale of our common stock into the public markets, we will receive not only an additional interest in IBG LLC but also, for federal income tax purposes, an adjustment to the federal income tax basis of the assets of IBG LLC underlying such additional interest. We intend to enter into a tax receivable agreement with IBG Holdings LLC that will provide for the payment by us to IBG Holdings LLC of 85% of the cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial. If all IBG LLC membership interests had been acquired in a taxable transaction using the proceeds of a sale of our common stock into the public markets at the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC would have been approximately $5.5 billion, including the increase in tax basis associated with our purchase of IBG LLC membership interests and the Recapitalization. Subject to the limitations discussed below, this increased tax basis is expected to result in tax benefits as a result of increased depreciation or amortization deductions. We will retain 15% of the tax benefits actually realized. As set forth in the tax receivable agreement, we will pay the remaining 85% of the realized tax benefits relating to any applicable tax year to IBG Holdings LLC within 13 calendar days of the delivery of a tax benefit calculation by us to IBG Holdings LLC, which delivery will take place within ten calendar days after the filing of our U.S. federal income tax return for the applicable tax year. IBG Holdings LLC shall distribute, pursuant to its operating agreement, any tax benefit payments received by it from us within 90 days following receipt thereof. A cash amount equal to the remainder of the tax benefits actually realized for a particular year will be paid to IBG Holdings LLC upon the realization of the tax benefits for such year. The actual amount of tax benefits that we realize (measured by a reduction in taxes otherwise payable by us) will depend upon multiple factors, including the tax rate applicable to us at the time. See "Related Party Transactions—Tax Receivable Agreement."

    Mandatory Redemption

              IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time following the first anniversary of this offering. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

USE OF PROCEEDS

              The net proceeds from the sale of the 20,000,000 shares of common stock offered by us will be approximately $490.6 million, after deducting the placement agency fee.

              The primary purposes of this offering are to:

    •
    diversify the ownership of IBG LLC's business;

    •
    raise IBG LLC's profile for competitive reasons;

    •
    create a public market for our common stock; and

    •
    facilitate future access to public markets.

              We intend to use the net proceeds of this offering to purchase membership interests in IBG LLC from IBG Holdings LLC representing approximately 5% of the outstanding membership interests in IBG LLC. IBG Holdings LLC will, in turn, use such sale proceeds to redeem, on a pro rata basis, IBG Holdings LLC membership interests held by its members, who include 64 of our employees (including the directors and executive officers set forth in the second table below). The following table illustrates the expected application of the gross proceeds from this offering as described above. An additional $4.0 million in estimated offering expenses will be borne by IBG LLC.

(in millions)
Gross proceeds from offering	$500.0
Placement agency fee	$9.4
Net proceeds	$490.6

Acquisition of membership interests in IBG LLC from IBG Holdings LLC	$490.6

              The following is a listing of our directors and executive officers expected to receive net proceeds from this offering, together with the percentage and dollar amount net proceeds to be received from this offering:

Name	Title	% of Net Proceeds to be Received	Amount
			(in millions)
Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President	84.5784%	$415.0
Earl H. Nemser	Vice Chairman and Director	1.1895%	$5.8
Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director	1.2509%	$6.1
Thomas A.J. Frank	Executive Vice President and Chief Information Officer	3.1498%	$15.5
Milan Galik	Senior Vice President, Software Development and Director	1.3687%	$6.7
Directors and executive officers as a group		91.5373%	$449.1

              No additional IBG LLC or IBG Holdings LLC membership interests will be granted to employees or executive officers in connection with this offering.

DIVIDEND POLICY

              We have made no determination as to whether to pay any dividends on our common stock in the foreseeable future. Because we may not pay any dividends, you may need to sell your shares of common stock to realize your return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

              As a holding company for our interest in IBG LLC, our ability to pay dividends is subject to the ability of IBG LLC to provide cash to us through distributions of amounts in excess of our expenses of operations. In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC will be governed, we, as the managing member of IBG LLC, expect to cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC. Any distributions by IBG LLC in excess of such tax distributions, and the declaration and payment of any future dividends by us, will be at the discretion of our board of directors and will depend on IBG LLC's strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility and senior notes as described below), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

              IBG LLC's secured revolving credit facility restricts IBG LLC's ability to make dividend payments or similar distributions to the members of IBG LLC in any given fiscal year unless IBG LLC, prior to, as well as subsequent to, making such dividend payments or distributions, is in compliance with the financial covenants described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Principal Indebtedness—Senior Secured Revolving Credit Facility" on page 81.

              IBG LLC's senior notes contain covenants that prohibit IBG LLC from making dividend payments or similar distributions to its members in any given fiscal year that exceed the greatest of:

    •
    50% of IBG LLC's consolidated income before income taxes for such fiscal year, as determined in accordance with generally accepted accounting principles;

    •
    50% of IBG LLC's consolidated income before income taxes for the prior fiscal year, as determined in accordance with generally accepted accounting principles;

    •
    $50 million; and

    •
    the sum of (a) amounts distributable in accordance with the limited liability company agreement of IBG LLC to members of IBG to cover their tax liabilities, if any, with respect to the earnings of IBG LLC and (b) amounts, not exceeding $50 million in any calendar year, that are distributable pursuant to the limited liability company agreement of IBG LLC upon the death, withdrawal, or termination of employment of a member.

              IBG LLC is taxable as a partnership and we are taxable as a corporation for U.S. federal income tax purposes. Therefore, as a member and owner of an interest in IBG LLC, we are subject to tax on our allocable share of taxable income of IBG LLC, whether or not such income is distributed to us. Holders of our common stock will not be taxed directly on the earnings of IBG LLC. In general, any distributions of cash or other property that we pay to our stockholders will constitute dividends for U.S. federal income tax purposes. For more information regarding risk factors that could materially adversely affect our actual results of operations and our ability to pay any dividends, see "Risk Factors," including "Risk Factors—

We may not pay dividends on our common stock at any time in the foreseeable future." During 2005 and 2006, IBG LLC made aggregate cash distributions to its members in the amounts of $88.5 million and $164.5 million, respectively. As set forth in the table below, such distributions were made in five separate installments in each of 2005 and 2006. IBG LLC has historically used only its earnings to make these distributions.

	Distributions from IBG LLC
	2005	2006
	(in millions)
Month
January	$7.0	$18.0
March/April	$31.0	$68.0
June	$25.0	$33.0
September	$15.0	$33.0
December	$10.5	$12.5

Total	$88.5	$164.5

CAPITALIZATION

              The following table sets forth:

    •
    the capitalization of IBG LLC on an actual basis as of September 30, 2006; and

    •
    the capitalization of IBG on a pro forma as adjusted basis, giving effect to (1) the Recapitalization as if it had occurred on September 30, 2006, (2) the sale of 20,000,000 shares of our common stock in this offering and (3) our receipt of the estimated $490.6 million in net proceeds from this offering, assuming the shares are offered at $25.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting the placement agency fee, and the application of those net proceeds to acquire membership interests in IBG LLC, as described under "Use of Proceeds."

              You should read the unaudited financial information in this table together with the "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our historical consolidated financial statements and our unaudited pro forma consolidated financial statements, along with the notes thereto, included elsewhere in this prospectus.

	As of September 30, 2006
	Actual	Pro Forma
	(in millions)
Long-term debt:
Senior secured revolving credit facility(1)	$150.0	$150.0
Senior notes	143.7	143.7

Total long-term debt	293.7	293.7
Minority interest	—	2,503.9
Redeemable members' interest(2)	2,639.2	—
Stockholders' equity(3)
Common stock—Class A, $0.01 par value: no shares authorized, issued or outstanding, actual; 1,000,000,000 shares authorized and 20,000,000 issued and outstanding pro forma as adjusted	—	0.2
Common stock—Class B, $0.01 par value: no shares authorized, issued or outstanding, actual; 100 shares issued and outstanding, pro forma as adjusted authorized	—	0.0
Paid-in capital(4)	—	142.3
Accumulated other comprehensive income	—	4.0

Total stockholders' equity	—	146.5

Total capitalization(4)	$2,932.9	$2,944.1

(1)
On May 19, 2006, IBG LLC entered into a $300.0 million senior secured revolving credit facility, on which facility $150.0 million has been drawn and is outstanding as of September 30, 2006.

(2)
Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within EITF D-98 which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with

  EITF D-98 and the requirements of Regulation S-X of the Exchange Act. Redeemable members' interests include accumulated other comprehensive income.

(3)
Excludes (i) approximately 2,829,500 shares of our common stock that are to be issued over time resulting from investment of accumulated earnings on Return on Investment Dollar Units in connection with the Recapitalization, and (ii) approximately 914,700 shares of our common stock that are to be issued over time in connection with our equity incentive plan. See "The Recapitalization Transactions and Our Organizational Structure" and "Management—Return on Investment Dollar Units" and "—Employee Incentive Plan."

(4)
A $1.00 increase (decrease) in the assumed initial public offering price of $25.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) each of paid-in capital and total capitalization by $19.6 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated placement agency fee payable by us.

DILUTION

              Purchasers of shares of common stock in this offering will experience immediate and substantial dilution to the extent of the difference between the pro forma net tangible book value of the common stock and the initial public offering price. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering. Dilution results from the fact that the initial public offering price is substantially in excess of the net tangible book value per share effectively attributable to existing equityholders. Our net tangible book value at September 30, 2006 was approximately $2.639 billion. Our pro forma net tangible book value at September 30, 2006, after giving effect to the Recapitalization, was $2.639 billion, or $6.60 per share of our common stock, assuming we purchased all IBG LLC membership interests held by IBG Holdings LLC and issued 400,000,000 shares of common stock to public stockholders, as of the date of this offering. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

              After giving effect to our sale of 20,000,000 shares of our common stock in this offering at an assumed initial public offering price of $25.00 per share, the midpoint of the range set forth on the front cover of this prospectus, and after deducting the placement agency fee and estimated offering expenses, our pro forma net tangible book value after this offering would have been $2.635 billion, or $6.59 per share, assuming we purchased all IBG LLC membership interests held by IBG Holdings LLC and issued 400,000,000 shares of common stock to public stockholders, as of the date of this offering. This represents an immediate decrease in pro forma net tangible book value of $0.01 per share to existing stockholders and an immediate dilution of $18.41 per share to investors purchasing our common stock in this offering. The following table illustrates this per share dilution:

		Per Share
Initial public offering price per share		$25.00
Pro forma net tangible book value per share at September 30, 2006	$6.60
Change in pro forma net tangible book value per share attributable to this offering	$(0.01)

Pro forma net tangible book value per share after this offering		$6.59

Dilution per share to new investors		$18.41

              The following table summarizes on a pro forma basis as of September 30, 2006, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing equityholders and by investors participating in this offering, assuming we purchased all IBG LLC membership interests held by IBG Holdings LLC and issued a corresponding number of shares of our common stock to public stockholders, as of the date of this offering:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing equityholders	380,000,000	95%	$—	—%	$—
New investors	20,000,000	5%	$500,000,000	100%	25.00

Total	400,000,000	100%	$500,000,000	100%

              The number of shares of our common stock outstanding after the offering as shown above is based on the number of shares outstanding as of September 30, 2006, and excludes (i) approximately 2,829,500 restricted shares of our common stock that are to be issued upon investment of accumulated earnings on ROI Units in connection with the Recapitalization, and (ii) up to 9,200,000 restricted shares of our common stock that are issuable in the future pursuant to post offering equity incentive grants. See "The Recapitalization Transactions and Our Organizational Structure" and "Management—Return on Investment Dollar Units" and "—Employee Incentive Plan."

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

              The following unaudited pro forma consolidated financial data for the year ended December 31, 2005 and for the nine months ended September 30, 2006 is derived from IBG LLC's historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma financial statements should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

              The unaudited pro forma consolidated income statements for the year ended December 31, 2005 and the nine months ended September 30, 2006 give pro forma effect to (1) the Recapitalization and (2) the consummation of this offering and our application of the net proceeds from this offering to purchase membership interests in IBG LLC from IBG Holdings LLC as though such transactions had occurred on January 1, 2005, and the unaudited pro forma consolidated statement of financial condition as of September 30, 2006 gives pro forma effect to such transactions as though they had occurred on September 30, 2006.

              As a result of the Recapitalization, we will become the sole managing member of IBG LLC and, as such, will continue to operate and control all of the business and affairs of IBG LLC and its subsidiaries and will be able to consolidate IBG LLC's financial results into our financial statements. We will reflect IBG Holdings LLC's ownership interest as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of IBG LLC. As a result, our net income, after excluding IBG Holdings LLC's minority interest, will represent approximately 5.1% of IBG LLC's net income, and similarly, outstanding shares of our common stock will represent approximately 5.1% of the outstanding membership units of IBG LLC.

              The unaudited pro forma consolidated financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable, but are subject to change. We have made, in our opinion, all adjustments that are necessary to present fairly the pro forma financial data. The unaudited pro forma financial data is presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Recapitalization and this offering been consummated on the dates indicated and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

              The following unaudited pro forma consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

Unaudited Pro Forma Consolidated Statement of Income

	Year Ended December 31, 2005
	Historical	Adjustments	Pro Forma(1)
Consolidated Statement of Income Data (As Restated):	(in millions except share and per share data)
Revenues:
Trading gains	$640.4	$—	$640.4
Commissions and execution fees	132.1	—	132.1
Interest income	273.2	—	273.2
Other income	53.4	—	53.4

Total revenues	1,099.1	—	1,099.1
Interest expense	170.0	—	170.0

Total net revenues	929.1	—	929.1
Non-interest expenses:
Execution and clearing	215.0	—	215.0
Employee compensation and benefits	90.2	—	90.2
Occupancy, depreciation and amortization	20.4	—	20.4
Communications	10.4	—	10.4
General and administrative(2)	23.8	0.1	23.9

Total non-interest expenses	359.8	0.1	359.9

Income before income tax and minority interest	569.3	(0.1)	569.2
Income tax expense(3)(4)	33.8	7.3	41.1
Minority interest(5)	—	(508.7)	(508.7)

Net income	$535.5	$(516.1)	$19.4

Basic earnings per share(6)			$0.97

Diluted earnings per share(6)			$0.96

Weighted average common shares outstanding(6):
Basic			20,000,000
Diluted			402,829,500

	Nine Months Ended September 30, 2006
	Historical	Adjustments	Pro Forma(1)
Consolidated Statement of Income Data (As Restated):	(in millions except share and per share data)
Revenues:
Trading gains	$631.1	$—	$631.1
Commissions and execution fees	128.0	—	128.0
Interest income	475.9	—	475.9
Other income	65.2	—	65.2

Total revenues	1,300.2	—	1,300.2
Interest expense	341.0	—	341.0

Total net revenues	959.2	—	959.2
Non-interest expenses:
Execution and clearing	230.8	—	230.8
Employee compensation and benefits	84.1	—	84.1
Occupancy, depreciation and amortization	16.8	—	16.8
Communications	9.1	—	9.1
General and administrative(2)	18.5	0.1	18.6

Total non-interest expenses	359.3	0.1	359.4

Income before income tax and minority interest	599.9	(0.1)	599.8
Income tax expense(3)(4)	21.6	9.6	31.2
Minority interest(5)	—	(549.4)	(549.4)

Net income	$578.3	$(559.1)	$19.2

Basic earnings per share(6)			$0.96

Diluted earnings per share(6)			$0.95

Weighted average common shares outstanding(6):
Basic			20,000,000
Diluted			402,829,500

See accompanying notes to unaudited pro forma consolidated statement of income.

Notes to the Unaudited Pro Forma Consolidated Statements of Income

Represents
adjustments to reflect the following:

(1)
Pro forma earnings per share calculations includes (i) the restricted shares of common stock that are to be issued upon investment of accumulated earnings on Return on Investment Dollar Units in connection with the Recapitalization, but excludes (ii) our shares of our common stock that are issuable in the future pursuant to post offering equity incentive plan. See "The Recapitalization Transactions and Our Organizational Structure" and "Management—Return on Investment Dollar Units" and "—Employee Incentive Plan."

(2)
Gives effect to Delaware franchise taxes that will be payable, estimated at $0.123 million annually.

(3)
The $7.3 million and $9.6 million income tax expense adjustments for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, represent, for each period, the sum of the current income tax expense adjustment for such period (referenced in this footnote 3) and the deferred income tax expense adjustment for such period (referenced in footnote 4 below). Additional current income tax expense on our 5% investment in IBG LLC would be $0.8 million and $4.7 million for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively. In addition to increased currently payable income taxes, we will incur increased deferred income tax expense (see footnote 4).

(4)
Additional deferred income tax expense of $6.5 million and $4.9 million, respectively, is the result of the straight-line amortization of the deferred tax asset of $98.2 million arising from the acquisition of the 5% member interest in IBG LLC (see footnote 3 above), and will be amortized over 15 years.

(5)
Gives effect to the 95% interest in IBG LLC that IBG Holdings LLC will have after the Recapitalization and this offering. The adjustments are equal to 95% of total net income for the year ended December 31, 2005 and the nine months ended September 30, 2006, as applicable.

(6)
Basic pro forma earnings per share are calculated based on the estimated 20 million shares of Class A common stock and 100 shares of Class B common stock being outstanding. Diluted earnings per share are calculated based on an assumed purchase by us of all remaining IBG LLC membership interests held by IBG Holdings LLC and the issuance by us of a corresponding number of shares of Class A common stock, resulting in a total of 400 million shares deemed outstanding as of the beginning of each period, as described in the caption entitled "The Recapitalization Transactions and Our Organizational Structure." There is no impact on earnings per share for such assumed purchase and issuance because 100% of net income before minority interest would be available to common stockholders as IBG Holdings LLC would no longer hold a minority interest. In addition, diluted weighted average common shares outstanding includes 2.8 million restricted shares to be issued upon investment of accumulated earnings on ROI Units in connection with the Recapitalization.

Unaudited Pro Forma Consolidated Statement of Financial Condition

As of September 30, 2006

	Historical	Adjustments	Pro Forma
	(in millions)
Assets
Cash and cash equivalents	$662.2	$—	$662.2
Cash and securities—segregated for regulatory purposes or deposited with clearing organizations	2,664.1	—	2,664.1
Securities borrowed	11,352.6	—	11,352.6
Securities purchased under agreements to resell	—	—	—
Trading assets, at market:
Securities owned	6,726.0	—	6,726.0
Securities owned and pledged as collateral	8,799.2	—	8,799.2

	15,525.2	—	15,525.2
Other receivables:
Customers	774.6	—	774.6
Brokers, dealers and clearing organizations	1,029.3	—	1,029.3
Interest	59.5	—	59.5

	1,863.4	—	1,863.4
Secured demand note receivable, collateralized by marketable securities	5.2	—	5.2
Other assets(1)	115.0	98.2	213.2

Total assets	$32,187.7	$98.2	$32,285.9

Liabilities and Stockholders' Equity
Liabilities
Trading liabilities—securities sold but not yet purchased, at market	$15,286.4	$—	$15,286.4
Securities loaned	8,617.2	—	8,617.2
Short-term borrowings	980.2	—	980.2
Other payables:
Customers	3,457.2	—	3,457.2
Brokers, dealers and clearing organizations	694.5	—	694.5
Accounts payable, accrued expenses and other liabilities(2)	169.8	87.0	256.8
Interest	44.3	—	44.3

	4,365.8	87.0	4,452.8
Senior secured revolving credit facility	150.0	—	150.0
Senior notes payable	143.7	—	143.7
Liabilities subordinated to claims of general creditors	5.2	—	5.2
Minority interest(3)(4)	—	2,503.9	2,503.9
Redeemable members' interests (including accumulated other comprehensive income of $79.3)(5)	2,639.2	(2,639.2)	—

Stockholders' equity
Accumulated other comprehensive income(4)	—	4.0	4.0
Common stock—Class A, $0.01 par value: no shares authorized, issued or outstanding, actual; 1,000,000,000 shares authorized and 20,000,000 issued and outstanding pro forma as adjusted(6)	—	0.2	0.2
Common stock—Class B, $0.01 par value: no shares authorized, issued or outstanding, actual; 100 shares authorized, issued and outstanding, pro forma as adjusted(6)	—	—	0.0
Additional paid-in capital(6)	—	142.3	142.3

Total stockholders' equity	—	146.5	146.5

Total liabilities and stockholders' equity	$32,187.7	$98.2	$32,285.9

See accompanying notes to unaudited pro forma consolidated statement of financial condition.

Notes to the Unaudited Pro Forma Consolidated Statement of Financial Condition

Represents
adjustments to reflect the following:

(1)
Gives effect to a deferred tax asset of $98.2 million arising from the acquisition of the 5% member interest in IBG LLC (see footnote 2 below). The deferred tax asset is to be amortized over 15 years. $83.5 million (85%) of the tax savings realized by us will be paid to IBG Holdings LLC and is included in accounts payable, accrued expenses and other liabilities in our pro forma consolidated statement of financial condition, with the remaining $14.7 million recorded as a permanent increase to additional paid-in capital.

(2)
The $87.0 million adjustment to accounts payable, accrued expenses and other liabilities represents the $83.5 million of tax savings (referenced in footnote 1 above) minus existing minority interest of $0.5 million plus the $4.0 million of estimated offering expenses (referenced in footnote 6 below). Existing minority interest of $0.5 million at September 30, 2006 was reported in other liabilities in our historical financial statements and has been reclassified to minority interest in our pro forma consolidated statement of financial condition.

(3)
Minority interests are comprised of:

95% of redeemable members' interests of $2,639.2	$2,507.2
Add: existing minority interests	0.5
Less: 95% of direct offering costs of $4.0 million to be reimbursed by IBG LLC (footnote 6)	3.8

$2,503.9

  (4)
  Represents 5% of the $79.3 million in accumulated other comprehensive income included in redeemable members' interests in the historical financial statements.

  (5)
  Gives effect to the elimination of redeemable members' interest of IBG LLC.

  Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within EITF D-98 which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with EITF D-98 and the requirements of Regulation S-X of the Exchange Act.

  (6)
  The $142.3 million adjustment to additional paid-in capital is comprised of:

5% of redeemable members' interests of $2,559.5 million, which is net of accumulated other comprehensive income of $79.3 million (footnote 4)	$128.0
Add: additional paid in capital arising from recording of deferred tax asset (footnote 1)	14.7
Less:
Par value of 20,000,000 shares of $0.01 per share Class A common stock	(0.2)
5% of direct offering costs of $4.0 million to be reimbursed by IBG LLC	(0.2)

$142.3

    The adjustment gives effect to our issuance of 20,000,000 shares of Class A common stock, par value $0.01 per share, in connection with the Recapitalization and this offering. All net proceeds of this offering, which would be approximately $490.6 million, assuming an initial offering price of $25.00 per share of common stock (the midpoint of the range set forth on the cover page of this prospectus), will be paid to existing members of IBG LLC and accordingly such net proceeds have been accounted for as a deemed dividend applied against additional paid in capital in our unaudited pro forma consolidated statement of financial position. An additional $4.0 million in estimated offering expenses (separate from the placement agency fee reflected in the table below) will be borne by IBG LLC. The following is a sensitivity analysis of the range of proceeds for different hypothetical issuance amounts of shares of our Class A common stock in this offering, assuming an initial offering price of $25.00 per share. A range of +/-15% has been utilized. Dollar amounts except for per share price are in millions:

Number of shares issued	17,000,000	20,000,000	23,000,000
Class A common stock, $0.01 par value	$0.2	$0.2	$0.2
Additional paid in capital	424.8	499.8	574.8

Gross proceeds	425.0	500.0	575.0
Less: placement agency fee	(8.0)	(9.4)	(10.8)

Net proceeds	417.0	490.6	564.2
Less: paid to existing members	(417.0)	(490.6)	(564.2)

Net effect of proceeds on additional paid in capital	$0.0	$0.0	$0.0

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

              The following tables set forth selected historical consolidated financial and other data of IBG LLC as of the dates and for the periods indicated. The selected historical consolidated financial data as of and for the years ended December 31, 2001, 2002, 2003, 2004 and 2005 have been derived from IBG LLC's audited consolidated statements of financial condition as of December 31, 2004 and 2005 and the audited consolidated statements of income for the years ended December 31, 2003, 2004 and 2005 which are included elsewhere in this prospectus. The historical consolidated statements of financial condition as of December 31, 2001, 2002 and 2003 and the consolidated statements of income for the years ended December 31, 2001 and 2002 are not included in this prospectus.

              The selected historical consolidated financial data as of and for the nine months ended September 30, 2005 and 2006 have been derived from the unaudited condensed consolidated interim financial statements of IBG LLC which are included elsewhere in this prospectus. The interim information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements of IBG LLC and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The historical consolidated results for the nine month period ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

              For all periods presented, IBG LLC has operated in the United States as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, IBG LLC has not been subject to U.S. federal income taxes on its income. Upon the consummation of this offering, we will be subject to U.S. federal and certain state and local income taxes applicable to a corporation.

              You should read the following selected historical consolidated financial and other data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of

Operations," "Unaudited Pro Forma Consolidated Financial Data" and the IBG LLC historical consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in millions)
Consolidated Statement of Income Data (As Restated):
Revenues:
Trading gains	$596.0	$472.2	$488.4	$423.2	$640.4	$471.9	$631.1
Commissions and execution fees	43.7	64.0	93.0	112.0	132.1	96.1	128.0
Interest income(1)	65.8	55.2	59.3	79.5	273.2	167.8	475.9
Other income(1)	11.4	7.5	10.4	7.0	53.4	36.3	65.2

Total revenues	716.9	598.9	651.1	621.7	1,099.1	772.1	1,300.2
Interest expense(1)	49.4	41.6	46.1	57.7	170.0	103.1	341.0

Total net revenues(1)	667.5	557.3	605.0	564.0	929.1	669.0	959.2
Non-interest expenses:
Execution and clearing(1)	85.2	96.5	127.3	152.5	215.0	154.4	230.8
Employee compensation and benefits	56.8	64.7	73.5	79.1	90.2	68.6	84.1
Occupancy, depreciation and amortization	10.7	12.6	13.7	16.4	20.4	15.0	16.8
Communications	6.3	7.8	7.5	9.0	10.4	7.7	9.1
General and administrative	17.1	29.1	18.2	17.0	23.8	16.4	18.5

Total non-interest expenses(1)	176.1	210.7	240.2	274.0	359.8	262.1	359.3

Income before income tax	491.4	346.6	364.8	290.0	569.3	406.9	599.9
Income tax expense	16.2	21.3	19.9	19.6	33.8	27.4	21.6

Net income	$475.2	$325.3	$344.9	$270.4	$535.5	$379.5	$578.3

(1)
The consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

	December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in millions)
Consolidated Statement of Financial Condition Data:
Cash, cash equivalents and short-term investments(1)	$581.4	$966.7	$1,390.8	$1,844.5	$2,741.9	$2,356.7	$3,759.8
Total assets(2)	$5,815.6	$7,735.9	$10,811.6	$15,060.4	$24,292.2	$20,183.7	$32,187.7
Total liabilities, excluding redeemable members' interests	$4,888.0	$6,476.6	$9,255.1	$13,261.9	$22,118.0	$18,143.1	$29,548.5
Redeemable members' interests(3)	$927.6	$1,259.3	$1,556.5	$1,798.5	$2,174.2	$2,040.6	$2,639.2

(1)
Cash, cash equivalents and short-term investments represent cash and cash equivalents, cash and securities segregated under federal and other regulations, short-term investments, U.S. and foreign government obligations and securities purchased under agreements to resell.

(2)
At September 30, 2006, approximately $32.0 billion, or 99.4%, of total assets were considered to be liquid and consisted primarily of marketable securities.

(3)
Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within EITF D-98 which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with EITF D-98 and the requirements of Regulation S-X of the Exchange Act. Redeemable members' interests include accumulated other comprehensive income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

              The following financial information in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" has been revised for the effects of the restatement discussed in the explanatory note to this prospectus, as well as in Note 18 to our consolidated financial statements included elsewhere in this prospectus.

              The following discussion should be read in conjunction with the "Selected Historical Consolidated Financial Data," and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus.

Overview

    Background

              We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments as a member of more than 60 electronic exchanges and trading venues around the world. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 16 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention.

    Overview of Recapitalization Transactions and Our Organizational Structure

              We have historically conducted our business through a limited liability company structure. In order to have a Delaware corporation as the issuer for our initial public offering, immediately prior to and immediately following the consummation of this offering, IBG LLC and its members will consummate a series of transactions described below, which we collectively refer to as the "Recapitalization." After completion of the Recapitalization, our primary assets will be our ownership of approximately 5.1% of the membership interests of IBG LLC, the current holding company for our businesses, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. The remaining approximately 94.9% of IBG LLC membership interests after completion of this offering will be held by IBG Holdings LLC, a holding company that will be owned by the current members of IBG LLC. The IBG LLC membership interests held by IBG Holdings LLC will be subject to purchase by us over time in connection with offerings by us of shares of our common stock, as described elsewhere in this prospectus in the section entitled "The Recapitalization Transactions and Our Organizational Structure."

    Business Segments

              The Company reports its results in two business segments, market making and electronic brokerage. These segments are analyzed separately as we derive our revenues from these two principal business activities as well as allocate resources and assess performance.

    •
    Market Making. We conduct our market making business through our Timber Hill subsidiaries. As one of the largest market makers on many of the world's leading exchanges, we provide liquidity by offering competitively tight bid/offer spreads over a broad base of approximately 324,000 tradable, exchange-listed products. In particular, we are a market leader in exchange-traded equity options, equity-index options and futures. As principal, we commit our own capital and derive revenues or incur losses from the difference between the price paid when securities are bought (or sold) and the price received when those securities are sold (or bought). Because we provide continuous bid and offer quotations and we are continuously both buying and selling quoted securities, we may have either a long or a short position in a particular product at a given point in time. Historically, our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. Our strategy is to calculate quotes at which supply and demand for a particular security are likely to be in balance a few seconds ahead of the market and execute small trades at tiny but favorable differentials. Our quotes are based on our proprietary model rather than customer order flow, and we believe that this approach provides us with a competitive advantage. As a matter of practice, we will generally not take portfolio positions in either the broad market or the financial instruments of specific issuers in anticipation that prices will either rise or fall. Our entire portfolio is evaluated each second and continuously rebalanced throughout the trading day, thus minimizing the risk of our portfolio at all times. This real-time rebalancing of our portfolio, together with our real-time proprietary risk management system, enables us to curtail risk and to be profitable in both up-market and down-market scenarios.

    •
    Electronic Brokerage. We conduct our electronic brokerage business through our Interactive Brokers (IB) subsidiaries. As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on the technology originally developed for our market making business, IB's systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost in multiple products and currencies from a single trading account. Since launching this business in 1993, we have grown to approximately 77,000 institutional and individual brokerage customers. We offer our customers access to all classes of tradable, exchange-listed products and market centers, including stocks, bonds, options, futures and forex, traded on more than 50 exchanges and market centers and in 16 countries around the world seamlessly. We offer our customers state-of-the-art tools, which include a customizable trading platform, advanced analytical tools and sophisticated order types such as guaranteed combination trades. Our customers also benefit from advanced "smart-routing" of orders for optimal execution and among the lowest execution and commission costs in the industry.

              The following two tables present net revenues and income before income taxes for each of our business segments for the periods indicated.

              Net revenues of each of our business segments and our total net revenues are summarized below:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in millions)

Market making	$488.5	$428.5	$738.5	$537.6	$739.5
Electronic brokerage	108.1	133.2	185.3	127.9	216.8
Corporate(1)	8.4	2.3	5.3	3.5	2.9

Total	$605.0	$564.0	$929.1	$669.0	$959.2

(1)
Corporate includes corporate related activities as well as inter-segment eliminations.

              Income before income taxes of each of our business segments and our total income before income taxes are summarized below:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in millions)

Market making	$310.3	$241.1	$505.2	$369.2	$522.4
Electronic brokerage	48.2	45.6	59.3	35.7	77.5
Corporate(1)	6.3	3.3	4.8	2.0	0.0

Total	$364.8	$290.0	$569.3	$406.9	$599.9

(1)
Corporate includes corporate related activities as well as inter-segment eliminations.

              You can read more about our segments under the sections entitled "Business—Market Making—Timber Hill" and "Business—Electronic Brokerage—Interactive Brokers," in Note 15 of the IBG LLC audited consolidated financial statements and in Note 11 of the IBG LLC unaudited consolidated financial statements included elsewhere in this prospectus.

    Revenue

    Trading Gains

              Our revenue base is comprised largely of trading gains generated in the normal course of market making. Trading revenues are, in general, proportional to the trading activity in the markets. Our revenue base is highly diversified and comprised of millions of relatively small individual trades of various financial products traded on electronic exchanges, primarily stocks, options and futures. Trading gains accounted for approximately 75%, 68% and 58% of our total revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 61% and 49% of our total revenues for the nine months ended September 30, 2005 and 2006, respectively. Trading gains also include translation gains and losses on cash and positions in foreign currency held primarily by our foreign market making subsidiaries as well as revenues from net dividends. Market making activities require us to hold a substantial inventory of equity securities. We derive significant revenues in the form of dividend income from these equity securities. This dividend income is largely offset by dividend expense incurred when we make significant payments in lieu of dividends on short positions in securities in our portfolio. Dividend income and expense arise from holding market making positions over dates on which dividends are paid to shareholders of record. When a stock pays a dividend, its market price is generally adjusted downward to reflect the value paid to the shareholders of record, which will not be received by those who purchase the stock after the dividend date. Hence, the apparent gains and losses due to these price changes must be taken together with the dividends paid and received, respectively, in order to accurately reflect the results of our market making operations.

              Our trading gains are geographically diversified. In 2003, 2004 and 2005, we generated 30%, 29% and 40%, respectively, of our trading gains from operations conducted on non-U.S. exchanges. During the nine months ended September 30, 2005 and 2006, we generated 41% and 24%, respectively, of our trading gains from operations conducted on non-U.S. exchanges. The increase in U.S. trading gains, as a proportion of total trading gains, during the nine months ended September 30, 2006, as compared to the prior year period, was primarily due to a 73% increase in U.S. trading gains, accompanied by level trading gains and foreign currency translation losses of our European market making subsidiary.

    Commissions and Execution Fees

              We earn commissions and execution fees from our cleared customers for whom we act as executing and clearing brokers and from our institutional customers for whom we act as an executing broker only. During 2005, we introduced a new commission structure that allows customers to choose between an all-inclusive "bundled" rate or an "unbundled" rate that has lower commissions for high volume customers. For "unbundled" commissions, we charge regulatory and exchange fees, at our cost, separately from our commissions, adding transparency to our fee structure. Commissions and execution fees accounted for 14%, 18% and 12% of our total revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 12% and 10% for the nine months ended September 30, 2005 and 2006, respectively.

    Interest Income and Interest Expense

              We earn interest on customer funds segregated in safekeeping accounts; on customer borrowings on margin, secured by marketable securities these customers hold with us; from our investment in government treasury securities; from borrowing securities in the general course of our market making and brokerage activities; and on bank balances. Interest income accounted for 9%, 13% and 25% of total revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 22% and 37% of total revenues for the nine months ended September 30, 2005 and 2006, respectively. Interest income is partially offset by interest expense.

              We pay interest on cash balances customers hold with us; for cash received from lending securities in the general course of our market making activities; and on our borrowings. Interest expense accounted for 7%, 9% and 16% of total revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 13% and 26% of total revenues for the nine months ended September 30, 2005 and 2006, respectively.

              In 2005, we began to automate and integrate our securities lending system with our trading system. As a result, we have been able to increase significantly our securities lending activity and our net interest income. Our net interest income accounted for approximately 2%, 4% and 11% of our total net revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 10% and 14% for the nine months ended September 30, 2005 and 2006, respectively.

    Other Income

              Other income consists primarily of payment for order flow income, mark-to-market gains on non-traded securities (primarily investments in exchanges) and market data fee income. Our other income accounted for approximately 2%, 1% and 5% of our total revenues for the years ended December 31, 2003, 2004 and 2005, respectively, and 5% for each of the nine months ended September 30, 2005 and 2006, respectively.

    Costs and Expenses

    Execution and Clearing Expenses

              Our largest single expense category is execution and clearing expenses, which includes the costs of executing and clearing our market making and electronic brokerage trades, as well as other direct expenses, including payment for order flow, regulatory fees and market data fees. Execution fees are paid primarily to electronic exchanges and market centers on which we trade. Clearing fees are paid to clearing houses and clearing agents. Payments for order flow are made as part of exchange-mandated programs and to otherwise attract order volume to our system. When we execute a customer order against another customer order, no payment for order flow is received. Market data fees are fees that we must pay to third parties to receive streaming quotes and related information.

    Employee Compensation and Benefits

              Employee compensation and benefits includes salaries, bonuses, group insurance, contributions to benefit programs and other related employee costs.

    Occupancy, Depreciation and Amortization

              Occupancy expense consists primarily of rental payments on office leases and related occupancy costs, such as utilities. Depreciation and amortization expense results from the depreciation of fixed assets such as computing and communications hardware as well as amortization of leasehold improvements and capitalized in-house software development.

    Communications

              Communications expense consists primarily of the cost of voice and data telecommunications lines supporting our business including connectivity to exchanges around the world.

    General and Administrative

              Expenses in this category are primarily incurred for professional services, such as legal and audit work, and other operating expenses such as exchange membership lease expenses.

              As a public company, we will be subject to the requirements of the Sarbanes-Oxley Act of 2002, which we expect will require us to incur significant expenditures in the near term to develop systems and hire and train personnel to comply with these requirements. In addition, as a public company, we expect to incur additional costs for external services such as legal, accounting and auditing.

    Income Tax Expense

              Historically, our income tax expense consisted primarily of corporate subsidiary taxes, and our net income did not reflect cash distributions to IBG LLC's members to pay their taxes related to their proportionate shares of our net income. Those distributions reduced IBG LLC's members' capital. As a corporation, we will be required to pay U.S. federal, state and local income taxes on its taxable income. Our subsidiaries will continue to be subject to income tax in the respective jurisdictions in which they operate.

Critical Accounting Policies

              The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. In applying these principles, management is required to use certain assumptions and make estimates that could materially affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and our actual results may change based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. These estimates are periodically reevaluated by management. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

    Valuation of Financial Instruments

              Due to the nature of our operations, substantially all of our financial instrument assets, comprised of securities owned, securities purchased under agreements to resell, securities borrowed and receivables from brokers, dealers and clearing organizations are carried at fair value based on quoted market prices or are assets which are short-term in nature and are reflected at amounts approximating fair value. Similarly, all of our financial instrument liabilities that arise from securities sold but not yet purchased, securities sold under agreements to repurchase, securities loaned and payables to brokers, dealers and clearing organizations are short-term in nature and are reported at quoted market prices or at amounts approximating fair value. In our case, our long and short positions are valued at either the last consolidated trade price or the last consolidated bid/offer mid-point (where applicable) at the close of regular trading hours, in the respective markets. Given that we manage a globally integrated market making portfolio, we have large and substantially offsetting positions on securities that trade on different exchanges that close at different times of the trading day. As a result, there may be large and anomalous swings in the value of our positions daily and, accordingly, in our earnings in any period. This is especially true on the last business day of each calendar quarter, although such swings tend to come back into equilibrium on the first business day of the succeeding calendar quarter.

    Member Interests

              Selected employees are granted non-transferable fully vested member interests in IBG LLC. Such grants are accounted for pursuant to Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees and EITF Issue No. 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44. IBG LLC records a fixed dollar amount of expense for member interest grants at the date of grant based on management's estimate of fair value, which is book value (as defined in IBG LLC's Agreement as to Member Interest Purchase Rights). Member interests confer ownership rights in IBG LLC and entitle the holder to proportionate rights to future allocable profits and losses of IBG LLC. Member-employees may sell their interests back to IBG LLC at any time at book value. Member interest grants are initially accounted for as liabilities until six months elapses from the date of grant, at which time such liabilities are reclassified to members' capital as members' contributions.

    Contingencies

              Our policy is to estimate and accrue for potential losses that may arise out of litigation, regulatory proceedings and tax audits to the extent that such losses are probable and can be estimated in accordance with Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies. Significant judgment is required in making these estimates and our final liabilities may ultimately be materially different. Our total liability accrued with respect to litigation and regulatory proceedings is determined on a case-by-case basis and represents an estimate of probable losses based on, among other factors, the progress of each case, our experience with and industry experience with similar cases and the opinions and views of internal and external legal counsel. Given the inherent difficulty of predicting the outcome of our litigation and regulatory matters, particularly in cases or proceedings in which substantial or indeterminate damages or fines are sought, or where cases or proceedings are in the early stages, we cannot estimate losses or ranges of losses for cases or proceedings where there is only a reasonable possibility that a loss may be incurred. For more information on our legal and regulatory matters, see "Business—Legal Proceedings and Regulatory Matters."

              IBG LLC has been, and we likely will be, from time to time subject to litigation and other legal proceedings. As of September 30, 2006, certain subsidiaries of IBG LLC have been named parties to legal actions, which IBG LLC or such subsidiaries intend to defend vigorously. See "Business—Legal Proceedings and Regulatory Matters." Although the results of legal actions cannot be predicted with certainty, it is the opinion of management that the resolution of these actions is not expected to have a material adverse effect, if any, on IBG LLC's business or financial condition, but may have a material impact on the results of operations for a given period. Therefore, IBG LLC has not recorded any liability in relation to such litigation matters in the accompanying consolidated financial statements.

Minority Interest

              Upon consummation of the Recapitalization, we will become the sole managing member of IBG LLC and, as such, will continue to operate and control all of the business and affairs of IBG LLC and its subsidiaries and will be able to consolidate IBG LLC's financial results into our financial statements. In light of IBG Holdings LLC's expected approximately 94.9% ownership interest in IBG LLC, we will reflect its ownership as a minority interest in our statement of financial condition and statement of income. Our historical results will be those of IBG LLC, as our predecessor company. As a result, our net income, after excluding IBG Holdings LLC's minority interest, will represent approximately 5.1% of IBG LLC's net income immediately after the offering, and similarly, outstanding shares of our common stock will represent approximately 5.1% of the outstanding membership interests of IBG LLC immediately after the offering. For more information on the pro forma impact of the Recapitalization, see "Unaudited Pro Forma Consolidated Financial Data."

Income Taxes

              Our business was historically operated through a limited liability company that was not subject to U.S. federal and certain state income taxes. Prior to the completion of this offering, as a result of the Recapitalization, our business will become subject to taxes applicable to "C" corporations. For more information on pro forma income taxes applicable to our business under "C" corporation status, see "The Recapitalization Transactions and Our Organizational Structure."

Dilutive Effect of Issuance of New Shares of Common Stock

              When we issue new shares of common stock after this offering, including upon the issuance of common stock to finance purchases of IBG LLC membership interests from IBG Holdings LLC, our existing common stockholders will experience dilution at the IBG level, although we will own an increased percentage of the equity of IBG LLC upon giving effect to such common stock issuances.

              Immediately following this offering, approximately 20.4 million shares of our common stock will be outstanding, representing more than 99.999% of our outstanding capital stock, and we will own membership interests in IBG LLC representing approximately 5.1% of the total equity interest in IBG LLC. In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which IBG LLC will be governed, the net cash proceeds received by us from any future issuance of shares of common stock will either be used to purchase IBG LLC membership interests from IBG Holdings LLC or be transferred to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of common stock issued by us. The number of outstanding IBG LLC membership interests owned by us will, therefore, equal the number of outstanding shares of our common stock at all times. As a result, common stockholders will experience no material dilution with regard to their economic interest in IBG LLC as a result of the issuance of additional shares of our common stock.

Certain Trends and Uncertainties

              We believe that our continuing operations may be favorably or unfavorably impacted by the following trends that may affect our financial condition and results of operations.

    •
    Over the past several years, the effects of market structure changes, competition and market conditions have, during certain periods, exerted downward pressure on bid/offer spreads realized by market makers.

    •
    Retail broker-dealer participation in the equity markets has fluctuated over the past few years due to investor sentiment, market conditions and a variety of other factors. Retail transaction volumes may not be sustainable and are not predictable.

    •
    Broker-dealer clients continue to focus on statistics measuring the quality of equity executions (including speed of executions and price improvement). In an effort to improve the quality of their executions as well as increase efficiencies, market makers have increased the level of automation within their operations.

    •
    Due to regulatory scrutiny over the past several years relating to equity sell-side research and the continued focus by investors on execution quality and overall transaction costs, more institutional clients allocate commissions to broker-dealers based on the quality of executions. In the past, institutional equity commissions were primarily allocated to broker-dealers in exchange for either research or soft dollar and commission recapture programs.

    •
    There has been increased scrutiny of equity and option market makers, hedge funds and soft dollar practices by the regulatory and legislative authorities. New legislation or modifications to existing regulations and rules could occur in the future.

    •
    There has been consolidation among market centers over the past year, and several regional exchanges have entered into joint ventures with broker-dealers to create their own alternative trading systems, such as ECNs, and compete within the OTC and listed trading venues.

    •
    There has been a proliferation of alternative investment entities, which has had the effect of materially increasing competition for new investor assets.

              See "Risk Factors" on page 17 for a discussion of other risks that may affect our financial condition and results of operations.

Public Company Costs

              Following this offering, we expect that we will incur additional expenses as a result of becoming a public company for, among other things, director and officer insurance, director fees, SEC reporting and compliance, transfer agent fees, professional fees and similar expenses. These additional expenses will reduce our net income. These costs will be borne by IBG LLC on behalf of IBG.

Consolidated Results of Operations

              The tables in the period comparisons below provide summaries of our revenues and expenses. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

              The following table sets forth our consolidated results of operations for the indicated periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in millions)

Consolidated Statement of Income Data:
Revenues:
Trading gains	$488.4	$423.2	$640.4	$471.9	$631.1
Commissions and execution fees	93.0	112.0	132.1	96.1	128.0
Interest income(1)	59.3	79.5	273.2	167.8	475.9
Other income(1)	10.4	7.0	53.4	36.3	65.2

Total revenues	651.1	621.7	1,099.1	772.1	1,300.2
Interest expense(1)	46.1	57.7	170.0	103.1	341.0

Total net revenues(1)	605.0	564.0	929.1	669.0	959.2
Non-interest expenses:
Execution and clearing(1)	127.3	152.5	215.0	154.4	230.8
Employee compensation and benefits	73.5	79.1	90.2	68.6	84.1
Occupancy, depreciation and amortization	13.7	16.4	20.4	15.0	16.8
Communications	7.5	9.0	10.4	7.7	9.1
General and administrative	18.2	17.0	23.8	16.4	18.5

Total non-interest expenses(1)	240.2	274.0	359.8	262.1	359.3

Income before income tax	364.8	290.0	569.3	406.9	599.9
Income tax expense	19.9	19.6	33.8	27.4	21.6

Net income	$344.9	$270.4	$535.5	$379.5	$578.3

              The following table sets forth our consolidated results of operations as a percent of our total revenues for the indicated periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
Consolidated Statement of Income Data:
Revenues:
Trading gains	75.0%	68.1%	58.3%	61.1%	48.5%
Commissions and execution fees	14.3	18.0	12.0	12.4	9.8
Interest income(1)	9.1	12.8	24.9	21.8	36.6
Other income(1)	1.6	1.1	4.8	4.7	5.1

Total revenues	100.0	100.0	100.0	100.0	100.0
Interest expense(1)	7.1	9.3	15.5	13.3	26.2

Total net revenues(1)	92.9	90.7	84.5	86.7	73.8
Non-interest expenses:
Execution and clearing(1)	19.5	24.5	19.5	20.0	17.7
Employee compensation and benefits	11.3	12.7	8.2	8.9	6.5
Occupancy, depreciation and amortization	2.1	2.6	1.9	1.9	1.3
Communications	1.2	1.4	0.9	1.0	0.7
General and administrative	2.8	2.9	2.2	2.2	1.4

Total non-interest expenses(1)	36.9	44.1	32.7	34.0	27.6

Income before income tax	56.0	46.6	51.8	52.7	46.1
Income tax expense	3.0	3.1	3.1	3.5	1.6

Net income	53.0%	43.5%	48.7%	49.2%	44.5%

(1)
The consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

    Net Revenues

              Total net revenues increased $290.2 million, or 43%, to $959.2 million for the nine months ended September 30, 2006 from $669.0 million for the nine months ended September 30, 2005. Trading volume is the most important driver of revenues and costs for both market making and electronic brokerage. To some extent, our trading volume is a function of the general level of activity in the securities and futures markets worldwide. This is especially true in products such as equity options where we hold a large market share. Based on data published by the Futures Industry Association (FIA), global equity options volume increased 21% for the nine months ended September 30, 2006 from the corresponding period in 2005. For the nine months ended September 30, 2006, total trades executed by our subsidiaries increased by 26.4 million, or 38%, to 96.3 million trades from 69.9 million trades for the nine months ended September 30, 2005.

              Trading Gains.    Trading gains increased $159.2 million, or 34%, to $631.1 million for the nine months ended September 30, 2006 from $471.9 million for the nine months ended September 30, 2005. The increase was primarily due to expansion in the number of securities products traded and increased trading volumes across the markets and exchanges at which our market making units traded. During the nine months ended September 30, 2006, our market making operations executed 48.7 million trades compared to 39.8 million trades during the nine months ended September 30, 2005, an increase of 22%. Included in trading gains are net dividends from market making activities and currency translation gains and losses. Our net dividends for the nine months ended September 30, 2006 were $(40.1) million compared to $37.1 million for the nine months ended September 30, 2005, a 208% decrease. For the nine months ended September 30, 2006, we incurred translation losses of $50.6 million on foreign currency balances held primarily by our European subsidiaries, as compared to translation gains of $36.6 million for the nine months ended September 30, 2005.

              Commissions and Execution Fees.    Commissions and execution fees increased $31.9 million, or 33%, to $128.0 million for the nine months ended September 30, 2006 from $96.1 million for the nine months ended September 30, 2005. This increase was primarily due to higher customer trading volume on an expanded customer base, partially offset by a reduction in customer commission rates implemented in November 2005. Total DARTs for cleared and execution-only customers increased 54% to 196,000 during the nine months ended September 30, 2006, compared to 127,000 during the nine months ended September 30, 2005. DARTS for cleared customers, a subset that refers to those customers for whom we execute trades and also clear and carry positions, increased 47% to 157,000 during the nine months ended September 30, 2006 compared to 107,000 during the nine months ended September 30, 2005. The number of customer accounts grew by 22% to approximately 77,000 in the nine months ended September 30, 2006. Average commission per trade for cleared customers decreased by $0.41, or 9%, to $4.15 for the nine months ended September 30, 2006 from $4.56 for the nine months ended September 30, 2005, due to lower commission rates we instituted in November 2005 in order to continue to provide cost-efficient executions to our customers. Based on year to date September 30, 2006 volume, the reduction in commission rates resulted in a decrease in revenues of approximately $12.1 million; however, we experienced a 22.5% increase in DARTs for cleared customers in the quarter following the introduction of lower commission rates and a 47% increase in DARTs for cleared customers in the nine months ended September 30, 2006 from the corresponding period in 2005. Our execution-only customers generated $5.6 million in execution fees in the nine months ended September 30, 2006. In addition to the execution fees we collect from certain execution-only customers, we receive payment for customer orders from U.S. options exchanges (see below under "—Other Income") and our U.S. market making unit is able to execute a portion of these customer orders when it is providing the best available price, i.e., the national best bid or offer (NBBO).

              Interest Income and Interest Expense.    Net interest income (interest income less interest expense) increased $70.2 million, or 109%, to $134.9 million for the nine months ended September 30, 2006 from $64.7 million for the nine months ended September 30, 2005. Growth in net interest income was primarily attributable to higher interest rates, increases in net customer cash and margin balances and higher net interest from securities lending, resulting from the integration of our securities lending and trading systems, which commenced during 2005. As an example, the U.S. dollar average overnight LIBOR (the London Interbank Offered Rates, which serve as benchmark interest rates for most major currencies) for the nine months ended September 30, 2006 increased 63% to 4.9%, from 3.0% for the nine months ended September 30, 2005. Customer cash balances increased by 67%, to $3.5 billion, and customer fully secured margin borrowings increased 102%, to $773.7 million, at September 30, 2006 from $2.1 billion and $383.4 million, respectively, at September 30, 2005. During this period we also adopted new investment policy guidelines that enabled us to match more accurately the average maturities on investments of customer funds to the short-term rates paid to customers. As a result, net interest earned from customers' cash balances and fully secured margin balances increased $14.4 million, or 232%, to $20.6 million for the nine months ended September 30, 2006 from $6.2 million for the nine months ended September 30, 2005. Securities borrowed increased by 52%, to $11.4 billion, and securities loaned increased by 105%, to $8.6 billion, at September 30, 2006 from September 30, 2005. These increases reflect the growth in stock positions held by our market making units and the growth in short stock positions carried in customer accounts. Net interest earned from stock borrowing and lending activities increased $58.5 million, or 110%, to $111.9 million for the nine months ended September 30, 2006 from $53.4 million for the nine months ended September 30, 2005. During the same period, the growth in IBG LLC's capital to $2.6 billion at September 30, 2006 from $2.2 billion at December 31, 2005, combined with higher interest rates, also contributed to the increase in interest income.

              Other Income.    Other income increased $29.0 million, or 80%, to $65.2 million for the nine months ended September 30, 2006 from $36.3 million for the nine months ended September 30, 2005. This increase was primarily attributable to an increase of $34.8 million, to $44.3 million in payment for order flow income, which was partially offset by a decrease of $5.7 million, to $7.2 million, in mark-to-market gains on non-trading securities, primarily investments in exchanges. The higher payment for order flow income was driven by increased trading volume by customers in U.S. options contracts and increased payment per contract from U.S. options exchanges that administered payment for order flow programs. The number of options contracts executed by our customers increased by 111% in the nine months ended September 30, 2006 as compared to the nine months ended September 30, 2005. Beginning in October 2005, the largest U.S. options exchanges by volume (the Chicago Board Options Exchange, the International Securities Exchange and the Philadelphia Stock Exchange) began to implement new, SEC-approved payment for order flow programs that pay $0.65 to $0.75 per qualified contract, generally into a pool that is available to pay the brokers providing the order flow. This has resulted in increased payment for order flow income at our U.S. electronic brokerage unit. This income was partially offset by payment for order flow expense to our customers, as described below under "—Non-Interest Expenses—Execution and Clearing." Net income from payment for order flow was $5.4 million for the nine months ended September 30, 2006, versus a net loss of $6.7 million for the nine months ended September 30, 2005. We believe that payment for order flow will decline with the introduction of penny pricing for options over the next year.

    Non-Interest Expenses

              Non-interest expenses increased by $97.1 million, or 37%, to $359.3 million for the nine months ended September 30, 2006 from $262.1 million for the nine months ended September 30, 2005. As a percentage of total net revenues, non-interest expenses were 38% and 39% for the nine months ended September 30, 2006 and 2005, respectively.

              Execution and Clearing.    Execution and clearing expenses increased $76.4 million, or 49%, to $230.8 million for the nine months ended September 30, 2006 from $154.4 million for the nine months ended September 30, 2005, primarily due to increased trading volume. These variable costs are our largest expense category, representing 64% and 59% of total non-interest expenses for the nine months ended September 30, 2006 and 2005, respectively. Payments for order flow, a component of execution and clearing costs, increased $17.1 million, or 74%, to $40.2 million for the nine months ended September 30, 2006 from $23.1 million for the nine months ended September 30, 2005. The growth of payment for order flow expense in our electronic brokerage unit was primarily a result of our aggressive marketing of the IB SmartRoutingSM system to new institutional customers, combined with incentive payments to these customers for options orders routed through IB. This expense was offset by payment for order flow revenue received from U.S. options exchanges, as described above under—Net Revenues—Other Income." As a percentage of total net revenues, execution and clearing expenses were 24% and 23% for the nine months ended September 30, 2006 and 2005, respectively.

              Employee Compensation and Benefits.    Employee compensation and benefits expenses increased by $15.5 million, or 23%, to $84.1 million for the nine months ended September 30, 2006 from $68.6 million for the nine months ended September 30, 2005. This increase is primarily due to an 11% increase in the number of employees to 517 as of September 30, 2006 from 470 as of September 30, 2005, increased expenses for bonuses and ROI Units granted to employees due to higher IBG LLC earnings. As we continue to grow, our focus on automation has allowed us to maintain a relatively small staff of highly compensated professionals. As a percentage of total net revenues, employee compensation and benefits expenses were 9% and 10% for the nine months ended September 30, 2006 and 2005, respectively.

              Occupancy, Depreciation and Amortization.    Occupancy, depreciation and amortization expenses increased $1.8 million, or 12%, to $16.8 million for the nine months ended September 30, 2006 from $15.0 million for the nine months ended September 30, 2005 primarily due to increased office rent expenses for additional office space. As a percentage of total net revenues, occupancy, depreciation and amortization expenses were 2% for each of the nine month periods ended September 30, 2006 and 2005.

              Communications.    Communications expenses increased $1.4 million, or 18%, to $9.1 million for the nine months ended September 30, 2006 from $7.7 million for the nine months ended September 30, 2005. This increase was driven by additional telecommunications bandwidth required to support increased trading volume at electronic exchanges and the expansion in the number of markets in which IBG LLC operates. As a percentage of total net revenues, communications expenses were 1% for each of the nine months ended September 30, 2006 and 2005.

              General and Administrative.    General and administrative expenses increased $2.1 million, or 13%, to $18.5 million for the nine months ended September 30, 2006 from $16.4 million for the nine months ended September 30, 2005, primarily attributable to increased legal and auditing professional fees and increased marketing and advertising costs. As a percentage of total net revenues, general and administrative expenses were 2% for each of the nine months ended September 30, 2006 and 2005.

              Income Tax Expense.    As a limited liability company, historically, most of our income has not been subject to corporate tax but, instead, our members have been taxed on their proportionate share of the net income. Our income tax expense reflects taxes payable by certain of our non-U.S. companies. Income tax expense decreased $5.8 million, or 21%, to $21.6 million for the nine months ended September 30, 2006 from $27.4 million for the nine months ended September 30, 2005 primarily due to lower pre-tax earnings at one of our non-U.S. operating companies.

              Net Income.    Net income increased $198.8 million, or 52%, to $578.3 million for the nine months ended September 30, 2006 from $379.5 million for the nine months ended September 30, 2005. Net income as a percentage of net revenues was 60% for the nine months ended September 30, 2006 compared to 57% for the nine months ended September 30, 2005.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

    Net Revenues

              Total net revenues increased $365.1 million, or 65%, to $929.1 million for the year ended December 31, 2005 from $564.0 million for the year ended December 31, 2004. Total trades executed by our subsidiaries increased by 23.1 million, or 31%, to 96.5 million trades for the year ended December 31, 2005 from 73.4 million trades for the year ended December 31, 2004. While we increased our market share, we also benefited from the general increase in trading volume globally. Based on data published by the FIA, global equity options volume increased 19% for the year ended December 31, 2005 over the prior year.

              Trading Gains.    Trading gains increased $217.2 million, or 51%, to $640.4 million for the year ended December 31, 2005 from $423.2 million for the year ended December 31, 2004. The increase was primarily attributable to increased trading activity and withdrawal of competitors from the business. Intense competition resulting from new market makers and other professionals entering the market and a corresponding compression of bid/offer spreads that marked 2004 subsided in 2005. During the year ended December 31, 2005, our market making operations executed 54.1 million trades compared to 41.5 million trades during the year ended December 31, 2004. Included in trading gains are net dividends from market making activities and currency translation gains and losses. Our net dividends for the year ended December 31, 2005 were $42.9 million, compared to $36.2 million for the year ended December 31, 2004, a 19% increase. During the year ended December 31, 2005, we had translation gains of $43.9 million on foreign currency balances held primarily by our European market making subsidiary, as compared to translation losses of $18.2 million during the year ended December 31, 2004.

              Commissions and Execution Fees.    Commissions and execution fees increased $20.1 million, or 18%, to $132.1 million for the year ended December 31, 2005 from $112.0 million for the year ended December 31, 2004. This increase was primarily due to higher customer trading volume on an expanded customer base. Total DARTs for cleared and execution-only customers increased 29% to 134,000 during the year ended December 31, 2005 from 104,000 during the year ended December 31, 2004. DARTs for cleared customers, a subset that refers to those customers for whom we execute trades and also clear and carry positions, increased 16% to 111,000 during the year ended December 31, 2005 from 96,000 during the year ended December 31, 2004. The number of customer accounts grew by 30% to approximately 63,000 in the year ended December 31, 2005.

              Interest Income and Interest Expense.    Net interest income increased $81.3 million, or 373%, to $103.2 million for the year ended December 31, 2005 from $21.8 million for the year ended December 31, 2004. Growth in net interest income was primarily attributable to higher net interest from securities lending, resulting from the integration of our securities lending and trading systems, which commenced during 2005, and higher interest rates. Approximately $75.7 million of the total increase was attributable to increased securities lending activities. Securities borrowed increased by 117%, to $8.9 billion and securities loaned increased by 85%, to $6.1 billion at December 31, 2005 from December 31, 2004. These increases reflect the growth in stock positions held by our market making units and the growth in short stock positions carried in customer accounts. As an example of the interest rate increases, LIBOR rates for the year ended December 31, 2005 increased 136% to 3.3%, from

1.4% for the year ended December 31, 2004. IBG LLC's capital grew from $1.8 billion to $2.2 billion during 2005, further contributing to increased interest income. Customer cash balances increased by 60%, to $2.4 billion, and customer fully secured margin borrowings increased 62%, to $436.0 million, at December 31, 2005 from $1.5 billion and $269.2 million, respectively, at December 31, 2004. However, net interest earned from customer cash balances and fully secured margin balances decreased $1.6 million, or 15%, to $9.1 million for the year ended December 31, 2005 from $10.7 million for prior year. This was due in part to a flattening of the interest rate yield curve during the period and in part to higher interest rates offered to our brokerage customers.

              Other Income.    Other income increased $46.4 million, or 666%, to $53.4 million for the year ended December 31, 2005 from $7.0 million for the year ended December 31, 2004. This increase was primarily due to a $22.4 million increase in mark-to-market gains on non-trading securities, primarily investments in exchanges, a $15.8 million increase in payment for order flow income and growth in market data income from customers, which was partially offset by market data expenses to exchanges. The higher payment for order flow income was driven by increased trading volume by customers in U.S. options contracts and increased payment per contract from U.S. options exchanges that administered payment for order flow programs. The number of options contracts executed by our customers increased by 212% in the year ended December 31, 2005 as compared to the year ended December 31, 2004. In October 2005, the largest U.S. options exchanges began to implement new, SEC-approved, payment for order flow programs that pay $0.65 to $0.75 per qualified contract, generally into a pool that is available to pay the brokers providing the order flow, which resulted in increased payment for order flow income at our U.S. electronic brokerage unit. This income was partially offset by payment for order flow expense to our customers, as described below under "—Non-Interest Expenses—Execution and Clearing." In our electronic brokerage unit net losses from payment for order flow were $6.3 million and $0.4 million for the years ended December 31, 2005 and 2004, respectively.

    Non-interest Expenses

              Non-interest expenses increased by $85.8 million, or 31%, to $359.8 million for the year ended December 31, 2005 from $274.0 million for the year ended December 31, 2004. As a percentage of total net revenues, non-interest expenses were 39% and 49% for the years ended December 31, 2005 and 2004, respectively. Non-interest expenses decreased as a percentage of total net revenues primarily due to the 65% increase in net revenues from the prior year, more than offsetting the increases in expenses.

              Execution and Clearing.    Execution and clearing expenses increased $62.5 million, or 41%, to $215.0 million for the year ended December 31, 2005 from $152.5 million for the year ended December 31, 2004, primarily due to increases in the number of securities products traded and increased trading volumes across the markets and exchanges in which IBG LLC and its customers traded. Payments for order flow increased $22.4 million, or 200%, to $33.6 million for the year ended December 31, 2005 as increasing trade volumes were directed to our U.S. electronic brokerage unit from other brokers. As a percentage of total net revenues, execution and clearing expenses were 23% and 27% for the years ended December 31, 2005 and 2004, respectively, and payments for order flow were 4% and 2%, respectively, for such periods. The decrease in execution and clearing expenses as a percentage of 2005 total net revenues was primarily due to the 65% increase in net revenues, which more than offset the increases in these expenses.

              Employee Compensation and Benefits.    Employee compensation and benefits expenses increased by $11.1 million, or 14%, to $90.2 million for the year ended December 31, 2005 from $79.1 million for the year ended December 31, 2004. This increase was due to a 5% increase in employees to 478 as of December 31, 2005 from 455 as of December 31, 2004 and increased expenses for bonuses and ROI Units due to higher company earnings. As a percentage of total net revenues, employee compensation and benefits expenses were 10% and 14% for the years ended December 31, 2005 and 2004, respectively.

              Occupancy, Depreciation and Amortization.    Occupancy, depreciation and amortization expenses increased $4.0 million, or 24%, to $20.4 million for the year ended December 31, 2005 from $16.4 million for the year ended December 31, 2004 primarily due to increased costs related to computer equipment and office rent. As a percentage of total net revenues, occupancy, depreciation and amortization expenses were 2% and 3% for each of the years ended December 31, 2005 and 2004, respectively.

              Communications.    Communications expenses increased $1.4 million, or 16%, to $10.4 million for the year ended December 31, 2005 from $9.0 million for the year ended December 31, 2004, primarily due to an increase in data line costs. As a percentage of total net revenues, communications expenses were 1% and 2% for the years ended December 31, 2005 and 2004, respectively.

              General and Administrative.    General and administrative expenses increased by $6.8 million, or 40%, to $23.8 million for the year ended December 31, 2005 from $17.0 million for the year ended December 31, 2004 primarily due to increased advertising expenses for the electronic brokerage business to generate greater awareness of the brand and its offerings. As a percentage of total net revenues, general and administrative expenses were 3% for each of the years ended December 31, 2005 and 2004.

              Income Tax Expense.    As a limited liability company, historically, most of our income has not been subject to corporate tax but, instead, our members have been taxed on their proportionate share of the net income. Our income tax expense reflects taxes payable by certain of our non-U.S. companies. Income tax expense increased $14.2 million, or 73%, to $33.8 million for the year ended December 31, 2005 from $19.6 million for the year ended December 31, 2004 due to increased earnings derived from certain of our non-U.S. operating companies. Income tax expense increased from 3% to 4% of total net revenues for the year ended December 31, 2005 compared to the prior year.

              Net Income.    Net income increased $265.1 million, or 98%, to $535.5 million for the year ended December 31, 2005 from $270.4 million for the year ended December 31, 2004. Net income as a percentage of total net revenues was 58% for the year ended December 31, 2005 compared to 48% for the year ended December 31, 2004.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

    Net Revenues.

              Total net revenues decreased $41.1 million, or 7%, to $564.0 million for the year ended December 31, 2004 from $605.0 million for the year ended December 31, 2003. Despite the increase in total trades executed by our subsidiaries of 15.5 million, or 27%, to 73.4 million trades for the year ended December 31, 2004 from 57.9 million trades for the year ended December 31, 2003, competitive factors described below led to narrower gross profit margins on trading.

              Trading Gains.    Trading gains decreased $65.2 million, or 13%, to $423.2 million for the year ended December 31, 2004 from $488.4 million for the year ended December 31, 2003. The decrease was primarily attributable to increased competition as new market makers and other professionals entered the market, and existing market makers launched new systems, all attempting to capture a greater market share with narrower bid/offer spreads and larger quote sizes. During the year ended

December 31, 2004, our market making operations executed 41.5 million trades compared to 32.8 million trades during the year ended December 31, 2003. Included in trading gains are net dividends from market making activities and currency translation gains and losses. Our net dividends for the year ended December 31, 2004 were $36.2 million, compared to $13.4 million for the year ended December 31, 2003, a 170% increase. In addition, during the year ended December 31, 2004, we incurred translation losses of $18.2 million on foreign currency balances held primarily by our European market making subsidiary, as compared to translation gains of $5.7 million during the year ended December 31, 2003.

              Commissions and Execution Fees.    Commissions and execution fees increased $19.0 million, or 20%, to $112.0 million for the year ended December 31, 2004 from $93.0 million for the year ended December 31, 2003. This increase was primarily due to an increase in customer trading volume on an expanded customer base. Total DARTs for cleared and execution-only customers increased 24% to 104,000 during the year ended December 31, 2004 from 84,000 during the year ended December 31, 2003. DARTs for cleared customers, a subset that refers to those customers for whom we execute trades and also clear and carry positions, increased 23% to 96,000 during the year ended December 31, 2004 from 78,000 during the year ended December 31, 2003. The number of customer accounts increased by 32%, to 48,000 accounts for the year ended December 31, 2004.

              Interest Income and Interest Expense.    Net interest income increased $8.6 million, or 65%, to $21.8 million for the year ended December 31, 2004 from $13.3 million for the year ended December 31, 2003. This increase was primarily attributable to an increase in securities lending activities during the year ended December 31, 2004 as well as an increase in customer margin and cash balances. Securities borrowed increased by 42%, to $4.1 billion and securities loaned increased by 86%, to $3.3 billion at December 31, 2004 from December 31, 2003. These increases reflect the growth in stock positions held by our market making units and the growth in short stock positions carried in customer accounts. Customer cash balances increased by 36%, to $1.5 billion, and customer fully secured margin borrowings increased 102%, to $269.2 million, at December 31, 2004 from $1.1 billion and $133.5 million, respectively, at December 31, 2003.

              Other Income.    Other income decreased $3.4 million, or 33%, to $7.0 million for the year ended December 31, 2004 from $10.4 million for the year ended December 31, 2003. This decrease was primarily attributable to market-to-market losses on non-trading securities of $6.0 million offset by increases in income from market data and order flow of $2.0 million and $1.2 million, respectively.

    Non-interest Expenses

              Non-interest expenses increased $38.8 million, or 14%, to $274.0 million for the year ended December 31, 2004 from $240.2 million for the year ended December 31, 2003. As a percentage of total net revenues, non-interest expenses were 49% and 40% for the years ended December 31, 2004 and 2003, respectively. Operating expenses increased as a percentage of total net revenues primarily due to increases in execution and clearing fees and to the decrease in trading gains for the year.

              Execution and Clearing.    Execution and clearing expenses increased $25.2 million, or 20%, to $152.5 million for the year ended December 31, 2004 from $127.3 million for the year ended December 31, 2003, attributable to increases in trading volumes. Payments for order flow increased $6.8 million, or 155%, to $11.2 million for the year ended December 31, 2004, the first full year that such costs were incurred, as a result of marketing efforts to attract options orders to our IB SmartRoutingSM system. As a percentage of total net revenues, execution and clearing expenses were 27% and 21% for the years ended December 31, 2004 and 2003, respectively. The year-over-year increase in this percentage is primarily attributable to reduced trading gains in 2004.

              Employee Compensation and Benefits.    Employee compensation and benefits expenses increased by $5.6 million, or 8%, to $79.1 million for the year ended December 31, 2004 from $73.5 million for the year ended December 31, 2003, primarily due to a 5% increase in the number of employees to 455 as of December 31, 2004 from 434 as of December 31, 2003. As a percentage of total net revenues, employee compensation and benefits expenses were 14% and 12% for the years ended December 31, 2004 and 2003, respectively.

              Occupancy, Depreciation and Amortization.    Occupancy, depreciation and amortization expenses increased $2.7 million, or 19%, to $16.4 million for the year ended December 31, 2004 from $13.7 million for the year ended December 31, 2003, primarily due to an increase in depreciation and amortization of computer equipment and internal-use software. As a percentage of total net revenues, occupancy, depreciation and amortization expenses were 3% and 2% for the years ended December 31, 2004 and 2003, respectively.

              Communications.    Communications expenses increased $1.5 million, or 20%, to $9.0 million during the year ended December 31, 2004 from $7.5 million for the year ended December 31, 2003, primarily due to an increase in the data line costs. As a percentage of total net revenues, communications expenses were 2% and 1% for the years ended December 31, 2004 and 2003, respectively.

              General and Administrative.    General and administrative expenses decreased by $1.2 million, or 7%, to $17.0 million for the year ended December 31, 2004 from $18.2 million for the year ended December 31, 2003, primarily due to reductions in exchange membership lease fees and other administrative fees, which were partially offset by increased advertising expenses for the electronic brokerage business and additional fees for professional services. As a percentage of total net revenues, general and administrative expenses were 3% for each of the years ended December 31, 2004 and 2003.

              Income Tax Expense.    As a limited liability company, historically, most of our income has not been subject to corporate tax but, instead, our members have been taxed on their proportionate share of the net income. Our income tax expense reflects taxes payable by certain of our non-U.S. companies. Income tax expense decreased by $0.3 million, or 2%, to $19.6 million for the year ended December 31, 2004 from $19.9 million for the year ended December 31, 2003 due to lower taxable earnings at certain non-U.S. operating companies.

              Net Income.    Net income decreased by $74.5 million, or 22%, to $270.4 million for the year ended December 31, 2004 from $344.9 million for the year ended December 31, 2003. Net income as a percentage of net revenues was 48% for the year ended December 31, 2004 as compared to 57% for the year ended December 31, 2003.

Business Segments

              The following sections discuss results of our operations by business segment, excluding a discussion of corporate income and expense. In the following tables, revenues and expenses directly associated with each segment are included in determining pretax earnings. Due to the integrated nature of the business segments, estimates and judgments have been made in allocating certain revenues and expense items. Transactions between segments generally results from one subsidiary facilitating the business of another subsidiary through the use of its existing trading memberships and clearing arrangements. In such cases, certain revenue and expense items are eliminated in order to accurately reflect the external business conducted in each segment. Rates on transactions between segments are designed to approximate full costs. In addition to execution and clearing expenses, which are the main cost driver for both the market making segment and the electronic brokerage segment, each segment's operating expenses include (i) employee compensation and benefits expenses that are incurred directly in support of the businesses, (ii) general and administrative expenses, which include directly incurred expenses for property leases, professional fees, travel and entertainment, communications and information services, equipment, and (iii) indirect support costs (including compensation and other related operating expenses) for administrative services provided by IBG LLC. Such administrative services include, but are not limited to, computer software development and support, accounting, tax, legal and facilities management.

Market Making

              The following table sets forth the results of our market making operations for the indicated periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in millions)

Consolidated Statement of Income Data:
Revenues:
Trading gains	$479.9	$421.1	$637.9	$470.4	$629.3
Commissions and execution fees	—	—	—	—	—
Interest income(1)	41.7	52.3	211.1	128.9	364.7
Other income(1)	10.8	6.3	22.6	18.7	15.7

Total revenues	532.4	479.7	871.6	618.0	1,009.7
Interest expense(1)	43.9	51.2	133.1	80.4	270.2

Total net revenues(1)	488.5	428.5	738.5	537.6	739.5
Non-interest expenses:
Execution and clearing(1)	99.8	113.2	151.4	105.8	146.6
Employee compensation and benefits	44.6	40.6	41.4	33.6	39.5
Occupancy, depreciation and amortization	8.7	9.3	11.0	8.0	7.8
Communications	5.4	6.1	6.0	4.6	4.8
General and administrative	19.7	18.2	23.5	16.4	18.4

Total non-interest expenses(1)	178.2	187.4	233.3	168.4	217.1

Income before income tax	310.3	241.1	505.2	369.2	522.4
Income tax expense	19.1	18.4	32.1	26.3	19.8

Net income	$291.2	$222.7	$473.1	$342.9	$502.6

(1)
The consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

              Net Revenues.    Market making net revenues increased $201.9 million, or 38%, to $739.5 million for the nine months ended September 30, 2006 from $537.6 million for the nine months ended September 30, 2005. Trading gains increased $158.9 million, or 34%, from the nine months ended September 30, 2005, primarily attributable to increased transaction volume in the markets in which we participate and to improvements in our market making systems. During the nine months ended September 30, 2006, we executed 48.7 million trades compared to 39.8 million trades during the nine months ended September 30, 2005. Trading gains also include translation gains and losses, which are incurred primarily in our European market making operations where our trading assets and liabilities are denominated in multiple currencies. Translation gains and losses fluctuate with exchange rates and with changes in the composition of our trading assets and liabilities. During the nine months ended September 30, 2006, market making translation losses of $53.8 million were incurred as compared to translation gains of $35.6 million for the comparable prior period. Net interest income increased $46.0 million, or 95%, primarily attributable to increased securities lending activity resulting from the continuing integration of our securities lending system with our trading system and to higher interest rates.

              Non-interest Expenses.    Market making non-interest expenses increased $48.7 million, or 29%, to $217.1 million for the nine months ended September 30, 2006 from $168.4 million for the nine months ended September 30, 2005. Of this increase, $40.8 million consisted of higher execution and clearing expenses, an increase of 39% over the nine months ended September 30, 2005, reflecting greater trading volume in the period. Employee compensation and benefits expenses increased $5.9 million, or 18%, over the nine months ended September 30, 2005 and other non-interest expenses were relatively stable. As a percentage of total net revenues for the market making segment, non-interest expenses were 29% and 31% for the nine months ended September 30, 2006 and September 30, 2005, respectively.

              Income Before Income Taxes.    Market making income before income taxes increased $153.2 million, or 41%, to $522.4 million for the nine months ended September 30, 2006 from $369.2 million for the nine months ended September 30, 2005. As a percentage of total net revenues for the market making segment, income before income taxes were 71% and 69% for the nine months ended September 30, 2006 and September 30, 2005, respectively.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

              Net Revenues.    Market making net revenues increased $310 million, or 72%, to 738.5 million for the year ended December 31, 2005 from $428.5 million for the year ended December 31, 2004. Trading gains increased $216.8 million, or 51%, over 2004, primarily attributable to increased trading activity and withdrawal of competitors from the business. Intense competition resulting from new market makers and other professionals entering the market and a corresponding compression of bid/offer spreads that marked 2004 subsided in 2005. During the year ended December 31, 2005, we executed 54.1 million trades compared to 41.5 million trades during the year ended December 31, 2004. Trading gains also include translation gains and losses, which are incurred primarily in our European market making operations where our trading assets and liabilities are denominated in multiple currencies. Translation gains and losses fluctuate with exchange rates and with changes in the composition of our trading assets and liabilities. For the year ended December 31, 2005, foreign currency translation gains were $42.1 million as compared to translation losses of $20.3 million for the year ended December 31, 2004. Net interest income increased $76.9 million, or 6991%, attributable to increased securities lending activity resulting from the integration of our securities lending system with our trading system and to higher interest rates.

              Non-interest Expenses.    Market making non-interest expenses increased $45.9 million, or 24%, to $233.3 million for the year ended December 31, 2005 from $187.4 million for the year ended December 31, 2004. Of this increase, $38.2 million was due to higher execution and clearing expenses, an increase of 34% from 2004. The increase in execution and clearing expenses is consistent with the 30% increase in trading volumes. Other non-interest expenses had relatively minor increases. As a percentage of total net revenues for the market making segment, non-interest expenses were 32% and 44% for the years ended December 31, 2005 and 2004, respectively, a decrease that is attributable to the relatively greater increase in trading gains over these expenses.

              Income Before Income Taxes.    Market making income before income taxes increased $264.1 million, or 110%, to $505.2 million for the year ended December 31, 2005 from $241.1 million for the year ended December 31, 2004. As a percentage of total net revenues for the market making segment, income before income taxes were 68% and 56% for the years ended December 31, 2005 and 2004, respectively.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

              Net Revenues.    Market making net revenues decreased $60.0 million, or 12%, to $428.5 million for the year ended December 31, 2004 from $488.5 million for the year ended December 31, 2003. Trading gains decreased $58.8 million, or 12%, to $421.1 million for the year ended December 31, 2004 from $479.9 million in 2003, primarily attributable to increased competition, as new market makers and other professionals entered the market and existing market makers launched new systems, all attempting to capture a greater market share with narrower bid/offer spreads and larger quote sizes. During the year ended December 31, 2004, we executed 41.5 million market maker trades compared to 32.8 million trades during the year ended December 31, 2003. Trading gains also include translation gains and losses, which are incurred primarily in our European market making operations where our trading assets and liabilities are denominated in multiple currencies. Translation gains and losses fluctuate with exchange rates and with changes in the composition of our trading assets and liabilities. Foreign currency translation losses of $20.3 million were incurred for the year ended December 31, 2004, compared to translation losses of $3.3 million for the year ended December 3, 2003.

              Non-interest Expenses.    Market making non-interest expenses increased $9.2 million, or 5%, to $187.4 million for the year ended December 31, 2004 from $178.2 million for the year ended December 31, 2003. This increase was primarily due to an increase of $13.4 million in execution and clearing expenses, an increase of 13% from the year ended December 31, 2003, partially offset by a decrease of $4.0 million, or 9%, in employee compensation and benefits. Other non-interest expenses were relatively stable. As a percentage of total net revenues for the market making segment, non-interest expenses were 44% and 36% for the years ended December 31, 2004 and 2003, respectively.

              Income Before Income Taxes.    Market making income before income taxes decreased $69.2 million, or 22%, to $241.1 million for the year ended December 31, 2004 from $310.3 million for the year ended December 31, 2003. As a percentage of total net revenues for the market making segment, income before income taxes were 56% and 64% for the years ended December 31, 2004 and 2003, respectively.

Electronic Brokerage

              The following table sets forth the results of our electronic brokerage operations for the indicated periods:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(Unaudited)
	(Dollars in thousands)
Consolidated Statement of Income Data:
Revenues:
Commissions and execution fees	$93.0	$112.0	$132.2	$96.1	$128.0
Interest income(1)	17.9	28.8	65.0	41.0	114.0
Other income(1)	2.7	4.1	31.5	18.1	51.8

Total revenues	113.6	144.9	228.7	155.2	293.8
Interest expense(1)	5.5	11.7	43.4	27.3	77.0

Total net revenues(1)	108.1	133.2	185.3	127.9	216.8
Non-interest expenses:
Execution and clearing(1)	27.7	39.3	63.6	48.5	84.3
Employee compensation and benefits	14.0	18.1	22.1	16.3	20.8
Occupancy, depreciation and amortization	1.7	3.1	4.4	3.1	4.3
Communications	2.1	2.9	4.5	3.2	4.3
General and administrative	14.4	24.2	31.4	21.1	25.6

Total non-interest expenses(1)	59.9	87.6	126.0	92.2	139.3

Income before income tax	48.2	45.6	59.3	35.7	77.5
Income tax expense	0.2	0.8	1.2	0.8	1.2

Net income	$48.0	$44.8	$58.1	$34.9	$76.3

(1)    The consolidated statement of income data reflects a restatement to correctly classify securities lending fee income and expense as components of interest income and expense. Securities loaned fee income was previously included in other income and securities borrowed fee expense was previously included in execution and clearing expenses, respectively.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

              Net Revenues.    Electronic brokerage net revenues increased $88.9 million, or 70%, to $216.8 million for the nine months ended September 30, 2006 from $127.9 million for the nine months ended September 30, 2005 primarily due to higher commissions and execution fees and net interest income, which increased $31.9 million, or 33%, and $23.3 million, or 170%, respectively. These increases reflect strong growth in the number of new customer accounts and significantly higher customer trading activity combined with commensurate increases in cash and margin debit balances. Total DARTs from cleared and execution-only customers increased 54% to 196,000 during the nine months ended September 30, 2006 compared to 127,000 during the nine months ended September 30, 2005. DARTs from cleared customers increased 47% to 157,000 during the nine months ended September 30, 2006 compared to 107,000 during the nine months ended September 30, 2005. Total customer account equity grew by 64% to $5.4 billion at September 30, 2006 from $3.3 billion at September 30, 2005. Commissions growth due to volume was partially offset by the lower U.S. stock trade commissions that we introduced in November 2005, which resulted in a 13% decrease in average commissions. The primary component of other income was payment for order flow received through programs administered by U.S. options exchanges and it was largely offset by payment for order flow expense.

              Non-interest Expenses.    Electronic brokerage non-interest expenses increased $47.1 million, or 51%, to $139.3 million for the nine months ended September 30, 2006 from $92.2 million for the nine months ended September 30, 2005. Of this increase, $35.8 million reflected a 74% increase in execution and clearing expenses from the nine months ended September 30, 2005. This increase was driven by higher customer trading volume and greater payment for order flow expense incurred in order to attract volume to our system. As a percentage of total net revenues for the electronic brokerage segment, non-interest expenses were 64% and 72% for the nine months ended September 30, 2006 and 2005, respectively. Electronic brokerage non-interest expenses decreased as a percentage of total net revenues primarily due to higher growth rates of commissions and execution fees and net interest income over expense levels required to support the increase in business activities.

              Income Before Income Taxes.    Electronic brokerage income before income taxes increased $41.8 million, or 117%, to $77.5 million for the nine months ended September 30, 2006 from $35.7 million for the nine months ended September 30, 2005. As a percentage of total net revenues for the electronic brokerage segment, income before income taxes were 36% and 28% for the nine months ended September 30, 2006 and 2005, respectively.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

              Net Revenues.    Electronic brokerage net revenues increased $52.1 million, or 39%, to $185.3 million for the year ended December 31, 2005 from $133.2 million for the year ended December 31, 2004. Commissions and execution fees increased $20.2 million, or 18%, over the prior year. The primary factor driving this increase was higher trading volume associated with new account openings that resulted from our improved system offerings and our marketing efforts. Total DARTs from cleared and execution-only customers increased 29% to 134,000 during the year ended December 31, 2005 compared to 104,000 during the year ended December 31, 2004. DARTs from cleared customers increased 16% to 111,000 during the year ended December 31, 2005 compared to 96,000 during the year ended December 31, 2004. In addition, other income increased due to higher payment for order flow received through programs administered by U.S. options exchanges, which is largely offset by payment for order flow expense.

              Non-interest Expenses.    Electronic brokerage non-interest expenses increased $38.4 million, or 44%, for the year ended December 31, 2005 to $126.0 million from $87.6 million for the year ended December 31, 2004. Of this increase, execution and clearing expenses increased $24.3 million or 62% from 2004, which was directly attributable to higher customer trading volume. The remaining $14.1 million increase in other non-interest expenses was comprised of general increases in expense levels, most notably employee compensation and benefits, which increased $4.0 million or 22% as employees were added to support continued growth. As a percentage of total net revenues for the electronic brokerage segment, non-interest expenses were 68% and 66% for the years ended December 31, 2005 and 2004, respectively.

              Income Before Income Taxes.    Electronic brokerage income before income taxes increased $13.7 million, or 30%, to $59.3 million for the year ended December 31, 2005 from $45.6 million for the year ended December 31, 2004. As a percentage of total net revenues for the electronic brokerage segment, income before income taxes were 32% and 34% for the years ended December 31, 2005 and 2004, respectively.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

              Net Revenues.    Electronic brokerage net revenues increased $25.1 million, or 23%, to $133.2 million for the year ended December 31, 2004 from $108.1 million for the year ended December 31, 2003. This increase was driven primarily by increased customer trading volume on a growing customer base. Total DARTs from cleared and execution-only customers increased 24% to 104,000 during the year ended December 31, 2004 compared to 84,000 during the year ended December 31, 2003. DARTs from cleared customers increased 23% to 96,000 during the year ended December 31, 2004 compared to 78,000 during the year ended December 31, 2003.

              Non-interest Expenses.    Electronic brokerage non-interest expenses increased $27.7 million, or 46%, to $87.6 million for the year ended December 31, 2004 from $59.9 million for the year ended December 31, 2003. Execution and clearing expenses, the largest component of non-interest expenses, increased $11.6 million, or 42%, from 2003, primarily due to increased customer trading volume. In addition, general and administrative expenses increased $9.8 million, or 68%, and other expenses rose modestly, in support of this growing business. As a percentage of total net revenues for the electronic brokerage segment, non-interest expenses were 66% and 55% for the years ended December 31, 2004 and 2003, respectively. Electronic brokerage non-interest expenses increased as a percentage of total net revenues primarily due to reduced commission rates offered to customers.

              Income Before Income Taxes.    Electronic brokerage income before income taxes decreased $2.6 million, or 5%, to $45.6 million for the year ended December 31, 2004 from $48.2 million for the year ended December 31, 2003. As a percentage of total net revenues for the electronic brokerage segment, income before income taxes were 34% and 45% for the years ended December 31, 2004 and 2003, respectively.

Liquidity and Capital Resources

              We maintain a highly liquid balance sheet. The majority of our assets consist of marketable securities inventories, which are marked to market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist primarily of securities borrowed, receivables from clearing houses for settlement of securities transactions and, to a lesser extent, customer margin loans and securities purchased under agreements to resell.

              Total assets increased $9.2 billion to $24.3 billion at December 31, 2005 from $15.1 billion at December 31, 2004, primarily due to increases of $4.8 billion in securities borrowed and $3.3 billion in trading assets. These increases were driven by a controlled expansion of securities positions held by our market making subsidiaries to facilitate increased securities lending balances and corresponding net interest income. The $944.2 million increase in cash and cash equivalents and cash and securities segregated for regulatory purposes or deposited with clearing organizations was partially offset by an $888 million increase in payables to customers, resulting from strong growth in our electronic brokerage business. Funding was provided by a $4.7 billion increase in securities sold but not yet purchased and a $2.9 billion increase in securities loaned. At September 30, 2006, total assets were $32.2 billion of which approximately $32.0 billion, or 99.4%, were considered liquid and consisted predominantly of marketable securities.

              Daily monitoring of liquidity needs and available collateral levels is undertaken to help ensure that an appropriate liquidity cushion in the form of unpledged collateral is maintained at all times. Our ability to quickly reduce funding needs by balance sheet contraction without adversely affecting our core businesses and to pledge additional collateral in support of secured borrowings is continuously evaluated to ascertain the adequacy of our capital base.

              In order to provide additional liquidity and to further increase our regulatory capital reserves, we issue senior notes and we maintain a committed senior secured revolving credit facility from a syndicate of banks (see "—Principal Indebtedness" below). As of September 30. 2006, borrowings under these facilities totaled $293.7 million, which represented 10% of our total capitalization. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured revolving credit facility will be adequate to meet our future liquidity needs for at least the next twelve months.

              Historically, our consolidated equity has consisted primarily of accumulated retained earnings, which to date have been sufficient to fund our operations and growth. Consolidated equity increased from $749.9 million at December 31, 2000 to $2.2 billion at December 31, 2005, representing a CAGR of 24% over this five-year period. Consolidated equity at September 30, 2006 was $2.6 billion.

    Regulatory Capital Requirements

              The regulatory capital computations at our market making broker-dealer subsidiaries are largely driven by "haircut" charges levied on market making securities and futures positions. Timber Hill LLC (TH LLC), our SEC-registered broker-dealer subsidiary that conducts our U.S. market making activities, is subject to the Uniform Net Capital Rule (Rule 15c3-1) (Net Capital Rule) under the Exchange Act, which requires the maintenance of minimum net capital. At December 31, 2005, TH LLC had net capital of $442.2 million, which was $434.9 million in excess of required net capital. At September 30, 2006, TH LLC had net capital of $979.1 million, which was $965.2 million in excess of required net capital.

              Interactive Brokers LLC, our SEC-registered broker-dealer subsidiary that conducts our U.S. brokerage activities, is also subject to the Net Capital Rule. At December 31, 2005, IB had net capital of $172.4 million, which was $157.4 million in excess of required net capital. At September 30, 2006, IB had net capital of $245.5 million, which was $224.1 million in excess of required net capital.

              TH LLC and IB are also registered futures commissions merchants and are subject to, and at September 30, 2006 were in compliance with the CFTC's minimum financial requirements.

              Our non-U.S. market making and brokerage subsidiaries are also subject to various foreign net capital and minimum financial requirements and were in full compliance with such regulatory capital requirements as of December 31, 2005 and September 30, 2006. Our most significant international market making subsidiary, Timber Hill Europe AG (THE), is registered to do business in Switzerland as a securities dealer and is subject to the Swiss National Bank eligible equity requirement. At December 31, 2005, THE had eligible equity of $543.9 million, which was $409.9 million in excess of the minimum requirement. At September 30, 2006, THE had eligible equity of $571.5 million, which was $356.7 million in excess of the minimum requirement.

              Our most significant international brokerage subsidiary, Interactive Brokers (U.K.) Limited (IBUK), is subject to the U.K. FSA's financial resources requirement. At December 31, 2005, IBUK had financial resources, as defined, of $28.4 million, which was $26.5 million in excess of the minimum requirement. At September 30, 2006, IBUK had financial resources, as defined, of $33.2 million, which was $31.1 million in excess of the minimum requirement.

Cash Flows

              The following table sets forth our cash flows from operating activities, investing activities and financing activities for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
	(in millions)
Cash provided by (used in) operating activities	$100.2	$(179.8)	$(110.5)	$(167.5)	$53.4
Cash provided by (used in) investing activities	(21.4)	(18.4)	(9.7)	(4.9)	(34.2)
Cash provided by (used in) financing activities	(162.8)	79.9	374.1	297.9	225.9
Effect of exchange rate changes on cash and cash equivalents	25.2	4.4	(14.5)	(9.6)	8.8

Increase (decrease) in cash and cash equivalents	$(58.8)	$(113.9)	$239.4	$115.9	$253.9

              Cash flow from operating activities.    Our cash flows from operating activities are largely a reflection of the size and composition of trading positions held by our market making subsidiaries and of the changes in customer cash and margin debit balances in our electronic brokerage business. For example, larger long stock positions give rise to increases in securities loaned as we finance these holdings and larger short stock positions give rise to increases in securities borrowed to enable delivery of shares sold short. Through our automated pricing and risk management software, we are able to control the asset and liability mix of our positions by setting interest rates (for stocks) and discount rates (for options) accordingly, which, in turn, influence the amount of cash that we borrow and lend. In our electronic brokerage business, as brokerage customers deposit or borrow cash, our investments of these funds increase or decrease accordingly.

              Net cash provided by operating activities for the nine months ended September 30, 2006 was $53.4 million. The primary components of cash used in operating activities were an increase of $860.0 million of cash and securities—segregated under federal and other obligations, reflecting growth in customer cash balances, and an increase of $626.1 million in trading assets, net of trading liabilities, reflecting normal changes in the makeup of market making positions. Uses of cash were more than offset by sources of cash, which were made up primarily of an increase of $706.2 million in payables to customers, net of receivables from customers, reflecting growth in customer cash balances; an increase of $181.0 million in other payables, net of other receivables, primarily to clearing organizations; and net income of $578.3 million. Net cash used in operating activities for the nine months ended September 30, 2005 was $167.5 million. The primary components of cash used in operating activities were an increase in securities borrowed, net of securities loaned, of $2.4 billion and a $489.6 million increase in cash and securities segregated for customers. These uses of cash were partially offset by an increase in securities sold, net of an increase in securities owned, of $1.8 billion; an increase of $485.1 million in payables to customers, net of customer receivables; and net income of $379.5 million.

              Net cash used in operating activities for the year ended December 31, 2005 was $110.5 million. The primary components of cash used in operating activities were an increase of $1.9 billion in securities borrowed, net of securities loaned, reflecting a relative increase in short stock positions held for market making; and an increase of $704.8 million in cash and securities—segregated under federal and other obligations, reflecting investment of new customer funds. These uses of cash were partially offset by an increase of $1.3 billion in trading liabilities, net of trading assets, which is the driver for increased securities borrowing activity; an increase of $720.8 million in payables to customers, net of receivables from customers, reflecting growth in the electronic brokerage business; and net income of $535.5 million. Net cash used in operating activities for the year ended December 31, 2004 was $179.8 million. The primary components of cash used in operating activities were an increase of $813.0 million in trading assets, net of trading liabilities, reflecting normal changes in the makeup of market making positions; and an increase of $362.1 million in cash and securities—segregated under federal and other obligations, reflecting large customer cash balances. These uses of cash were partially offset by an increase of $329.6 million in payables to customers, net of receivables from customers, and net income of $270.4 million. Net cash provided by operating activities for the year ended December 31, 2003 was $100.2 million. The primary components of cash provided by operating activities were an increase of $432.2 million in payables to customers, net of receivables from customers; an increase of $114.8 million in trading liabilities, net of trading assets; and net income of $344.9 million. These increases in cash were partially offset by an increase of $268.8 million in cash and securities—segregated under federal and other obligations and an increase of $206.6 million in other receivables, primarily from clearing organizations.

              Cash flow from investing activities.    Our investing activities are primarily comprised of capitalizable in-house software development; purchases and sales of memberships at exchanges where we trade; and, more recently, investments in exchanges where such investments will enable us to offer better execution alternatives to our current and prospective customers or create new opportunities for ourselves as market makers or where we can influence exchanges to provide competing products at better prices using sophisticated technology.

              Net cash used for investing activities for the nine months ended September 30, 2006 was $34.2 million. Investments in One Chicago, LLC ($20.0 million), ISE Stock Exchange, LLC ($4.25 million) and CBOE Stock Exchange, LLC ($2.25 million) and additions to property and equipment of $8.3 million were the primary investing activities undertaken. Net cash used in investing activities for the nine months ended September 30, 2005 was $4.9 million and included additions to property and equipment of $8.0 million, partially offset by $3.1 million in proceeds from sales of investments in exchanges and trading rights. Net cash used in investing activities for the year ended December 31, 2005 was $9.7 million, comprised of $12.8 million in additions to property and equipment, which was partially offset by proceeds of $3.1 million from sales of exchange investments and trading rights. Net cash used in investing activities for the year ended December 31, 2004 was $18.4 million, comprised of additions to property and equipment of $11.4 million, purchases of exchange seats and trading rights of $5.3 million and $1.7 million for investments made in exchanges. Net cash used in investing for the year ended December 31, 2003 of $21.4 million was comprised of additions to property and equipment of $9.5 million, the purchase of exchange seats of $9.2 million and net investments in exchanges of $2.7 million.

              Cash flow from financing activities.    Our cash flows from financing activities are comprised of short-term borrowings, long-term borrowings and capital transactions. Short-term borrowings from banks are part of our daily cash management in support of operating activities. Long-term borrowings provide us with flexible sources of excess liquidity and regulatory capital and they include a committed senior secured revolving credit facility from a syndicate of banks that was initiated in May 2006 and senior notes issued in private placements to certain qualified customers of IBG LLC. IBG LLC uses the proceeds from the credit facility and from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries, primarily in the form of subordinated loans. Historically, our capital transactions have been comprised primarily of distributions paid to provide members with funds to meet their income tax obligations arising from their respective percentages of IBG LLC's income. New member interest contributions and redemptions of member interests have made up a smaller part of our capital transactions.

              Net cash provided by financing activities for the nine months ended September 30, 2006 was $225.9 million, comprised of $395.3 million from the issuance of senior notes, offset by $416.3 million in senior note redemptions; a $242.3 million increase in short-term borrowings; $150.0 million in borrowings under our senior secured revolving credit facility, which facility was initiated in May 2006. Because the senior notes and the revolving credit facility are both sources of regulatory capital in our broker-dealer subsidiaries, we manage the amounts borrowed to maintain a comfortable excess of regulatory capital. During the nine months ended September 30, 2006 we targeted a reduction in the senior notes as the revolving credit facility became available. These increases were offset by $152.0 million in distributions paid to members to meet income tax obligations on IBG LLC's income and net member contributions of $6.6 million. Net cash provided by financing activities for the nine months ended September 30, 2005 was $297.9 million, comprised of $414.3 million from the issuance of senior notes, partially offset by $358.7 million in senior note redemptions and an increase in short-term borrowings of $315.4 million. These increases were partially offset by $78.0 million in distributions paid to members and net member contributions of $4.8 million. Net cash provided by financing activities for the year ended December 31, 2005 was $374.1 million and included $549.0 million from the issuance of senior notes, partially offset by $493.2 million in senior notes redemptions, and increased short-term borrowings of $403.3 million. These increases were offset by $88.5 million in distributions paid to members during the year ended December 31, 2005 and net member contributions of $3.5 million. Net cash provided by financing activities for the year ended December 31, 2004 was $79.9 million, comprised primarily of $335.4 million from the issuance of senior notes, partially offset by $270.3 million in senior note redemptions, accompanied by a $87.9 million increase in short-term borrowings and net member contributions of $7.7 million. These increases were offset by $80.8 million in distributions paid to members. Net cash used in financing activities for the year ended December 31, 2003 was $162.8 million, comprised of $105.8 million in distributions paid to members and a $98.8 million decrease in short-term borrowings. These uses were offset by $117.2 million from the issuance of senior notes, partially offset by $84.3 million in senior notes redemptions, and net member contributions of $8.9 million.

Principal Indebtedness

              IBG LLC is the borrower under a $300.0 million senior secured revolving credit facility and is the issuer of senior notes of which $150.0 million and $143.7 million were outstanding, respectively, as of September 30, 2006.

    Senior Secured Revolving Credit Facility

              On May 19, 2006, IBG LLC entered into a $300.0 million three-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A., as syndication agent, and Citibank, N.A. and HSBC Bank USA National Association, as co-syndication agents. IBG LLC is the sole borrower under this credit facility, which is required to be guaranteed by IBG LLC's domestic non-regulated subsidiaries (currently there are no such entities). The facility is secured by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries). The facility may be used to finance working capital needs and general corporate purposes, including downstreaming funds to IBG LLC's regulated broker-dealer subsidiaries as regulatory capital. This allows IBG LLC to take advantage of market opportunities when they arise, while maintaining substantial excess regulatory capital. The financial covenants contained in this credit facility are as follows:

    •
    minimum net worth of $1.5 billion, with quarterly increases equal to 25% of positive consolidated income;

    •
    maximum total debt to capitalization ratio of 30%;

    •
    minimum liquidity ratio of 1.0 to 1.0; and

    •
    maximum total debt to net regulatory capital ratio of 35%.

    Senior Notes

              IBG LLC periodically issues senior notes in private placements to certain qualified customers of IBG LLC. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. The outstanding senior notes either have a 7% or 8% interest rate and either a 15-month or an 18-month maturity, respectively. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

              IBG LLC had $164.7 million and $143.7 million of senior notes outstanding at December 31, 2005 and September 30, 2006, respectively. In 2005, IBG LLC redeemed $493.2 million of senior notes, which included $108.8 million of senior notes outstanding at December 31, 2004 and issued $549.0 million in new senior notes. Through September 2006, IBG LLC redeemed senior notes totaling $416.3 million, including all senior notes that were outstanding at December 31, 2005, and issued $395.3 million in new senior notes.

              The senior notes are secured, along with the senior secured revolving credit facility, by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries).

              The senior notes contain covenants that may limit IBG LLC's ability to:

    •
    incur, or permit its subsidiaries to incur, additional indebtedness;

    •
    create, or permit its subsidiaries to create, liens on any capital stock or equity interests of its subsidiaries;

    •
    declare and pay dividends or make other equity distributions; and

    •
    consolidate, merge or sell all or substantially all of its assets.

Capital Expenditures

              Our capital expenditures are comprised of compensation costs of our software engineering staff for development of software for in-house use and expenditures for computer, networking and communications hardware. Both of these are reported in the property and equipment category. Capital expenditures for property and equipment were $8.3 million and $8.0 million for the nine months ended September 30, 2006 and 2005, respectively. We anticipate that our 2007 gross capital expenditures will approximate $20.0 million, including planned construction of a data center in Chicago, Illinois that will complement and back up our primary U.S. data center in Greenwich, Connecticut. We expect our future capital expenditures to rise as we continue our focus on technology infrastructure initiatives in order to further enhance our competitive position. We anticipate that we will fund capital expenditures with cash from operations and cash on hand. In response to changing economic conditions, we believe we have the flexibility to modify our capital expenditures by adjusting them (either upward or downward) to match our actual performance. If we pursue any strategic acquisitions, we may incur additional capital expenditures.

Certain Information Concerning Off-Balance Sheet Arrangements

              Our subsidiaries derive revenues from buying and selling a variety of financial instruments. Certain of these instruments, including equity options and futures products, give rise to off-balance-sheet risk. Risk arises from changes in the value of these contracts (market risk) and also from the potential inability of counterparties to perform under the terms of the contracts (credit risk). Our market making subsidiaries rely upon proprietary computer systems that reevaluate our prices each second in order to minimize market risk inherent in their portfolios at any moment. Credit risk is limited in that substantially all of the contracts entered into are settled directly at securities and commodities clearing houses or through member firms and banks with substantial financial and operational resources. Such clearing firms and banks are subject to the rules and regulations of the various contract markets in which they operate. Our subsidiaries' exposure is also limited in most locations by the segregation of assets, which protects our subsidiaries in the event of a bankruptcy or other disruption of business at the clearing firm or bank. Our subsidiaries also seek to control credit risk by following an established credit approval process prior to beginning business with a new counterparty.

              Certain of our subsidiaries enter into securities purchased under agreements to resell transactions and securities sold under agreements to repurchase transactions (repos) in addition to securities borrowing and lending arrangements, all of which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. In accordance with industry practice, repos are collateralized by securities with a market value in excess of the obligation under the contract. Similarly, securities borrowed and loaned agreements are collateralized by deposits and receipts of cash. Our subsidiaries attempt to minimize credit risk associated with these activities by monitoring collateral values on a daily basis and requiring additional collateral to be deposited with or returned to our subsidiaries when deemed necessary.

              Securities sold but not yet purchased represent obligations of our subsidiaries to deliver the specified securities at the contracted price and, thereby, may create a liability to repurchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as our subsidiaries' repurchase of such securities may exceed the amount reported in our consolidated statement of financial condition. Our continuous pricing and risk management systems are designed to minimize such risk on an overall portfolio basis.

    Contractual Obligations Summary

Our contractual obligations principally include obligations associated with our outstanding indebtedness and interest payments as of September 30, 2006.

	Payments Due by Year
	Total	2006	2007-2008	2009-2010	Thereafter
	(in millions)
Senior notes	$143.7	$—	$143.7	$—	$—
Interest payments on senior notes(1)	12.6	2.7	9.9	—	—
Senior secured revolving credit facility	150.0	—	—	150.0	—
Interest payments on senior secured revolving credit facility(1)	32.3	2.2	17.8	12.3	—
Operating leases	41.9	1.5	11.3	10.7	18.4

Total contractual cash obligations	$380.5	$6.4	$182.7	$173.0	$18.4

(1)
Future principal and interest payments are calculated based on the assumption that all debt is outstanding until maturity.

              Additionally, as of September 30, 2006, we provide standby letters of credit to clearing houses totaling $8.2 million, which expire at various dates through March 2007.

Seasonality

              Our business is subject to seasonal fluctuations, reflecting varying numbers of market participants at times during the year and varying numbers of trading days from quarter to quarter, including declines in trading activity due to holidays. Typical seasonal trends may be superseded by market or world events, which can have a significant impact on prices and trading volume.

Inflation

              Although we cannot accurately anticipate the effect of inflation on our operations, we believe that inflation has not had for the three most recent years, and is not likely in the foreseeable future to have, a material impact on our results of operations.

Strategic Investments and Acquisitions

              We periodically engage in evaluations of potential strategic investments and acquisitions. In March 2006, IBG LLC invested $20.0 million in OneChicago LLC and $4.25 million in the newly-created ISE Stock Exchange, LLC. In July 2006, IBG LLC committed to invest $4.5 million in the newly-created CBOE Stock Exchange, LLC, 50% of which has been funded as of September 30, 2006. OneChicago LLC operates an electronic futures trading platform that currently trades SSF contracts. ISE Stock Exchange, LLC operates an electronic equities trading platform that was launched in September 2006. CBOE Stock Exchange, LLC plans to operate an electronic trading platform and as of September 30, 2006 was in a developmental stage. We intend to continue making acquisitions on an opportunistic basis generally only when the acquisition candidate will, in our opinion, enable us to acquire either technology or customers faster than we could develop them on our own. Currently, there are no definitive agreements with respect to any material acquisition.

Recent Accounting Pronouncements

              In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 was issued. The Company does not anticipate that the adoption of SFAS No. 154 will have a material effect on the Company's consolidated financial condition or results of operations.

              In June 2005, EITF reached a consensus on Issue 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (EITF 04-5). EITF 04-5 presumes that a general partner (or managing member in the case of a limited liability company) controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF 04-5 was effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified. The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. Adoption of EITF 04-5 in the first quarter of 2006 did not have a material effect on our consolidated financial statements.

              On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123R). In April 2005, the SEC delayed the effective date for SFAS No. 123R until the first fiscal year beginning after June 15, 2005. As a result of the SEC ruling, we adopted the provisions of SFAS No. 123R in the first quarter of 2006. SFAS No. 123R clarifies and amends the guidance of SFAS No. 123 in several areas, including measuring fair value, classifying an award as equity or as a liability, attributing compensation cost to service periods and accounting for forfeitures of awards. The Company adopted SFAS No. 123R using the prospective method and accordingly the adoption did not have a material impact on our consolidated financial statements.

              In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN No. 48), which is effective for fiscal years beginning after December 15, 2006. FIN No. 48 requires enterprises to assess and account for the effect of uncertainty of tax positions taken or to be taken on tax returns in their financial statements. Adoption of FIN No. 48 is not expected to have a material effect on our consolidated financial statements.

              In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Adoption of SFAS No. 157 is not expected to have a material impact on the Company's results of operations or financial position.

              In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB No. 108). SAB No. 108 is effective for annual financial statements for fiscal years ending after November 15, 2006, and requires registrants to assess the effects of correcting prior years' misstatements on the current year's statement of income. The cumulative effect, if any, of initial application is to be reported as of the beginning of such fiscal year. Adoption of SAB No. 108 is not expected to have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

              We are exposed to various market risks. Our exposures to market risks arise from assumptions built into our pricing models, equity price risk, foreign currency exchange rate fluctuations related to our international operations, changes in interest rates which impact our variable-rate debt obligations, and risks relating to the extension of margin credit to our customers.

    Pricing Model Exposure

              Our strategy as a market maker is to calculate quotes a few seconds ahead of the market and execute small trades at tiny but favorable differentials as a result. This is made possible by our proprietary pricing model, which continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our entire portfolio each second. Certain aspects of the model rely on historical prices of securities. If the behavior of price movements of individual securities diverges substantially from what their historical behavior would predict, we might incur trading losses. We attempt to limit such risks by diversifying our portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security. Historically, our losses from these events have been immaterial in comparison to our annual trading profits.

    Foreign Currency Exposure

              As a result of our international market making activities and accumulated earnings in our foreign subsidiaries, our income and net worth is exposed to fluctuations in foreign exchange rates. Our European operations and some of our Asian operations are conducted by our Swiss subsidiary, THE. THE is regulated by the Swiss Federal Banking commission as a securities dealer and its financial statements are presented in Swiss francs. Accordingly, THE is exposed to certain foreign exchange risks as described below:

    •
    THE buys and sells futures contracts and securities denominated in various currencies and carries bank balances and borrows and lends such currencies in its regular course of business. At the end of each accounting period THE's assets and liabilities are translated into Swiss francs for presentation in its financial statements. The resulting gains or losses are reported as translation gain or loss in THE's income statement. When we prepare our consolidated financial statements, THE's Swiss franc balances are translated into U.S. dollars for GAAP purposes. THE's translation gains or losses appear as such on IBG LLC's income statement, included in trading gains.

    •
    THE's net worth is carried on THE's books in Swiss francs in accordance with Swiss accounting standards. At the end of each accounting period, THE's net worth is translated at the then prevailing exchange rate into U.S. dollars and the resulting gain or loss is reported in our statement of financial condition as "other comprehensive income," which is neither an income nor an expense item in our statement of income, in accordance with GAAP.

              Historically, we have taken the approach of not hedging the above exposures, based on the notion that the cost of constantly hedging over the years would amount to more than the random impact of rate changes on our non-U.S. dollar balances. For instance, an increase in the value of the Swiss franc would be unfavorable to the earnings of THE but would be counterbalanced to some extent by the fact that the yearly translation gain or loss into U.S. dollars is likely to move in the opposite direction.

              In late 2005, we began to expand our market making systems to incorporate cash forex and forex options in order to hedge our currency exposure at little or no cost. In September 2006, we began hedging our currency exposure throughout the day on a continuous basis. In connection with the development of our currency hedging strategy, we have determined to base our net worth in GLOBALs, where a GLOBAL is defined as consisting of 66 2/3 U.S. cents and 33 1/3 Euro cents. With the growth of our international operations, we foresee including other currencies in our definition of the GLOBAL. As our forex market making systems continue to develop, and as more exchanges trade more forex-based products electronically, we expect more trading volume to flow through this system and, accordingly, we expect to be able to manage the risks in forex in the same low cost manner as we currently manage the risks of our market making in equity-based products.

    Interest Rate Risk

              We had $150.0 million in variable-rate debt outstanding at September 30, 2006. These debt obligations are subject to fluctuations in interest rates at the end of each borrowing term, which impact the amount of interest we must pay. If variable interest rates were to increase by 1.0% per annum, the annual impact to our net income from debt obligations of this amount would be a reduction of $1.5 million. Under our senior secured revolving credit facility, we have the ability to choose borrowing tenors from overnight to twelve months, which permits us to minimize the risk of interest rate fluctuations.

              We pay our electronic brokerage customers interest based on benchmark overnight interest rates in various currencies. We typically invest a portion of these funds in U.S. government treasury securities with maturities of up to three months. If interest rates were to increase rapidly and substantially, in increments that were not reflected in the yields on these treasury securities, our net interest income from customer deposits would decrease. An unexpected increase of 0.25% would reduce our net annual interest income by approximately $1.0 million.

              We also face substantial interest rate risk due to positions carried in our market making business to the extent that long or short stock positions may have been established for future or forward dates on options or futures contracts and the value of such positions are impacted by interest rates. We hedge such risks by entering into interest rate futures contracts. To the extent that these futures positions do not perfectly hedge this interest rate risk, our trading gains may be adversely affected. The amount of such risk cannot be quantified.

    Dividend Risk

              We face dividend risk in our market making business as we derive significant revenues in the form of dividend income from our substantial inventory of equity securities, and must make significant payments in lieu of dividends on short positions in securities in our portfolio. Projected future dividends are an important component of pricing equity options and other derivatives, and incorrect projections may lead to trading losses. The amount of these risks cannot be quantified.

    Margin Credit

              We extend margin credit to our customers, which is subject to various regulatory requirements. Margin credit is collateralized by cash and securities in the customers' accounts. The risks associated with margin credit increase during periods of fast market movements or in cases where collateral is concentrated and market movements occur. During such times, customers who utilize margin credit and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of a liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities, that can expose them to risk beyond their invested capital.

              We expect this kind of exposure to increase with growth in our overall business. Because we indemnify and hold harmless our clearing firms from certain liabilities or claims, the use of margin credit and short sales may expose us to significant off-balance-sheet risk in the event that collateral requirements are not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations. As of September 30, 2006, we had $773.7 million in margin credit extended to our customers. The amount of risk to which we are exposed from the margin credit we extend to our customers and from short sale transactions by our customers is unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise or fall in stock prices. Our account level margin credit requirements meet or exceed those required by Regulation T of the Board of Governors of the Federal Reserve. As a matter of practice, we enforce real-time margin compliance monitoring and liquidate customers' positions if their equity falls below required margin requirements.

              We have a comprehensive policy implemented in accordance with SRO standards to assess and monitor the suitability of investors to engage in various trading activities. To mitigate our risk, we also continuously monitor customer accounts to detect excessive concentration, large orders or positions, patterns of day trading and other activities that indicate increased risk to us.

              Our credit exposure is to a great extent mitigated by our policy of automatically evaluating each account throughout the trading day and closing out positions automatically for accounts that are found to be under-margined. While this methodology is effective in most situations, it may not be effective in situations where no liquid market exists for the relevant securities or commodities or where, for any reason, automatic liquidation for certain accounts has been disabled.

BUSINESS

Overview

              We are an automated global electronic market maker and broker specializing in routing orders and executing and processing trades in securities, futures and foreign exchange instruments as a member of more than 60 electronic exchanges and trading venues around the world.

              Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. The advent of electronic exchanges in the last 16 years has provided us with the opportunity to integrate our software with an increasing number of exchanges and trading venues into one automatically functioning, computerized platform that requires minimal human intervention. Our high degree of automation enables us to process approximately 500,000 trades per day with approximately 500 employees. During 2005 and for the nine months ended September 30, 2006, we generated pretax income in each period at a rate of more than $1 million per employee. Publicly available data regarding other companies in the securities and commodities industry indicate that this level of productivity is unparalleled for our industry. Automation has allowed us to become one of the lowest cost providers of broker-dealer services and to increase significantly the volume of trades we handle.

              According to data compiled by the Futures Industry Association (FIA) based on data received from exchanges worldwide, during the nine months ended September 30, 2006, we accounted for approximately 16.0% of exchange-listed equity options volume traded worldwide and approximately 18.8% of exchange-listed equity options volume traded on those markets in which we actively trade. We were the number one or number two liquidity provider on each of the three largest U.S. options exchanges (the Chicago Board Options Exchange, the International Securities Exchange and the Philadelphia Stock Exchange) during the nine months ended September 30, 2006, according to rankings provided by these exchanges. We serve sophisticated and active customers worldwide, including institutional investors, financial advisors, brokers and individuals.

              As a market maker, we provide continuous bid and offer quotations on approximately 324,000 securities and futures products listed on electronic exchanges around the world. Our quotes are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Unlike firms that trade over-the-counter (OTC) derivative products, it is our business to create liquidity and transparency on electronic exchanges. Our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements.

              As a direct market access broker, we serve the customers of both traditional brokers and prime brokers. We provide our customers with an advanced order management, trade execution and portfolio management platform at a very low cost. Our customers can simultaneously access different financial markets worldwide and trade across multiple asset classes (stocks, options, futures, foreign exchange (forex) and bonds) denominated in ten different currencies, on one screen, from a single account based in any major currency. Our large bank and broker-dealer customers may "white label" our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products. Our most successful module is the dynamic IB SmartRoutingSM process, which manages orders among several stock and the six U.S. options exchanges by providing efficient executions for customers and enables brokers to meet their best execution regulatory requirements.

              During the nine months ended September 30, 2006, our customers transacted an average of approximately 196,000 daily average revenue trades, which is a measurement of revenue-generating trades and referred to as DARTs.

              Our proprietary technology is the key to our success. We built our business on the belief that a fully computerized market making system that could integrate pricing and risk exposure information quickly and continuously would enable us to make markets profitably in many different financial instruments simultaneously. We believe that integrating our system with electronic exchanges and market centers results in transparency, liquidity and efficiencies of scale. Together with the IB SmartRoutingSM system and our low commissions, this reduces overall transaction costs to our customers and, in turn, increases our transaction volume and profits. Over the past 29 years, we have developed an integrated trading system and communications network and have positioned our company as an efficient conduit for the global flow of risk capital across asset and product classes on electronic exchanges around the world, permitting us to have one of the lowest cost structures in the industry. We believe that developing, maintaining and continuing to enhance our proprietary technology provides us and our customers with the competitive advantage of being able to adapt quickly to the changing environment of our industry and to take advantage of opportunities presented by new exchanges, products or regulatory changes before our competitors.

              Our electronic market making and brokerage businesses are complementary. Both benefit from our combined scale and volume, as well as from our proprietary technology. Our brokerage customers benefit from the technology and market structure expertise developed in our market making business. The expense of developing and maintaining our unique technology, clearing, settlement, banking and regulatory structure required by any specific exchange or market center is shared by both of our businesses. This, in turn, enables us to provide lower transaction costs to our customers than our competitors, whether they use our services as market maker, broker or both. In addition, we believe we gain a competitive advantage by applying the software features we have developed for a specific product or market to newly-introduced products and markets over others who may have less automated facilities in one or both of our businesses or who operate only in a subset of the exchanges and market centers on which we operate.

Our History

              Our founder, chairman and chief executive officer, Thomas Peterffy, began the business in 1977 as an individual market maker on the American Stock Exchange. This enterprise was succeeded by our market making business, Timber Hill, which was formed in 1982, and our brokerage business, Interactive Brokers, which was formed in 1993. Throughout our history, we have continued to create and refine innovative technology to provide liquidity on better terms for our customers and to remain a leader in electronic market making for electronically-traded products as illustrated by the following highlights:

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    In 1983, Timber Hill created the first handheld computers used for trading. The ability to track positions and continually re-price options on one stock quickly gave Timber Hill market makers an advantage over their counterparts on the AMEX, who continued to use fair value pricing sheets that were updated only once or twice a day.

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    In 1984, Timber Hill created an integrated, computerized pricing and risk management system that allowed the firm to centrally price and manage risk on a portfolio of equity derivatives traded in multiple locations around the United States. Timber Hill implemented this system using touch-screen computers at the exchange floors.

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    In 1990, Timber Hill joined the first fully electronic options exchange, the Deutsche Terminbörse (DTB). By directly connecting its market making system to the DTB's matching engine, price and trade reporting facilities, Timber Hill demonstrated the viability of a fully automated market making system.

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    In 1993, Timber Hill market makers began using commercially available handheld computers on U.S. exchange floors, communicating by radio with the firm's central pricing systems.

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    In 1995, Interactive Brokers created a customer workstation, through which professional customers gained access to exchanges around the world, and executed its first public customer trade.

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    In 1999, Interactive Brokers provided a "smart routing" linkage for multiple listed equity options and began to clear online trades for customers trading stocks and equity derivatives through our system.

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    In 2000, Timber Hill became a primary market maker on the International Securities Exchange (ISE), the first fully electronic U.S. options exchange. By connecting our system to the ISE, just as we have done with many European and Asian exchanges, we maintained continuous quotes for products listed on the ISE, making electronic option trading a viable alternative to open outcry option trading in the United States.

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    In 2002, Interactive Brokers, the Bourse de Montreal and the Boston Stock Exchange together formed the Boston Options Exchange (BOX). Interactive Brokers also launched the IB Universal AccountSM, which allowed trading of stocks, options and futures across multiple currencies from a single account.

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    In 2004, Interactive Brokers created account structures for the financial advisors and introducing broker-dealers, thereby allowing professionals to service their customers on the IB platform.

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    In 2005, Interactive Brokers began offering forex trading by building two internal exchanges that aggregated electronic bids and offers from major money center banks on one platform, enabling our customers and our market making system to execute efficient forex trades, and introduced the IB Daily Options Commentary and options scanner statistics, furnishing professional traders with important derivatives market indicators.

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    In 2006, Interactive Brokers implemented a fully automated platform for trading of U.S. equity and index options in penny increments. We also made an equity investment in, and began contributing our technology to, OneChicago, LLC, the all-electronic security futures exchange offering single stock futures.

Trading Volume Growth

              The following table sets forth IBG LLC's growth in customer trades and market making trades since 2003:

Period	Customer Trades	% Growth Over Same Period Last Year	Market Making Trades	% Growth Over Same Period Last Year	Total Trades	% Growth Over Same Period Last Year	Average Trades Per U.S. Trading Day
(In thousands, except percentages)
2003	25,158		32,781		57,939		230
2004	31,897	27%	41,531	27%	73,428	27%	290
2005	42,413	33%	54,070	30%	96,483	31%	383
YTD 3Q2005	30,030		39,843		69,872		370
YTD 3Q2006	47,632	59%	48,655	22%	96,287	38%	512

Our Industry and Market Opportunity

              On most business days, trillions of dollars in securities, commodities, currencies and derivative instruments are traded around the world. These products range from standardized financial instruments, such as common equity securities and futures contracts typically traded on exchanges, to more complex, less standardized instruments, such as over-the-counter derivatives, that are typically traded between institutional dealers. Buyers and sellers of exchange-traded financial instruments benefit from:

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    the price transparency, anonymity and enhanced liquidity, in the form of continuous bids and offers, provided by liquidity facilitators, such as market makers and specialists, who participate in those markets; and

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    the financial stability of the securities and commodities clearing houses associated with these exchanges.

              The financial markets in which we function as an automated market maker and broker are large and are experiencing substantial growth. We are focused on developing technology and applying it as a financial intermediary to increase liquidity and transparency in the financial markets in which we operate. The graphs below illustrate the growth of global financial markets over the past six years by product class.

(1)
Data for global equity option volume excludes volume of the Kospi 200 Index Option Contract, which is an index of 200 stocks on the Korea Exchange.

(1)
Data for global equity volume includes annual volume of shares traded on the ten largest exchanges worldwide ranked by total value of shares traded. The ten exchanges are: BME Spanish Exchanges, Börsa Italiana SPA, The Deutsche Börse AG, The Euronext Exchanges, Korea Exchange, London Stock Exchange, The NASDAQ Stock Exchange, NYSE Group, SWX Swiss Exchange and Tokyo Stock Exchange.

Markets in Which We Participate

              We participate primarily in the following financial markets:

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    Derivatives:    Financial instruments that derive their value based on the value of an underlying asset, such as a stock, a commodity, an interest rate, an index or a currency. Common types of derivatives include options and futures.

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    Equity options:    Contracts giving the holder the right to buy or sell an underlying stock or equity index, at a specified price, by a specific date.

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    Futures and options on futures:    Contracts to buy or sell a particular commodity or financial instrument at a specified price, on a specified date in the future and options thereon.

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    Exchange Traded Funds (ETFs) and options on ETFs:    Shares that may be redeemed for a defined basket of securities and that trade on exchanges throughout the day at prices determined by the market and options therein.

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    Foreign exchange:    Exchange of various currencies, which facilitate currency conversion and fluid markets.

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    Equities:    Securities representing equity ownership interests in publicly traded companies.

Derivatives

              Derivatives are increasingly being used by financial institutions, hedge funds and large corporations to manage risk or take advantage of the anticipated direction of a market, by allowing holders to manage exposure to gains or declines in the price of underlying assets without having to buy or sell such underlying assets.

              Furthermore, the number of different derivative instruments is growing, as exchanges and other financial institutions develop new and innovative derivative instruments to meet industry demands for sophisticated risk management and complex financial arbitrage. Novel derivative instruments often have distinct terms and little or no trading history with which to estimate a price. Markets for new derivative instruments therefore require market intelligence, the services of highly-skilled and well-informed market makers and reliable market data and pricing tools.

              Within the derivatives markets, our focus is on exchange-listed equity options and futures, each of which is described in greater detail below.

    Equity Options

              Equity options are traded on approximately 33 exchanges around the world. In the United States, equity options are currently traded on the American Stock Exchange, the Chicago Board Options Exchange, the International Securities Exchange, NYSE Arca, the Boston Options Exchange and the Philadelphia Stock Exchange. U.S. annual equity option volume increased from 719 million contracts traded in 2000 to 1.5 billion contracts traded in 2005 according to the FIA, representing a CAGR of 15.9%. Similarly, global annual equity options trading volume has increased from 1.2 billion contracts in 2000 to 2.9 billion contracts in 2005, according to the Futures Industry Association, representing a CAGR of 19.2%.

              We believe growth in the options market has increased dramatically over the last three decades largely due to the:

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    emergence of electronic trading and resulting access to real-time market data and cost effective executions;

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    substantial diminution in the cost of trading as a result of lower commissions and best execution and routing;

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    widespread use of multiple listings for each option contract;

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    proliferation of the type of options contracts including index options on equity indices;

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    growing use of sophisticated hedging techniques and the increased acceptance of derivatives as an asset class to enable hedging; and

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    greater understanding on the part of institutions and individual investors of the uses and benefits of options.

    Futures and Options on Futures

              Futures and options on futures are traded on approximately 57 exchanges around the world. In the United States, the four largest futures exchanges are the Chicago Mercantile Exchange, the Chicago Board of Trade, the New York Mercantile Exchange and the New York Board of Trade. Over the past six years, the U.S. and global futures and options on futures markets have grown substantially. Total U.S.

volume for futures and options on futures increased from 595 million contracts in 2000 to 2.0 billion contracts traded annually in 2005, according to the FIA, representing a CAGR of 27.7%. Total global volume for futures and options on futures increased from 1.6 billion contracts in 2000 to 4.5 billion contracts traded annually in 2005, according to the FIA, representing a CAGR of 22.9%.

              We believe the growth in the futures and options on futures market is primarily due to:

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    greater access to the futures and options on futures markets through technological innovation and the relaxation of regulatory barriers, resulting in a more liquid market;

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    substantial diminution in the cost of trading as a result of lower commissions and best execution and routing;

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    increasing awareness of the importance of risk management;

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    access to real-time market data and cost effective trading; and

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    growing awareness of the opportunities to obtain or hedge market exposure through the use of futures and options on futures contracts at a lower cost than the cost of obtaining or hedging comparable market exposure by purchasing or selling the underlying financial instrument or commodity.

Exchange-Traded Funds

              Like mutual funds, ETFs are comprised of various stocks and bonds. Unlike mutual funds, however, ETFs attempt to imitate a stock market index, rather than actively add or remove stocks. ETFs can be traded during the day, they can be sold short and purchased on margin. As a result, ETFs offer investors the diversification advantages of a mutual fund, while also possessing certain advantages of traditional stocks. Examples of ETFs include Standard & Poor's SPDRs, Barclays iShares and Dow Jones Diamonds.

              The creation and trading of ETFs have grown dramatically in recent years. According to statistics tracked by Bloomberg L.P., average daily trading volume of ETFs listed on U.S. exchanges increased from 48 million shares in 2000 to 298 million shares in 2005 representing a CAGR of 44.0%. Over the same period, the number of ETFs listed on U.S. exchanges increased 154% from 87 to 221. Similarly, average daily trading volume of ETFs listed globally increased from 56 million shares in 2000 to 550 million shares in 2005, representing a CAGR of 58.1%. Over the same period, the number of ETFs listed globally increased 376% from 102 to 485.

              We believe the recent growth in ETFs is largely attributable to:

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    low bid/offer spreads compared to bid/offer spreads on the equivalent basket of securities;

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    the ability to trade ETFs during the trading day, unlike traditional mutual funds, which only trade at the end of the trading day;

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    the ability to acquire an interest in a diversified portfolio of equities through the acquisition of one exchange-traded security; and

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    relatively low expense ratios as compared to average mutual fund fees.

Foreign Exchange (Forex)

              The forex market enables individuals, businesses, banks and governments to buy and sell the currencies of different countries. There is no single, unified forex market, largely due to the over-the-counter nature of currency markets; however, there are a number of interconnected marketplaces. Economic globalization has increased the emphasis on greater geographic diversification of investments resulting in increased cross-border commercial activities. This has led to increasing levels of cross-border trading and capital movements, which, in turn, has led to growth in the number of foreign exchange transactions.

              The forex market is one of the largest markets in the world, in terms of cash value traded, and has a wide variety of participants including, banks, central banks, currency speculators, corporations, governments and other financial institutions. As measured by the Bank for International Settlements 2004 Triennial Central Bank Survey (covering foreign exchange and derivatives market activity in 2004), total average daily foreign exchange turnover (the average daily amount of outright forwards, currency swaps and options) increased from $853 billion in April 2001 to approximately $1.3 trillion in April 2004, a CAGR of 14.8%.

Equities

              Equity securities are traded on approximately 125 exchanges around the world, of which the ten largest exchanges, as measured by the value of shares traded, accounted for 87% of the total value of equities traded globally in 2005. The exchange-traded equity markets have grown during the past several years, as evidenced by the increase in trading volume and overall value of shares traded on major exchanges. For example, The World Federation of Exchanges (WFE) reports that the total annual volume of shares traded on the ten largest exchanges grew from 2.0 trillion shares in 2000 to 2.8 trillion shares in 2005, representing a CAGR of 7.1%. The WFE also reports that the total value of shares traded on these ten exchanges grew from $28.8 trillion in 2002, when the WFE standardized its methodology for calculating trading value, to $44.2 trillion in 2005, representing a CAGR of 15.4%.

              We believe the growth in the equities securities markets has been largely attributable to:

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    advances in trading and communications technology;

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    decimalization and emergence of electronic communications networks (ECNs) and other trading networks as competition to traditional equities exchanges and the resulting decrease in execution costs;

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    proliferation of overseas markets and exchanges; and

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    general global economic expansion and growth.

              We believe that we are well-positioned to benefit from these anticipated industry growth trends. In the past decade, the electronic market making and brokerage businesses have become synonymous with applying technology to secure the best price in electronic exchange transactions. Given the increasing globalization and automation of the financial markets, we believe that our investment in technology for nearly three decades and our overall technological capabilities provide us with a significant advantage over our competition. Our proprietary technology gives us the ability to innovate quickly and to automate key aspects of our business and makes us a low cost provider of electronic market making and brokerage services. As demonstrated by our primary role in the creation of fully automated electronic markets on the DTB in 1990 and on the ISE in 2000, we have been in the forefront of expansion into new financial products and exchanges and markets centers, and we believe we are able to adapt to, and in some cases initiate the adoption of, trading standards in rapidly changing technological environment.

For instance, we initiated the trading of U.S. equity and index options in penny increments in 2006 through our fully automated platform. Our combined electronic market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only business. We leverage the combined volume from our electronic market making and brokerage operations and proprietary technology to route orders effectively and to process trades resulting in consistently best executions and one of the lowest unit costs in the industry.

Market Making

              Traditionally, market makers provide a critical function in securities markets by providing liquidity, in the form of continuous bids and offers, in various types of financial instruments and facilitating rapid purchases and sales of such instruments with minimal price disturbance. Market makers use their own capital and derive revenues from the small difference between the price paid when securities are bought and price received when securities are sold, frequently within a few minutes. Market makers invest in computer software systems to compete with each other to buy and sell the securities in which they make markets. It is the market makers' responsibility to make bids and offers and maintain a fair and orderly market.

              Market makers compete for customer order flow by displaying bid and offer quotations for a guaranteed number of shares, and adjust their bid and offer prices in response to the forces of supply and demand for each security. Market makers typically act as principal and derive most of their revenues from the difference, or spread, between the price paid when a security is bought and the price received when that security is sold or the price paid when bought back if a security is sold short. Buyers and sellers of equity securities, options, futures and foreign currencies benefit from the price transparency, anonymity and enhanced liquidity provided by liquidity facilitators, such as market makers.

              With the arrival of electronic exchanges and direct market access brokers, the market making business has changed markedly. Direct market access brokers, such as IB, charge very low commissions and offer the ability to their customers to interact with pending bids and offers on electronic exchanges. As a result, traditional market makers have lost much of their historical time and place advantage over their professional trader customer base. Many professional traders now successfully compete with market makers by efficiently interacting with bids and offers or providing their own. This competition narrows bid/offer spreads, which in turn reduces transaction costs and increases transaction volume.

              In this new electronic paradigm, market makers must transact many more trades at much lower markups and process them at very low cost in order to remain viable. This requires sophisticated electronic market making systems that are able to update quotes, consummate trades, keep positions and control risk on a large number of securities simultaneously. Making markets and carrying positions in a greater number of securities increase the need for capital and have forced many smaller market making firms to sell their business to better capitalized firms. With large-scale consolidation, market making for exchange-listed securities has become concentrated in a handful of large market making firms with proprietary market making systems, augmented by smaller firms who use systems provided by various vendors. These systems interact with the exchanges' systems, which are each driven by unique software developed independently by or for each exchange, and work according to different rules unique to each particular exchange. The larger firms typically maintain simultaneous quotes for tens or even hundreds of thousands of different securities, consummate transactions and update quotes in fractions of a second.

              The increasing availability of sophisticated best execution order routing systems increases price (bid and offer) competition among market makers as these systems seek to execute each order at the best aggregate price. Technology and economies of scale are ever more important considerations in the market making business. With an increasing number of smaller trades distributed among a greater number of different instruments, risk control has become a more statistical, computationally intensive task, suitable for large computer systems.

              The introduction of new financial products over time (such as the recent rapid growth in the utilization of ETFs) and the proliferation of new exchanges and market centers in the United States and throughout the world, many of which are electronic, have contributed, and are likely to continue to contribute, to the growth of the market making industry in general and, in particular, the need for automated services that provide continuous bids and offers across many products in a rapidly changing price environment.

Electronic Brokerage

              Brokerage firms offer execution and clearing in equity securities, options, fixed income, mutual funds and other securities to individuals, institutions and active or professional traders. Traditional online brokerage firms cater to self-directed retail investors by providing access to websites through which orders can be placed. Prime brokers act as settlement agent, provide custody for assets, provide financing for leverage, and prepare daily account statements for their clients, who generally are money managers, hedge funds, market makers, arbitrageurs, specialists and other professional investors. Direct-access trading systems allow an investor to see bid and offer quotes disseminated by market centers and to direct orders to a specific destination to interact with a specific bid or offer using software and high-speed computer linkages to such places as NASDAQ, various ECNs and options and futures exchanges.

              The retail electronic brokerage industry has experienced moderate growth in the past several years, as evidenced by both the increase in the number of customer accounts and the trades executed by those customers. In the United States, the number of retail online brokerage accounts has increased from 11.9 million in 2000 to 14.7 million in 2005, according to the publicly available filings of major U.S. online brokers, representing a CAGR of 4.3%.

              In addition to the growth in the underlying markets, additional factors that are expected to continue to contribute to the overall growth of the industry include:

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    the appeal of online trading to hedge funds, financial advisors and individual customers based on lower commissions, convenience and hands-on control coupled with improved overall quality of trade execution;

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    increased customer acceptance of and confidence in electronic trading as a reliable, secure and cost-effective medium for financial transactions;

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    the availability of financial information online, including research, real-time quotes, charts, news and company information; and

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    the growth in the availability of high-speed Internet access by customers.

              The speed, efficiency and visibility provided by the Internet are expected to continue to drive an overall expansion of the electronic brokerage industry. In addition, the proliferation of such tools as analytical software packages and third-party securities research is expected to support the continued growth of the electronic brokerage industry as investors become increasingly comfortable with making their own investment decisions and executing upon those ideas via the Internet.

              Certain of the primary factors associated with the projected growth of the market making industry, the ever-growing number of institutions and individuals who trade electronically, the continued increase in the number and types of electronically-traded products and the market centers in which those products are traded, are expected to continue to drive growth in the electronic brokerage industry. The rise in the number of securities globally, along with an increasing level of interconnectivity between exchanges, should support the growth of the electronic brokerage industry as investors seek to use the Internet to participate in these new investment opportunities.

Our Competitive Strengths

              Proprietary technology.    We view ourselves primarily as a technology company. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. Our proprietary technology makes us a low cost provider of market making and brokerage services. We believe that our early and continuous investment in technology, as well as our overall technological capabilities, provide us with a significant advantage over our competition by enabling us to make markets profitably in financial instruments (e.g., equity options, futures, index options and equities) worldwide with low spreads between bid and offer prices, while at the same time providing our customers with the ability to effect trades at execution and commission costs that are among the lowest in the industry. Through our automated trading system and telecommunications network, we can continuously calculate and disseminate, in real-time, a bid and offer around the "most probable price" for each tradable product in which our Timber Hill subsidiaries make markets. The same underlying systems and network enable our electronic brokerage platform to provide our customers with customized capabilities to monitor multiple markets around the world instantly and simultaneously and to execute trades electronically in these markets. Our proprietary technology also gives us the ability to innovate quickly and to automate key aspects of our business, including order routing for best execution, real-time risk and credit management, clearing, customer service, regulatory compliance and back-office functions. Other entrants in the automated market making business generally have arisen only within the past ten years, whereas we have been developing our market making technology for nearly three decades. Accordingly, we believe that our head start in developing this technology gives us a distinct advantage in time, experience and the amount of software and functionality we have been able to develop over that time. In the last decade, the electronic market making and brokerage businesses have become synonymous with applying technology to secure the best prices in electronic exchange transactions. We have been building our platform in anticipation of this paradigm shift.

              Experienced management team.    Our key employees have significant experience and expertise in the application of technology to the financial services industry and, as significant equity owners of IBG LLC, are heavily committed to our success. IBG LLC's five largest member-owners are computer programmers, three of whom oversee software development on a full-time basis. Nearly half of IBG LLC's members are software developers. Our senior management team has an average of 18 years' tenure with us.

              Low cost structure.    Our focus on automation and expense management practices enables us to operate with a low cost structure. Our technology allows us to be one of the lowest cost providers of liquidity to the global, exchange-listed equity and derivatives markets and global execution and clearing services for professional traders and institutions. As a low cost provider with leading technology, we have achieved significant organic growth in our market making and electronic brokerage businesses. Our low cost structure enables us to achieve significant operating leverage on our scalable technology platform.

              Complementary lines of business.    We capitalize on the synergies between our market making and brokerage lines of business. Our global market making presence and high volume enable our brokerage business to service customers competitively and provide sophisticated investors and institutional traders with direct access to numerous electronically-traded products. We leverage the combined volume from our market making and brokerage operations and our proprietary technology in each of these operations to route orders effectively and to process trades on exchanges around the world, resulting in consistently best executions and one of the lowest unit costs in the industry. Our combined market making and brokerage systems offer access to exchanges and market centers that are typically not cost feasible for brokerage-only businesses.

              Diversified revenue base.    We earn trading gains from our market making business as well as commissions and fee income from our electronic brokerage business. We generate revenues from millions of relatively small and diversified individual trades. These trades are broadly distributed geographically and among different products. In 2005, we executed approximately 97 million trades. These trades are broadly distributed among approximately 324,000 tradable, exchange-listed products on more than 60 exchanges and market centers in 23 countries. For example, in 2005, 60% of trading revenues were generated on U.S. exchanges, compared to 82% in 2001. The steady expansion of brokerage earnings has also contributed to the diversification of our revenues. In 2005, brokerage operations contributed approximately 20% to our net revenues.

              Established business franchise.    We have been in operation for nearly three decades. In 2005, Institutional Investor ranked us the 16th largest U.S. securities firm, as measured by consolidated capital. We are members of more than 60 major exchanges and market centers around the world. Many of these memberships are franchises that are difficult to obtain. As of September 30, 2006, we held market maker licenses in 15 countries and 31 exchanges, and have preferential rights and obligations as designated specialists or market makers in approximately 1,000 classes of options in the United States. We operate on the world's largest and most important electronic securities and commodities exchanges, and we accounted for 16.0% of the exchange-listed equity options volume traded worldwide and approximately 18.8% of exchange-listed equity options volume traded on those markets on which we actively trade, for the nine months ended September 30, 2006, according to data compiled by the FIA based on data received from exchanges worldwide. We are a registered market maker in approximately 300 NASDAQ and approximately 2,000 NYSE and AMEX listed stocks. We believe that our proprietary technology, extensive market penetration, advanced trading and communications systems and substantial capital and human resources together constitute a significant business franchise.

              Real-time risk management.    We operate as a market maker, not an investor. Therefore, our ability to generate profits is generally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. We seek to calculate quotes at which supply and demand for a particular security are likely to be in balance a few seconds ahead of the market and execute small trades at tiny but favorable differentials. Our proprietary pricing model continuously evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our portfolio each second. Our model automatically rebalances our positions throughout the trading day to manage risk exposures on our positions in options, futures and the underlying securities, and will price the increased risk that a position may add to the overall portfolio into the bid and offer prices we post. Continuously, and in real-time, we believe our system maintains an overall position that minimizes the risks from up or down market movements, and at a reasonable cost. The effectiveness of our risk management is monitored closely by our management team. Our assets and liabilities are marked-to-market daily for financial reporting purposes and re-valued continuously throughout the trading day for risk management and asset/liability management purposes. In our brokerage business, we calculate margin requirements for each of our customers on a real-time basis across all product classes and across all currencies. Recognizing that IB's customers are experienced investors, we expect our customers to manage their positions proactively and we provide tools to facilitate our customers' position management. However, if a customer's equity falls below what is required to support that customer's margin requirement, IB will automatically liquidate positions on a real-time basis to bring the customer's account into margin compliance. This is done to protect IB, as well as the customer, from excessive losses and further contributes to our low-cost structure, by avoiding the costs associated with bad debt. Our entire credit management process is automated, and IB does not maintain a margin department, which many traditional brokerage firms employ. Over the past three years, we have experienced losses from bad customer accounts of approximately $972,000, or less than 0.04% of total customer account value during that time period. In summary, our anticipated portfolio risk management system for market making and our real-time credit management system for customer accounts enable us to maximize profits while minimizing losses typically associated with manual risk management.

              Strong financial position.    We maintain a conservative capital structure with a large equity capital base, highly liquid assets and low financial leverage. As of September 30, 2006, we had equity capital of approximately $2.6 billion and our capital base grew organically at a CAGR of approximately 24% from December 2000 to September 2006. As of September 30, 2006 we held $32.2 billion in total assets, approximately 99% of which were highly liquid and readily convertible to cash, and our long-term debt-to-equity ratio was 11%. In May 2006, we enhanced our financing flexibility by arranging a $300.0 million secured, three-year senior secured revolving credit facility that can also be used as regulatory capital in our broker-dealer subsidiaries. Over the years, we have demonstrated consistent profitability in a variety of market conditions. Our consolidated net income from 2001 to 2005 has ranged from $270.4 million to $535.5 million. Except for two years in the early 1990s when we incurred minor losses, we have been profitable every year since our inception in 1982, when Timber Hill was formed.

Our Strategies

              We plan to continue to grow our business and strengthen our market leadership position by executing the following strategies:

              Capitalize on industry growth trends.    We are well positioned in the financial markets as an automated global electronic market maker and broker. Electronic trading volume in equities, listed options, futures and forex has been growing rapidly. We expect this trend to continue due to the lower cost, the ability to execute quickly without errors, the anonymity associated with electronic trading and the increased knowledge of investors of the advantages of various forms of exchange-listed derivative products. Our market share in these products has also been growing. For example, our global market share in exchange-listed options has grown from 10.5% in 2004 to 13.7% in 2005 to 16.0% during the nine months ended September 30, 2006. On markets where we actively trade, our market share has grown from 12.3% in 2004 to 16.2% in 2005 to 18.8% for the nine months ended September 30, 2006. On U.S. options exchanges, our market share has grown from 12.6% in 2004 to 18.7% in 2005 to 21.8% for the nine months ended September 30, 2006. We intend to continue to use automation to drive trading volume and increase our market share and revenues in these growing industries. We also intend to make selective, strategic investments where such investments will enable us to offer better execution alternatives to our current and prospective customers or create new opportunities for ourselves as market makers or where we can influence exchanges to provide competing products at better prices using sophisticated technology.

              Drive increased trading volume through our low cost structure.    We intend to increase our trading volume by building on our leading position as a low cost provider of market making and brokerage services. Our scale, technology and operational efficiencies provide an advantage in delivering services at a low cost. Due to our high degree of automation, our net profit margins are generally higher than those of our competitors. We intend to maintain or increase our market share by decreasing bid/offer spreads in the market for our customers and to capture more order flow as we compete for market making and customer trades. Similarly, we seek to market ourselves to our current customers and potential new classes of customers such as broker-dealers, hedge funds and conventional money managers based on our position as a low cost provider of the best execution brokerage services to further drive order flow. We will continue to seek to refine our systems and processes to enhance our ability to deliver our services at a low cost.

              Expand into new markets.    We intend to enter electronic markets where we are not currently operating as a market maker or broker, including markets in new geographic locations. We will also continue to expand our market making and brokerage services for new security types as they become available. Our technology will be a key enabler in achieving this goal. We generally do not engage in any business that we cannot automate prior to entering into the business. We seek to enter new markets or product classes in which the execution of transactions can be automated using our technology. Many of these markets are in nascent stages from an automation and information perspective but have the ability to utilize sophisticated technology. This gives us the opportunity to play a key role in providing liquidity to new markets and products early in their life cycle and, in doing so, to handle a large market share. Our entry into new markets starts as a software development project. Once we have built the appropriate technology interface for that business and have satisfactorily integrated it with our automated platform, we then provide access to these new markets for our customers. We can then drive trading volumes and attract new customers from the geographic areas where these new markets are located, in order that they can integrate their local investments with a global portfolio. We believe that our technology development skills enable us to enter new markets and add new products more rapidly and efficiently than can our competitors.

              Market our customer offerings to new classes of customers.    We market ourselves to our customers based on our position as a low cost provider as well as our superior execution, trading and account management tools. We intend to focus on obtaining new classes of customers, such as broker-dealers, hedge funds and conventional money managers, whom we believe will find our "plug and play" systems much more efficient than maintaining their own systems. We intend to add new products, new analytical tools, new order types and new trading features that are in demand by our customers and potential customers. For example, new SEC regulations that allow brokers to calculate customer margin requirements based on a portfolio risk-based model are expected to give us an opportunity to attract large trading accounts from hedge funds and other professional traders who currently use the services of prime brokers. We believe that these new portfolio margining rules will decrease the importance of providing leverage to hedge funds beyond those permitted by current U.S. rules (which we do not do) and will allow us to compete on the basis of price, where we are a low price provider of services. We will also continue our efforts to popularize OneChicago, an all-electronic securities futures exchange, and SSF products as a vehicle to reduce financing costs for hedge funds, thus providing another growth opportunity.

Market Making—Timber Hill

              We conduct our market making business through our Timber Hill subsidiaries. As one of the largest market makers on many of the world's leading electronic exchanges, we provide liquidity by offering competitively tight bid/offer spreads over a broad base of approximately 324,000 tradable, exchange-listed products, including equity derivative products, equity index derivative products, equity securities and futures. As principal, we commit our own capital and derive revenues or incur losses from the difference between the price paid when securities are bought and the price received when those securities are sold. Because we provide continuous bid and offer quotations and we are continuously both buying and selling quoted securities, we may have either a long or a short position in a particular product at a given point in time. Historically, our profits have been principally a function of transaction volume on electronic exchanges rather than volatility or the direction of price movements. Our strategy is to calculate quotes at which supply and demand for a particular security are likely to be in balance a few seconds ahead of the market and execute small trades at tiny but favorable differentials. Our quotes are based on our proprietary model rather than customer order flow, and we believe that this approach provides us with a competitive advantage.

              As a matter of practice, we will generally not take portfolio positions in either the broad market or the financial instruments of specific issuers in anticipation that prices will either rise or fall. Our entire portfolio is evaluated each second and continuously rebalanced throughout the trading day, thus minimizing the risk of our portfolio at all times. This real-time rebalancing of our portfolio, together with our real-time proprietary risk management system, enables us to curtail risk and to be profitable in both up-market and down-market scenarios.

              We are a market leader in exchange-traded equity options and equity-index options and futures. Together with our electronic brokerage customers, during the nine months ended September 30, 2006, we accounted for approximately 16.0% of exchange-listed equity options traded worldwide and approximately 18.8% of exchange-listed equity options volume traded on those markets in which we actively trade, according to data compiled by the FIA based on data received from exchanges worldwide. Our ability to make markets in such a large number of exchanges and market centers simultaneously around the world is one of our core strengths and has contributed to the large volumes in our market making business. We engage in market making operations in North America, Europe and in the Asia/Pacific region as described below.

              North American Market Making Activities.    Our U.S. market making activities are conducted through TH LLC, an SEC-registered securities broker-dealer that conducts market making in equity derivative products, equity index derivative products and equity securities. Since its inception in 1982, TH LLC has grown to become one of the largest of the listed options market makers in the United States. As of September 30, 2006, TH LLC held specialist, primary market maker, designated primary market maker or lead market maker designations in options on approximately 1,000 underlying securities listed in the United States. TH LLC is a member at the American Stock Exchange, Boston Options Exchange, Chicago Board Options Exchange, Chicago Mercantile Exchange, Chicago Board of Trade, International Securities Exchange, OneChicago and Philadelphia Stock Exchange. In 2001, TH LLC became a NASDAQ registered market maker, and currently makes markets in approximately 2,300 securities traded through NASDAQ's systems. We also conduct market making activities in Canada through our Canadian subsidiary, Timber Hill Canada Company.

              International Market Making Activities.    Our international market making subsidiaries conduct operations in 20 countries, comprising the major securities markets in the region.

              We began our market making operations in Europe in 1990. In Germany and Switzerland, we have been among the largest equity options market makers in terms of volume on Eurex, the world's largest futures and options exchange, which is jointly operated by Deutsche Börse AG and SWX Swiss Exchange. We have also been active in trading German stocks and warrants as a member of the XETRA, the German electronic stock trading system, and the Frankfurt and Stuttgart stock exchanges; and in Swiss stocks and warrants as a member of the Swiss Exchange (SWX) and Virt-x, a cross-border trading platform for pan-European companies. Our other European operations are conducted on the London Stock Exchange (LSE); the Irish Stock Exchange; the Copenhagen Stock Exchange; the Helsinki Stock Exchange; the Euronext exchanges in Amsterdam, Paris, Brussels, Lisbon and London; EDX, formerly OM, the Swedish and Norwegian options market; the Swedish Stock Exchange (SFB); the MEFF and Bolsa de Valencia in Spain; the IDEM and Borsa Italiana in Milan; and the ÖTOB in Vienna.

              Since 1995, we have conducted market making operations in Hong Kong. Our Hong Kong subsidiary, Timber Hill Securities Hong Kong Ltd (THSHK), is a member of the Hong Kong Futures Exchange and the Stock Exchange of Hong Kong. Since 1997 we have conducted operations in Australia. Our Australian subsidiary, Timber Hill Australia Pty Ltd, is a member of the Australian Stock Exchange, and routes orders for its trading on the Sydney Futures Exchange through its affiliate, Interactive Brokers

LLC. We commenced trading in Japan during the first half of 2002 and in Korea and Singapore during 2004.

              In 2005 and the nine months ended September 30, 2006, our net revenues from our market making business were approximately $738.5 million and $739.5 million, respectively, which represented approximately 80% and 77% of our total net revenues, respectively, during such periods.

Electronic Brokerage—Interactive Brokers

              We conduct our electronic brokerage business through our Interactive Brokers (IB) subsidiaries. As an electronic broker, we execute, clear and settle trades globally for both institutional and individual customers. Capitalizing on the technology originally developed for our market making business, IB's systems provide our customers with the capability to monitor multiple markets around the world simultaneously and to execute trades electronically in these markets at a low cost in multiple products and currencies from a single trading account.

              Since launching this business in 1993, we have grown to approximately 77,000 institutional and individual brokerage customers. We provide our customers with what we believe to be one of the most effective and efficient electronic brokerage platforms in the industry. The following are key highlights of our electronic brokerage business:

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    Low Costs.    We provide our customers with among the lowest transaction costs in two ways. First, our customers benefit from our advanced routing of orders designed to achieve the best available price. Second, we offer among the lowest execution, commission and financing costs in the industry.

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    IB Universal AccountSM.    From a single point of entry in one IB Universal AccountSM, our customers are able to trade products denominated in ten different currencies, across multiple classes of tradable, exchange-listed products, including stocks, bonds, options, futures and forex, traded on more than 50 exchanges and market centers and in 16 countries around the world seamlessly, a listing of which can be found at "Business—Exchanges and Market Centers" below.

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    IB SmartRoutingSM.    Our customers benefit from our advanced routing. IB SmartRoutingSM retains control of the customer's order, continuously searches for the best available price and, unlike most other routers, dynamically routes and re-routes all or parts of a customer's order to achieve optimal execution and among the lowest execution and commission costs in the industry, as described under "Business—Transaction Processing" below.

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    Flexible and Customizable System.    Our platform is designed to provide an efficient customer experience, beginning with a highly automated account opening process and ending with a fast trade execution, with real-time position monitoring. Our sophisticated interface provides interactive real-time views of account balances, positions, profits or losses, buying power and "what if" scenarios to enable our customers to more easily make informed investment decisions and trade efficiently. Our system is configured to remember the user's preferences and is specifically designed for multi-screen systems. When away from their main workstations, customers are able to access their accounts through our IB WebTraderSM or MobileTrader interfaces.

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    Interactive AnalyticsSM and IB Options AnalyticsSM.    We offer our customers state-of-the-art tools, which include a customizable trading platform, advanced analytic tools and sophisticated order types such as guaranteed combination trades. IB also provides real-time option analytics, an arbitrage meter (a tool that illustrates the extent of the premium (or discount) of the lead month futures price above (or below) its fair future value with respect to the index price) and various combinations of charts and other analytical tools.

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    White Labeling.    Our large bank and broker-dealer customers may "white label" our trading interface (i.e., make our trading interface available to their customers without referencing our name), or can select from among our modular functionalities, such as order routing, trade reporting or clearing, on specific products or exchanges where they may not have up-to-date technology, in order to offer to their customers a complete global range of services and products.

              IB provides its customers with high-speed trade execution at low commission rates, in large part because it utilizes the backbone technology developed for Timber Hill's market making operations. As a result of our advanced electronic brokerage platform, IB attracts sophisticated and active investors. IB's individual customers generate more DARTs than do typical online customer accounts in the industry. As illustrated in the following graph, from December 2000 to September 2006, the dollar amount of IB customer equity accounts grew at a CAGR of 90%, and the number of IB customer and cleared accounts grew at a CAGR of 44%.

              For the year ended December 31, 2005 and the nine months ended September 30, 2006, our net revenues from our electronic brokerage business were approximately $185.3 million and $216.8 million, respectively, which represented approximately 20% and 23% of our total net revenues, respectively, during such periods.

Why IB is Unique

              We believe that IB is unique in the electronic brokerage industry, as it is clearly distinguishable from traditional online brokers, prime brokers and software providers although it provides many of the same services. For that reason, we believe comparisons with companies in these business categories are not true reflections of our performance.

Although we offer all the services of online brokers, we are not in the category of typical online brokers:

              While we offer the services that typical online brokers offer, we also offer capabilities and price points that few online brokers match. We expect our customers to have had trading experience and to understand how financial markets work in detail. Our platform incorporates robust features and is not designed for use by non-professionals. To illustrate our positioning, we offer the following publicly available numerical comparisons with a large online broker, Schwab, and a smaller one specializing in derivatives, optionsXpress.

	As of and for the Quarter Ended September 30, 2006
	IB	Schwab	optionsXpress
Cleared accounts (in thousands)	77	6,761	196
Cleared DARTs (in thousands)	151	234	24
Average quarterly trades per account	124	2	8
Average commission per cleared trade (including exchange and regulatory fees)	$4.49	$12.89	$18.84
Interest
Paid on deposits of more than $100,000	5.04%	4.61%	4.07%
Charged on margin loans ($100,000 to $1,000,000)	6.29%	9.06%	7.25%

While we offer many of the services of prime brokers, IB is not in the category of typical prime brokers:

              While we have an increasing number of hedge fund customers, there are three important aspects of prime brokerage services we do not offer at this time:

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    we do not offer introductions to potential investors;

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    we do not execute or carry positions in OTC derivatives; and

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    we do not provide special leverage to our customers—that is, we do not extend margin loans beyond what is prescribed by regulatory bodies.

              We expect the importance of this last service to diminish with the introduction of new portfolio margining rules. Portfolio margining, as supported by the exchanges and clearing organizations, would set margin requirements as a function of the largest statistically possible portfolio loss within a wide range of probabilities. See "Business—Regulation—Portfolio Margining" below. We understand regulatory approval of these new rules to be imminent.

              Unlike typical online brokers, prime brokers do not publish their commission or financing rates or other information on their business and therefore we cannot make a direct numerical comparison as with the online brokers. Prime broker charges are typically negotiated and there are no standard rates.

While we offer most features and facilities offered by software providers, we are not a software provider:

              Although we offer most features and facilities that third-party software providers in our business offer, we do not sell, lease or rent our software. We find that operating and maintaining our software, under our control, requires fewer people and can be done much more efficiently. Furthermore, as our market making operation is the largest user of our platform, we are always aware of any problems or opportunities for improvement. We develop all of our software ourselves, which has shielded us from the problems experienced by market participants who rely on third-party software when attempting to update their software.

              Our platform is interfaced with most of the world's exchanges, clearing organizations and data providers, as a result of additions of products or features or changes in rules or market structure or technology, frequently require changes in our software. Given our position as a primary market maker for many of these exchanges, we must update our software in conformity with exchange modifications and, therefore, we are often the first to incorporate the latest advances in exchange technology. We believe that this is a competitive advantage as our customers are often, for some time, the only ones who can take advantage of the new products and features.

Technology

              We are a technology-focused company. We built our business on the belief that a computerized trading system that could process pricing and integrated risk exposure information quickly would enable us to make markets profitably in many different listed financial instruments simultaneously. Since our inception in 1977, we have focused on developing proprietary software to automate broker-dealer functions. During that time, we have been a pioneer in developing and applying technology as a financial intermediary to increase liquidity and transparency in the capital markets in which we operate. Over the past 29 years, we have developed an automatically functioning, computerized platform that requires minimal human supervision. Our trading system contains unique architectural aspects that, together with our massive trading volume in markets worldwide, impose a significant barrier to entry for firms wishing to compete in our specific businesses and permit us to compete favorably against our competitors.

              The quotes that we provide as market makers are driven by proprietary mathematical models that assimilate market data and reevaluate our outstanding quotes each second. Because our technology infrastructure enables us to process rapidly large volumes of pricing and risk exposure information, we are able to make markets profitably in securities with relatively low spreads between bid and offer prices. As market makers, we must ensure that our interfaces connect effectively and efficiently with each exchange and market center where we make markets and that they are in complete conformity with all the applicable rules of each local venue. Utilizing up-to-date computer and telecommunications systems, we transmit continually updated pricing information directly to exchange computer devices and receive trade and quote information for immediate processing by our systems. As a result, we are able to maintain more effective control over our exposure to price and volatility movements on a real-time basis than many of our competitors. This is important, not only because our system must process, clear and settle several hundred thousand market maker trades per day with a minimal number of errors, but also because the system monitors and manages the risk on the entire portfolio, which generally consists of several million open contracts distributed among more than 100,000 different products. Using our system, which we believe affords an optimal interplay of decentralized trading activity and centralized risk management, we quote markets in approximately 324,000 securities and futures products traded around the world.

              In our electronic brokerage business, our proprietary technology infrastructure enables us to provide our customers with the ability to effect trades at among the lowest execution and commission costs in the industry. Additionally, our customers benefit from real-time systems optimization for our market making business. Customer trades are both automatically captured and reported in real time in our system. Our customers trade on more than 50 exchanges and market centers in 16 countries around the world. All of these exchanges are partially or fully electronic, meaning that a customer can buy or sell a product traded on that exchange via an electronic link from his or her computer terminal through our system to the exchange. We offer our products and services through a global communications network that is designed to provide secure, reliable and timely access to the most current market information. We provide our customers with a variety of means to connect to our brokerage systems, including dedicated point-to-point data lines, virtual private networks and the Internet.

              Specifically, our customers receive worldwide direct-access connectivity through our Trader Workstation (our real-time Java-based trading platform), our proprietary Application Program Interface (API), and/or industry standard Financial Information Exchange (FIX) connectivity. Customers who want a professional quality trading application with a sophisticated user interface utilize our Trader Workstation. Customers interested in developing program trading applications in MS-Excel, Java, Visual Basic or C++ utilize our API. Large institutions with FIX infrastructure prefer to use our FIX solution for seamless integration of their existing order gathering and reporting applications.

              While many brokerages, including online brokerages, rely on manual procedures to execute many day-to-day functions, IB employs proprietary technology to automate, or otherwise facilitate, many of the following functions:

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    account opening process;

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    order routing and best execution;

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    seamless trading across all types of securities and currencies around the world from one account;

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    order types and analytical tools offered to customers;

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    delivery of customer information, such as confirmations, customizable real-time account statements and audit trails;

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    customer service; and

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    risk management through automated real-time credit management of all new orders and margin monitoring.

Research and Development

              One of our core strengths is our expertise in the rapid development and deployment of automated technology for the financial markets. Our core software technology is developed internally, and we do not generally rely on outside vendors for software development or maintenance. To achieve optimal performance from our systems, we are continuously rewriting and upgrading our software. Use of the best available technology not only improves our performance but also helps us attract and retain talented developers. Our software development costs are low because the employees who oversee the development of the software are the same employees who design the application and evaluate its performance. This also enables us to add features and further refine our software rapidly.

              Our internally-developed, fully integrated trading and risk management systems are unique and transact across all product classes on more than 60 markets and 14 currencies around the world. These systems have the flexibility to assimilate new exchanges and new product classes without compromising transaction speed or fault tolerance. Fault tolerance, or the ability to maintain system performance despite exchange malfunctions or hardware failures, is crucial to successful market making and ensuring best executions for brokerage customers. Our systems are designed to detect exchange malfunctions and quickly take corrective actions by re-routing pending orders.

              Our company is technology-focused, and our management team is hands-on and technology-savvy. Most members of the management team write detailed program specifications for new applications. The development queue is prioritized and highly disciplined. Progress on programming initiatives is generally tracked on a weekly basis by a steering committee consisting of senior executives. This enables us to prioritize key initiatives and achieve rapid results. All new business starts as a software development project. We generally do not engage in any business that we cannot automate and incorporate into our platform prior to entering into the business.

              The rapid software development and deployment cycle is achieved by our ability to leverage a highly integrated, object oriented development environment. The software code is modular, with each object providing a specific function and being reusable in multiple applications. New software releases are tracked and tested with proprietary automated testing tools. We are not hindered by disparate and often limiting legacy systems assembled through acquisitions. Virtually all of our software has been developed and maintained with a unified purpose.

              For 29 years, we have built and continuously refined our automated and integrated, real-time systems for world-wide trading, risk management, clearing and cash management, among others. We have also assembled a proprietary connectivity network between us and exchanges around the world. Efficiency and speed in performing prescribed functions are always crucial requirements for our systems. As a result, our trading systems are able to assimilate market data, recalculate and distribute streaming quotes for tradable products in all product classes each second.

Transaction Processing

              Our transaction processing is automated over the full life cycle of a trade. Our market making software generates and disseminates to exchanges and market centers continuous bid and offer quotes on approximately 324,000 tradable, exchange-listed products. Our fully automated smart router system searches for the best possible combination of prices available at the time a customer order is placed and immediately seeks to execute that order electronically or send it where the order has the highest possibility of execution at the best price.

              At the moment a trade is executed, our systems capture and deliver this information back to the source, either the market making system or via the brokerage system to the customer, in most cases within a fraction of a second. Simultaneously, the trade record is written into our clearing system, where it flows through a chain of control accounts that allow us to reconcile trades, positions and money until the final settlement occurs. Our integrated software tracks other important activities, such as dividends, corporate actions, options exercises, securities lending, margining, risk management and funds receipt and disbursement.

IB SmartRoutingSM

              IB SmartRoutingSM searches for the best destination price in view of the displayed prices, sizes and accumulated statistical information about the behavior of market centers at the time an order is placed and IB SmartRoutingSM immediately seeks to execute that order electronically. Unlike other smart routers, IB SmartRoutingSM never relinquishes control of the order, and constantly searches for the best price. It continuously evaluates fast-changing market conditions and dynamically re-routes all or parts of the order seeking to achieve optimal execution. IB SmartRoutingSM represents each leg of a spread order independently and enters each leg at the best possible venue. IB SmartRouting AutorecoverySM re-routes a customer's U.S. options order in the case of an exchange malfunction, with IB undertaking the risk of double executions. In addition, IB SmartRoutingSM checks each new order to see if it could be executed against any of its pending orders. As the system gains more users, this feature becomes more important for customers in a world of multiple exchanges and penny price orders because it increases the possibility of best executions for our customers ahead of customers of other brokers.

Clearing and Margining

              Our activities in the United States are almost entirely self-cleared. We are a full clearing member of The Options Clearing Corporation (OCC), the Chicago Mercantile Exchange Clearing House (CMECH), The Clearing Corporation and The Depository Trust and Clearing Corporation.

              Due to our large positions in broad-based index products, we benefit from the cross-margin system maintained by these clearing houses. For example, if we hold a position in an OCC-cleared product and have an offsetting position in a CMECH-cleared product, the cross-margin computation takes both positions into account, thereby reducing the overall margin requirement. The reduced margin benefit proves especially useful during times of market stress, such as on days with large price movements when intra-day margin calls may be reduced or eliminated by the cross-margin calculation. We are planning to make similar benefits available to customers under an SEC-approved risk-based portfolio margin program.

              In addition, we are self-cleared in the United Kingdom, Canada, Germany, Belgium, Ireland, France, Hong Kong, the Netherlands, Sweden and Switzerland.

Exchanges and Market Centers

              The table below summarizes the exchanges and market centers on which our operating subsidiaries conduct business as well as certain affiliations of these subsidiaries.

Timber Hill LLC
American Stock Exchange
Boston Options Exchange
CBOE Futures Exchange
Chicago Board of Trade
Chicago Board Options Exchange
Chicago Mercantile Exchange
International Securities Exchange
NASDAQ Stock Market
New York Board of Trade
NYSE Arca
OneChicago
Philadelphia Stock Exchange
U.S. Futures Exchange (formerly, Eurex US)
Member, National Association
     of Securities Dealers
Member, National Futures Association	Interactive Brokers LLC
American Stock Exchange
BondDesk
Boston Options Exchange
Boston Stock Exchange
CBOE Futures Exchange
Chicago Board Options Exchange
Chicago Stock Exchange
International Securities Exchange
National Stock Exchange
New York Stock Exchange
NYSE Arca
OneChicago
Philadelphia Stock Exchange
Sydney Futures Exchange
U.S. Futures Exchange (formerly, Eurex US)
Member, National Association
     of Securities Dealers
Member, National Futures Association

              Interactive Brokers LLC also subscribes to the following ECNs: ArcaEdge, Bloomberg Tradebook, BRUT, Direct Edge and INET.

Timber Hill Europe AG	Timber Hill Securities Hong Kong Limited
Austrian Futures & Options Exchange (ÖTOB)
Bolsa de Valencia
Borsa Italiana (Borsa Valori di Milano)
Copenhagen Stock Exchange
EDX London
Eurex Deutschland
Eurex Schweiz
Euronext Amsterdam
Euronext Brussels
Euronext Paris
Euronext.Liffe
Euronext Lisbon
Frankfurt Stock Exchange
Helsinki Stock Exchange
Intercontinental Exchange
Korea Stock Exchange
London Stock Exchange
MEFF
Osaka Stock Exchange
Oslo Bors
Singapore Exchange
Stockholm Stock Exchange
Stuttgart Stock Exchange
Swiss Exchange
Tokyo Stock Exchange
Vienna Stock Exchange
Virt-X
XETRA (Deutsche Borse Group)	Hong Kong Futures Exchange (HKFE)
Stock Exchange of Hong Kong

 Timber Hill Australia Pty LTD
Australian Stock Exchange

 Timber Hill Canada Company
Montreal Exchange
Toronto Stock Exchange

 Interactive Brokers (U.K.) Limited
Borsa Italiana (IDEM Derivatives Market)
Irish Stock Exchange
London Stock Exchange

 Interactive Brokers Canada Inc.
Toronto Stock Exchange
TSX Venture

Risk Management Activities

              The core of our risk management philosophy is the utilization of our fully-integrated computer systems to perform critical, risk-management activities on a real-time basis. In our market making business, our real-time integrated risk management system seeks to ensure that overall IBG positions are continuously hedged at all times, curtailing risk. In our electronic brokerage business, integrated risk management seeks to ensure that each customer's positions are continuously credit checked and brought into compliance if equity falls short of margin requirements, curtailing bad debt losses.

Market Making

              We employ certain hedging and risk management techniques to protect us from a severe market dislocation. Our risk management policies are developed and implemented by our chairman and our steering committee, which is comprised of senior executives of our various companies. Our strategy is to calculate quotes a few seconds ahead of the market and execute small trades at a tiny but favorable differential as a result. This is made possible by our proprietary pricing model, which evaluates and monitors the risks inherent in our portfolio, assimilates market data and reevaluates the outstanding quotes in our portfolio each second. Our model automatically rebalances our positions throughout each trading day to manage risk exposures both on our options and futures positions and the underlying securities, and will price the increased risk that a position would add to the overall portfolio into the bid and offer prices we post. Under risk management policies implemented and monitored primarily through our computer systems, reports to management, including risk profiles, profit and loss analysis and trading performance, are prepared on a real-time basis as well as daily and periodical bases. Although our market making is completely automated, the trading process and our risk are monitored by a team of individuals who, in real-time, observe multiple dimensional representations of various risk parameters of our consolidated positions. Our assets and liabilities are marked-to-market daily for financial reporting purposes and re-valued continuously throughout the trading day for risk management and asset/liability management purposes.

              As illustrated in the table below, since 1990 we have rapidly expanded the number of financial instruments in which we make markets and our market presence. This diversification acts as a passive form of portfolio risk management.

	1990	1998	2006(1)
Equity option classes	32	510	2,340
Equity securities	38	1,122	7,156
Equity index products	11	86	314
Equity futures	—	—	709
Other financial futures	—	—	15
Exchanges and market centers	8	31	66

(1)
As of September 30, 2006

              We trade primarily the options on stocks (and individual stocks) where the underlying equity market capitalization is greater than $1 billion. Throughout the trading day we produce online, real-time profit and loss, risk evaluation, activity and other management reports. Our software assembles from external sources a balance sheet and income statements for our accounting department to reconcile the trading system results.

              The adaptability of our portfolio risk management system and trading methods have allowed us to expand not only the number of financial instruments traded but also across markets. For additional information on how our risk management activities may affect our business, financial condition or results of operations, please see "Risk Factors—Risks Related to Our Business."

Electronic Brokerage

              IB calculates margin requirements for each of its customers on a real-time basis across all product classes (stocks, options, futures, bonds and forex) and across all currencies. Recognizing that IB's customers are experienced investors, we expect our customers to manage their positions proactively and we provide tools to facilitate our customers' position management. However, if a customer's equity falls below what is required to support that customer's margin, IB will automatically liquidate positions on a real-time basis to bring the customer's account into margin compliance. This is done to protect IB, as well as the customer, from excessive losses and further contributes to our low-cost structure. The entire credit management process is completely automated, and IB does not employ a margin department.

              As a safeguard, all liquidations are displayed on custom-built liquidation monitoring screens that are part of the tool set our technical staff uses to monitor performance of our systems at all times the markets around the world are open. In the event our systems absorb erroneous market data from exchanges, which prompts liquidations, risk specialists on our technical staff have the capability to halt liquidations that meet specific criteria. The liquidation halt function is highly restricted.

              IB's customer interface includes color-coding on the account screen and pop-up warning messages to notify customers that they are approaching their margin limits. This feature allows customers to take action, such as entering margin-reducing trades, to avoid having IB liquidate their positions. These tools and real-time margining allow IB's customers to understand their trading risk at any moment of the day and help IB maintain low commissions, by not having to price in the cost of credit losses.

Operational Controls

              We have automated the full cycle of controls surrounding the market making and brokerage business. Key automated controls include the following:

    •
    Our technical operations section continuously monitors our network and the proper functioning of each of our nodes (exchanges, ISPs, leased customer lines and our own data centers) around the world.

    •
    Our real-time credit manager software provides pre- and post-execution controls by

    •
    testing every customer order to ensure that the customer's account holds enough equity to support the execution of the order, rejecting the order if equity is insufficient or directing the order to an execution destination without delay if equity is sufficient; and

    •
    continuously updating a customer account's equity and margin requirements and, if the account's equity falls below its minimum margin requirements, automatically issuing liquidating orders in a smart sequence designed to minimize the impact on account equity.

    •
    Our market making system continuously evaluates approximately 324,000 securities and futures products in which we provide bid and offer quotes and changes its bids and offers in such a way as to maintain an overall hedge and a low-risk profile. The speed of communicating with exchanges and market centers is maximized through continuous software and network engineering innovation, thereby allowing the firm to achieve real-time controls over market exposure.

    •
    Our clearing system captures trades in real-time and performs automated reconciliation of trades and positions, corporate action processing, customer account transfer, options exercise, securities lending and inventory management, allowing the firm to effectively manage operational risk.

    •
    Our accounting system operates with automated data feeds from clearing and banking systems, allowing the firm to produce financial statements for all parts of our business every day by noon on the day following trade date.

    •
    Software developed to interface with the accounting and market making systems performs daily profit and loss reconciliations, which provide tight financial controls over market making functions.

Customers

              We established our electronic brokerage subsidiary, IB, in 1993 to enhance the use of our global network of trading interfaces, exchange and clearinghouse memberships and regulatory registrations assembled over the prior 16 years to serve our market making business. We realized that electronic access to market centers worldwide through our network could easily be utilized by the very same floor traders and trading desk professionals who, in the coming years, would be displaced by the conversion of exchanges from open outcry to electronic systems.

              We currently service approximately 77,000 cleared customer accounts. Our customers reside in approximately 140 countries around the world. IB currently executes trades for at least two of the largest commercial banks, at least two of the largest bulge bracket investment banks and at least two of the largest online brokers.

              The target IB customer is one that requires the latest in trading technology, derivatives expertise, and worldwide access and expects low overall transaction costs. IB's customers are mainly comprised of "self-service" individuals, former floor traders, trading desk professionals, electronic retail brokers, financial advisors who are comfortable with technology, banks that require global access and hedge funds.

              Our customers fall into three groups based on services provided: cleared customers, trade execution customers and wholesale customers. With the advent of portfolio margining, we believe we will be able to persuade more of our trade execution hedge fund customers to utilize our cleared business solution, which will benefit the hedge funds in terms of cost savings. Many prime brokers offer increased leverage over Regulation T credit limitations and NYSE margin requirements through offshore entities and joint back office arrangements. Through portfolio margining, IB will now be able to offer similar leverage with lower margin requirements that reflect the reduced risk of a hedged portfolio.

    •
    Cleared Customers:    We provide trade execution and clearing services to our cleared customers who are generally attracted to our low commissions, low financing rates, high interest paid and best price execution. From small market making groups and individual market makers, our cleared customer base has expanded over the years to include institutional and individual traders and investors, financial advisors and introducing brokers.

    •
    Trade Execution Customers:    We offer trade execution for customers who choose to clear with another prime broker or a custodian bank; these customers are able to take advantage of our low commissions for trade execution as well as our best price execution.

    •
    Wholesale Customers:    Our wholesale customers, which include some of the largest banks and retail electronic brokers, are generally self-clearing. These customers count on us for our superior options and option/stock combination trade routing and execution and our ability to assist them in satisfying their regulatory requirements to provide best execution to their customers.

              Our non-cleared customers include the large online brokers and increasing numbers of the proprietary and customer trading units of U.S., Canadian and European commercial banks. These customers are attracted by the IB SmartRoutingSM technology as well as our direct access to stock, options, futures, forex and bond markets worldwide.

              As described in greater detail above under "Business—Technology," our customers receive worldwide direct-access connectivity in one of three ways: the Trader Workstation (our real-time Java-based trading platform), our proprietary API, and/or industry standard FIX connectivity.

Customer Service

              IB's customer service operations are designed around an integrated technical solution that shifts the inquiry/ response process as close to the client as possible. The emphasis on self-help/self-describe methods allows us to provide information and solutions without dependency on a large, personnel-intensive infrastructure. IB currently employs approximately 55 customer service providers.

Website Self-Help

              The foundation of our self-help model is a comprehensive website with substantial detail about all aspects of the trading/investing experience. While many brokerage websites provide primarily marketing and inquiry routing functions, we consider transparent, facile access to information to be the critical differentiating factor to allow sophisticated investors to both select IB as their broker and to thereafter optimize their trading strategies.

              We maintain on our website an extensive library of tutorials and usage guides to help new clients familiarize themselves with the features and functions of the trading interfaces. Our fee models are standardized and fully disclosed, allowing prospective clients to understand easily our pricing, and obviating the need for inquiries to, and negotiations with, sales personnel. We publish details of product availability, contract parameters, interest methods, margin methods, delivery rules and other information.

Customer Education

              We have developed an online "University of IB" which provides the framework for discussion of advanced topics using web-based seminar (webinar) technology. Clients are able to watch, listen, and ask questions online as experts discuss some of the industry's most useful and timely issues. For highly technical topics such as developing programming interfaces to IB's proprietary application program interface, the webinar solution offers us the ability to communicate efficiently with groups of high value clients with special requirements.

Customer Service

              For customers requiring more personalized assistance, we maintain regional call centers in North America, Europe and Asia offering 24-hour support via live chat, web-based ticket interfaces, and telephone. All communication channels are tied into a proprietarily developed central client information management system which, in addition to traditional customer relationship management functionality, also provides automated inquiry routing to specialist teams, notification to appropriate customer service and management personnel, and quality control facilities, as well as data windows into the real-time brokerage system.

              IB's customer service technology permits scalable, efficient rapid response service for professional clients. Customer Service personnel can interact directly with brokerage system functionalities such as trade/order management, risk overview, and regulatory capital compliance, allowing us to efficiently leverage our personnel resources by providing one-touch inquiry or resolution. Approximately 80% of all inquiries are answered and resolved on the first point of contact.

              We also apply the self-help model into inquiry processing. Where possible, inquiries are handled automatically, using straight-through processing response engines to collect required data and process specific requests. Inquiry status and resolution is visible to clients over a secure web interface, where they are able refine their questions as needed and configure update/notification methods to include email and text message notifications.

              Telephone technologies incorporate the current state-of-the-art voice over Internet protocol and call routing standards. Integration of Internet telephony directly into the trading interface is one of several initiatives under way to improve our service.

Quality Control

              We operate an aggressive internal quality control program which offers clients the opportunity to evaluate every service interaction. The system automatically notifies managers within seconds of detecting potentially significant issues. The quality assurance management team responds to these issues immediately, in some cases contacting clients directly via telephone within minutes.

Sales and Marketing

              IB has traditionally relied on its superiority in technology and trading costs to sell its broker services. Our marketing and sales strategy is based on education, as we believe that once sophisticated traders and investors fully understand the benefits of superior technology and lower trading costs, they will choose IB as their broker. In recent years, we have increased our sales education efforts with the following:

    •
    A sales team dedicated to selling our IB SmartRoutingSM technology to large retail brokers.

    •
    The introduction of our IB Options Intelligence Report which provides built-in options markets indicators to the public, and can be received on a real-time basis by becoming an IB customer. The Options Intelligence Report is now being posted to third-party websites such as the CBOE and Yahoo.

    •
    A television and print advertising campaign which emphasizes our strengths and competitive advantages in the options markets, including trading options in penny increments.

    •
    A webinar program which provides training on a multitude of technology and product related information. More than 20 webinars are offered by IB and other trading industry partners each month.

    •
    The establishment of a direct mail and direct email database of prospective customers to which we send market education materials on a periodic basis.

    •
    More aggressive use of Internet banners and search providers.

    •
    Dedicated sales teams in North America, Europe, Asia and Australia.

    •
    Introduction of the annual IB Collegiate Trading Olympiad, which allows college students to compete for prizes and jobs by developing program trading applications for the IB trading platform.

    •
    A features poll which allows our customers to nominate new technology ideas and to vote on the nominations.

    •
    Enhanced interaction with the media to emphasize the superiority of IB's technology.

    •
    A "reference book" website that aims to provide rich offering of trade reference material directly to our customers. This includes users guides, flash tutorials, technical guidelines, a contract database, margin rules, and other detailed information.

              All customer acquisitions are tracked and analyzed based on profitability on a regular basis so that adjustments can quickly be made to our marketing efforts.

              Finally, with the advent of portfolio margining, IB sees an opportunity to further target the hedge fund market. To take advantage of this opportunity we will continue to enhance our worldwide cross product offerings, our options tools and hedge fund administration.

Competition

Market making

              Market makers range from sole proprietors with very limited resources, of which there are still a few hundred left, to a few highly sophisticated groups which have substantially greater financial and other resources, including programmers and other research and development personnel, than we do. Along with the ongoing conversion of exchanges from floor-based, open outcry arenas to electronic matching systems, Timber Hill's competitors have changed from many individuals or groups of traders to large, integrated broker-dealers. Today, Timber Hill's major competitors are Citigroup, UBS, Goldman Sachs, Merrill Lynch, Citadel and Morgan Stanley. Most of our competitors in market making are much larger than we are and have more captive order flow, although this is less true with respect to our narrow focus on options, futures and ETFs listed on electronic exchanges. In order to compete successfully, we believe that we must have more sophisticated, versatile and robust software than our competitors. This is our primary focus, as contrasted with many of our competitors. With respect to these competitors, Timber Hill maintains the advantage of having had much longer experience with the development and usage of its proprietary electronic brokerage and market making systems. Market conditions that are difficult for other market participants often present Timber Hill with the opportunities inherent in diminished competition. Our advantage is our expertise and decades of single-minded focus on developing our technology. This enables us to have a unique platform specializing strictly in electronic market making and brokerage.

Electronic brokerage

              The market for electronic brokerage services is rapidly evolving and highly competitive. IB believes that it neither fits within the definition of a traditional broker nor a prime broker. IB's primary competitors include offerings targeted to professional traders by large retail online brokers (such as E*TRADE's Power E*TRADE Pro business and Charles Schwab & Co., Inc.'s CyberTrader business) and the prime brokerage and electronic brokerage arms of major investment banks and brokers (such as Goldman Sachs' RediPlus business and Morgan Stanley's Passport business). We also encounter competition to a lesser extent from full commission brokerage firms including Merrill Lynch, Smith Barney (a division of Citigroup), as well as other financial institutions, some of which provide online brokerage services. The electronic brokerage businesses of many of our competitors are relatively insignificant in the totality of their firms' business. IB provides access to a global range of products from a single IB Universal AccountSM and professional level executions and pricing, which positions it in competition with niche direct-access providers and prime brokers. In addition, IB provides sophisticated order types and analytical tools that give a competitive edge to its customers.

Strategic Investments

              From time to time, we seek to make targeted investments in related businesses where we can contribute our technological expertise and extensive knowledge of financial markets structure, in the

United States and abroad. Investments in the Boston Options Exchange (BOX), the newly-created ISE Stock Exchange and CBOE Stock Exchange and the OneChicago futures exchange are examples.

              In 2002, we became a founding member of the newly-created fully electronic BOX, which was the first options exchange to introduce a price improvement mechanism, which allows customers to receive better prices than National Best Bid and Offer by having market makers compete for the order via an auction, and by offering better prices denominated in pennies. Since introduction of price improvement by BOX, other leading U.S. options exchanges adopted similar mechanisms which have not attracted as much volume so far.

              In 2006, we made an equity investment in OneChicago, LLC, an all-electronic security futures exchange. OneChicago is a leading provider of SSFs, a low-cost alternative to trading stock. SSFs are futures whose underlying assets are an individual stock or a narrow-based index. Because SSFs are margined like futures, they require a fraction of the funds needed to purchase stocks and allow investors to avoid paying for margin loans. In addition, SSFs provide hedge funds and other traders and investors, large and small, with the means to drastically reduce financing costs associated with their stock positions. As a futures broker, we can offer SSFs whereas traditional online brokers that are not also futures brokers cannot offer SSFs. Prime brokers may offer SSFs but not as seamlessly as we can. We believe that the ability to offer SSFs to our customers gives us an additional competitive advantage.

              In 2006, we made an investment in the newly-created, fully-electronic ISE Stock Exchange, which began to offer in September 2006 a continuous, instantaneous, fully automated and anonymous matching platform for trading stock. In 2006, we also made an investment in CBOE Stock Exchange, which is planning to commence its operations in February 2007.

Regulation

              Our securities and derivatives businesses are extensively regulated by U.S. federal and state regulators, foreign regulatory agencies, and numerous exchanges and self-regulatory organizations of which our subsidiaries are members. In the current era of heightened regulation of financial institutions, we expect to incur increasing compliance costs, along with the industry as a whole.

Overview

              As registered U.S. broker-dealers, IB and TH LLC are subject to the rules and regulations of the Exchange Act, and as members of various exchanges, we are also subject to such exchanges' rules and requirements. Additionally, as registered futures commission merchants, IB and TH LLC are subject to the Commodity Exchange Act and rules promulgated by the CFTC and the various commodity exchanges of which they are members. Finally, we are subject to the requirements of various self-regulatory organizations such as the NASD and the National Futures Association (NFA). Our foreign affiliates are similarly regulated under the laws and institutional framework of the countries in which they operate.

              U.S. broker-dealers and futures commission merchants are subject to laws, rules and regulations that cover all aspects of the securities and derivatives business, including:

    •
    sales methods;

    •
    trade practices;

    •
    use and safekeeping of customers' funds and securities;

    •
    capital structure;

    •
    record-keeping;

    •
    financing of customers' purchases; and

    •
    conduct of directors, officers and employees.

              In addition, the businesses that we may conduct are limited by our agreements with the NASD and our oversight by the NYSE. Both of these organizations scrutinize their members' entry into new businesses. This process is time-consuming and may not be successful. Likewise, participation in new business lines, including trading of new products or participation on new exchanges or in new countries often requires governmental and/or exchange approvals, which may take significant time and resources. As a result, we may be prevented from entering new businesses that may be profitable in a timely manner, or at all.

              As certain of our subsidiaries are members of the NASD, we are subject to certain regulations regarding changes in control of our ownership. NASD Rule 1017 generally provides that NASD approval must be obtained in connection with any transaction resulting in a change in control of a member firm. The NASD defines control as ownership of 25% or more of the firm's equity by a single entity or person and would include a change in control of a parent company. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the NASD.

Net Capital Rule

              The SEC, NASD, CFTC and various other regulatory agencies within the United States have stringent rules and regulations with respect to the maintenance of specific levels of net capital by regulated entities. Generally, a broker-dealer's capital is net worth plus qualified subordinated debt less deductions for certain types of assets. The Net Capital Rule requires that at least a minimum part of a broker-dealer's assets be maintained in a relatively liquid form.

              If these net capital rules are changed or expanded, or if there is an unusually large charge against our net capital, our operations that require the intensive use of capital would be limited. A large operating loss or charge against our net capital could adversely affect our ability to expand or even maintain these current levels of business, which could have a material adverse effect on our business and financial condition.

              The SEC, NASD and NYSE impose rules that require notification when net capital falls below certain predefined criteria. These rules also dictate the ratio of debt-to-equity in the regulatory capital composition of a broker-dealer, and constrain the ability of a broker-dealer to expand its business under certain circumstances. If a firm fails to maintain the required net capital, it may be subject to suspension or revocation of registration by the applicable regulatory agency, and suspension or expulsion by these regulators could ultimately lead to the firm's liquidation. Additionally, the Net Capital Rule and certain NASD rules impose requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain capital withdrawals.

Supervision and Compliance

              Our Compliance Department supports and seeks to ensure proper operations of our market making and electronic brokerage businesses. The philosophy of the Compliance Department, as of our company as a whole, is to build automated systems to try to eliminate manual steps and errors in the compliance process and then to augment these systems with human staff who apply their judgment where needed. We have built automated systems to handle wide-ranging compliance issues such as trade and audit trail reporting, financial operations reporting, enforcement of short sale rules, enforcement of margin rules and pattern day trading restrictions, review of employee correspondence, archival of required records, execution quality and order routing reports, approval and documentation of new customer accounts, and anti-money laundering and anti-fraud surveillance. In light of our automated operations and our automated compliance systems, we have a smaller and more efficient Compliance Department than many traditional securities firms. Nonetheless, we have increased the staffing in our Compliance Department over the past several years to meet the increased regulatory burdens faced by all industry participants.

              IB and Timber Hill each have a Chief Compliance Officer who reports to its General Counsel and its internal audit and compliance committee. These Chief Compliance Officers, plus certain other senior staff members, are NASD-registered principals with supervisory responsibility over the various aspects of our business. Staff members in the Compliance Department or in other departments of the firm are also registered with NASD, NFA, NYSE or other regulatory organizations.

Regulation NMS

              On various dates throughout 2007, the U.S. securities industry is scheduled to implement a number of new rules contained in Regulation NMS (Reg NMS), which was approved by the SEC in June 2005 and makes a number of changes to the U.S. national market structure for equities. Among other things, Reg NMS governs how market centers provide access to their quotations, changes the way market data fees are paid and distributed, and prevents quoting in sub-penny increments. The most controversial aspect of Reg NMS is the "Trade-Through Rule," which generally prevents a market center from trading a stock at a price worse than an electronically accessible quote for the same stock displayed on a competing market center.

              It is difficult to predict exactly how Reg NMS will affect IB's businesses, although IB and Timber Hill are well-positioned to benefit to the extent that Reg NMS increases transparency and automation in the U.S. equity markets. IBG LLC participated in various panel discussions and filed comment letters during the SEC's formulation and evaluation of Reg NMS, and IB was an early proponent and supporter of the Reg NMS initiative. Some exchanges and market centers, especially the NYSE, have already increased their efforts to automate more stock executions rather than rely on human brokers and specialists to match trades. Our brokerage and proprietary trading businesses are benefiting and should continue to benefit from this trend toward automatic executions, which increase the speed and transparency of trading and reduce the ability of human traders to commit fraud by "backing away" or changing their quotes after we send them an order, or by front-running orders.

              With respect to the specific functionality of IB's brokerage platform, increased availability of automatic execution on stock exchanges will tend to make IB's automated platform more useful and valuable. On the other hand, the new Reg NMS Trade-Through Rule could pose a competitive threat to the IB SmartRoutingSM system for stocks, because exchanges likely will build improved linkages to send orders to each other when an exchange is not itself offering the best posted price. An order smart routed by IB will always trade sooner than one that is linked by one exchange to another.

              While increased competition from exchanges to provide "smart" order routing services is likely, IB is expected to have many advantages over any exchange systems, including the facts that:

    •
    IB has nearly a decade's lead in developing smart routing technology and network infrastructure;

    •
    IB's system is connected to a broad array of exchanges, ECNs and market makers;

    •
    the IB SmartRoutingSM system has the ability to split orders and route them to different markets and then re-route each piece as market conditions change;

    •
    that multiple products in addition to stocks are available on the IB platform; and

    •
    IB offers clearing, financing, custodial and many other services to its customers that exchanges are not in a position to provide.

Portfolio Margining

              Portfolio margining allows customers to take advantage of reduced margin requirements based on the risk of their combined equities and derivatives positions instead of traditional static margin requirements that are based on percent of value for each security that the customers hold. This risk-based margining is expected to allow for a more realistic representation of risk in a customer's portfolio, giving the benefit of lower margin requirements to hedged portfolios. As a result, IB will be more competitive with the largest U.S. prime clearing broker-dealers who use their balance sheets to provide financing to customers. IB caters to sophisticated customers who utilize hedging to reduce risk in their portfolios and benefit from risk-based margin approach.

              Portfolio margining is only available for market-based index products but its expansion to stocks, options and futures has been approved by the SEC. SEC portfolio margining rules requires each participating firm to file an application with their designated SRO and receive approval for implementation of the portfolio margining program and related parameters, including margin determination and risk management. In January 2007, IB filed an application with the NYSE to offer portfolio margining to IB customers, tentatively beginning in April 2007.

Patriot Act and Increased Anti-Money Laundering (AML) and "Know-Your- Customer" Obligations

              Registered broker-dealers traditionally have been subject to a variety of rules that require that they "know their customers" and monitor their customers' transactions for suspicious financial activities. With the passage of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the Patriot Act), broker-dealers are now subject to even more stringent requirements. Likewise, the SEC, CFTC, foreign regulators, and the various exchanges and SROs of which IB companies are members have passed numerous new AML and customer due diligence rules. There are significant criminal and civil penalties that can be imposed for violations of the Patriot Act, and significant fines and regulatory penalties can be imposed for violations of other governmental and SRO AML rules.

              As required by the Patriot Act and other new rules, we have established comprehensive anti-money laundering and customer identification procedures, designated an AML compliance officer, trained our employees and conducted independent audits of our program. Our anti-money laundering screening is conducted using a mix of automated and manual review and has been structured to comply with recent regulations. We collect required information through our new account process and then screen accounts with databases for the purposes of identity verification and for review of negative information and appearance on the Office of Foreign Assets and Control, Specially Designated Nationals and Blocked Persons lists. Additionally, we have developed methods for risk control and continue to add upon specialized processes, queries and automated reports designed to identify money laundering, fraud and other suspicious activities.

              As part of their routine examination schedules, both the NYSE and the SEC conducted examinations of IB during 2005, which included reviews of IB's customer identification and surveillance procedures. Both the SEC and the NYSE examination reports contained findings requiring that IB strengthen its procedures or make amendments to its policies and practices to further enhance its AML efforts. IB has made significant enhancements in response to these findings and is continuing to augment its efforts to verify the identities of its customers and monitor their transactions (including adding new databases containing the names of suspicious persons against which we check new customers, adding new surveillance reports and hiring additional surveillance personnel).

Business Continuity Planning

              Federal regulators and industry self-regulatory organizations have passed a series of rules in the past several years requiring regulated firms to maintain business continuity plans that describe what actions firms would take in the event of a disaster (such as a fire, natural disaster or terrorist incident) that might significantly disrupt operations. IB has developed business continuity plans that describe steps that the firm and its employees would take in the event of various scenarios. The firm has built a backup site for certain of its operations at its Chicago facilities that would be utilized in the event of a significant outage at the firm's Greenwich headquarters. In addition, the firm has strengthened the infrastructure at its Greenwich headquarters and has built redundancy of certain systems so that certain operations can be handled from multiple offices.

Foreign Regulation

              Our international subsidiaries are subject to extensive regulation in the various jurisdictions where they have operations. The most significant of our international subsidiaries are THE, registered to do business in Switzerland as a securities dealer, THSHK, registered to do business in Hong Kong as a securities dealer, THA, registered to do business in Australia as a securities dealer and futures broker, IBUK, registered to do business in the U.K. as a broker, IBC and THC, registered to do business in Canada as an investment dealer and securities dealer, respectively.

              As with those U.S. subsidiaries subject to NASD rules, the ability of our regulated U.K. subsidiary, IBUK, to pay dividends or make capital distributions may be impaired due to applicable capital requirements. IBUK is subject to "consolidated" regulation, in addition to being subject to regulation on a legal entity basis. Consolidated regulation impacts the regulated entity and its parent holding companies in the United Kingdom, including the regulated entity's ability to pay dividends or distribute capital.

              IBUK is also subject to regulations regarding changes in control similar to those described above under "—Overview." Under FSA rules, regulated entities must obtain prior approval for any transaction resulting in a change in control of a regulated entity. Under applicable FSA rules, control is broadly defined as a 10% interest in the regulated entity or its parent or otherwise exercising significant influence over the management of the regulated entity. As a result of these regulations, our future efforts to sell shares or raise additional capital may be delayed or prohibited by the FSA.

              In Hong Kong, the SFC regulates our subsidiary, THSHK, as a securities dealer. The compliance requirements of the SFC include, among other things, net capital requirements and stockholders' equity requirements. The SFC regulates the activities of the officers, directors, employees and other persons affiliated with THSHK and requires the registration of such persons.

              In Canada, both THC and IBC are subject to the IDA risk adjusted capital requirement. In Switzerland, THE is subject to the Swiss National Bank eligible equity requirement. In Australia, THA is subject to the Australian Stock Exchange liquid capital requirement.

              For additional information on how regulatory considerations may affect our business prospects, please see "Risk Factors."

Payment for Order Flow

              Five of the six U.S. options exchanges have recently expanded their SEC-approved programs to make payments to broker-dealers in return for receiving customer orders. The BOX does not facilitate payment for order flow. These programs were instituted to help exchanges attract order flow and replaced informal historical arrangements that accomplished the same on a much smaller scale. The IB SmartRoutingSM software searches for the best bids and offers on multiple-listed options, which often results in orders being sent and executed on exchanges that pay for order flow. As a result, IB collects payments for order flow from exchanges and records them in "Other Income." Since this revenue is incidental to our business and difficult to predict accurately, we record it on a "best knowledge" basis, as data is made available by exchanges, instead of on a pure accrual method. Conversely, as a market maker on the U.S. options exchanges and a participant in these exchange-mandated payment programs, Timber Hill records an expense for order flow payments it is required to make. Our automatic order routing software ensures that best execution is achieved and payment for order flow does not affect the routing of orders in a manner detrimental to our customers.

Employees and Culture

              We take pride in our technology-focused company culture and embrace it as one of our fundamental strengths. We remain committed to improving our technology, and we try to minimize corporate hierarchy to facilitate efficient communication among employees. We have assembled what we believe is a highly talented group of employees. As we grow, we expect to continue to provide significant rewards for our employees who provide significant value to us and the world's financial markets.

              As of September 30, 2006, we had 517 employees, all of whom were employed on a full-time basis. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

              Our headquarters are located in Greenwich, Connecticut. We lease approximately 64,500 square feet for our headquarters, which lease expires in the year 2014. We also lease facilities in 8 other locations throughout parts of the world where we conduct our operations, which are located in Chicago, expiring in 2011; Zug, Switzerland, expiring in 2007; Hong Kong, expiring in 2009; London, expiring in 2015; Sydney, Australia, expiring in 2009; Montreal, Canada, expiring in 2009; Budapest, Hungary, expiring in 2007; and Washington D.C., currently month to month. The lease with respect to the Washington D.C. location is expected to be renewed on a long-term basis. Unless otherwise indicted, all properties are used by both our market making and electronic brokerage segments. We believe our present facilities, together with our current options to extend lease terms, are adequate for our current needs.

              The following table sets forth certain information with respect to our leased facilities:

Location	Space	Principal Usage
Greenwich, CT	64,451 sq. feet	Headquarters and data center
Chicago, IL	24,742 sq. feet	Office space and data center
Washington, D.C.	416 sq. feet	Office space
Montreal, Canada	4,668 sq. feet	Office space
London, United Kingdom	2,283 sq. feet	Office space and data center
Zug, Switzerland	15,515 sq. feet	Office space and data center
Sydney, Australia	1,313 sq. feet	Office space
Hong Kong	3,590 sq. feet	Office space and data center
Budapest, Hungary	970 sq. feet	Office space

Intellectual Property

              We rely on a combination of patent, trademark, copyright, trade secret, and fair business practice laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, intellectual property rights and our brand. We also enter into confidentiality and invention assignment agreements with our employees and consultants, and confidentiality agreements with other third parties, and we rigorously control access to proprietary technology.

              In addition to using marks protected by common law usage (including IB, IB Trader Workstation, IB Options Analytics, IB SmartRouting, IB SmartRouting Autorecovery and Interactive Analytics), we also use the following service marks that have been registered or applied for with the U.S. Patent and Trademark Office:

Intellectual Property	Registration Type	Place of Registration	Registration No.	Registration Expiration Date
Pit Trader	Service Mark	U.S. Patent & Trademark Office	2078131	July 8, 2007
InteractiveBrokers.com	Service Mark	U.S. Patent & Trademark Office	2390621	September 26, 2010
		European Community Trademark Office (OHIM)	1313667	September 17, 2009
IB Universal Account	Service Mark	U.S. Patent & Trademark Office	2724295	June 13, 2013
IB Web Trader	Service Mark	U.S. Patent & Trademark Office	3045411	January 17, 2016
The IB Options Intelligence Report	Service Mark	U.S. Patent & Trademark Office	Application No. 78965055	Pending
Interactive Analytics	Service Mark	U.S. Patent & Trademark Office	Application No. 78965402	Pending
Intelligent Design That Even Darwin Could Appreciate	Service Mark	U.S. Patent & Trademark Office	Application No. 78738,093	Pending

Legal Proceedings and Regulatory Matters

              The securities industry is highly regulated and many aspects of our business involve substantial risk of liability. In recent years, there has been an increasing incidence of litigation involving the securities brokerage industry, including class action suits that generally seek substantial damages, including in some cases punitive damages. Compliance and trading problems that are reported to federal, state and provincial securities regulators, securities exchanges or other self-regulatory organizations by dissatisfied customers are investigated by such regulatory bodies, and, if pursued by such regulatory body or such customers, may rise to the level of arbitration or disciplinary action. We are also subject to periodic regulatory audits and inspections.

              Like other securities brokerage firms, we have been named as a defendant in lawsuits and from time to time we have been threatened with, or named as a defendant in, arbitrations and administrative proceedings. The following contains information regarding potentially material pending litigation and pending regulatory inquiries. We may in the future become involved in additional litigation or regulatory proceedings in the ordinary course of our business, including litigation or regulatory proceedings that could be material to our business.

Potentially Material Pending Litigation

              Kevin Steele Matter—National Futures Association Complaint Against Interactive Brokers; Commodity Futures Trading Commission Inquiry; and Related Threatened Civil Litigation

              On May 25, 2005, the CFTC filed a civil action, in the United States District Court for the Northern District of Illinois Eastern Division, against Kevin Steele, a former customer of IB, for fraud and for failure to register as a commodity pool operator. IB is not a party to this action. The CFTC alleged that Mr. Steele had solicited approximately $7.5 million in funds from more than 200 investors and was operating an unregistered commodity investment pool in an ordinary, individual investment account held in Steele's name at IB. The CFTC alleged in its complaint against Mr. Steele that Mr. Steele had misrepresented the nature of his account with IB when he opened the account and had made repeated misrepresentations to IB personnel regarding the nature of the account. The IB account held in Mr. Steele's name suffered substantial losses. The CFTC and Mr. Steele's customers are conducting an inquiry into IB's handling of Mr. Steele's IB account.

              On June 2, 2006, the Business Conduct Committee of the NFA, IB's designated self-regulatory organization for futures trading, filed a complaint against IB (06-BCC-010) for violation of NFA By-Law 1101 and related rules. NFA By-Law 1101 prevents an NFA member from doing business with non-members of NFA who are required to be registered with the CFTC. The NFA asserted in its complaint that IB knew or should have known that Mr. Steele was required to be registered with the CFTC and had failed to register. The NFA complaint also includes several unrelated alleged books and records violations arising from a routine NFA audit of IB in 2004. IB filed its answer to the NFA complaint denying its allegations on August 11, 2006. No hearing date in the case had been set.

Pending Regulatory Inquiries

              IB's businesses are heavily regulated by state, federal and foreign regulatory agencies as well as numerous exchanges and self-regulatory organizations. IB's various companies are regulated under state securities laws, U.S. and foreign securities, commodities and financial services laws and under the rules of more than 25 exchanges and SROs. In the current era of dramatically heightened regulatory scrutiny of financial institutions, IB has incurred sharply increased compliance costs, along with the industry as a whole. Increased regulation also creates increased barriers to entry, however, and IB has built human and automated infrastructure to handle increased regulatory scrutiny, which provides IB an advantage over potential newcomers to the business.

              IB receives hundreds of regulatory inquiries each year in addition to being subject to frequent regulatory examinations. The great majority of these inquiries do not lead to fines or any further action against IB. Most often, regulators do not inform IB as to when and if an inquiry has been concluded. IB companies are currently the subject of regulatory inquiries regarding topics such as order audit trail reporting, trade reporting, short sales, market making obligations, anti-money laundering, business continuity planning and other topics of recent regulatory interest. There are no formal regulatory enforcement actions pending against IB's regulated entities, except as specifically disclosed herein and IB is unaware of any specific regulatory matter that, itself, or together with similar regulatory matters, would have a material impact on IB's financial condition. Nonetheless, in the current climate, IB expects to pay significant regulatory fines on various topics on an ongoing basis, as other regulated financial services businesses do. The amount of any fines, and when and if they will be incurred, is impossible to predict given the nature of the regulatory process.

MANAGEMENT

Directors and Executive Officers

              The following table sets forth the names, ages and positions of our current directors and executive officers.

Name	Age	Position
Thomas Peterffy	62	Chairman of the Board of Directors, Chief Executive Officer and President
Earl H. Nemser	60	Vice Chairman and Director
Paul J. Brody	46	Chief Financial Officer, Treasurer, Secretary and Director
Thomas A.J. Frank	51	Executive Vice President and Chief Information Officer
Milan Galik	40	Senior Vice President, Software Development and Director

              Thomas Peterffy.    Mr. Peterffy emigrated from Hungary to the United States in 1965. After working for 10 years as a computer programmer, he became a member of the American Stock Exchange in 1977. As an individual floor trader, he founded the firm which became our company. As chief executive officer and president, Mr. Peterffy is active in our day-to-day management.

              Earl H. Nemser.    Mr. Nemser has been our vice chairman since 1988 and also serves as director and/or officer for various subsidiaries of IBG LLC. Mr. Nemser has served as Special Counsel to the law firm Dechert LLP since January 2005. Prior to such time Mr. Nemser served as Partner at the law firms of Swidler Berlin Shereff Friedman, LLP from 1995 to December 2004 and Cadwalader, Wickersham & Taft LLP prior to 1995. Please see "Related Party Transactions—Legal Representation." Mr. Nemser received a Bachelor of Arts degree in economics from New York University in 1967 and a Juris Doctor, magna cum laude, from Boston University School of Law in 1970.

              Paul J. Brody.    Mr. Brody joined us in 1987 and has served as chief financial officer since December 2003. Mr. Brody serves as director and/or officer for various subsidiaries of IBG LLC. Mr. Brody also serves as a director of the Options Clearing Corporation, of which Timber Hill LLC and IB are members. Mr. Brody received a Bachelor of Arts degree in economics from Cornell University in 1982.

              Thomas A.J. Frank.    Dr. Frank joined us in 1985 and has served since July 1999 as executive vice president and chief information officer of Interactive Brokers LLC. In addition, Dr. Frank has served as vice president of Timber Hill LLC since December 1990. Dr. Frank received a Ph.D. in physics from the Massachusetts Institute of Technology in 1985.

              Milan Galik.    Mr. Galik joined us in 1990 as a software developer and has served since October 2003 as senior vice president, software development of IBG LLC. In addition, Mr. Galik has served as vice president of Timber Hill LLC since April 1998. Mr. Galik received a Master of Science degree in electrical engineering from the Technical University of Budapest in 1990.

Our Board of Directors

              Immediately following the consummation of this offering, our board of directors will consist of five directors, one of whom will be an independent director. Thomas Peterffy will serve as chairman of our board of directors. We expect to appoint two other independent directors within one year after this offering, in compliance with NASDAQ Global Select Market Rules.

    Committees of Our Board of Directors

              Prior to or immediately following the consummation of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. As a controlled company, we will not be required by The NASDAQ Global Select Market to have a compensation committee or a nominating and corporate governance committee composed entirely of independent directors.

    Audit Committee

              Our board of directors will designate an audit committee consisting of at least three directors, at least one of whom we expect to be an "audit committee financial expert" as defined in the SEC rules. The audit committee will be comprised of independent directors, subject to the following phase-in periods available to companies listing on The NASDAQ Global Select Market in connection with an initial public offering: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. Committee members will hold office for a term of one year. Each member of the audit committee will be financially literate at the time such member is appointed. The composition of the audit committee will satisfy the independence and other requirements of The NASDAQ Global Select Market and the SEC.

              The audit committee will be responsible for, among other things:

    •
    directly appointing, retaining, evaluating, compensating and terminating our independent registered public accounting firm;

    •
    discussing with our independent registered public accounting firm auditors their independence from management;

    •
    reviewing with our independent registered public accounting firm auditors the scope and results of their audit;

    •
    pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

    •
    overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; and

    •
    reviewing and monitoring our accounting principles, policies and financial and accounting controls.

    Compensation Committee

              Our board of directors will designate a compensation committee that will consist of at least three directors. The primary responsibility of the compensation committee will be to develop and oversee the implementation of our philosophy with respect to the compensation of our officers.

              In that regard, the compensation committee will be responsible for, among other things:

    •
    reviewing and recommending director compensation policies to the board of directors;

    •
    making recommendations, at least annually, to the board of directors regarding our policies relating to the amounts and terms of all compensation of our executive officers; and

    •
    administering and discharging the authority of the board of directors with respect to our equity plans.

    Nominating and Corporate Governance Committee

              Our board of directors will designate a nominating and corporate governance committee that will consist of at least three directors.

              The nominating and corporate governance committee will be responsible for, among other things:

    •
    selecting potential candidates to be nominated for election to the board of directors;

    •
    recommending potential candidates for election to the board of directors;

    •
    reviewing corporate governance matters; and

    •
    making recommendations to the board of directors concerning the structure and membership of board committees.

IBG LLC Steering Committee

              The management of IBG LLC and its subsidiaries is governed by a committee of our executive officers and certain other members of senior management, which we refer to as the steering committee. The steering committee handles day-to-day and strategic management issues. After the Recapitalization, the steering committee will report to the chief executive officer of IBG LLC.

Executive Compensation

              The following tables summarize, for the periods indicated, the principal components of compensation for the chief executive officer and the four other executive officers (collectively, the named executive officers) for the year ended December 31, 2005:

Summary Compensation Table

		Annual Compensation(1)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)
Thomas Peterffy Chairman, Chief Executive Officer and President	2005	$1,200,000	—	—
Earl H. Nemser Vice Chairman and Director	2005	$430,000	—	$100,000
Paul J. Brody Chief Financial Officer, Treasurer, Secretary and Director	2005	$250,000	$550,000	$500,000
Thomas A.J. Frank Executive Vice President and Chief Information Officer	2005	$250,000	$725,000	—
Milan Galik Senior Vice President, Software Development and Director	2005	$250,000	$2,000,000	$2,000,000

(1)
IBG LLC has operated in the form of a limited liability company. The amounts in this summary compensation table do not include distributions received by each named executive officer from IBG LLC relating to invested capital in IBG LLC, as these amounts do not constitute executive compensation. In 2005 and 2006, Messrs. Peterffy, Nemser, Brody, Frank and Galik received approximately $89,941,000, $1,043,000, $1,305,000, $3,348,000 and $1,357,000, respectively, in distributions in respect of the year ended December 31, 2005.

(2)
Other Annual Compensation consists of non-transferable member interests in IBG LLC, which confer ownership rights in IBG LLC and entitle the holders to their proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages. The IBG LLC membership interests are described elsewhere in this prospectus in the section entitled "The Recapitalization Transactions and Our Organizational Structure" beginning on page 34.

Executive Employment Agreements

              Historically, we have not entered into employment agreements with our executive officers, and we do not plan on entering into employment agreements at this time. The non-disclosure, non-competition and non-solicitation agreements currently in effect between our subsidiaries and our officers and other employees will remain in effect after this offering.

Employee Incentive Plan

              Prior to the consummation of this offering, we, IBG LLC and IBG Holdings LLC intend to adopt an employee incentive plan up to 12.0 million shares of our common stock may be granted and issued under the employee incentive plan. The purpose of the employee incentive plan will be to promote our long-term financial success by attracting, retaining and rewarding eligible participants.

              The employee incentive plan will be administered by our compensation committee. The compensation committee will have discretionary authority to determine which employees will be eligible to participate in the employee incentive plan. The compensation committee will establish the terms and conditions of the awards under the employee incentive plan, including the number of awards offered to each employee and all other terms and conditions applicable to such awards in individual grant agreements. Awards are expected to be made through grants of common stock. The employee incentive plan will provide that awards will be subject to issuance over time and may be forfeited upon an employee's violation of certain non-competition and other applicable covenants prior to issuance, unless determined otherwise by the compensation committee.

              The employee incentive plan will provide that, upon a change in control, the compensation committee may, at its discretion, fully vest any granted but unissued shares of common stock awarded under the employee incentive plan, or provide that any such granted but unissued shares of common stock will be honored or assumed, or new rights substituted therefor by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the employee incentive plan.

              We expect to grant awards, at the time of this offering and on or about January 1 of each year following this offering, to specific employees as part of an overall plan of equity compensation. The shares of common stock to be granted at the time of this offering will be issued in accordance with the following schedule:

    •
    10% on the date of this offering; and

    •
    an additional 15% on each of the first six anniversaries of the date of this offering, assuming continued employment with us and compliance with non-competition and other applicable covenants.

              We expect to grant awards covering approximately 915,000 shares of common stock on the date of this offering, of which 10% will be issuable upon consummation of this offering.

              Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their issuance, and remit the withheld amount to the IRS and other taxing authorities. To effect that withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold an amount equal to 40% of the value, we would redeem 400 shares and the employee would reclaim 600 shares. The source of funds for the amount to be remitted to the IRS shares will be a redemption by IBG LLC of a corresponding number of our interests in IBG LLC.

Return on Investment Dollar Units

              Certain employees of IBG LLC (none of whom are our named executive officers) currently hold Return on Investment Dollar Units (ROI Units) that entitle each holder thereof to accumulated earnings on the face value of the certificate representing his or her ROI Units. Subsequent to this offering, no additional ROI Units will be granted, as non-cash compensation of employees will consist primarily of grants of shares of common stock, as described above under "—Employee Incentive Plan." In connection with this offering, ROI Units may, at the employee's option, be redeemed for cash as currently provided for under the current ROI Unit plan, or the accumulated earnings attributable to the ROI Units as of December 31, 2006 may be invested in shares of common stock. For ROI Unit holders electing to invest the accumulated earnings on their ROI Units into shares of common stock in connection with this offering, the shares will be issued in accordance with the following schedule, subject to the conditions below:

    •
    10% on the date of this offering; and

    •
    an additional 15% on each of the first six anniversaries of the date of this offering, assuming continued employment with us and compliance with applicable covenants.

              Under applicable tax law, we will be required to withhold an amount based on the value of the shares upon their vesting, and remit the withheld amount to the IRS and other taxing authorities. To effect the withholding, we may redeem a portion of the shares with an aggregate fair market value equal to the amount of taxes we are required to withhold and remit. For instance, if 1,000 shares would become issuable and we were required to withhold an amount equal to 40% of the value, we would redeem 400 shares and the employee would receive 600 shares. The source of funds for amount to be remitted to the IRS will be the redemption by IBG LLC of a corresponding number of our interests in IBG LLC.

              Based on the accumulated earnings attributable to the ROI Units outstanding as of December 31, 2006, approximately 2.83 million shares of common stock may be issued to the current holders of the ROI Units, of which 10% will be issuable upon consummation of this offering. None of such shares will be issued to any of our named executive officers.

Compensation of Directors

              Our policy is not to pay director compensation to directors who are also our employees. We anticipate that each outside director will enter into compensation arrangements to be determined. All of our directors are entitled to receive reimbursement of their out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

Compensation Committee Interlocks and Insider Participation

              None of our executive officers have served as a member of the board of directors or compensation committee of any unrelated entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

              Immediately prior to the consummation of this offering, IBG Holdings LLC will own all outstanding shares of our Class B common stock. Immediately after the consummation of this offering and the Recapitalization, IBG Holdings LLC will hold, through its ownership of all of the outstanding shares of our Class B common stock, approximately 94.9% of the combined voting power of the outstanding shares of our common stock. While our Class B common stock will be owned by IBG Holdings LLC, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, will initially be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

              The following table sets forth certain information as of                    , 2007, with respect to the beneficial ownership of our common stock, prior to and after giving effect to this offering, by:

    •
    each beneficial owner of more than five percent of our common stock;

    •
    our chief executive officer and our four other named executive officers;

    •
    each of our directors; and

    •
    all of our directors and executive officers as a group.

              The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Because the IBG Holdings LLC membership interests are not directly exchangeable into shares of our common stock, none of our executive officers and directors may be deemed to own shares of our common stock. Thomas Peterffy may be deemed to own all of our shares of Class B common stock.

	IBG LLC Interests Owned Prior to the Offering	IBG LLC Interests Owned After the Offering		Class A Common Stock Owned After the Offering		Class B Common Stock Owned After the Offering
Name
	%	Number	%	Number	%	Number	%
IBG Holdings LLC	0%	380,000,000	94.9%	0	0%	100	100%
Thomas Peterffy(1)	84.5784%	380,000,000	94.9%	0	0%	100	100%
Earl H. Nemser(2)	1.1895%	0	0%	0	0%	0	0%
Paul J. Brody	1.2509%	0	0%	0	0%	0	0%
Thomas A.J. Frank	3.1498%	0	0%	0	0%	0	0%
Milan Galik	1.3687%	0	0%	0	0%	0	0%

All directors and executive officers as a group	91.5373%	380,000,000	94.9%	0	0%	100	100%

(1)
Includes interests owned by The TP Holdings Limited Partnership ("TP Holdings"), an entity for which Mr. Peterffy serves as majority general partner. Initially, Thomas Peterffy, through his ownership of the voting membership interests in IBG Holdings LLC, will beneficially own all of the outstanding shares of our Class B common stock.

(2)
Includes interests owned by EN Holdings LLC, an entity for which he serves as managing member, and excludes interests (other than a direct general partner interest of 0.05%) owned by TP Holdings, an entity for which Mr. Nemser serves as minority general partner. Mr. Nemser disclaims ownership of all interests owned by TP Holdings, except for his direct general partner interest.

(3)
IBG Holdings LLC, as the sole holder of the 100 outstanding shares of our Class B common stock, is entitled to the number of votes equal to the number of IBG LLC membership interests held by it any given time. Immediately after this offering, our Class B common stock will have approximately 94.9% of the voting power of our company, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Except as otherwise provided by law or our amended and restated certificate of incorporation, our shares of Class A common stock and Class B common stock vote together as a single class. See "Description of Capital Stock—Common Stock—Class B Common Stock—Voting Rights."

RELATED PARTY TRANSACTIONS

Recapitalization Transactions

              Our business is presently conducted by subsidiaries of IBG LLC, which currently is approximately 85% owned by Thomas Peterffy and his affiliates. In November 2006, we were incorporated as a Delaware corporation. We have not engaged in any business or other activities except in connection with its formation. The Recapitalization will result in the current members of IBG LLC becoming the sole members of IBG Holdings LLC, and will establish us as the sole managing member of IBG LLC. The completion of the Recapitalization is a condition to this offering.

              As a result of the Recapitalization, immediately following this offering and the application of net proceeds from this offering as described herein:

    •
    IBG will be the sole managing member of IBG LLC;

    •
    we and IBG Holdings LLC will own approximately 5.1% and 94.9%, respectively, of the membership interests in IBG LLC;

    •
    Thomas Peterffy and his affiliates will own approximately 85% of the membership interests in IBG Holdings LLC, and management and other employees of IBG LLC will own substantially all of the remaining membership interests;

    •
    outstanding shares of our Class A common stock, all of which will have been sold pursuant to this offering, will represent more than 99.999% of our outstanding capital stock based on economic value (which, as used herein, refers to the right to share in dividend distributions and distributions upon liquidation, dissolution or winding up);

    •
    outstanding shares of our Class B common stock, all of which will be owned by IBG Holdings LLC, will represent less than 0.001% of our outstanding capital stock based on economic value;

    •
    outstanding shares of our Class B common stock will represent approximately 94.9% of the combined voting power of all shares of our capital stock, which percentage will decrease proportionately to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC; and

    •
    Thomas Peterffy will own all of the voting membership interests, and Mr. Peterffy and his affiliates will own a majority of the overall membership interests, in IBG Holdings LLC and, accordingly, will beneficially own all of the outstanding shares of our Class B common stock. As a result, Mr. Peterffy will be able to exercise control over all matters requiring the approval of our stockholders.

              If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders.

              Please see the section entitled "The Recapitalization Transactions and Our Organizational Structure" above.

Voting

              Each share of our common stock will entitle its holder to one vote per share. Immediately after this offering, our Class B common stock will have approximately 94.9% of the voting power of our company, which percentage will decrease proportionately over time to the extent that IBG Holdings LLC owns a smaller percentage of IBG LLC. Initially, Thomas Peterffy will own all of the voting membership interests in IBG Holdings LLC upon consummation of this offering. Accordingly, Mr. Peterffy will beneficially own all of the outstanding shares of our Class B common stock. As a result, Mr. Peterffy will be able to exercise control over all matters requiring the approval of our stockholders, including the election of our directors and the approval of significant corporate transactions.

              If at any time in the future Thomas Peterffy and his affiliates own less than a majority of the membership interests in IBG Holdings LLC, then at such time all membership interests in IBG Holdings LLC will become voting membership interests. Accordingly, all members of IBG Holdings LLC, instead of Mr. Peterffy alone, would together direct the voting of the shares of our Class B common stock, and all such members would together exercise control over all matters requiring the approval of our stockholders. However, even if Mr. Peterffy and his affiliates cease to own a majority of the membership interest in IBG Holdings LLC, Mr. Peterffy could, depending on his level of percentage ownership, continue to effectively control or significantly influence matters requiring approval of shareholders.

Exchange Agreement

              Immediately prior to this offering, we will enter into an exchange agreement with IBG Holdings LLC, IBG LLC and the historical members of IBG LLC. Pursuant to this agreement, the historical members of IBG LLC will contribute their IBG LLC membership interests to IBG Holdings LLC and receive IBG Holdings LLC membership interests in return. IBG Holdings will then sell certain of its newly acquired IBG LLC membership interests to us upon consummation of this offering. The membership interests in IBG Holdings LLC will not be directly exchangeable for shares of our common stock. Instead, the membership interests will become redeemable at various times over the next eight years following this offering at the option of the holder. The redemption price for the membership interest will depend on the manner in which the payment is made to IBG Holdings LLC.

              On an annual basis, each holder of a membership interest may request that the liquefiable portion of its interest be redeemed by IBG Holdings LLC. The primary manner in which the redemption price will be paid is by selling a shares of our common stock to the public and using the gross proceeds from such sales, less underwriting discounts or placement agency fees, to acquire IBG LLC membership interests from IBG Holdings LLC. We would then expect IBG Holdings LLC to use the net proceeds it receives from such sales to redeem an identical number of IBG Holdings LLC membership interests from the requesting holders. The annual registration and sale of shares of our common stock to satisfy redemption requests is described in greater detail in our exchange agreement, a copy of which is set forth as an exhibit to the registration statement of which this prospectus forms a part. The sales of our common stock and the application of the net proceeds to acquire IBG LLC membership interests are expected to have a negligible effect on the existing holders of our common stock, as the holders of our common stock would then own a larger portion of IBG LLC. Such transactions will have the effect of diluting your percentage ownership in us. However, because we will acquire an increased percentage ownership in IBG LLC over time as a result of such transactions, such transactions will not impact your effective percentage ownership of the economics of the underlying IBG LLC business.

              In some cases, IBG LLC may redeem IBG LLC membership interests from IBG Holdings LLC using cash on hand. The redemption price per membership interest would be equal to the 30-day average closing price of our common stock. The use of IBG LLC's cash to acquire IBG LLC membership interests is expected to have a dilutive effect on the existing holders of our common stock, as the price paid per membership interest is likely to be higher than IBG LLC's tangible book value per membership interest.

              IBG Holdings LLC, with the consent of Thomas Peterffy and our board of directors, has the right to cause the holders of IBG Holdings LLC membership interests to have all or a portion of their interests redeemed at any time following the first anniversary of this offering. Such redemptions would be financed in the same manner as the scheduled redemptions described above.

              Please see the section entitled "The Recapitalization Transactions and Our Organizational Structure" beginning on page 34 for further information.

Tax Receivable Agreement

              As described in "The Recapitalization Transactions and Our Organizational Structure," prior to and in connection with this offering, we will purchase interests in IBG LLC from IBG Holdings LLC for cash. In addition, as described in "The Recapitalization Transactions and Our Organizational Structure—Exchange and Redemption of Membership Interests," IBG LLC membership interests held by IBG Holdings LLC may be purchased by us in the future in connection with offerings by us of shares of our common stock. Our initial purchase of the IBG LLC interests will, and the subsequent purchases may, result in increases in the tax basis of the tangible and intangible assets of IBG LLC attributable to our interest in IBG LLC that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase or our ability to amortize all or part of that increased tax basis, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of taxable income that we are required to recognize as the result of our ownership of interests in IBG LLC in the future.

              We intend to enter into a tax receivable agreement with IBG Holdings LLC that will provide for the payment by us to IBG Holdings LLC of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. We will retain 15% of the projected tax benefits.

              If either immediately before or immediately after any purchase or the related issuance of our stock, the IBG Holdings LLC members own or are deemed to own, in the aggregate, more than 20% of our outstanding stock, then all or part of any increase in the tax basis of goodwill may not be amortizable and, thus, our ability to realize the annual tax savings that otherwise would have resulted if such tax basis were amortizable may be significantly reduced. Although the IBG Holdings LLC members are prohibited under the exchange agreement from purchasing Class A shares, the application of certain tax attribution rules, such as among family members and partners in partnership, could result in IBG Holdings LLC members being deemed for tax purposes to own Class A shares.

              In order to mitigate the risk to us of an IRS challenge to the tax basis increase, IBG Holdings LLC and its members will indemnify us for any additional taxes we owe if the IRS or other taxing authorities successfully challenge the basis increase. In addition, if the IRS or other taxing authorities successfully challenge the tax basis increase, any subsequent payments we are required to make under the tax receivable agreement will be reduced accordingly.

              For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of IBG LLC attributable to our acquisition of our interest in IBG LLC, and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will, unless we exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, terminate upon the earlier of (i) the end of the taxable year that includes the 50th anniversary of our initial acquisition of interests in IBG LLC, or (ii) the end of the taxable year that includes the 16th anniversary of the date upon which all rights of sale and exchange granted under the exchange agreement have terminated.

              While the actual amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including the timing of purchases, the extent to which such purchases are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of IBG LLC and its subsidiaries, the payments that we may make to IBG Holdings LLC could be substantial. At the time of the closing of this offering, the increase in the tax basis attributable to our interest in IBG LLC, assuming an initial offering price of $25.00 per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus) and our purchase of 5% of the outstanding interests of IBG LLC, is expected to be approximately $98.2 million. The tax savings that we would actually realize as a result of this increase in tax basis likely would be significantly less than this amount multiplied by our effective tax rate due to a number of factors, including the allocation of the increase in tax basis to foreign or non-depreciable fixed assets, the impact of the increase in the tax basis on our ability to use foreign tax credits and the rules relating to the amortization of intangible assets, for example. Based on facts and assumptions applicable at the time of the offering, including that all subsequent purchases of IBG LLC interests will occur in fully taxable transactions, the potential tax basis increase resulting from the purchase of the IBG LLC interests held by IBG Holdings LLC following the closing of the offering could be as much as $5.5 billion. The actual increase in tax basis will depend, among other factors, upon the price of shares of our common stock at the time of the purchase and the extent to which such exchanges are taxable and, as a result, could differ materially from this amount. Our ability to achieve benefits from any such increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, as discussed above, including the timing and amount of our future income.

Promissory Notes Issued by TP Holdings to IBG LLC

              Historically, IBG LLC has made income distributions to its members in order to cover such members' personal income tax liabilities. In the event that such income distributions are insufficient for payment of the members' personal income tax liabilities, upon request by such members, IBG LLC has in the past from time to time made advances or loans to such members pursuant to its policies and procedures regarding advances or loans to its members or employees. In accordance with Section 402 of the Sarbanes-Oxley Act of 2002, as codified in Section 13(k) of the Exchange Act, in connection with this offering, we have adopted a policy that forbids IBG, either directly or indirectly, from extending credit in the form of a personal loan to any of our directors or executive officers.

              The following reflects IBG LLC's former policies and procedures with respect to advances or loans to its members or employees. Such policy conferred upon Thomas Peterffy, IBG LLC's founder, chairman and chief executive officer, discretion to approve advances or loans to its members or employees upon notice to its chief financial officer or vice chairman regardless of the type of transaction involved. Such policy was not written; however, all such advances or loans were evidenced by promissory notes payable upon demand and properly entered into IBG LLC's accounting system. All such advances or loans to date were made in accordance with such policy and procedure, and were made to TP Holdings, a member of IBG LLC. The majority general partner of TP Holdings is Mr. Peterffy, the sole voting member and sole managing member of IBG Holdings LLC, and the minority general partner is Earl Nemser, IBG LLC's vice chairman. TP Holdings issued notes to IBG LLC during 2004 and 2005 in amounts ranging from $25,000 to $4,500,000 at interest rates ranging from 1.46% to 4.34%, with $4,500,000 being the largest aggregate amount of indebtedness outstanding at any time during such period. All notes were repaid in the calendar year of issuance. No TP Holdings notes were issued in 2006 and 2007, and there are currently no TP Holdings notes outstanding.

Legal Representation

              Earl H. Nemser, our vice chairman and one of our directors, is also Special Counsel to the law firm of Dechert LLP, which has rendered legal services to IBG LLC and us, as applicable, during 2005 and 2006. Prior to joining Dechert LLP, Mr. Nemser served as Special Counsel to Swidler Berlin Shereff Friedman LLP from 1995 to December 2004, which had rendered legal services to IBG LLC during 2003 and 2004. Mr. Nemser beneficially owns 1.1893% of IBG LLC, which, assuming an initial offering price of $25.00 per share of common stock (the midpoint of the range of initial public offering prices set forth on the cover of this prospectus), would be worth $118.9 million at the time of this offering. See "Use of Proceeds."

Purchase of Senior Notes

              Earl H. Nemser, our vice chairman and one of our directors, from time to time purchases senior notes issued by IBG LLC that are described in greater detail under "Description of Indebtedness—Senior Notes" and "Item 15. Recent Sales of Unregistered Securities" contained in Part II of the registration statement of which this prospectus forms a part. The largest aggregate principal amount of senior notes held by Mr. Nemser since January 1, 2004 was $2,340,000 As of January 30, 2007, Mr. Nemser held $1,700,000 in aggregate principal amount of senior notes. Since January 1, 2004, the total amounts of senior notes principal and interest paid to Mr. Nemser were $20,140,000 and $397,170, respectively. As the senior notes have either a 15-month or 18-month maturity, Mr. Nemser has, during each of the last three fiscal years, both purchased additional senior notes and has had certain of his senior notes redeemed. All senior notes issued prior to June 19, 2006 had an interest rate of 8%, and all senior notes issued on and after such date had a 7% interest rate.

Investment in W.R. Hambrecht + Co., Inc.

              On December 21, 2006, IB Exchange Corp., one of our subsidiaries, purchased approximately $10.0 million in aggregate principal amount of short-term senior secured promissory notes (which we refer to as the "WRH Bridge Notes") issued by W.R. Hambrecht + Co., Inc., the parent of WR Hambrecht + Co, LLC, one of the placement agents for this offering. The WRH Bridge Notes were due and payable on February 6, 2007. On February 5, 2007, the WRH Bridge Notes, together with $0.1 million of interest thereon and an additional $5.9 million, were reinvested into three-year senior secured promissory notes issued by W.R. Hambrecht + Co., Inc. (which we refer to as the "WRH Senior Notes"). In addition to the WRH Senior Notes, we received three-year warrants which are immediately exercisable to acquire common stock of W.R. Hambrecht + Co, Inc., at a price equal to the fair market value of such common stock at the time of the issuance of the warrants. Our beneficial ownership of shares of W.R. Hambrecht + Co., Inc. may result in our being deemed to be an affiliate of W.R. Hambrecht + Co., Inc. The WRH Senior Notes bear interest at 8% per annum, which may be paid in cash or added to the principal amount of the WRH Senior Notes. The WRH Senior Notes are secured by the capital stock of certain subsidiaries and certain intellectual property of W.R. Hambrecht + Co., Inc. The WRH Senior Notes rank senior to all future funded indebtedness of W.R. Hambrecht + Co., Inc. As part of the financing, we will be granted the right to designate two members (of not more than ten) of the board of directors of W.R. Hambrecht + Co., Inc. Such members have not yet been designated.

              As a result of this financing, NASD Rule 2720 requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule,          has assumed the responsibilities of acting as a qualified independent underwriter. See "Plan of Distribution—Qualified Independent Underwriter."

DESCRIPTION OF CAPITAL STOCK

              The following description of our capital stock and provisions of our amended and restated certificate of incorporation, and our bylaws, each of which will be in effect prior to the date of this prospectus, are summaries and are qualified by reference to our amended and restated certificate of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

              Our current authorized capital stock consists of 100 shares of common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share, and 10,000 shares of preferred stock. As of the consummation of this offering, our authorized capital stock will consist of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100 shares of Class B common stock, par value $0.01 per share and 10,000 shares of preferred stock. In this section, when we refer to "common stock," we are referring to Class A common stock and Class B Common Stock, taken as a whole.

Common Stock

              As of the consummation of this offering, there will be 20,000,000 shares of Class A common stock issued and outstanding and 100 shares of Class B common stock issued and outstanding. All of the shares of Class B common stock will be owned by IBG Holdings LLC.

    Class A common stock

    Voting rights

              The holders of Class A common stock will be entitled to one vote per share. Holders of shares of Class A common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class A common stock and Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

    Dividend rights

              Holders of Class A common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors. Dividends consisting of shares of Class A common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

    Liquidation rights

              On our liquidation, dissolution or winding up, all holders of Class A common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

    Other matters

              In accordance with our amended and restated certificate of incorporation and the amended and restated limited liability company agreement pursuant to which IBG LLC will be governed, the net cash proceeds received by us from any future issuance of shares of common stock will either be used to purchase IBG LLC membership interests from IBG Holdings LLC or be transferred to IBG LLC in exchange for newly issued membership interests equal in number to such number of shares of common stock issued by us. The number of outstanding IBG LLC membership interests owned by us will, therefore, equal the number of outstanding shares of our common stock at all times. As a result, existing common stockholders will experience no material dilution with regard to their equity interest in IBG LLC as a result of the issuance of additional shares of our common stock.

              In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

              No shares of either class of common stock will be subject to redemption or have preemptive rights to purchase additional shares of either class of common stock. Upon consummation of this offering, all the outstanding shares of Class A common stock will be legally issued, fully paid and non-assessable.

    Class B common stock

    Voting rights

              The holders of Class B common stock, in the aggregate, will be entitled to the number of votes equal to the number of IBG LLC membership interests held by such holders. Initially, the holders of Class B common stock, in the aggregate, will be entitled to 380,000,000 votes.

              Holders of shares of Class B common stock will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class B common stock and Class A common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority of the combined voting power of all shares of Class B common stock and Class A common stock, voting together as a single class. However, amendments to the certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock shall be approved upon the affirmative vote of the holders of a majority of the shares of Class B common stock and Class A common stock, voting together as a single class.

    Dividend rights

              Holders of Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by the board of directors. Dividends consisting of shares of Class B common stock may be paid only as follows: (i) shares of Class B common stock may be paid only to holders of shares of Class B common stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class B common stock. We may not subdivide or combine shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class. Dividends payable to holders of Class B common stock can only be paid if dividends in the same amount per share are simultaneously paid to holders of Class A common stock.

    Liquidation rights

              On our liquidation, dissolution or winding up, all holders of Class B common stock will be entitled to share ratably in any assets available for distribution to holders of shares of common stock.

    Other matters

              In the event of our merger or consolidation with or into another company in connection with which shares of either class of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that, if shares of either class of common stock are exchanged for shares of capital stock, such shares exchanged for or changed into may differ to the extent that the Class A common stock and the Class B common stock differ.

              No shares of either class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of either class of common stock. Upon consummation of this offering, all the outstanding shares of Class B common stock will be legally issued, fully paid and nonassessable.

Preferred Stock

              Our board of directors will have the authority, without further action by our stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control.

IBG LLC Membership Interests and Amended and Restated Limited Liability Company Agreement of IBG LLC

              After completion of this offering, our primary assets will be our ownership of approximately 5.1% of the IBG LLC membership interests, and our controlling interest and related contractual rights as the sole managing member of IBG LLC. Immediately following this offering, there will be approximately 400,374,420 IBG LLC membership interests in IBG LLC issued and outstanding, approximately 20,374,420, or 5.1%, of which will be owned by us, and 380,000,000, or 94.9%, of which will be owned by IBG Holdings LLC. All IBG LLC membership interests will be identical and have the same voting and other rights.

              Our only business following this offering will be to act as the sole managing member of IBG LLC, and, as such, we will operate and control all of the business and affairs of IBG LLC and will be able to consolidate IBG LLC's financial results into our financial statements. In accordance with the amended and restated limited liability company agreement pursuant to which IBG LLC will be governed, net profits, net losses and distributions of IBG LLC will be allocated and made to its members pro rata in accordance with the respective percentages of their membership interests in IBG LLC. Accordingly, net profits and net losses of IBG LLC will initially be allocated, and distributions by IBG LLC will initially be made, approximately 5.1% to us and approximately 94.9% to IBG Holdings LLC.

              Pursuant to the terms of the amended and restated limited liability company agreement of IBG LLC, we, as the managing member of IBG LLC, expect to cause IBG LLC to make distributions to its members, including us, to the extent necessary to enable such members to pay taxes incurred with respect to their allocable shares of taxable income of IBG LLC, using a tax rate no less than the actual combined federal, state and local income tax rates applicable to our allocable share of taxable income. Any distributions by IBG LLC in excess of such tax distributions will be at the discretion of our board of directors and will depend on IBG LLC's strategic plans, financial results and condition, contractual, legal, financial and regulatory restrictions on distributions (including the ability of IBG LLC to make distributions under the covenants in its senior secured revolving credit facility and senior notes), capital requirements, business prospects and such other factors as our board of directors, in exercising our authority as managing member of IBG LLC, considers to be relevant to such determination.

Anti-takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

              Certain provisions of our amended and restated certificate of incorporation and our bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our board of directors. In addition, these provisions also are intended to ensure that our board of directors will have sufficient time to fulfill its fiduciary duties to us and our stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our stockholders.

              Special meetings of stockholders.    Our bylaws preclude our stockholders from calling special meetings of stockholders or requiring the board of directors or any officer to call such a meeting or from proposing business at such a meeting. Our bylaws provide that only a majority of our board of directors, the chairman of the board or the chief executive officer can call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder cannot force stockholder consideration of a proposal over the opposition of the board of directors by calling a special meeting of stockholders prior to the time a majority of the board of directors, the chairman of the board or the chief executive officer believes the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace board members also can be delayed until the next annual meeting.

              Other limitations on stockholder actions.    Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. This provision may have the effect of precluding the conduct of certain business at a meeting if the proper notice is not provided and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. In addition, the ability of our stockholders to remove directors without cause is precluded.

Section 203 of the General Corporation Law of the State of Delaware

              We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

    •
    prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

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    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

    •
    on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

              Section 203 defines business combination to include the following:

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    any merger or consolidation involving the corporation and the interested stockholder;

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    any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

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    subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

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    any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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    the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

              In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

              The transfer agent and registrar for shares of our common stock is                             .

Listing

              We have applied to list shares of our common stock on The NASDAQ Global Select Market under the symbol "IBKR."

DESCRIPTION OF INDEBTEDNESS

Senior Secured Revolving Credit Facility

              The following description does not purport to be complete and is qualified in its entirety by reference to the credit agreement, which is available upon request from us.

              IBG LLC entered into a senior secured revolving credit facility on May 19, 2006 with JPMorgan Chase Bank, N.A. as administrative agent, Harris N.A. as syndication agent, Citibank, N.A. and HSBC USA National Association as co-syndication agents, which consists of a credit facility in an aggregate principal amount not to exceed $300.0 million with a maturity date of May 19, 2010. Subject to compliance with certain conditions, the maximum aggregate amount IBG LLC can borrow under the credit facility may be increased up to $500.0 million.

              Subject to compliance with customary conditions precedent and the availability of the lenders' committed amounts, revolving loans are available at any time prior to May 19, 2009. All outstanding loans under the senior secured revolving credit facility are due and payable on May 19, 2010, and amounts repaid under the senior secured revolving credit facility may be reborrowed prior to May 19, 2009.

              All of IBG LLC's obligations under the senior secured revolving credit facility are required to be guaranteed by IBG LLC's domestic non-regulated subsidiaries (currently there are no such entities). The senior secured revolving credit facility and the related guarantees are secured by a perfected first priority security interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries).

              Revolving loans under the senior secured revolving credit facility bear interest (i) in the case of fed funds loans, at a federal funds rate set forth in the credit agreement plus a margin ranging from 65 basis points to 140 basis points, depending on the third party credit rating issued to IBG LLC by Moody's Investor Service, Inc. or Standard & Poor's Rating Service or (ii) in the case of Eurodollar loans, at Eurodollar rate set forth in the credit agreement plus a margin ranging from 50 basis points to 125 basis points, depending on the third-party credit rating issued to IBG LLC by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service. Interest on loans based on the federal funds rate is payable monthly in arrears, and interest on loans based on the Eurodollar rate is payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such interest period and last day of such interest period. While a default is continuing, interest may accrue at 2.0% above the rate otherwise applicable. Notwithstanding the foregoing, interest on all loans under the senior secured revolving credit facility are payable at the time of repayment of any such loans, and at maturity. In addition to paying on any outstanding principal amount under the senior secured revolving credit facility, IBG LLC is required to pay a facility fee to the administrative agent for the account of the lenders based on the facility fee rate as set forth in the credit agreement commencing on the execution and delivery of the credit facility and payable quarterly in arrears until the maturity date or, if earlier, the date on which all loans under the credit facility have been paid in full. Further, on May 19, 2009, IBG LLC is required to pay a fee to the administrative agent for the account of the lenders in the amount of 0.25% of the principal amount of outstanding loans under the credit facility on such date.

              The senior secured revolving credit facility contains representations and warranties, covenants (including limitations on the incurrence of additional debt, and prohibitions on certain corporate transactions such as liquidations, dissolutions and sales of assets outside the ordinary course of business), events of default and remedies and other provisions customary for credit facilities of this type.

              The senior secured revolving credit facility also contains the financial covenants that require IBG LLC to maintain:

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    a minimum net worth of $1.5 billion, with quarterly increases equal to 25% of positive consolidated income;

    •
    a maximum total debt to capitalization ratio of 30%;

    •
    a minimum liquidity ratio of 1.0 to 1.0; and

    •
    a maximum total debt to net regulatory capital ratio of 35%.

              The secured revolving credit facility restricts IBG LLC's ability to make dividend payments or similar distributions to the members of IBG LLC in any given fiscal year unless IBG LLC, prior to, as well as subsequent to making such dividend payments or distributions, is in compliance with the financial covenants described above.

              IBG LLC has paid and will continue to pay the lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

Senior Notes

              IBG LLC periodically issues senior notes in private placements to certain qualified customers of Interactive Brokers LLC, our 99.999% and broker-dealer subsidiary. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. The outstanding senior notes have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

              IBG LLC had $164.7 and $143.7 million of senior notes outstanding at December 31, 2005 and September 30, 2006, respectively. In 2005, IBG LLC redeemed $493.2 million of senior notes, which included $108.8 million of senior notes issued in 2004 and issued $549.0 million in new senior notes. Through September 2006, IBG LLC redeemed senior notes totaling $416.3 million, including all senior notes that were outstanding at December 31, 2005, and issued $395.3 million in new senior notes.

              The senior notes are secured, along with the senior secured revolving credit facility, by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries).

              The senior notes contain covenants that may limit IBG LLC's ability to:

    •
    incur, or permit its subsidiaries to incur, additional indebtedness;

    •
    create, or permit its subsidiaries to create, liens on any capital stock or equity interests of its subsidiaries;

    •
    declare and pay dividends or make other equity distributions as described below; and

    •
    consolidate, merger or sell all or substantially all of its assets.

              IBG LLC's senior notes contain covenants that prohibit IBG LLC from making dividend payments or similar distributions to its members in any given fiscal year that exceed the greatest of:

    •
    50% of IBG LLC's consolidated income before income taxes for such fiscal year, as determined in accordance with generally accepted accounting principles;

    •
    50% of IBG LLC's consolidated income before income taxes for the prior fiscal year, as determined in accordance with generally accepted accounting principles;

    •
    $50 million; and

    •
    the sum of (a) amounts distributable in accordance with the limited liability company agreement of IBC LLC to members of IBG to cover their tax liabilities, if any, with respect to the earnings of IBG LLC and (b) amounts, not exceeding $50 million in any calendar year, that are distributable pursuant to the limited liability company agreement of IBG LLC upon the death, withdrawal, or termination of employment of a member.

SHARES ELIGIBLE FOR FUTURE SALE

              Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales occurring, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

              After giving effect to the Recapitalization and after this offering we will have approximately 20,000,000 outstanding shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (Securities Act), except that any shares held by our "affiliates" as that term is defined in Rule 144 promulgated under the Securities Act may only be sold in compliance with the limitations described below.

              Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

              IBG Holdings LLC, certain of our security holders, each of our directors and certain of our officers have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for common stock for a period of 180 days from the date of this prospectus without the prior written consent of WR Hambrecht + Co, LLC which may, at any time and without notice, waive any of the terms of the lock-up. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless these sales meet the conditions and restrictions of Rules 144 or 701 as described below. As restrictions on resale end, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. The 180-day period under the lock-up agreements may be extended under specified circumstances. See the section of this prospectus entitled "Plan of Distribution."

              In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    •
    1% of the then-outstanding common stock, or approximately 200,000 shares based on the number of shares to be outstanding immediately after this offering; or

    •
    the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC.

              Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us.

              In addition, a person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. The foregoing summary of Rule 144 is not intended to be a complete description.

              Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisors prior to the date we become subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the lock-up agreements described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

              We intend to file a registration statement under the Securities Act to register the shares of common stock available for issuance pursuant to our equity plans. Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market and, for our affiliates, subject to the conditions and restrictions of Rule 144.

              In connection with the Recapitalization, the current members of IBG LLC will receive membership interests in IBG Holdings LLC.

              For a description of the anticipated annual offerings of our common stock to finance the purchase of IBG LLC membership interests from IBG Holdings LLC as well as the potential mandatory redemptions of all or a portion of outstanding IBG Holdings LLC membership interests and the corresponding issuances of common stock to finance such redemptions, see the sections of this prospectus entitled "The Recapitalization Transactions and Our Organizational Structure—Exchange and Redemption of Membership Interests" and "Related Party Transactions—Exchange Agreement."

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

Preliminary Matters

              The following discussion is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders of our common stock that acquire shares of our common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment).

              For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person; the term U.S. person means:

    •
    an individual who is a citizen or resident of the United States;

    •
    a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

    •
    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    •
    a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

              If a partnership or other pass-through entity holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold shares of our common stock that hold shares of our common stock and partners or members in these partnerships or other entities to consult their tax advisors.

              This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position and does not consider the state, local or non-U.S. tax consequences of an investment in our common stock. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based upon the Internal Revenue Code of 1986, as amended (Code), existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

              This summary is included herein as general information only. Accordingly, each prospective Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our common stock.

    U.S. Trade or Business Income

              For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the N.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

    Distributions

              Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder's tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. A non-U.S. holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

              The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. In such circumstances, dividends will be subject to tax on a net income basis as described above under the caption entitled "U.S. Trade or Business Income."

    Dispositions

              A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of common stock unless:

    •
    the gain is U.S. trade or business income (as described above);

    •
    the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

    •
    our common stock constitutes a U.S. real property interest by reason of our status as a "U.S. real property holding corporation" (which we refer to as USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder's holding period for our common stock.

              In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S.

federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a non-U.S. holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of our common stock, provided that our common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a non-U.S. holder sells its shares of our common stock.

    U.S. Federal Estate Taxes

              Shares of our common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

              We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

              The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (which we refer to as a United States related person). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a United States related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

              Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

              In accordance with the terms of the placement agency agreement among WR Hambrecht + Co., LLC, E*TRADE Securities LLC, as placement agents, and us, the placement agents have agreed to use their best efforts to procure potential purchasers for the shares of common stock offered hereby.

              The placement agency agreement provides that the obligations of the placement agents are subject to various conditions, principally the declaration of effectiveness by the SEC of the registration statement of which this prospectus forms a part, the absence of any material adverse change in our business, and the receipt of certificates, opinions and letters from us and counsel. The placement agents are not purchasing or selling any of the shares being sold pursuant to this prospectus and they are not required to arrange the purchase or sale of any specific number or dollar amount of shares.

Placement Fees and Concessions

              The placement agents propose to procure potential purchasers to purchase shares of our common stock at the offering price set forth on the cover page of this prospectus, as this price is determined by the OpenIPO process described below, and to certain dealers at this price less a concession not in excess of $                      per share. The placement agents may allow, and dealers may reallow, a concession not to exceed $                      per share on sales to other dealers. The placement agents as well as any dealers that participate in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discount, commission or concession received by them and any provided by the sale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Interactive Brokers LLC, our consolidated subsidiary and a registered broker/dealer, will be participating as a dealer in connection with this offering.

              The following table shows the per share and total placement agent fee (rounded to the nearest cent for the purposes of this table) to be paid to the placement agents by us in connection with this offering. The placement agent fee has been determined through negotiations between us and the placement agents, and has been calculated as a percentage of the offering price.

Per Share
Initial public offering price	$25.00
Placement Agency Fee	$0.47
Proceeds, before expenses, to us	$24.53

              We estimate that the costs of this offering, exclusive of the placement agent fee, will be approximately $4.0 million. These fees and expenses are payable entirely by IBG LLC. IBG LLC has also agreed to reimburse the placement agents for a portion of their expenses in connection with this offering. An electronic prospectus is available on the website maintained by WR Hambrecht + Co and may also be made available on websites maintained by selected dealers and selling group members participating in this offering.

The OpenIPO Auction Process

              The distribution method being used in this offering is known as the OpenIPO auction, which differs from methods traditionally used in public offerings. In particular, as described under the captions "—Determination of Public Offering Price" and "—Allocation of Shares" below, the public offering price and the allocation of shares are determined by an auction conducted by the placement agents and other factors as described below. All qualified individual and institutional investors may place bids in an OpenIPO auction and investors submitting valid bids have an equal opportunity to receive an allocation of shares.

              The following describes how the placement agents and some selected dealers conduct the auction process and, on our behalf, confirm bids from prospective investors:

Prior to Effectiveness of the Registration Statement

              Before the registration statement relating to this offering becomes effective, but after a preliminary prospectus is available, the auction will open and the placement agents and participating dealers will solicit bids from prospective investors through the Internet and by telephone and facsimile. The bids specify the number of shares of our common stock the potential investor proposes to purchase and the price the potential investor is willing to pay for the shares. These bids may be above or below the range set forth on the cover page of the prospectus. The minimum size of any bid is 100 shares. Bidders may submit multiple bids in the auction.

              The shares offered by this prospectus may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement filed with the SEC becomes effective. A bid received by the placement agents or a dealer involves no obligation or commitment of any kind prior to the notice of acceptance being sent, which will occur after effectiveness of the registration statement and closing of the auction. Bids can be modified at any time prior to the closing of the auction.

              Potential investors may contact the placement agents or dealers through which they submitted their bid to discuss general auction trends or to consult on bidding strategy. The current clearing price is at all times kept confidential and will not be disclosed during the OpenIPO auction to any bidder; however, the placement agents or participating dealers may discuss general auction trends with potential investors. General auction trends may include a general description of the bidding trends or the anticipated timing of the offering. In all cases, any oral information provided with respect to general auction trends by any placement agent or dealer is subject to change. Any general auction trend information that is provided orally by a placement agent or participating dealer is necessarily accurate only as of the time of inquiry and may change significantly prior to the auction closing. Therefore, bidders should not assume that any particular bid will receive an allocation of shares in the auction based on any auction trend information provided to them orally by any placement agent or participating dealer.

              Approximately two business days prior to the registration statement being declared effective, prospective investors will receive, by email, telephone or facsimile, a notice indicating the proposed effective date. Potential investors may at any time expressly request that all, or any specific, communications between them and the placement agents and participating dealers be made by specific means of communication, including email, telephone and facsimile. The placement agents and participating dealers will contact the potential investors in the manner they request.

Effectiveness of the Registration Statement

              After the registration statement relating to this offering has become effective, potential investors who have submitted bids to the placement agents or a dealer will be contacted by email, telephone or facsimile. Potential investors will be advised that the registration statement has been declared effective and that the auction may close in as little as one hour following effectiveness. Bids will continue to be accepted in the time period after the registration statement is declared effective but before the auction closes. Bidders may also withdraw their bids in the time period following effectiveness, including after the closing of the auction but before the notice of acceptance of their bid is sent.

Reconfirmation of Bids

              The placement agents will require that bidders reconfirm the bids that they have submitted in the offering if any of the following events occur:

    •
    more than 15 business days have elapsed since the bidder submitted its bid in the offering; or

    •
    there is a material change in the prospectus that requires that the placement agents and we convey the material change to bidders in the offering and file an amended registration statement.

              If a reconfirmation of bids is required, the placement agents will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that they must reconfirm their bids by contacting the placement agents or participating dealers with which they have their brokerage accounts. Bidders will have a minimum of four hours to reconfirm their bids from the time they receive the notice requesting reconfirmation. Bidders will have the ability to modify or reconfirm their bids at any time until the auction closes. If bidders do not reconfirm their bids before the auction is closed (which will be no sooner than four hours after the request for reconfirmation is sent), we and the placement agents will disregard their bids in the auction, and they will be deemed to have been withdrawn. If appropriate, the placement agents may include the request for reconfirmation in a notice of effectiveness of the registration statement.

Changes in the Price Range or Offering Size Before the Auction is Closed

              Based on the auction demand, we and the placement agents may elect to change the price range or the number of shares being sold in the offering either before or after the SEC declares the registration statement effective. If we and the placement agents elect to change the price range or the offering size after effectiveness of the registration statement, the placement agents will keep the auction open for at least one hour after notifying bidders of the new auction terms. If the change in price range or offering size is not otherwise material to this offering, we and the placement agents or participating dealers will:

    •
    provide notice on the WR Hambrecht + Co website of the revised price range or number of shares to be sold in this offering, as the case may be;

    •
    if appropriate, issue a press release announcing the revised price range or number of shares to be sold in this offering, as the case may be; and

    •
    send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them of the revised price range or number of shares to be sold in this offering, as the case may be.

              In these situations, the placement agents could accept an investor's bid after the SEC declares the registration statement effective without requiring a bidder to reconfirm. However, the placement agents may decide at any time to require potential investors to reconfirm their bids, and if they fail to do so, their unconfirmed bids will be invalid.

              In the event that the changes to the price range or the offering size constitute material changes, alone or in the aggregate, to the previously provided disclosure, we will reconfirm all bids that have been submitted in the auction after notifying bidders of the new auction terms. In the event that there is a material change to the price range or the offering size after effectiveness of the registration statement, we will file a post-effective amendment to the registration statement containing the new auction terms prior to accepting any offers. We will generally not consider any increase or decrease in the price range or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Changes in the Price Range or Offering Size After the Auction is Closed and Pricing Outside the Price Range

              If we determine after the auction is closed that the initial public offering price will be above or below the stated price range in the auction but that it will not result in any material change to the previously provided disclosure, the placement agents and participating dealers may accept all successful bids without reconfirmation. Similarly, if after effectiveness of the registration statement and the auction is closed the number of shares sold in the offering is increased or decreased in a manner that is not otherwise material to this offering, the placement agents and participating dealers may accept all successful bids without reconfirmation. In this situation the placement agents and participating dealers will communicate the final price and size of the offering in the notice of acceptance that is sent to successful bidders.

              If we determine, after the auction is closed, that the initial public offering price will be outside of the price range or we elect to change the size of the offering, and the public offering price and/or change in the offering size, alone or in the aggregate, constitute material changes to the previously provided disclosure, then we may convey the final price and offering size to all bidders in the auction, file a post-effective amendment to the registration statement with the final price and offering size, reconfirm all bids and accept offers after the post-effective amendment has been declared effective by the SEC. In the alternative, we may re-open the auction pursuant to the following procedures:

    •
    WR Hambrecht + Co will provide notice on the WR Hambrecht + Co OpenIPO website that the auction has re-opened with a revised price range or offering size, as the case may be;

    •
    we and the placement agents and participating dealers will issue a press release announcing the new auction terms;

    •
    the placement agents and participating dealers will send an electronic notice (or communicate in an alternative manner as requested by a bidder) to everyone who has submitted a bid notifying them that the auction has re-opened with a revised price range or offering size, as the case may be;

    •
    the placement agents and participating dealers will reconfirm all bids in the auction; and

    •
    we will file a post-effective amendment to the registration statement containing the new auction terms and have the post-effective amendment declared effective prior to the acceptance of any offers by the placement agent or participating dealers.

              We will generally not consider any increase or decrease in the initial public offering price or offering size to be material unless such increase or decrease represents more than a 20% change in the maximum aggregate offering price of the shares.

Closing of the Auction and Pricing

              The auction will close and a public offering price will be determined after the registration statement becomes effective at a time agreed to by us and WR Hambrecht + Co, which we anticipate will be after the close of trading on The NASDAQ Global Select Market on the same day on which the registration statement is declared effective. The auction may close in as little as one hour following effectiveness of the registration statement. However, the date and time at which the auction will close and a public offering price will be determined cannot currently be predicted and will be determined by us and WR Hambrecht + Co based on general market conditions during the period after the registration statement is declared effective. If we are unable to close the auction, determine a public offering price and file a final prospectus with the SEC within 15 days after the registration statement is initially declared effective, we will be required to file with the SEC and have declared effective a post effective amendment to the registration statement before the auction may be closed and before any bids may be accepted.

              Once a potential investor submits a bid, the bid remains valid unless subsequently withdrawn by the potential investor. Potential investors are able to withdraw their bids at any time before the notice of acceptance is sent by notifying the placement agent or a participating dealer through which they submitted their bid. The auction website will not permit modification or cancellation of bids after the auction closes. Therefore, if a potential investor that bid through the Internet wishes to cancel a bid after the auction closes, the investor may have to contact WR Hambrecht + Co or E*TRADE Securities LLC, as applicable, (or the participating dealer through which the investor submitted the bid) by telephone, facsimile or email (or as specified by the placement agent or participating dealer through which the bidder submitted the bid).

              Following the closing of the auction, the placement agents determine the highest price at which all of the shares offered may be sold to potential investors. This price, which is called the "clearing price," is determined based on the results of all valid bids at the time the auction is closed. The clearing price is not necessarily the public offering price, which is set as described in "Determination of Public Offering Price" below. The public offering price determines the allocation of shares to potential investors, with all valid bids submitted at or above the public offering price receiving a pro rata portion of the shares bid for.

              You will have the ability to withdraw your bid at any time until the notice of acceptance is sent. The placement agents will notify successful bidders that we have accepted their bids by sending a notice of acceptance after the auction closes and a public offering price has been determined, and bidders who submitted successful bids will be obligated to purchase the shares allocated to them regardless of (1) whether such bidders are aware that the registration statement has been declared effective and that the auction has closed or (2) whether they are aware that the notice of acceptance of that bid has been sent. The placement agents will not cancel or reject a valid bid after the notices of acceptance have been sent.

              Once the auction closes and a clearing price is set as described below, a placement agent or a participating dealer accepts on our behalf the bids that are at or above the public offering price, but may allocate to a prospective investor fewer shares than the number included in the investors bid, as described in "—Allocation of Shares" below.

Determination of Initial Public Offering Price

              The public offering price for this offering is ultimately determined by negotiation between the placement agents and us after the auction closes and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors are considered in establishing the initial public offering price. Prior to this offering, there has been no public market for our common stock. The principal factor in establishing the public offering price is the clearing price resulting from the auction, although other factors are considered as described below. The clearing price is used by the placement agents and us as the principal benchmark, among other considerations described below, in determining the public offering price for the stock that will be sold in this offering.

              The clearing price is the highest price at which all of the shares offered may be sold to potential investors, based on the valid bids at the time the auction is closed. Based on the auction results, we may elect to change the number of shares sold in the offering. Depending on the public offering price and the amount of the increase or decrease, an increase or decrease in the number of shares to be sold in the offering could affect the clearing price and result in either more or less dilution to potential investors in this offering.

              Depending on the outcome of negotiations between the placement agents and us, the public offering price may be lower, but will not be higher, than the clearing price. The bids received in the auction and the resulting clearing price are the principal factors used to determine the public offering price of the stock that will be sold in this offering. The public offering price may be lower than the clearing price depending on a number of additional factors, including general market trends or conditions, the placement agents' assessment of our management, operating results, capital structure and business potential and the demand and price of similar securities of comparable companies. The placement agents and we may also agree to a public offering price that is lower than the clearing price in order to facilitate a wider distribution of the stock to be sold in this offering. For example, the placement agents and we may elect to lower the public offering price to include certain institutional or retail bidders in this offering. The placement agents and we may also lower the public offering price to create a more stable post-offering trading price for our shares.

              The public offering price always determines the allocation of shares to potential investors. Therefore, if the public offering price is below the clearing price, all valid bids that are at or above the public offering price receive a pro rata portion of the shares bid for. If sufficient bids are not received, or if we do not consider the clearing price to be adequate, or if the placement agents and we are not able to reach agreement on the public offering price, then the placement agents and we will either postpone or cancel this offering. Alternatively, we may file with the SEC a post-effective amendment to the registration statement in order to conduct a new auction.

              The following simplified example illustrates how the public offering price is determined through the auction process:

              Company X offers to sell 1,500 shares in its public offering through the auction process. The placement agents, on behalf of Company X, receive five bids to purchase, all of which are kept confidential until the auction closes.

              The first bid is to pay $10.00 per share for 1,000 shares. The second bid is to pay $9.00 per share for 100 shares. The third bid is to pay $8.00 per share for 900 shares. The fourth bid is to pay $7.00 per share for 400 shares. The fifth bid is to pay $6.00 per share for 800 shares.

              Assuming that none of these bids are withdrawn or modified before the auction closes, and assuming that no additional bids are received, the clearing price used to determine the public offering price would be $8.00 per share, which is the highest price at which all 1,500 shares offered may be sold to potential investors who have submitted valid bids. However, the shares may be sold at a price below $8.00 per share based on negotiations between Company X and the placement agents.

              If the public offering price is the same as the $8.00 per share clearing price, the placement agents would accept bids on behalf of Company X at or above $8.00 per share. Because 2,000 shares were bid for at or above the clearing price, each of the three potential investors who bid $8.00 per share or more would receive approximately 75% (1,500 divided by 2,000) of the shares for which bids were made. The two potential investors whose bids were below $8.00 per share would not receive any shares in this example.

              If the public offering price is $7.00 per share, the placement agents would accept bids on behalf of Company X that were made at or above $7.00 per share. No bids made at a price of less than $7.00 per share would be accepted. The four potential investors with the highest bids would receive a pro rata portion of the 1,500 shares offered, based on the 2,400 shares they requested, or 62.5% (1,500 divided by 2,400) of the shares for which bids were made. The potential investor with the lowest bid would not receive any shares in this example.

              As described in "—Allocation of Shares" below, because bids that are reduced on a pro rata basis may be rounded down to round lots, a potential investor may be allocated less than the pro rata percentage of the shares bid for. Thus, if the pro rata percentage was 75%, the potential investor who bids for 200 shares may receive a pro rata allocation of 100 shares (50% of the shares bid for), rather than receiving a pro rata allocation of 150 shares (75% of the shares bid for).

              The following table illustrates the example described above, after rounding down any bids to the nearest round lot in accordance with the allocation rules described below and assuming that the initial public offering price is set at $8.00 per share. The table also assumes that these bids are the final bids, and that they reflect any modifications that have been made to reflect any prior changes to the offering range, and to avoid the issuance of fractional shares.

	Bid Information Initial Public Offering of Company X			Auction Results
	Shares Requested	Cumulative Shares Requested	Bid Price	Shares Allocated	Approximate Allocated Requested Shares	Clearing Price	Amount Raised
	1,000	1,000	$10.00	700	75.0%	$8.00	$5,600
	100	1,100	$9.00	100	75.0%	$8.00	$800
Clearing price	900	2,000	$8.00	700	75.0%	$8.00	$5,600
	400	2,400	$7.00	0	0%	—	—
	800	3,200	$6.00	0	0%	—	—

Total				1,500			$12,000

Allocation of Shares

              Bidders receiving a pro rata portion of the shares they bid for generally receive an allocation of shares on a round-lot basis, rounded to multiples of 100 or 1,000 shares, depending on the size of the bid. No bids are rounded to a round lot higher than the original bid size. Because bids may be rounded down to round lots in multiples of 100 or 1,000 shares, some bidders may receive allocations of shares that reflect a greater percentage decrease in their original bid than the average pro rata decrease. Thus, for example, if a bidder has submitted a bid for 200 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of 100 shares (a 50% decrease from 200 shares) rather than receiving an allocation of 140 shares (a 30% decrease from 200 shares). In addition, some bidders may receive allocations of shares that reflect a lesser percentage decrease in their original bid than the average pro rata decrease. For example, if a bidder has submitted a bid for 100 shares, and there is an average pro rata decrease of all bids of 30%, the bidder may receive an allocation of all 100 shares to avoid having the bid rounded down to zero.

              Generally the allocation of shares in this offering will be determined in the following manner, continuing the first example above:

    •
    Any bid with a price below the public offering price is allocated no shares.

    •
    The pro rata percentage is determined by dividing the number of shares offered by the total number of shares bid at or above the public offering price. In our example, if there are 2,000 shares bid for at or above the public offering price, and 1,500 shares offered in the offering, then the pro rata percentage is 75%.

    •
    All of the successful bids are then multiplied by the pro rata percentage to determine the allocations before rounding. For example, the three winning bids for 1,000 shares (Bid 1), 100 shares (Bid 2) and 900 shares (Bid 3) would initially be allocated 750 shares, 75 shares and 675 shares, respectively, based on the pro rata percentage.

    •
    The bids are then rounded down to the nearest 100 share round lot, so the bids would be rounded to 700, 0 and 600 shares respectively. This creates a stub of 200 unallocated shares.

    •
    The 200 stub shares are then allocated to the bids. Continuing the example above, because Bid 2 for 100 shares was rounded down to 0 shares, 100 of the stub shares would be allocated to Bid 2. If there were not sufficient stub shares to allocate at least 100 shares to Bid 2, Bid 2 would not receive any shares in the offering. After allocation of these shares, 100 unallocated stub shares would remain.

    •
    Because Bid 3 for 900 shares was reduced, as a result of rounding, by more total shares than Bid 1 for 1,000 shares, Bid 3 would then be allocated the remaining 100 stub shares up to the nearest 100 round lot (from 600 shares to 700 shares).

              If there are not sufficient remaining stub shares to enable a bid to be rounded up to a round lot of 100 shares the remaining unallocated stub shares would be allocated to smaller orders that are below their bid amounts. The table below illustrates the allocations in the example above.

	Initial Bid	Pro-Rata Allocation (75% of Initial Bid)	Initial Rounding	Allocation of Stub Shares	Final Allocation
Bid 1	1,000	750	700	0	700
Bid 2	100	75	0	100	100
Bid 3	900	675	600	100	700

Total	2,000	1,500	1,300	200	1,500

Requirements for Valid Bids

              In order to participate in an OpenIPO offering, all bidders must have an account with WR Hambrecht + Co, E*TRADE Securities LLC or one of the participating dealers. Valid bids are those that meet the requirements, including eligibility, account status and size, established by the placement agents or participating dealers. In order to open a brokerage account with WR Hambrecht + Co, a potential investor must deposit $2,000 in their accounts. This brokerage accounts will be general accounts subject to WR Hambrecht + Co's customary rules, and will not be limited to this offering. Bidders will be required to have sufficient funds in their account to pay for the shares they are allocated in the auction at the closing of the offering, which is generally on the fourth business day following the pricing of the offering. The placement agents reserve the right, in their sole discretion and on our behalf, to reject or reduce any bids that they deem manipulative or disruptive or not creditworthy in order to facilitate the orderly completion of the offering. For example, in previous transactions for other issuers in which the auction process was used, WR Hambrecht + Co has rejected or reduced bids when, in its sole discretion, it deems the bids not creditworthy or had reason to question the bidder's intent or means to fund its bid. In the absence of other information, we and the placement agents or participating dealer may assess a bidder's creditworthiness based solely on the bidder's history with the placement agents or participating dealer. WR Hambrecht + Co has also rejected or reduced bids in past OpenIPO offerings that it deemed, in its sole discretion, to be potentially manipulative or disruptive or because the bidder had a history of alleged securities law violations. Suitability and eligibility standards of participating dealers may vary. As a result of these varying requirements, a bidder may have its bid rejected by the placement agents or a participating dealer while another bidder's identical bid is accepted.

The Closing of the Auction and Allocation of Shares

              The auction will close on a date and at a time estimated and publicly disclosed in advance by the placement agents on the website of WR Hambrecht + Co at www.wrhambrecht.com and www.openipo.com. The auction may close in as little as one hour following effectiveness of the registration statement. The 20,000,000 shares offered by this prospectus will be sold to investors who have submitted valid bids at or higher than the public offering price through the placement agent or participating dealers.

              The placement agents or a participating dealer will notify successful bidders that we have accepted their bid by sending a notice of acceptance by email, telephone, facsimile or mail (according to any preference indicated by a bidder) informing bidders that the auction has closed and that their bids have been accepted. The notice will indicate the price and number of shares that have been allocated to the successful bidder. Other bidders will be notified that their bids have not been accepted.

              Each participating dealer has agreed with the placement agents to conduct its solicitation efforts in accordance with the auction process described above, unless the placement agents otherwise consent. The placement agents do not intend to consent to the sale of any shares in this offering outside of the auction process. The placement agents reserve the right, in their sole discretion, to reject or reduce any bids that they deem manipulative or disruptive in order to facilitate the orderly completion of this offering, and they reserve the right, in exceptional circumstances, to alter this method of allocation as they deem necessary to ensure a fair and orderly distribution of the shares of our common stock. For example, large orders may be reduced to ensure a public distribution and bids may be rejected or reduced based on eligibility or creditworthiness criteria. Once the placement agents have closed the auction and we have accepted a bid, the allocation of shares sold in this offering will be made according to the process described in "—Allocation of Shares" above, and no shares sold in this offering will be allocated on a preferential basis or outside of the allocation rules to any institutional or retail bidders. In addition, the placement agents or the participating dealers may reject or reduce a bid by a prospective investor who has engaged in practices that could have a manipulative, disruptive or otherwise adverse effect on this offering.

              Some dealers participating in the selling group may submit firm bids that reflect indications of interest from their customers that they have received at prices within the initial public offering price range. In these cases, the dealer submitting the bid is treated as the bidder for the purposes of determining the clearing price and allocation of shares.

              Price and volume volatility in the market for our common stock may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common stock after the completion of this offering may adversely affect the market price of our common stock.

Lock-Up Agreements

              We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than the shares of common stock or options to acquire common stock issued under our stock plans. Notwithstanding the foregoing, if (a) during the last 17 days of the 180-day period after the date of this prospectus, we issue an earnings release or publicly announce material news or if a material event relating to us occurs or (b) prior to the expiration of the 180-day period after the date of this prospectus, we announce that we will release earnings during the 16-day period beginning on the last day of the 180-day period, the above restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

              Our directors and executive officers have agreed not to (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock for a period of 180 days after the date of this prospectus without the prior written consent of WR Hambrecht + Co, other than (a) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any charitable organization; (b) transfers of shares of common stock or any security convertible into our common stock as a bona fide gift or gifts to any other entity or person; (c) transfers to any trust for the direct or indirect benefit of the persons bound by the foregoing terms or the immediate family of the persons bound by the foregoing terms if such transfers do not involve a disposition for value; (d) transfers occurring by operation of law, such as rules of descent and distribution, statutes governing the effect of a merger or a qualified domestic order; (e) transfers to any other member of IBG LLC or IBG Holdings LLC; (f) transfers made pursuant to an exception from registration under the Securities Act, provided that the transferee agrees to be bound by the foregoing terms and signs an agreement to that effect before such transfer is made; or (g) transfers or distributions of shares of our common stock that have been registered under the Securities Act (other than on Form S-8) and are acquired in this offering or in open market transactions after the completion of this offering, provided that in the case of any transfer or distribution described in (b) through (f) above, the transferees, donees or distributees agree to be bound by the foregoing terms. These restrictions will remain in effect beyond the 180-day period under the same circumstances described in the immediately preceding paragraph.

              There are no specific criteria that WR Hambrecht + Co requires for an early release of shares subject to lock-up agreements. The release of any lock-up will be on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for release, including financial hardship, market conditions and the trading price of the common stock. WR Hambrecht + Co has no present intention or understanding, implicit or explicit, to release any of the shares subject to the lock-up agreements prior to the expiration of the 180-day period.

Short Sales, Stabilizing Transactions and Penalty Bids

              In connection with this offering, the placement agents may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Any short sales made by the placement agents would be naked short sales. "Naked" short sales are any sales made by the placement agents that the placement agents cannot cover through exercise of any option. The placement agents must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the placement agents are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the placement agents in the open market for the purpose of pegging, fixing or maintaining the price of the common stock.

              These activities by the placement agents may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the placement agents may discontinue them at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Indemnity

              The placement agency agreement provides that we and the placement agents have agreed to indemnify each other against specified liabilities, including liabilities under the Securities Act, and contribute to payments that each other may be required to make relating to these liabilities.

Qualified Independent Underwriter

              As indicated above, Interactive Brokers LLC, our consolidated subsidiary, will be acting as a selling group member in connection with this offering. As a result of this role, as well as due to our investment in W.R. Hambrecht + Co., Inc. as described under "Related Party Transactions—Investment in W.R. Hambrecht + Co. Inc.," NASD Rule 2720 requires that the initial public offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule,              has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter,               has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify              against liabilities incurred in connection with acting as a qualified independent underwritier, including liabilities under the Securities Act.

Other

              WR Hambrecht + Co currently intends to act as a market maker for the common stock following this offering. However, it is not obligated to do so and may discontinue any market making at any time.

              IBG, the issuer of shares of common stock in this offering, is the indirect parent of Interactive Brokers LLC and Timber Hill LLC, each of which is an NASD member. Accordingly, this offering is being made in compliance with the applicable provisions of NASD Rule 2720. See "—Qualified Independent Underwriter."

LEGAL MATTERS

              The validity of the shares of our common stock offered hereby will be passed on for us by Dechert LLP, New York, New York. Earl H. Nemser, our vice chairman and one of our directors, has been Special Counsel to the law firm of Dechert LLP since January 2005. Mr. Nemser beneficially owns 1.1893% of IBG LLC. which, assuming an initial offering price of $25.00 per share of common stock (the midpoint of the range set forth on the cover page of this prospectus), would be worth $118.9 million at the time of this offering. See "Use of Proceeds" and "Related Party Transactions—Legal Representation." The placement agents are being represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has represented the Company from time to time in unrelated matters.

EXPERTS

              The consolidated financial statements of Interactive Brokers Group LLC as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 covering the common stock we are offering. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to its exhibits and schedules. We make reference in this prospectus to certain of our contracts, agreements and other documents that are filed as exhibits to the registration statement. For additional information regarding those contracts, agreements and other documents, please see the exhibits attached to this registration statement. We also will file annual, quarterly and special reports, and other information with the SEC under the Exchange Act.

              You can read the registration statement and the exhibits and schedules filed with the registration statement or any reports, statements or other information we have filed or file, at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents from such offices upon payment of the prescribed fees. You may call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. You may also request copies of the documents upon payment of a duplicating fee, by writing to the SEC. In addition, the SEC maintains a website that contains reports and other information regarding registrants (including us) that file electronically with the SEC, which you can access at http://www.sec.gov.

              In addition, you may request copies of this filing and such other reports as we may determine or as the law requires at no cost, by telephone at (203) 618-5800, or by mail to Interactive Brokers Group, Inc., One Pickwick Plaza, Greenwich, Connecticut 06830, Attention: Investor Relations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Interactive Brokers Group LLC

              We have audited the accompanying consolidated statements of financial condition of Interactive Brokers Group LLC and subsidiaries (the "Group") as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and changes in redeemable members' interests for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

              We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Interactive Brokers Group LLC and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

              As discussed in Note 18, the accompanying consolidated statements of income and cash flows for each of the three years in the period ended December 31, 2005 have been restated.

/s/ Deloitte & Touche LLP

New York, New York
November 22, 2006 (February 12, 2007 as to the
effects of the restatement discussed in Note 18)

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2005	2004
	(in thousands)
Assets
Cash and cash equivalents	$408,232	$168,837
Cash and securities—segregated for regulatory purposes or deposited with clearing organizations	1,804,148	1,099,311
Securities borrowed	8,902,672	4,148,444
Securities purchased under agreements to resell	4,000	61,300
Trading assets, at market:
Securities owned	5,417,063	4,883,619
Securities owned and pledged as collateral	6,621,916	3,813,342

	12,038,979	8,696,961
Other receivables:
Customers	436,166	269,413
Brokers, dealers and clearing organizations	577,555	524,162
Interest	38,340	10,335

	1,052,061	803,910
Secured demand note receivable, collateralized by marketable securities	5,200	5,200
Other assets	76,855	76,442

Total assets	$24,292,147	$15,060,405

Liabilities and redeemable members' interests
Liabilities:
Trading liabilities—securities sold but not yet purchased, at market	$12,426,375	$7,743,589
Securities loaned	6,147,254	3,294,209
Short-term borrowings	707,296	364,697
Other payables:
Customers	2,412,511	1,524,918
Brokers, dealers and clearing organizations	88,634	87,666
Accounts payable, accrued expenses and other liabilities	141,114	125,133
Interest	24,851	7,730

	2,667,110	1,745,447
Senior notes payable	164,666	108,811
Liabilities subordinated to claims of general creditors	5,200	5,200
Redeemable members' interests (including accumulated other comprehensive income of $47,275 and $121,983)	2,174,246	1,798,452

Total liabilities and redeemable members' interests	$24,292,147	$15,060,405

See accompanying notes to the consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (AS RESTATED, SEE NOTE 18)

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Revenues:
Trading gains	$640,383	$423,186	$488,372
Commissions and execution fees	132,156	111,988	92,993
Interest income	273,222	79,518	59,337
Other income	53,392	6,972	10,408

Total revenues	1,099,153	621,664	651,110
Interest expense	170,045	57,688	46,077

Total net revenues	929,108	563,976	605,033
Non-interest expenses:
Execution and clearing	214,972	152,471	127,391
Employee compensation and benefits	90,175	79,150	73,481
Occupancy, depreciation and amortization	20,417	16,360	13,730
Communications	10,458	8,983	7,500
General and administrative	23,788	17,014	18,114

Total non-interest expenses	359,810	273,978	240,216

Income before income taxes	569,298	289,998	364,817
Income tax expense	33,778	19,555	19,889

Net income	$535,520	$270,443	$344,928

See accompanying notes to the consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 18)

	Year Ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income	$535,520	$270,443	$344,928
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Deferred income taxes	17,068	3,677	(6,402)
Depreciation and amortization	10,913	9,049	7,326
Impairment charge for trading rights	—	2,721	—
(Income) loss from equity investment in exchange	(1,312)	1,450	563
Other	177	672	538
Change in operating assets and liabilities:
Increase in cash and securities—segregated for regulatory purposes or deposited with clearing organizations	(704,837)	(362,146)	(268,837)
Increase in securities borrowed	(4,754,228)	(1,233,655)	(877,174)
Decrease (increase) in securities purchased under agreements to resell	57,300	92,225	(140,025)
Increase in trading assets	(3,342,018)	(2,612,479)	(1,527,251)
Increase in receivables from customers	(166,753)	(135,864)	(104,329)
Increase in other receivables	(81,398)	(105,899)	(206,619)
(Increase) decrease in other assets	(488)	(455)	2,704
Increase in trading liabilities	4,682,786	1,799,492	1,412,483
Increase in securities loaned	2,853,045	1,521,786	879,834
Increase in payable to customers	887,593	465,462	536,548
Increase (decrease) in other payables	17,002	37,654	(10,207)
Foreign currency translation	(120,889)	65,989	56,144

Net cash (used in) provided by operating activities	(110,519)	(179,878)	100,224

Cash flows from investing activities:
Sale of investments	2,596	1	3,787
Sale (purchase) of trading rights	537	(2,625)	—
Purchase of exchange seats	—	(2,680)	(9,184)
Purchase of investments	—	(1,687)	(6,511)
Purchase of property and equipment	(12,836)	(11,420)	(9,511)

Net cash used in investing activities	(9,703)	(18,411)	(21,419)

Cash flows from financing activities:
Issuance of senior notes	549,025	335,378	117,240
Redemptions from senior notes	(493,170)	(270,310)	(84,274)
Increase (decrease) in short-term borrowings, net	403,251	87,943	(98,843)
Members' contributions	10,220	10,342	9,062
Members' interests redeemed	(6,738)	(2,622)	(165)
Dividends paid	(88,500)	(80,800)	(105,800)

Net cash provided by (used in) financing activities	374,088	79,931	(162,780)

Effect of exchange rate changes on cash and cash equivalents	(14,471)	4,402	25,164

Net increase (decrease) in cash and cash equivalents	239,395	(113,956)	(58,811)
Cash and cash equivalents at beginning of year	168,837	282,793	341,604

Cash and cash equivalents at end of year	$408,232	$168,837	$282,793

Supplemental disclosures of cash flow information:
Interest paid	$152,959	$52,665	$48,750

Taxes paid	$24,960	$20,280	$23,569

Non-cash financing activities, member redemption payables	$512	$2,622	$—

See accompanying notes to the consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE MEMBERS' INTERESTS

	Redeemable Members' Interests and Accumulated Earnings	Accumulated Other Comprehensive Income	Total Redeemable Members' Interests and Accumulated Other Comprehensive Income
	(in thousands)
Balance, January 1, 2003	$1,231,081	$28,214	$1,259,295
Dividends	(105,800)		(105,800)
Members' interest redeemed	(165)		(165)
Members' contributions	9,062		9,062
Comprehensive income:
Net income	344,928		344,928
Cumulative translation adjustment		49,205	49,205

Total comprehensive income	344,928	49,205	394,133

Balance, December 31, 2003	$1,479,106	$77,419	$1,556,525
Dividends	(80,800)		(80,800)
Members' interest redeemed	(2,622)		(2,622)
Members' contributions	10,342		10,342
Comprehensive income:
Net income	270,443		270,443
Cumulative translation adjustment		44,564	44,564

Total comprehensive income	270,443	44,564	315,007

Balance, December 31, 2004	$1,676,469	$121,983	$1,798,452
Dividends	(88,500)		(88,500)
Members' interest redeemed	(6,738)		(6,738)
Members' contributions	10,220		10,220
Comprehensive income:
Net income	535,520		535,520
Cumulative translation adjustment		(74,708)	(74,708)

Total comprehensive income	535,520	(74,708)	460,812

Balance, December 31, 2005	$2,126,971	$47,275	$2,174,246

See accompanying notes to the consolidated financial statements.

Interactive Brokers Group LLC and Subsidiaries

Notes to Consolidated Financial Statements

Three Years Ended December 31, 2005

(in thousands)

1.    Organization and Nature of Business

              Interactive Brokers Group LLC and subsidiaries ("IBG LLC" or the "Group") is an automated global market maker and electronic broker specializing in routing orders and processing trades in securities, futures and foreign exchange instruments. See Note 15, "Segment and Geographic Information" in the Notes to Consolidated Financial Statements.

              Interactive Brokers Group LLC, a Connecticut limited liability company, conducts its business through its operating subsidiaries' (collectively called the "Operating Companies"): Timber Hill LLC ("TH LLC"), Timber Hill Europe AG ("THE"), Timber Hill Securities Hong Kong Limited ("THSHK"), Timber Hill Australia Pty Limited ("THA"), Timber Hill Canada Company ("THC"), Interactive Brokers LLC ("IB LLC"), Interactive Brokers Canada Inc. ("IBC") and Interactive Brokers (U.K.) Limited ("IBUK"). The operations of Timber Hill Hong Kong Limited ("THHK") were assumed by THSHK, and THHK ceased operating in February 2004 and was liquidated in October 2005. Timber Hill (U.K.) Limited ("THUK"), a subsidiary of THE, transferred its operations to THE and THUK ceased operating on November 16, 2004.

              The Operating Companies are members of various securities and commodities exchanges in the United States, Europe and the Asia/Pacific region. Other than IB LLC, IBUK and IBC, the Operating Companies do not carry securities accounts for customers or perform custodial functions relating to customer securities.

              IB LLC, a U.S. broker-dealer and futures commission merchant, conducts electronic brokerage services for customers. IB LLC carries customer securities and commodity accounts and is subject to the regulatory requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and the U.S. Commodities Exchange Act.

2.    Significant Accounting Policies

Basis of Presentation

              These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements are presented in U.S. dollars. Gains and losses from foreign currency transactions are included in trading gains and losses where related to market making activities or in interest income where related to investment of customer funds as part of electronic brokerage activities in the consolidated statements of income. Non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar. Such subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary's functional currency are reported in redeemable members' interests as a component of accumulated other comprehensive income.

Principles of Consolidation

              The consolidated financial statements include the accounts of the Group and its majority and wholly owned subsidiaries. The Group's policy is to consolidate all entities of which it owns more than 50% unless it does not have control. All intercompany balances and transactions have been eliminated. At December 31, 2005 and 2004, there was a minority interest of $376 and $296, respectively. Pursuant to the revised Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," the Group would also consolidate any Variable Interest Entities ("VIEs") of which it is the primary beneficiary. The Group currently is not the primary beneficiary of any such entities and therefore no VIEs are included in the consolidated financial statements.

Redeemable Members' Interests

              Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within Emerging Issues Task Force ("EITF") Topic D-98, "Classification and Measurement of Redeemable Securities" ("EITF D-98") which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside of its control, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statements of financial condition. Such reclassification was made to comply with EITF D-98 and the requirements of Regulation S-X of the Exchange Act.

              Selected employees are granted non-transferable fully vested member interests in IBG LLC. Such grants are accounted for pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and EITF Issue No. 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44." IBG LLC records a fixed dollar amount of expense for member interest grants at the date of grant based on management's estimate of fair value, which is book value (as defined in IBG LLC's Agreement as to Member Interest Purchase Rights). Member interests confer ownership rights in IBG LLC and entitle the holder to proportionate rights to future allocable profits and losses of IBG LLC. Member-employees may only sell their interests back to IBG LLC at any time at book value. Member interest grants are initially accounted for as liabilities until six months elapses from the date of grant, at which time such liabilities are reclassified to redeemable members' interests as members' contributions.

Use of Estimates

              The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Such estimates include the estimated fair value of financial instruments, the estimated useful lives of property and equipment, including capitalized internally developed software, compensation accruals and tax liabilities and estimated contingency reserves.

Cash and Cash Equivalents

              The Group defines cash equivalents as short-term, highly liquid securities and cash deposits with original maturities of three months or less, other than those used for trading purposes. At December 31, 2005 and 2004, foreign currency owned of $38,385 and $0 is included in cash and cash equivalents and foreign currency sold of $23,190 and $0 is included in short-term borrowings, respectively, which are carried at fair value.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

              As a result of customer activities, certain Operating Companies are obligated by rules mandated by their primary regulators including the Securities and Exchange Commission ("SEC") and the Commodities Futures Trading Commission ("CFTC") in the United States and the Financial Services Authority ("FSA") in the United Kingdom to segregate or set aside cash or qualified securities to satisfy such regulations, which regulations have been promulgated to protect customer assets. In addition, substantially all of the Operating Companies are members of various clearing organizations at which cash or securities are deposited as required to conduct of day-to-day clearance activities.

Securities Borrowed and Securities Loaned

              Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Group to deposit cash, letters of credit or other securities with the counterparty. With respect to securities loaned, the Group receives collateral in the form of cash or other securities in an amount generally in excess of the fair value of the securities loaned.

              The Group monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as required contractually. Although substantially all securities borrowed and loaned are transacted under master netting arrangements, such receivables and payables with the same counterparty are not offset in the consolidated statements of financial condition. At December 31, 2005 and 2004, collateral received from securities borrowed transactions, which the Group has the right to repledge or resell, amounted to $8,667,207 and $4,064,102, respectively, substantially all of which has been repledged or resold. For these transactions, the fees received or paid by the Group are recorded as interest income or interest expense in the consolidated statements of income.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreement to Repurchase

              Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. The Group's policy is to obtain possession of collateral with a fair value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the fair value of the underlying collateral remains sufficient, this collateral is valued daily with additional collateral obtained or excess collateral returned, as required under contractual provisions.

Receivables from Customers

              Receivables from customers consist primarily of margin loans to brokerage customers which are collateralized by customer assets. As of December 31, 2005 and 2004, IB LLC had the right to sell or repledge up to $610,632 and $377,178 (140% of the amounts loaned), respectively, of such customer-owned securities, none of which have been rehypothecated. As of December 31, 2005 and 2004, there were no allowances for doubtful accounts. Amounts receivable that were written off to expense were $150, $662 and $528 for the years ended December 31, 2005, 2004 and 2003, respectively.

Receivables from and Payables to Brokers, Dealers and Clearing Organizations

              Receivables from brokers, dealers and clearing organizations include amounts receivable for securities not delivered by the Group to the purchaser by the settlement date ("fails to deliver") and margin deposits. Payables to brokers, dealers and clearing organizations include amounts payable for securities not received by the Group from a seller by the settlement date ("fails to receive"). Receivables and payables to brokers, dealers and clearing organizations also include amounts related to futures contracts executed on behalf of the Group's customers as well as net payables and receivables from unsettled trades.

Securities Owned

              Stocks, government and corporate bonds, futures, options and foreign currency transactions are reported in the consolidated financial statements on a trade date basis. Substantially all securities owned and securities sold, not yet purchased are recorded at fair value based upon quoted market prices. Securities owned pledged to counterparties, where the counterparty has the right, by contract or custom, to sell or repledge the securities, are classified as securities owned and pledged as collateral as required by Statement of Financial Accounting Standards ("SFAS") No. 140.

Investments

              The Group makes certain strategic investments and accounts for these investments under the equity method of accounting. Such investments are included in other assets in the consolidated statements of financial condition (Notes 8 and 17). Investments are accounted for under the equity method of accounting when the Group has significant influence over the investee. Investments accounted for under the equity method are recorded at the amount of the Group's investment and adjusted each period for the Group's share of the investee's income or loss. The Group's share of the income or losses from equity investments is reported as a component of other income in the consolidated statements of income and the Group's equity investments, which are included in other assets in the consolidated statements of financial condition increase or decrease accordingly.

              A judgmental aspect of accounting for investments is evaluating whether an other-than temporary decline in the value of an investment has been sustained. The evaluation of an other-than temporary impairment is dependent on specific quantitative and qualitative factors and circumstances surrounding an investment, including recurring operating losses, credit defaults and subsequent rounds of financing. As none of the Group's investments have readily determinable market values, the primary factor considered by the Group's management in assessing if an other-than temporary impairment of value has occurred is the financial condition of the investee company. All investments are reviewed for changes in circumstances or occurrence of events that suggest the Group's investment may not be recoverable. If an unrealized loss on any investment is considered to be other than temporary, the loss is recognized in the period the determination is made.

              The Group also holds exchange memberships and investments in equity securities of certain exchanges as required to qualify to be a clearing member. Such investments are recorded at cost or, if an other-than temporary impairment in value has occurred, at a value that reflects management's estimate of the impairment, and are included in other assets in the consolidated statements of financial condition.

Property and Equipment

              Property and equipment are recorded at cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease, whichever is shorter, generally three to seven years. Computer equipment is depreciated over three to five years and office furniture and equipment are depreciated over five to seven years. Qualifying costs for internally developed software are capitalized and amortized over the expected useful life of the developed software, not to exceed three years.

Comprehensive Income

              Comprehensive income consists of two components: net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are included in redeemable members' interests but are excluded from net income. The Group's other comprehensive income is comprised of foreign currency translation adjustments.

              The local currency is designated as the functional currency for the Group's international operating companies. Accordingly, assets and liabilities are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year. Adjustments that result from translating amounts from a subsidiary's functional currency are reported as a component of redeemable members' interests.

Revenue Recognition

—Trading Gains

              Trading gains and losses are recorded on trade date, and are reported on a net basis. Net trading gains are comprised of changes in the fair value of trading assets and liabilities (i.e., unrealized gains and losses) and realized gains and losses. Dividends are integral to the valuation of stocks bought and sold and, accordingly, are reported on a net basis as a component of trading gains in the accompanying consolidated statements of income. Net dividends were $42,939, 36,219 and $13,403 for the years ended December 31, 2005, 2004 and 2003, respectively.

—Commissions and Execution Fees

              Commissions charged for executing and clearing customer transactions are accrued on a trade date basis and are reported as commissions and execution fees in the consolidated statements of income, and the related expenses are reported as execution and clearing expenses, also on a trade date basis.

Income Taxes

              The Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Group operates in the United States as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Accordingly, the Group's income is not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the United States, the Group principally operates through subsidiary corporations and is subject to local income taxes. Income taxes shown on the Group's consolidated statements of income are primarily attributable to taxes incurred in non-U.S. entities.

Recently Issued Accounting Pronouncements

              In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 was issued. The Company does not anticipate that the adoption of SFAS No. 154 will have a material effect on the Group's consolidated financial condition or results of operations.

              In June 2005, EITF reached a consensus on Issue 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." EITF Issue 04-5 presumes that a general partner (or managing member in the case of a limited liability company) controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF Issue 04-5 was effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified. The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. Adoption of EITF Issue 04-5 in the first quarter of 2006 did not have a material effect on the Group's consolidated financial statements.

              On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation" ("SFAS No. 123R"). In April 2005, the SEC delayed the effective date for SFAS No. 123R until the first fiscal year beginning after June 15, 2005. As a result of the SEC ruling, the Group was required to adopt the provisions of SFAS No. 123R in the first quarter of 2006. SFAS No. 123R clarifies and amends the guidance of SFAS No. 123 in several areas, including measuring fair value, classifying an award as equity or as a liability, attributing compensation cost to service periods and accounting for forfeitures of awards. The Company adopted SFAS No. 123R using the prospective method and accordingly the adoption did not have a material impact on the Group's consolidated financial statements.

              In June 2006 the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," which is effective for fiscal years beginning after December 15, 2006. FIN No. 48 requires enterprises to assess and account for the effect of uncertainty of tax positions taken or to be taken on tax returns in their financial statements. Adoption of FIN No. 48 is not expected to have a material effect on the Group's consolidated financial statements.

              In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Adoption of SFAS No. 157 is not expected to have a material impact on the Group's results of operations or financial position.

              In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 is effective for annual financial statements for fiscal years ending after November 15, 2006, and requires registrants to assess the effects of correcting prior years' misstatements on the current year's statement of income. The cumulative effect, if any, of initial application is to be reported as of the beginning of such fiscal year. Adoption of SAB No. 108 is not expected to have a material effect on the Group's consolidated financial statements.

3.    Trading Activities and Related Risks

              The Group's trading activities include providing securities market maker and brokerage services. Trading activities are generated by client order flow and by taking proprietary positions based on expectations of future market movements and conditions. The Group's trading strategies rely on the integrated management of its client-driven and proprietary positions, along with related hedging and financing.

              Trading activities expose the Group to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. To accomplish this, management has established a risk management process that includes:

    •
    A regular review of the risk management process by the Audit Committee of the Board of Directors as part of its oversight role;

    •
    Defined risk management policies and procedures supported by a rigorous analytic framework; and

    •
    Articulated risk tolerance levels as defined by executive management that are regularly reviewed to ensure that the Group's risk-taking is consistent with its business strategy, capital structure and current and anticipated market conditions.

Market Risk

              IBG LLC is exposed to various market risks. Exposures to market risks arise from equity price risk, foreign currency exchange rate fluctuations related to our international operations and changes in interest rates which impact our variable rate debt obligations.

              The Group seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price and spread movements of trading inventories and related financing and hedging activities. The Group uses a combination of cash instruments and exchange traded derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by the Group:

    Equity Price Risk

    Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. The Group is subject to equity price risk primarily in securities owned and securities sold, not yet purchased. The Group attempts to limit such risks by diversifying its portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security.

    Currency Risk

    Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments and the value of the Group's subsidiaries located outside of the United States. Exchange rate contracts include cross-currency swaps and currency futures contracts. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to effectively convert the assets or liabilities denominated in different currencies. Currency futures are contracts for delayed delivery of currency at a specified future date. The Group uses currency swaps to manage the levels of its non-U.S. dollar currency balances and currency cash and futures to hedge its global exposure.

    Interest Rate Risk

    Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. The Group is exposed to interest rate risk on variable-rate debt, customer cash and margin balances and positions carried in equity securities, options and futures. These risks are managed through investment policies and by entering into interest rate futures contracts.

Credit Risk

              The Group is exposed to risk of loss if an individual, counterparty or issuer fails to perform its obligations under contractual terms ("default risk"). Both cash instruments and derivatives expose the Group to default risk. The Group has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

              In the normal course of business, the Group executes, settles and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by the Group that exposes the Group to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Group may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. The Group seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

              Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Group may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

              The Group enters into securities purchased under agreements to resell and securities sold under agreements to repurchase transactions ("repos") in addition to securities borrowing and lending arrangements, all of which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. In accordance with industry practice, repos are collateralized by securities with a market value in excess of the obligation under the contract. Similarly, securities borrowed and loaned agreements are collateralized by deposits of cash. The Group attempts to minimize credit risk associated with these activities by monitoring collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

Concentrations of Credit Risk

              The Group's exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

Off-Balance Sheet Risks

              The Group may be exposed to a risk of loss not reflected on the consolidated financial statements for certain derivative instruments, including equity options and futures products and for securities sold, but not yet purchased, which represent obligations of the Group to deliver the specified securities at the contracted price, and thereby, may create a liability to repurchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Group's cost to liquidate such securities and futures contracts may exceed the amount reported in the Group's consolidated statements of financial condition.

4.    Securities Owned and Sold, But Not Yet Purchased

              Securities owned and sold, but not yet purchased, consist of securities at quoted market prices, as follows at December 31:

	2005		2004
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased
Stocks	$8,020,389	$9,111,073	$4,796,667	$4,520,302
Options	3,424,053	3,315,302	3,366,563	3,223,262
U.S. and foreign government obligations	525,504	—	515,085	—
Warrants	33,234	—	15,728	9
Corporate bonds	26,639	—	2,918	16
Discount certificates	9,160	—	—	—

	$12,038,979	$12,426,375	$8,696,961	$7,743,589

5.    Short-Term Borrowings

              Short-term borrowings consist primarily of collateralized borrowing facilities with clearing banks in multiple currencies that bear interest at fluctuating overnight rates based on interbank funds rates prevailing in the respective currencies. In addition, the Group has secured and unsecured overnight bank loans. All short-term borrowings outstanding at December 31, 2005 and 2004 were either repaid on the next business day or rolled forward. Also included in short-term borrowings at December 31, 2005 is foreign currency sold (Note 2).

              As of December 31, short-term borrowings consisted of:

	2005		2004
	Principal	Weighted Average Rates	Principal	Weighted Average Rates
Secured bank loan	$39,000	4.40%	$26,000	2.59%
Unsecured bank loans	12,100	4.63%	13,600	4.44%
Overnight borrowing facilities	633,006	3.18%	325,097	2.51%
Foreign currency sold	23,190	—	—	—

	$707,296		$364,697

Collateral for secured bank loans, at market	$44,154		$29,977

              Interest expense on short term borrowings for each of the three years ended December 31, 2005 was $11,537, $6,545 and $9,091, respectively.

Interactive Brokers Group LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Three Years Ended December 31, 2005

(in thousands)

6.    Senior Notes Payable

              At December 31, 2005 and 2004, respectively, IBG LLC had $164,666 and $108,811 of 8% senior notes outstanding, which were privately placed to certain qualified customers of IB LLC. All of the senior notes outstanding at December 31, 2005 have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold (the "Optional Redemption Date"), at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest. Historically, IBG LLC has redeemed these senior notes after three to six months. The carrying value of the senior notes approximates their fair value since they are short-term in nature. In 2005 and 2004, IBG LLC redeemed $493,170 and $270,310 of senior notes, which included $108,811 and $43,743 of senior notes issued in 2004 and 2003, respectively. During the period from January 1 through June 30, 2006, total senior notes issuances and redemptions were $291,590 and $272,260, respectively, including all senior notes outstanding at December 31, 2005. Interest expense on senior notes was $11,558, $5,937 and $1,977 for the years ended December 31, 2005, 2004 and 2003, respectively.

7.    Liabilities Subordinated to Claims of General Creditors

              TH LLC has an unsecured revolving senior subordinated loan facility of $15,000, which was not utilized at December 31, 2005 (Note 17). This loan is subject to a 0.5% commitment fee and borrowings under the agreement bear interest at a rate of prime plus 2.4%. Interest expense related to this agreement was $76 for each of the three years ended December 31, 2005, 2004 and 2003.

              TH LLC also has a secured demand note collateral agreement and a related subordinated loan agreement for $5,200, which matures on December 31, 2006. The note bears interest at a rate of 5%. Interest expense related to this agreement was $264 for each of the three years ended December 31, 2005, 2004 and 2003. This agreement is collateralized by fixed income securities with a fair value of $6,095 and $6,083 at December 31, 2005 and 2004, respectively.

              The agreements covering the subordinated loan and secured demand note have been approved by the Chicago Mercantile Exchange and the Chicago Board Options Exchange and are thus available in computing the net capital of TH LLC pursuant to Rule 15c3-1 under the Exchange Act (Note 16). To the extent that such loans are required for TH LLC's continued compliance with minimum net capital requirements, they may not be repaid.

8.    Investments

              In 2002, the Group acquired an interest in Boston Options Exchange, LLC ("BOX"), which is accounted for under the equity method of accounting. BOX was approved as an exchange by the SEC on January 7, 2004, and commenced operations. In January 2005, the Group sold a portion of its interest in BOX for its recorded value of $2,596. As of December 31, 2005 and 2004, the Group's carrying value of its investment in BOX was $5,433 and $6,706, respectively.

              Market maker incentive income earned by the Group from BOX of $2,469, $160 and $-0- for the years ended December 31, 2005, 2004 and 2003, respectively, is reported as market maker incentives, a component of other income (Note 9). BOX exchange fees for the years ended December 31, 2005, 2004 and 2003 were $6,889, $1,866 and $0, respectively, and are included in execution and clearing expenses in the consolidated statements of income. As of December 31, 2005 and 2004, receivables for market maker incentives from BOX were $418 and $0, respectively, and exchange fees payable to BOX were $584 and $573, respectively. These amounts are respectively included in other assets and in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial condition.

9.    Other Income

              The components of other income for years ended December 31 2005, 2004 and 2003 are:

	2005	2004	2003
Payments for order flow	$19,987	$4,157	$2,896
Market data fees	6,061	5,290	3,304
Market maker incentives	7,994	5,035	7,042
Gains (losses) on restricted securities	15,669	(6,679)	(3,829)
Income (loss) from equity investments	1,312	(1,450)	(563)
Other, net	2,369	619	1,558

	$53,392	$6,972	$10,408

              Payments for order flow are earned from various options exchanges based upon options trading volume originated by the Operating Companies. Market data fees are charged to customers based upon market data services provided. Various exchanges pay the Group market maker incentives for expanding its market making efforts on those exchanges. Gains (losses) on restricted securities are primarily generated when the Group has investments in securities on which there are restrictions from trading. Such securities are valued at cost until such time as the restrictions lapse and such securities become freely tradeable, at which time the securities are marked to market.

10.    Defined Contribution and Employee Incentive Plans

Defined Contribution Plan

              The Group offers substantially all employees of U.S.-based Operating Companies who have met minimum service requirements the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of these plans is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The Plan provides for the Group to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. The employee is vested in the matching contribution incrementally over six years. Included in employee compensation and benefits expenses in the consolidated statements of income are $1,172, $1,058 and $935, respectively, of plan contributions for the years ended December 31, 2005, 2004 and 2003.

Employee Incentive Plans

              Return on Investment Dollar Units ("ROI Dollar Units"): Since 1998, IBG LLC has granted all non-member employees ROI Dollar Units, which are redeemable under the amended provisions of the plan, and in accordance with regulations issued by the Internal Revenue Service (Section 409A of the Internal Revenue Code). Upon redemption, the grantee is entitled to accumulated earnings on the face value of the certificate, but not the actual face value. For grants made in 1998 and 1999, grantees may redeem the ROI Dollar Units after vesting on the fifth anniversary of the date of their grant and prior to the tenth anniversary of the date of their grant. For grants made between January 1, 2000 and January 1, 2005, grantees must elect to redeem the ROI Dollar Units upon the fifth, seventh or tenth anniversary date. These ROI Dollar Units will vest upon the fifth anniversary of the date of their grant and will continue to accumulate earnings until the elected redemption date. For grants made on or after January 1, 2006, all ROI Dollar Units shall vest on the fifth anniversary date of their grant and will be automatically redeemed.

              The Group recorded $10,304, $7,276 and $10,380, respectively, of ROI Dollar Unit expense for the years ended December 31, 2005, 2004 and 2003, which is included in employee compensation and benefits in the consolidated statements of income. As of December 31, 2005 and 2004, payables to employees for ROI Dollar Units were $34,091 and $31,329, respectively, of which $18,035 and $9,426 were vested. These amounts are included in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial position.

              Redeemable Members' Interests: Selected employees are granted non-transferable member interests in IBG LLC, which confer ownership rights in IBG LLC and entitle the holders to their proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages beginning on the date of the grant. The "Agreement as to Member Interest Purchase Rights" (the "Agreement") gives IBG LLC the right to repurchase any member's interests at its discretion at any time which, in particular, is triggered by a termination of employment of a member-employee, and also permits members to sell their interests back to IBG LLC at any time, in every case for an amount equal to management's estimate of fair value, which is book value, as defined in the Agreement. Because IBG LLC places a high value on the retention of its key employees, payment for a portion of redeemed interests is contingent on a post-redemption consulting services requirement that, among other conditions, requires that a member-employee not compete with IBG LLC in any area of its businesses for five years following the date of redemption. In order to enforce these terms, payment for one-half of the redeemed interests is, under normal conditions, made within five months after the redemption date. Payment for the remaining one-half of the redeemed interests is made five years hence, subject to satisfaction of the consulting services and non-compete provisions of the Agreement. IBG LLC recognizes compensation expense equal to the granted interest at the time of grant. If and when the terms of the five-year consulting and non-compete period are satisfied, IBG LLC records a distribution of redeemable members' interests at such time as the remaining payment is made to the member-employee. Should any portion of a member-employee's interests be forfeited, such forfeited member interests would be redistributed among the remaining members in proportion to their holding percentages.

              IBG LLC recorded member interest grant expenses of $10,326, $10,220 and $7,342, respectively, in 2005, 2004 and 2003, which are included in employee compensation and benefits in the consolidated statements of income.

11.    Income Taxes

              Income tax expense differs from the U.S. Federal statutory rate (35% for each of the three years ended December 31, 2005) due to IBG LLC's status as a limited liability company, which qualifies it as a partnership for Federal income tax purposes. Therefore, no Federal income taxes are recognized by the Group, as described in Note 2. Income tax expense reflects effective tax rates in foreign and state jurisdictions where certain Group Operating Companies are subject to corporate taxation. Deferred income taxes arise due to differences between mark to market and lower of cost or market valuation of THE's financial assets and liabilities. For the three years ended December 31, 2005, 2004 and 2003, the provision for income taxes consisted of:

	2005	2004	2003
Current-state and local	$710	$883	$866
Current-foreign	16,000	14,995	25,425
Deferred	17,068	3,677	(6,402)

	$33,778	$19,555	$19,889

              A reconciliation of the statutory U.S. Federal income tax rate of 35% to the Group's effective tax rate is set forth below:

	2005	2004	2003
U.S. statutory tax rate	35.0%	35.0%	35.0%
Increase related to state, local and foreign taxes	5.9%	6.7%	5.4%
Rate benefit as a limited liability company	-35.0%	-35.0%	-35.0%

	5.9%	6.7%	5.4%

              Current and deferred income taxes payable, which are included in accounts payable, accrued expenses and other liabilities in the consolidated balance sheets, as of December 31 are:

	2005	2004
Current	$5,470	$14,680
Deferred	31,463	17,542

	$36,933	$32,222

12.    Property and Equipment

              Property and equipment are included in other assets in the consolidated statements of financial condition and are comprised of leasehold improvements, computer hardware, software developed for the Group's internal use and office furniture and equipment, as follows at December 31:

	2005	2004
Leasehold improvements	$13,431	$10,708
Computer equipment	8,389	8,074
Internally developed software	19,770	16,150
Office furniture and equipment	4,204	4,176

	45,794	39,108
Less—accumulated depreciation and amortization	(25,100)	(20,191)

Property and equipment, net	$20,694	$18,917

              Depreciation and amortization of $10,888, $9,023 and $7,289 for the years ended December 31, 2005, 2004 and 2003, respectively, is included in occupancy, depreciation and amortization expenses in the consolidated statements of income.

13.    Redeemable Members' Interests

              The IBG LLC operating agreement (the "LLC Agreement"), as amended, sets forth the respective rights and obligations of members of the Group. The LLC Agreement also provides for terms of its management and conduct of its affairs. The Group executive committee is responsible for managing the affairs of the Group.

              The Group's founder, chairman and chief executive officer, Thomas Peterffy, and his affiliates own approximately 85% of member interests and the remaining interests are owned primarily by key employees (Note 10).

              Mr. Peterffy, who is also the Managing Member and sole voting member of IBG LLC, may transfer all or any portion of his member interests to any person. In the event that the percentage interest of any member changes or a new member is admitted, all member interests are recalculated in proportion to the percentage interest held at that time. The Group may enter into an agreement of merger, consolidation, or sale or other transfer of substantially all of the assets of the Group upon the decision of the Managing Member. The Group will terminate upon a vote to dissolve the Group; upon the retirement, resignation or other withdrawal of the Managing Member; or under certain statutory events, unless the Managing Member and a majority of the members vote to continue the business of the Group.

              Pursuant to the LLC Agreement, consolidated profits and losses of the Group are allocated to the members in proportion to their respective percentage interests. Distributions to members, which historically have been made to assist members in meeting their income tax obligations with respect to their proportionate share of the Group's profits, are made at the discretion of the Managing Member in proportion to the respective members' percentage interests.

14.    Commitments, Contingencies and Guarantees

Litigation

              The Group is from time to time subject to litigation and other legal proceedings. As of December 31, 2005, certain Operating Companies have been named parties to legal actions. The Group intends to vigorously defend these actions as necessary. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management, based on current knowledge and after consultation with legal counsel, that the resolution of these actions will not have a material adverse effect on IBG LLC's business or financial condition but may materially impact results of operations and cash flows for any given period. In accordance with SFAS No. 5 "Accounting for Contingencies," the Group has not recorded any liability in relation to such litigation matters in the accompanying consolidated financial statements as there are no matters for which liabilities are both probable and estimable.

Leases

              Operating Companies have non-cancelable operating leases covering office space. All but one of the office space leases are subject to escalation clauses based on specified costs incurred by the respective landlords and contain renewal elections. Rent expense calculated on a straight-line basis for the Group was $5,457, $4,626 and $4,231 for the years ended December 31, 2005, 2004 and 2003, respectively, reported in occupancy, depreciation and amortization expenses in the consolidated statements of income. In November 2005, the leases on the primary U.S. office space for the Group and its affiliates were renegotiated through January 2014, with renewal options through January 2026. As of December 31, 2005, the Group's minimum annual lease commitments are as follows:

Year
2006	$4,987
2007	5,212
2008	5,189
2009	5,212
2010	5,177
Thereafter	18,254

$44,031

Guarantees

              Certain of the Operating Companies provide guarantees to securities clearing houses and exchanges which meet the accounting definition of a guarantee under FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Under the standard membership agreement, members are required to guarantee collectively the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. In the opinion of management, the Operating Companies' liability under these arrangements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the potential for these Operating Companies to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried on the consolidated statement of financial condition for these arrangements.

              In connection with its retail brokerage business, IB LLC performs securities and commodities execution, clearance and settlement on behalf of its customers for whom it commits to settle trades submitted by such customers with the respective clearing houses. If a customer fails to fulfill its obligation, IB LLC must fulfill the customer's obligation with the trade counterparty.

              IB LLC is fully secured by assets in customers' accounts and any proceeds received from securities and commodities transactions entered into by IB LLC on behalf of customers. No contingent liability is carried on the consolidated statements of financial condition for these fully collateralized transactions.

Other Commitments

              Certain clearing houses and clearing banks and firms used by certain Operating Companies are given a security interest in certain assets of those Operating Companies held by those clearing organizations. These assets may be applied to satisfy the obligations of those Operating Companies to the respective clearing organizations.

15.    Segment and Geographic Information

              The Group operates in two business segments, Market Making and Electronic Brokerage. The Group conducts its market making business through its Timber Hill subsidiaries on the world's leading exchanges and market centers, primarily in exchange-traded equities, equity options and equity-index options and futures. The Group conducts its electronic brokerage business through its Interactive Brokers subsidiaries, which provide electronic execution and clearing services to customers worldwide.

              There are significant transactions and balances between the Operating Companies, primarily as a result of certain Operating Companies holding exchange or clearing organization memberships, which are utilized to provide execution and clearing services to affiliates. Intra-segment and intra-region income and expenses and related balances have been eliminated in this segment and geographic information. Corporate items include non-allocated corporate income and expenses that are not attributed to segments for performance measurement, corporate assets and eliminations.

              Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to total net revenues, income before income taxes and to total assets as of and for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Net revenues:
Market making	$738,412	$428,438	$488,342
Electronic brokerage	185,354	133,211	108,046
Corporate and eliminations	5,342	2,327	8,645

Total net revenues	$929,108	$563,976	$605,033

Income before income taxes:
Market making	$505,258	$241,154	$310,293
Electronic brokerage	59,317	45,659	48,179
Corporate and eliminations	4,723	3,185	6,345

Total income before income taxes	$569,298	$289,998	$364,817

Segment assets:
Market making	$21,778,775	$13,453,637	$9,681,641
Electronic brokerage	2,852,611	1,836,863	1,325,616
Corporate and eliminations	(339,239)	(230,095)	(195,689)

Total assets	$24,292,147	$15,060,405	$10,811,568

Interactive Brokers Group LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Three Years Ended December 31, 2005

(in thousands)

15.    Segment and Geographic Information (Continued)

              The Group operates in both U.S. and international markets on more than 60 exchanges and market centers. A significant portion of the Group's net revenues are generated by consolidated subsidiaries operating outside the United States, primarily THE, which is operated and managed in Zug, Switzerland, engaged in market making activities in 14 countries in Europe and Asia. The following table presents total net revenues and income before income taxes by geographic area for the years ended December 31, 2005, 2004 and 2003:

	2005	2004	2003
Net revenues:
United States	$615,223	$404,913	$432,538
International	308,714	156,750	163,043
Corporate and eliminations	5,171	2,313	9,452

Total net revenues	$929,108	$563,976	$605,033

Income before income taxes:
United States	$363,880	$220,617	$275,634
International	200,852	66,167	82,819
Corporate and eliminations	4,566	3,214	6,364

Total income before income taxes	$569,298	$289,998	$364,817

16.    Regulatory Requirements

              TH LLC and IB LLC are subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act and the Commodities Futures Trading Commission's minimum financial requirements (Regulation 1.17). At December 31, 2005, TH LLC had net capital of $442.2 million, which was $434.9 million in excess of required net capital, and IB LLC had net capital of $172.4 million, which was $157.4 million in excess of required net capital.

              THE is subject to the Swiss National Bank eligible equity requirement. At December 31, 2005, THE had eligible equity of $543.9 million which was $409.9 million in excess of the minimum requirement.

              THSHK is subject to the Hong Kong Securities Futures Commission liquid capital requirement, THA is subject to the Australian Stock Exchange liquid capital requirement, THC and IBC are subject to the Investment Dealers Association of Canada risk-adjusted capital requirement and IBUK is subject to the U.K. Financial Services Authority financial resources requirement.

              At December 31, 2005, all of the Operating Companies were in compliance with their respective regulatory capital requirements.

              Regulatory capital requirements could restrict the Operating Companies from expanding their business and declaring dividends if their net capital does not meet regulatory requirements. Also, certain entities within the Group are subject to other regulatory restrictions and requirements.

17.    Subsequent Events

              On January 18, March 21, June 15, and September 15, 2006, the Group's Managing Member approved and paid cash dividends to members of the Group totaling $18,000, $68,000, $33,000 and $33,000, respectively.

              In 2006, the Group made strategic investments totaling $26,500 in electronic trading exchanges OneChicago, LLC, ISE Stock Exchange, LLC and CBOE Stock Exchange, LLC. These investments will be accounted for under the equity method of accounting.

              In May 2006, the Group entered into a 3-year $300 million revolving credit facility with a syndicate of banks, of which $150 million was borrowed in May 2006.

              TH LLC had an unsecured revolving senior subordinated loan facility of $15,000 that was terminated in May 2006.

18.    Restatement

              Subsequent to filing its Registration Statement on Form S-1 on November 27, 2006, the Group's management determined that there was an error in the classification of certain securities loaned fee income and securities borrowed fee expense, which were included in other income and execution and clearing expense, respectively, in the consolidated statements of income. Such amounts should have been classified as interest income and expense, respectively. Also, the interest paid amount reported under the supplemental disclosures of cash flow information in the consolidated statements of cash flows did not include interest payments on such securities borrowed. In addition, management determined that there were errors in the classification of foreign currency translation which was reported on a net basis as an adjustment to reconcile net income to net cash (used in) provided by operating activities in the consolidated statements of cash flows. This amount included the effect of exchange rate changes on cash and cash equivalents and short-term borrowings. The effect of exchange rate changes on cash and cash equivalents should have been reported as separate parts of the reconciliation of the change in cash and cash equivalents during the period, while the effect of exchange rate changes on short-term borrowings should have been reported in financing activities. The remaining effect of exchange rate changes has been reclassified to be reported as a change in operating assets and liabilities. These changes did not have any impact on the Group's net income, consolidated statements of financial condition or cash and cash equivalents.

              As a result, the Group restated the consolidated statements of income and cash flows for the three years ended December 31, 2005, 2004 and 2003 to correctly classify securities lending fee income and expense as components of interest income and expense, and interest payments on the securities borrowed as a component of interest paid under supplemental disclosures of cash flow information, respectively. In addition, the Group restated the consolidated statements of cash flows for the three years ended December 31, 2005, 2004 and 2003 to correctly report the effects of foreign currency translation on cash and short-term borrowings. The effects of the restatement on the consolidated financial statements are as follows:

Consolidated statements of income:

	Year Ended December 31, 2005
	As Previously Reported	Adjustments	As Restated
Interest income	$271,725	$1,497	$273,222
Other income	54,889	(1,497)	53,392
Interest expense	161,712	8,333	170,045
Net revenues	937,441	(8,333)	929,108
Execution and clearing	223,305	(8,333)	214,972
Total non-interest expenses	368,143	(8,333)	359,810
	Year Ended December 31, 2004
	As Previously Reported	Adjustments	As Restated
Interest income	$78,936	$582	$79,518
Other income	7,554	(582)	6,972
Interest expense	50,881	6,807	57,688
Net revenues	570,783	(6,807)	563,976
Execution and clearing	159,278	(6,807)	152,471
Total non-interest expenses	280,785	(6,807)	273,978
	Year Ended December 31, 2003
	As Previously Reported	Adjustments	As Restated
Interest income	$59,325	$12	$59,337
Other income	10,420	(12)	10,408
Interest expense	34,630	11,447	46,077
Net revenues	616,480	(11,447)	605,033
Execution and clearing	138,838	(11,447)	127,391
Total non-interest expenses	251,663	(11,447)	240,216

Consolidated statements of cash flows:

	Year Ended December 31, 2005
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$(74,708)	$74,708	—
Change in operating assets and liabilities:
Foreign currency translation	—	(120,889)	$(120,889)
Net cash (used in) provided by operating activities	(64,338)	(46,181)	(110,519)
Short-term borrowing, net	342,599	60,652	403,251
Net cash provided by (used in) financing activities	313,436	60,652	374,088
Effect of exchange rate changes on cash and cash equivalents	—	(14,471)	(14,471)
Interest paid	144,591	8,368	152,959
	Year Ended December 31, 2004
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$44,564	$(44,564)	—
Change in operating assets and liabilities:
Foreign currency translation	—	65,989	$65,989
Net cash (used in) provided by operating activities	(201,303)	21,425	(179,878)
Short-term borrowings, net	113,770	(25,827)	87,943
Net cash provided by (used in) financing activities	105,758	(25,827)	79,931
Effect of exchange rate changes on cash and cash equivalents	—	4,402	4,402
Interest paid	46,010	6,655	52,665

	Year Ended December 31, 2003
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$49,205	$(49,205)	—
Change in operating assets and liabilities:
Foreign currency translation	—	56,144	$56,144
Net cash (used in) provided by operating activities	93,285	6,939	100,224
Short-term borrowings, net	(66,740)	(32,103)	(98,843)
Net cash provided by (used in) financing activities	(130,677)	(32,103)	(162,780)
Effect of exchange rate changes on cash and cash equivalents	—	25,164	25,164
Interest paid	35,884	12,866	48,750

* * *

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	September 30, 2006	December 31, 2005
	(in thousands)
Assets
Cash and cash equivalents	$662,216	$408,232
Cash and securities—segregated for regulatory purposes or
deposited with clearing organizations	2,664,130	1,804,148
Securities borrowed	11,352,644	8,902,672
Securities purchased under agreements to resell	—	4,000
Trading assets, at market:
Securities owned	6,727,841	5,417,063
Securities owned and pledged as collateral	8,797,298	6,621,916

	15,525,139	12,038,979

Other receivables:
Customers	774,618	436,166
Brokers, dealers and clearing organizations	1,029,329	577,555
Interest	59,511	38,340

	1,863,458	1,052,061

Secured demand note receivable, collateralized by marketable securities	5,200	5,200
Other assets	114,952	76,855

Total assets	$32,187,739	$24,292,147

Liabilities and redeemable members' interests
Liabilities:
Trading liabilities—securities sold but not yet purchased, at market	$15,286,406	$12,426,375
Securities loaned	8,617,209	6,147,254
Short-term borrowings	980,240	707,296
Other payables:
Customers	3,457,196	2,412,511
Brokers, dealers and clearing organizations	694,549	88,634
Accounts payable, accrued expenses and other liabilities	169,748	141,114
Interest	44,275	24,851

	4,365,768	2,667,111

Senior secured revolving credit facility	150,000	—
Senior notes payable	143,692	164,666
Liabilities subordinated to claims of general creditors	5,200	5,200
Redeemable members' interests (including accumulated other comprehensive income of $79,339 and $47,275)	2,639,224	2,174,246

Total liabilities and redeemable members' interests	$32,187,739	$24,292,147

See accompanying notes to the condensed consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (AS RESTATED, SEE NOTE 13)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)
Revenues:
Trading gains	$631,108	$471,949
Commissions and execution fees	127,957	96,139
Interest income	475,869	167,785
Other income	65,242	36,251

Total revenues	1,300,176	772,124
Interest expense	340,971	102,995

Total net revenues	959,205	669,129

Non-interest expenses:
Execution, and clearing	230,811	154,424
Employee compensation and benefits	84,114	68,603
Occupancy, depreciation and amortization	16,797	14,974
Communications	9,116	7,747
General and administrative	18,441	16,406

Total non-interest expenses	359,279	262,154

Income before income taxes	599,926	406,975
Income tax expense	21,639	27,467

Net income	$578,287	$379,508

See accompanying notes to the condensed consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 13)
(Unaudited)

	Nine Months Ended September 30,
	2006	2005
	(in thousands)
Cash flows from operating activities:
Net income	$578,287	$379,508
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred income taxes	—	12,848
Depreciation and amortization	9,187	8,222
(Income) loss from equity investments	170	(1,093)
Other	71	144
Change in operating assets and liabilities:
Increase in cash and securities—segregated for regulatory purposes or deposited with clearing organizations	(859,982)	(489,567)
Increase in securities borrowed	(2,449,972)	(3,315,478)
Decrease in securities purchased under agreements to resell	4,000	39,313
Increase in trading assets	(3,486,160)	(1,109,325)
Increase in receivables from customers	(338,452)	(114,738)
Increase in other receivables	(472,945)	(5,602)
Increase in other assets	(13,368)	(14,736)
Increase in trading liabilities	2,860,031	2,931,547
Increase in securities loaned	2,469,955	867,668
Increase in payable to customers	1,044,685	599,880
Increase in other payables	653,973	145,605
Foreign currency translation	53,875	(101,754)

Net cash provided by (used in) operating activities	53,355	(167,558)

Cash flows from investing activities:
Investments in exchanges	(26,500)	—
Proceeds from sales of and distributions received from investments in exchanges	607	2,596
Sale of trading rights	—	537
Purchase of property and equipment	(8,264)	(7,997)

Net cash used in investing activities	(34,157)	(4,864)

Cash flows from financing activities:
Issuance of senior notes payable	395,315	414,329
Redemptions from senior notes payable	(416,289)	(358,700)
Borrowings under senior secured revolving credit facility	150,000	—
Increase in short-term borrowings, net	242,288	315,400
Members' contributions	10,527	10,322
Members' interests redeemed	(3,900)	(5,487)
Dividends paid	(152,000)	(78,000)

Net cash provided by financing activities	225,941	297,864

Effect of exchange rate changes on cash and cash equivalents	8,845	(9,629)

Net increase in cash and cash equivalents	253,984	115,813
Cash and cash equivalents at beginning of year	408,232	168,837

Cash and cash equivalents at September 30	$662,216	$284,650

Supplemental disclosures of cash flow information:
Interest paid	$318,932	$94,169

Taxes paid	$12,335	$21,624

See accompanying notes to the condensed consolidated financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE MEMBERS' INTERESTS
(Unaudited)

	Redeemable Members' Interests and Accumulated Earnings	Accumulated Other Comprehensive Income	Total Redeemable Members' Interests and Accumulated Other Comprehensive Income
	(in thousands)
Balance, January 1, 2006	$2,126,971	$47,275	$2,174,246
Dividends	(152,000)		(152,000)
Members' interest redeemed	(3,900)		(3,900)
Members' contributions	10,527		10,527
Comprehensive income:
Net income	578,287		578,287
Cumulative translation adjustment		32,064	32,064

Total comprehensive income	578,287	32,064	610,351

Balance, September 30, 2006	$2,559,885	$79,339	$2,639,224

See accompanying notes to the condensed consolidated financial statements.

Interactive Brokers Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(in thousands)

1.    Organization and Nature of Business

              Interactive Brokers Group, LLC and subsidiaries ("IBG LLC" or the "Group") is an automated global market maker and electronic broker specializing in routing orders and processing trades in securities, futures and foreign exchange instruments. See Note 12, "Segment Information" in the Notes to the Condensed Consolidated Financial Statements.

              Interactive Brokers Group, LLC, a Connecticut limited liability holding company, conducts its business through its operating subsidiaries (collectively called the "Operating Companies"): Timber Hill LLC ("TH LLC"), Timber Hill Europe AG ("THE"), Timber Hill Securities Hong Kong Limited ("THSHK"), Timber Hill Australia Pty Limited ("THA"), Timber Hill Canada Company ("THC"), Interactive Brokers LLC ("IB LLC"), Interactive Brokers Canada Inc. ("IBC"), Interactive Brokers (U.K.) Limited ("IBUK") and Interactive Brokers Hungary Kft ("IBH"). The operations of Timber Hill Hong Kong Limited ("THHK") were assumed by THSHK, and THHK ceased operating in February 2004 and was liquidated in October 2005. Timber Hill (U.K.) Limited ("THUK"), a subsidiary of THE, transferred its operations to THE and THUK ceased operating on November 16, 2004.

              The Operating Companies are members of various securities and commodities exchanges in the United States, Europe and the Asia/Pacific region. Other than IB LLC, IBUK, and IBC, the Operating Companies do not carry securities accounts for customers or perform custodial functions relating to customer securities.

              IB LLC, a U.S. broker-dealer and futures commission merchant conducts electronic brokerage services for customers. IB LLC carries customer securities and commodity accounts and is subject to the regulatory requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Commodities Exchange Act.

2.    Significant Accounting Policies

Basis of Presentation

              The unaudited condensed consolidated financial statements are presented in U.S. dollars and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. ("U.S. GAAP") for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto. In management's opinion, the unaudited condensed consolidated financial statements reflect all normal, recurring adjustments to present fairly the Group's financial position, results of operations and cash flows for the interim periods presented. Gains and losses from foreign currency transactions are included in trading gains and losses where related to market making activities or in interest income where related to investment of customer funds as part of electronic brokerage activities in the condensed consolidated statements of income. Non-U.S. subsidiaries have a functional currency (i.e., the currency in which activities are primarily conducted) that is other than the U.S. dollar. Such subsidiaries' assets and liabilities are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts in a subsidiary's functional currency are reported in redeemable members' interests as a component of accumulated other comprehensive income.

Principles of Consolidation

              The condensed consolidated financial statements include the accounts of the Group and its majority and wholly owned subsidiaries. The Group's policy is to consolidate all entities of which it owns more than 50% unless it does not have control. All intercompany balances and transactions have been eliminated. At September 30, 2006 and December 31, 2005, there was a minority interest of $476 and $376, respectively. Pursuant to the revised Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities," the Group would also consolidate any Variable Interest Entities ("VIEs") of which it is the primary beneficiary. The Group currently is not the primary beneficiary of any such entities and therefore no VIEs are included in the condensed consolidated financial statements.

Redeemable Members' Interests

              Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of IBG LLC. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within Emerging Issues Task Force ("EITF") Topic D-98, "Classification and Measurement of Redeemable Securities" which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests in IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside the control of the company, IBG LLC has reclassified all members' capital outside of permanent capital to redeemable members' interests in the consolidated statement of financial condition. Such reclassification was made to comply with EITF Topic D-98 and the requirements of Regulation S-X of the Exchange Act.

              Selected employees are granted non-transferable fully vested member interests in IBG LLC. Prior to January 1, 2006, such grants were accounted for pursuant to Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and EITF Issue No. 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44." IBG LLC records a fixed dollar amount of expense for member interest grants at the date of grant based on management's estimate of fair value, which is book value (as defined in IBG LLC's Agreement as to Member Interest Purchase Rights). Member interests confer ownership rights in IBG LLC and entitle the holder to proportionate rights to future allocable profits and losses of IBG LLC. Member-employees may only sell their interests back to IBG LLC at any time at book value. Under EITF 00-23 member interest grants were initially accounted for as liabilities until six months elapses from the date of grant, at which time such liabilities are reclassified to redeemable members' interests as members' contributions.

              On December 16, 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation." In April 2005, the Securities and Exchange Commission ("SEC") delayed the effective date for SFAS No. 123R until the first fiscal year beginning after June 15, 2005. As a result of the SEC ruling, the Group was required to adopt the provisions of SFAS No. 123R in the first quarter of 2006. SFAS No. 123R clarifies and amends the guidance of SFAS No. 123 in several areas, including measuring fair value, classifying an award as equity or as a liability, attributing compensation cost to service periods and accounting for forfeitures of awards. With the adoption of SFAS No. 123R the Group will account for all grants of member interests made subsequent to December 31, 2005 as liability awards.

Use of Estimates

              The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Such estimates include the estimated fair value of financial instruments, the estimated useful lives of property and equipment, including capitalized internally developed software, compensation accruals and tax liabilities and estimated contingency reserves.

Cash and Cash Equivalents

              The Group defines cash equivalents as short-term, highly liquid securities and cash deposits with original maturities of three months or less, other than those used for trading purposes. At September 30, 2006 and December 31, 2005, foreign currency owned of $18,675 and $38,385, respectively, is included in Cash and cash equivalents and foreign currency sold of $15,148 and $23,190, respectively, is included in short-term borrowings, which are carried at fair value.

Cash and Securities Segregated for Regulatory Purposes or Deposited with Clearing Organizations

              As a result of customer activities, certain Operating Companies are obligated by rules mandated by their primary regulators including the SEC and the Commodities Futures Trading Commission ("CFTC") in the United States and the Financial Services Authority ("FSA") in the United Kingdom to segregate or set aside cash or qualified securities to satisfy such regulations, which regulations have been promulgated to protect customer assets. In addition, substantially all of the Operating Companies are members of various clearing organizations at which cash or securities are deposited as required to conduct day-to-day clearance activities.

Securities Borrowed and Securities Loaned

              Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Group to deposit cash, letters of credit or other securities with the counterparty. With respect to securities loaned, the Group receives collateral in the form of cash or other securities in an amount generally in excess of the fair value of the securities loaned.

              The Group monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as required contractually. Although substantially all securities borrowed and loaned are transacted under master netting arrangements, such receivables and payables with the same counterparty are not offset in the condensed consolidated statements of financial condition. At September 30, 2006 and December 31, 2005, collateral received from counterparties from securities borrowed transactions, which the Group has the right to repledge or resell, amounted to $11,032,021 and $8,667,207, respectively, substantially all of which has been repledged or resold. For these transactions, the fees received or paid by the Group are recorded as interest income or interest expense in the condensed consolidated statements of income.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

              Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at their contractual amounts, plus accrued interest. The Group's policy is to obtain possession of collateral with a fair value equal to or in excess of the principal amount loaned under resale agreements. To ensure that the fair value of the underlying collateral remains sufficient, this collateral is valued daily with additional collateral obtained or excess collateral returned, as required under contractual provisions.

Receivables from Customers

              Receivables from customers consist primarily of margin loans to brokerage customers which are collateralized by customer assets. As of September 30, 2006 and December 31, 2005, IB LLC has the right to rehypothecate up to $1,084,465 and $610,632 (140% of the amounts loaned), respectively, of such customer-owned securities. As of September 30, 2006, $122,819 of customer's collateral has been rehypothecated ($-0- at December 31, 2005). As of September 30, 2006 and December 31, 2005, there were no allowances for doubtful accounts.

Receivables from and Payables to Brokers, Dealers and Clearing Organizations

              Receivables from brokers, dealers and clearing organizations include amounts receivable for securities not delivered by the Group to the purchaser by the settlement date ("fails to deliver") and margin deposits. Payables to brokers, dealers and clearing organizations include amounts payable for securities not received by the Group from a seller by the settlement date ("fails to receive"). Receivables and payables to brokers, dealers and clearing organizations also include amounts related to futures contracts executed on behalf of the Group's customers as well as net payables and receivables from unsettled trades.

Securities Owned

              Stocks, government and corporate bonds, futures, options and foreign currency transactions are reported in the consolidated financial statements on a trade date basis. Substantially all securities owned and securities sold, not yet purchased are recorded at fair value based upon quoted market prices. Securities owned pledged to counterparties, where the counterparty has the right, by contract or custom, to sell or repledge the securities, are classified as securities owned and pledged as collateral as required by Statement of Financial Accounting Standards ("SFAS") No. 140.

Investments

              The Group makes certain strategic investments and accounts for these investments under the equity method of accounting. Such investments are included in other assets in the condensed consolidated statements of financial condition (Note 7). Investments are accounted for under the equity method of accounting when the Group has significant influence over the investee. Investments accounted for under the equity method are recorded at the amount of the Group's investment and adjusted each period for the Group's share of the investee's income or loss. The Group's share of the income or losses from equity investments is reported as a component of other income in the condensed consolidated statements of income and the Group's equity investments, which are included in other assets in the condensed consolidated statements of financial condition increase or decrease accordingly.

              A judgmental aspect of accounting for investments is evaluating whether an other-than temporary decline in the value of an investment has been sustained. The evaluation of an other-than temporary impairment is dependent on specific quantitative and qualitative factors and circumstances surrounding an investment, including recurring operating losses, credit defaults and subsequent rounds of financing. As none of the Group's investments have readily determinable market values, the primary factor considered by the Group's management in assessing if an other-than temporary impairment of value has occurred is the financial condition of the investee company. All investments are reviewed for changes in circumstances or occurrence of events that suggest the Group's investment may not be recoverable. If an unrealized loss on any investment is considered to be other than temporary, the loss is recognized in the period the determination is made.

              The Group also holds exchange memberships and investments in equity securities of certain exchanges as required to qualify to be a clearing member. Such investments are recorded at cost or, if an other-than temporary impairment in value has occurred, at a value that reflects management's estimate of the impairment and are included in other assets in the condensed consolidated statements of financial condition.

Property and Equipment

              Property and equipment are recorded at cost, less accumulated depreciation and amortization. Additions and improvements that extend the lives of assets are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the estimated economic useful life of the asset or the term of the lease, whichever is shorter, generally three to seven years. Computer equipment is depreciated over three to five years and office furniture and equipment are depreciated over five to seven years. Qualifying costs for internally developed software are capitalized and amortized over the expected useful life of the developed software, not to exceed three years.

Comprehensive Income

              Comprehensive income consists of two components: net income and other comprehensive income. Other comprehensive income refers to revenues, expenses, gains and losses that are included in redeemable members' interests equity but are excluded from net income. The Group's other comprehensive income is comprised of foreign currency translation adjustments.

              The local currency is designated as the functional currency for the Group's international operating companies. Accordingly, assets and liabilities are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year. Adjustments that result from translating amounts from a subsidiary's functional currency are reported as a component of redeemable members' interests. Currency translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income in the consolidated statements of changes in redeemable members' interests and as a component of cash flows from operating activities in the condensed consolidated statements of cash flows.

Income Taxes

              The Group accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of tax benefits or expenses on the temporary differences between the financial reporting and tax bases of assets and liabilities. The Group operates in the United States as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Accordingly, the Group's income is not subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the United States, the Group principally operates through subsidiary corporations and is subject to local income taxes. Income taxes shown on the Group's consolidated statements of income are attributable to taxes incurred in non-U.S. entities.

Recently Issued Accounting Pronouncements

              In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20 and SFAS No. 3, and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, although early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date SFAS No. 154 was issued. The Company does not anticipate that the adoption of SFAS No. 154 will have a material effect on the Group's consolidated financial condition or results of operations.

              In June 2005, EITF reached a consensus on Issue 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." EITF Issue 04-5 presumes that a general partner (or managing member in the case of a limited liability company) controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. The guidance in EITF Issue 04-5 was effective immediately for all new limited partnership agreements and any limited partnership agreements that are modified. The guidance is effective for existing partnership agreements for financial reporting periods beginning after December 15, 2005 and may be reported as either a cumulative effect of a change in accounting principle or via retroactive restatement. Adoption of EITF Issue 04-5 in the first quarter of 2006 did not have a material effect on the Group's condensed consolidated financial statements.

              In June 2006 the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109," which is effective for fiscal years beginning after December 15, 2006. FIN No. 48 requires enterprises to assess and account for the effect of uncertainty of tax positions taken or to be taken on tax returns in their financial statements. Adoption of FIN No. 48 is not expected to have a material effect on the Group's condensed consolidated financial statements.

              In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category, including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Adoption of SFAS No. 157 is not expected to have a material impact on the Group's results of operations or financial position.

              In September 2006, the SEC issued Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 is effective for annual financial statements for fiscal years ending after November 15, 2006, and requires registrants to assess the effects of correcting prior years' misstatements on the current year's statement of income. The cumulative effect, if any, of initial application is to be reported as of the beginning of such fiscal year. Adoption of SAB No. 108 is not expected to have a material effect on the Group's condensed consolidated financial statements.

3.    Trading Activities and Related Risks

              The Group's trading activities include providing securities market maker and brokerage services. Trading activities are generated by client order flow and by taking proprietary positions based on expectations of future market movements and conditions. The Group's trading strategies rely on the integrated management of its client-driven and proprietary positions, along with related hedging and financing.

              Trading activities expose the Group to market and credit risks. These risks are managed in accordance with established risk management policies and procedures. To accomplish this, management has established a risk management process that includes:

    •
    A regular review of the risk management process by the Audit Committee of the Board of Directors as part of their oversight role;

    •
    Defined risk management policies and procedures supported by a rigorous analytic framework; and

    •
    Articulated risk tolerance levels as defined by executive management that are regularly reviewed to ensure that the Group's risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

Market Risk

              IBG LLC is exposed to various market risks. Exposures to market risks arise from equity price risk, foreign currency exchange rate fluctuations related to our international operations and changes in interest rates which impact our variable rate debt obligations.

              The Group seeks to mitigate market risk associated with trading inventories by employing hedging strategies that correlate rate, price and spread movements of trading inventories and related financing and hedging activities. The Group uses a combination of cash instruments and exchange traded derivatives to hedge its market exposures. The following discussion describes the types of market risk faced by the Group:

    Equity Price Risk

    Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. The Group is subject to equity price risk primarily in securities owned and securities sold, not yet purchased. The Group attempts to limit such risks by diversifying its portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security.

    Currency Risk

    Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments and the value of the Group's subsidiaries located outside of the United States. Exchange rate contracts include cross-currency swaps and currency futures contracts. Currency swaps are agreements to exchange future payments in one currency for payments in another currency. These agreements are used to effectively convert the assets or liabilities denominated in different currencies. Currency futures are contracts for delayed delivery of currency at a specified future date. The Group uses currency swaps to manage the levels of its non-U.S. dollar currency balances and currency cash and futures to hedge its global exposure.

    Interest Rate Risk

    Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. The Group is exposed to interest rate risk on variable-rate debt, customer cash and margin balances and positions carried in equity securities, options and futures. These risks are managed through investment policies and by entering into interest rate futures contracts.

Credit Risk

              The Group is exposed to risk of loss if an individual, counterparty or issuer fails to perform its obligations under contractual terms ("default risk"). Both cash instruments and derivatives expose the Group to default risk. The Group has established policies and procedures for mitigating credit risk on principal transactions, including reviewing and establishing limits for credit exposure, maintaining collateral, and continually assessing the creditworthiness of counterparties.

              In the normal course of business, the Group executes, settles and finances various customer securities transactions. Execution of these transactions includes the purchase and sale of securities by the Group that exposes the Group to default risk arising from the potential that customers or counterparties may fail to satisfy their obligations. In these situations, the Group may be required to purchase or sell financial instruments at unfavorable market prices to satisfy obligations to other customers or counterparties. The Group seeks to control the risks associated with its customer margin activities by requiring customers to maintain collateral in compliance with regulatory and internal guidelines.

              Liabilities to other brokers and dealers related to unsettled transactions (i.e., securities failed-to-receive) are recorded at the amount for which the securities were purchased, and are paid upon receipt of the securities from other brokers or dealers. In the case of aged securities failed-to-receive, the Group may purchase the underlying security in the market and seek reimbursement for losses from the counterparty.

Interactive Brokers Group LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

3.    Trading Activities and Related Risks (Continued)

              The Group enters into securities purchased under agreements to resell and securities sold under agreements to repurchase transactions ("repos") in addition to securities borrowing and lending arrangements, all of which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. In accordance with industry practice, repos are collateralized by securities with a market value in excess of the obligation under the contract. Similarly, securities borrowed and loaned agreements are collateralized by deposits of cash. The Group attempts to minimize credit risk associated with these activities by monitoring collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Group when deemed necessary.

Concentrations of Credit Risk

              The Group's exposure to credit risk associated with its trading and other activities is measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

Off-Balance Sheet Risks

              The Group may be exposed to a risk of loss not reflected on the condensed consolidated financial statements for certain derivative instruments, including equity options and futures products and for securities sold, but not yet purchased, which represent obligations of the Group to deliver the specified securities at the contracted price, and thereby, may create a liability to repurchase them in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Group's cost to liquidate such securities and futures contracts may exceed the amount reported in the Group's condensed consolidated statements of financial condition.

4.    Securities Owned and Sold, But Not Yet Purchased

              Securities owned and sold, but not yet purchased, consist of securities at quoted market prices, as follows at December 31:

	September 30, 2006		December 31, 2005
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased
Stocks	$10,488,159	$10,861,410	$8,020,389	$9,111,073
Options	4,514,954	4,424,996	3,424,053	3,315,302
U.S. and foreign government
obligations	433,459	—	525,504	—
Warrants	45,867	—	33,234	—
Corporate bonds	24,811	—	26,639	—
Discount certificates	17,889	—	9,160	—

	$15,525,139	$15,286,406	$12,038,979	$12,426,375

5.    Senior Notes Payable

              At September 30, 2006 and December 31, 2005, respectively, IBG LLC had $143,692 and $164,666 of 7% and 8% senior notes outstanding, which were privately placed to certain qualified customers of IB LLC. All of the senior notes outstanding at September 30, 2006 and December 31, 2005 have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold (the "Optional Redemption Date"), at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest. Historically, IBG LLC has redeemed these senior notes after three to six months. The carrying value of the senior notes approximates their fair value since they are short-term in nature. During the year ended December 31, 2005, IBG LLC redeemed $493,170 of senior notes, which included all of the senior notes issued in 2004. During the period from January 1 through September 30, 2006, total senior notes issuances and redemptions were $395,315 and $416,289, respectively, including all senior notes outstanding at December 31, 2005.

6.    Senior Secured Revolving Credit Facility

              In May 2006, the Group entered into a 3-year $300 million revolving credit facility with a syndicate of banks, of which $150 million was borrowed in May 2006. As of September 30, 2006, the interest rate on this facility was 5.93%. The facility is secured by a first priority interest in all of the capital stock of each entity owned directly by IBG LLC (subject to customary limitations with respect to foreign subsidiaries), and loans and advances to, and other intercompany obligations owed by, each entity owned directly or indirectly by IBG LLC. The financial covenants on the Group under the terms of the senior secured revolving credit facility are:

    •
    minimum net worth of $1.5 billion, with quarterly increases equal to 25% of positive consolidated net income;

    •
    maximum total debt to capitalization ratio of 30%;

    •
    minimum liquidity ratio of 1.0 to 1.0; and

    •
    maximum total debt to net regulatory capital ratio of 35%.

              As of September 30, 2006, the Group was in compliance with all of the covenants under the facility.

7.    Investments

              In 2002, the Group acquired an interest in Boston Options Exchange, LLC ("BOX"), which is accounted for under the equity method of accounting. BOX was approved as an exchange by the SEC on January 7, 2004, and commenced operations. In January 2005, the Group sold a portion of its interest in BOX for proceeds of $2,596 and in August 2006 a dividend of $607 was received. As of September 30, 2006 and December 31, 2005, the Group's investment in BOX was $5,417 and $5,433, respectively. As of September 30, 2006 and December 31, 2005, receivables for market maker incentives from BOX were $245 and $418, respectively, and exchange fees payable to BOX were $1,211 and $584, respectively.

              In 2006 the Group made strategic investments totaling $26,500 in electronic trading exchanges OneChicago LLC, ISE Stock Exchange, LLC and CBOE Stock Exchange, LLC. CBOE Stock Exchange, LLC has not commenced operations as of September 30, 2006. These investments are accounted for under the equity method of accounting. As of September 30, 2006, the Group's investments in these three exchanges were $19,322, $4,066 and $2,250, respectively.

8.    Defined Contribution and Employee Incentive Plans

Defined Contribution Plan

              The Group offers substantially all employees of U.S.-based Operating Companies who have met minimum service requirements the opportunity to participate in defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. The general purpose of these plans is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. The Plan provides for the Group to match 50% of the employees' pretax contribution, up to a maximum of 10% of eligible earnings. The employee is vested in the matching contribution incrementally over six years.

Employee Incentive Plans

              Return on Investment Dollar Units ("ROI Dollar Units"): Since 1998, IBG LLC has granted all non-member employees ROI Dollar Units, which are redeemable under the amended provisions of the plan, and in accordance with regulations issued by the Internal Revenue Service (Section 409A of the Internal Revenue Code). Upon redemption, the grantee is entitled to accumulated earnings on the face value of the certificate, but not the actual face value. For grants made in 1998 and 1999, grantees may redeem the ROI Dollar Units after vesting on the fifth anniversary of the date of their grant and prior to the tenth anniversary of the date of their grant. For grants made between January 1, 2000 and January 1, 2005, grantees must elect to redeem the ROI Dollar Units upon the fifth, seventh or tenth anniversary date. These ROI Dollar Units will vest upon the fifth anniversary of the date of their grant and will continue to accumulate earnings until the elected redemption date. For grants made on or after January 1, 2006, all ROI Dollar Units shall vest on the fifth anniversary date of their grant and will be automatically redeemed. As of September 30, 2006 and December 31, 2005, payables to employees for ROI Dollar Units were $37,494 and $34,091, respectively, of which $20,677 and $18,035 were vested. These amounts are included in accounts payable, accrued expenses and other liabilities in the consolidated statements of financial position.

              Redeemable Members' Interests: Selected employees are granted non-transferable member interests in IBG LLC, which confer ownership rights in IBG LLC and entitle the holders to their proportionate share of the consolidated profits and losses of IBG LLC based on their holding percentages beginning on the date of the grant. The "Agreement as to Member Interest Purchase Rights" gives IBG LLC the right to repurchase any member's interests at its discretion at any time which, in particular, is triggered by a termination of employment of a member-employee, and also permits members to sell their interests back to IBG LLC at any time, in every case for an amount equal to management's estimate of fair value, as defined in the Agreement. Because IBG LLC places a high value on the retention of its key employees, payment for a portion of redeemed interests is contingent on a post-redemption consulting services requirement that, among other conditions, requires that a member-employee not compete with IBG LLC in any area of its businesses for five years following the date of redemption. In order to enforce these terms, payment for one-half of the redeemed interests is, under normal conditions, made within five months after the redemption date. Payment for the remaining one-half of the redeemed interests is made five years hence, subject to satisfaction of the consulting services and non-compete provisions of the Agreement. IBG LLC recognizes compensation expense equal to the granted interest at the time of grant. If and when the terms of the five-year consulting and non-compete period are satisfied, IBG LLC records a distribution of redeemable members' interests at such time as the remaining payment is made to the member-employee. Should any portion of a member-employee's interests be forfeited, such forfeited member interests would be redistributed among the remaining members in proportion to their holding percentages. Redemptions of member interests are accounted for as members' interests distributions.

9.    Redeemable Members' Interests

              The IBG LLC operating agreement (the "LLC Agreement"), as amended, sets forth the respective rights and obligations of members of the Group. The LLC Agreement also provides for terms of its management and conduct of its affairs. The Group executive committee is responsible for managing the affairs of the Group.

              The Group's founder, chairman and chief executive officer, Thomas Peterffy, and his affiliates own approximately 85% of member interests and the remaining interests are owned primarily by key employees (Note 8).

              Mr. Peterffy, who is also the Managing Member and sole voting member of IBG LLC, may transfer all or any portion of his member interests to any person. In the event that the percentage interest of any member changes or a new member is admitted, all member interests are recalculated in proportion to the percentage interest held at that time. The Group may enter into an agreement of merger, consolidation, or sale or other transfer of substantially all of the assets of the Group upon the decision of the Managing Member. The Group will terminate upon a vote to dissolve the Group; upon the retirement, resignation or other withdrawal of the Managing Member; or under certain statutory events, unless the Managing Member and a majority of the members vote to continue the business of the Group.

              Pursuant to the LLC Agreement, consolidated profits and losses of the Group are allocated to the members in proportion to their respective percentage interests. Distributions to members, which historically have been made to assist members in meeting their income tax obligations with respect to their proportionate share of the Group's profits, are made at the discretion of the Managing Member in proportion to the respective members' percentage interests.

10.    Commitments, Contingencies and Guarantees

Litigation

              The Group is from time to time subject to litigation and other legal proceedings. As of September 30, 2006, certain Operating Companies have been named parties to legal actions. The Group intends to vigorously defend these actions as necessary. Although the results of legal actions cannot be predicted with certainty, it is the opinion of management, after consultation with legal counsel, that the resolution of these actions will not have a material adverse effect on IBG LLC's business or financial condition but may materially impact results of operations and cash flows for any given period. The Group has not recorded any liability in relation to such litigation matters in the accompanying consolidated financial statements as there are no matters for which liabilities are both probable and estimable.

Leases

              Operating Companies have non-cancelable operating leases covering office space. All but one of the office space leases are subject to escalation clauses based on specified costs incurred by the respective landlords and contain renewal elections. In November 2005, the leases on the primary U.S. office space for the Group and its affiliates were renegotiated through January 2014, with renewal options through January 2026. As of September 30, 2006, the Group's minimum annual lease commitments are as follows:

Year
2006 (remaining)	$1,474
2007	5,671
2008	5,660
2009	5,532
2010	5,194
Thereafter	18,351

$41,882

Guarantees

              Certain of the Operating Companies provide guarantees to securities clearing houses and exchanges which meet the accounting definition of a guarantee under FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. Under the standard membership agreement, members are required to guarantee collectively the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. In the opinion of management, the Operating Companies' liability under these arrangements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the potential for these Operating Companies to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is carried on the condensed consolidated statement of financial condition for these arrangements.

              In connection with its retail brokerage business, IB LLC performs securities and commodities execution, clearance and settlement on behalf of its customers for whom it commits to settle trades submitted by such customers with the respective clearing houses. If a customer fails to fulfill its obligation, IB LLC must fulfill the customer's obligation with the trade counterparty.

              IB LLC is fully secured by assets in customers' accounts and any proceeds received from securities and commodities transactions entered into by IB LLC on behalf of customers. No contingent liability is carried on the condensed consolidated statements of financial condition for these fully collateralized transactions.

Other Commitments

              Certain clearing houses and clearing banks and firms used by certain Operating Companies are given a security interest in certain assets of those Operating Companies held by those clearing organizations. These assets may be applied to satisfy the obligations of those Operating Companies to the respective clearing organizations.

11.    Segment Information

              The Group operates in two business segments, Market Making and Electronic Brokerage. The Group conducts its market making business through its Timber Hill subsidiaries on the world's leading exchanges and market centers, primarily in exchange-traded equities, equity options and equity-index options and futures. The Group conducts its electronic brokerage business through its Interactive Brokers subsidiaries, which provide electronic execution and clearing services to customers worldwide.

              There are significant transactions and balances between the Operating Companies, primarily as a result of certain Operating Companies holding exchange or clearing organization memberships, which are utilized to provide execution and clearing services to affiliates. Intra-segment and intra-region income and expenses and related balances have been eliminated in this segment information. Corporate items include non-allocated corporate income and expenses that are not attributed to segments for performance measurement, corporate assets and eliminations.

              Management believes that the following information by business segment provides a reasonable representation of each segment's contribution to total net revenues, income before income taxes and to total assets as of September 30, 2006 and December 31, 2005 and for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended September 30,
	2006	2005
Net revenues:
Market making	$739,491	$537,569
Electronic brokerage	216,756	128,038
Corporate and eliminations	2,958	3,522

Total net revenues	$959,205	$669,129

Income before income taxes:
Market making	$522,379	$369,233
Electronic brokerage	77,504	35,719
Corporate and eliminations	43	2,023

Total income before income taxes	$599,926	$406,975

	September 30, 2006	December 31, 2005
Segment assets:
Market making	$28,581,132	$21,778,775
Electronic brokerage	4,187,927	2,852,611
Corporate and eliminations	(581,320)	(339,239)

Total assets	$32,187,739	$24,292,147

12.    Regulatory Requirements

             TH LLC and IB LLC are subject to the Uniform Net Capital Rule (Rule 15c3-1) under the Exchange Act and the Commodities Futures Trading Commission's minimum financial requirements (Regulation 1.17). At September 30, 2006, TH LLC had net capital of $979.1 million, which was $965.2 million in excess of required net capital, and IB LLC had net capital of $245.5 million, which was $224.1 million in excess of required net capital.

              THE is subject to the Swiss National Bank eligible equity requirement. At September 30, 2006, THE had eligible equity of $571.5 million which was $356.7 million in excess of the minimum requirement.

              THSHK is subject to the Hong Kong Securities Futures Commission liquid capital requirement, THA is subject to the Australian Stock Exchange liquid capital requirement, THC and IBC are subject to the Investment Dealers Association of Canada risk-adjusted capital requirement and IBUK is subject to the U.K. Financial Services Authority financial resources requirement.

              At September 30, 2006, all of the Operating Companies were in compliance with their respective regulatory capital requirements.

              Regulatory capital requirements could restrict the Operating Companies from expanding their business and declaring dividends if their net capital does not meet regulatory requirements. Also, certain entities within the Group are subject to other regulatory restrictions and requirements.

13.    Restatement

             Subsequent to filing its Registration Statement on Form S-1 on November 27, 2006, the Group's management determined that there was an error in the classification of certain securities loaned fee income and securities borrowed fee expense, which were included in other income and execution and clearing expense, respectively, in the condensed consolidated statements of income. Such amounts should have been classified as interest income and expense, respectively. In addition, the interest paid amount reported under the supplemental disclosures of cash flow information in the condensed consolidated statements of cash flows did not include interest payments on such securities borrowed. In addition, management determined that there were errors in the classification of foreign currency translation which was reported on a net basis as an adjustment to reconcile net income to net cash (used in) provided by operating activities in the consolidated condensed statements of cash flows. This amount included the effect of exchange rate changes on cash and cash equivalents and short-term borrowings. The effect of exchange rate changes on cash and cash equivalents should have been reported as separate parts of the reconciliation of the change in cash and cash equivalents during the period, while the effect of exchange rate changes on short-term borrowings should have been reported in financing activities. The remaining effect of exchange rate changes has been reclassified to be reported as a change in operating assets and liabilities. These changes did not have any impact on the Group's net income, condensed consolidated statements of financial condition or cash and cash equivalents.

              As a result, the Group restated the condensed consolidated statements of income and cash flows for the nine months ended September 30, 2006 and 2005 to correctly classify securities lending fee income and expense as components of interest income and expense, and interest payments on securities borrowed as a component of interest paid under supplemental disclosures of cash flow information, respectively. In addition, the Group restated the condensed consolidated statements of cash flows for the periods ended September 30, 2006, and 2005 to correctly report foreign currency translation and to separately report the effect of exchange rate changes on cash and cash equivalents and financing activities, in addition to the effect on operating assets and liabilities. The effects of the restatement on the condensed consolidated financial statements are as follows:

Condensed consolidated statements of income:

	Nine Months Ended September 30, 2006
	As Previously Reported	Adjustments	As Restated
Interest income	$475,230	$639	$475,869
Other income	65,881	(639)	65,242
Interest expense	331,186	9,785	340,971
Net revenues	968,990	(9,785)	959,205
Execution and clearing	240,596	(9,785)	230,811
Total non-interest expense	369,064	(9,785)	359,279
	Nine Months Ended September 30, 2005
	As Previously Reported	Adjustments	As Restated
Interest income	$166,371	$1,414	$167,785
Other income	37,665	(1,414)	36,251
Interest expense	96,559	6,436	102,995
Net revenues	675,565	(6,436)	669,129
Execution and clearing	160,860	(6,436)	154,424
Total non-interest expense	268,590	(6,436)	262,154

Condensed consolidated statements of cash flows:

	Nine Months Ended September 30, 2006
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$32,064	$(32,064)	—
Change in operating assets and liabilities:
Foreign currency translation	—	53,875	$53,875
Net cash (used in) provided by operating activities	31,544	21,811	53,355
Short-term borrowings, net	272,944	(30,656)	242,288
Net cash provided by (used in) financing activities	256,597	(30,656)	225,941
Effect of exchange rate changes on cash and cash equivalents	—	8,845	8,845
Cash paid for interest	311,762	7,170	318,932

	Nine Months Ended September 30, 2005
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$(63,973)	$63,973	—
Change in operating assets and liabilities:
Foreign currency translation	—	(101,754)	$(101,754)
Net cash (used in) provided by operating activities	(129,777)	(37,781)	(167,558)
Short-term borrowings, net	267,990	47,410	315,400
Net cash provided by (used in) financing activities	250,454	47,410	297,864
Effect of exchange rate changes on cash and cash equivalents	—	(9,629)	(9,629)
Cash paid for interest	88,534	5,635	94,169

20,000,000 Shares of Class A Common Stock

Interactive Brokers Group, Inc.

Dealer Prospectus Delivery Obligation

              Until               , 2007 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED February 12, 2007

Class A Common Stock

Interactive Brokers Group, Inc.

        This prospectus has been prepared for and will be used by W.R. Hambrecht + Co., LLC in connection with offers and sales of shares of our class A common stock in market making transactions effected from time to time. These transactions may occur in the open market or may be privately negotiated at prevailing market prices at the time of sales, at prices related thereto or at negotiated prices. W.R. Hambrecht + Co., LLC may act as principal or agent in such transactions. We will not receive any proceeds of such sales. W.R. Hambrecht + Co., LLC has no obligation to make a market in our class A common stock, and may discontinue its market making activities at any time without notice, at its sole discretion.

Proposed NASDAQ Global Select Market Symbol: IBKR

Investing in the common stock involves substantial risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 17.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2007

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the common stock by W.R. Hambrecht + Co., LLC in market making transactions. We will not receive any of the proceeds from these transactions.

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by WR Hambrecht + Co., LLC in connection with offers and sales of the common stock in market making transactions effected from time to time. W.R. Hambrecht + Co may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales.

        Through our ownership of currently exercisable warrants, we have the right to acquire common stock of W.R. Hambrecht + Co., Inc., the parent of W.R. Hambrecht Co., LLC, and we own $16.0 million in aggregate principal amount of W.R. Hambrecht + Co., Inc.'s outstanding 8% senior secured promissory notes due February 5, 2010. We agreed to file a "market making" prospectus in order to allow WR Hambrecht + Co to engage in market making activities for our common stock. WR Hambrecht + Co acted as a lead placement agent in our recently completed initial public offering of common stock. In addition, WR Hambrecht + Co and its affiliates have in the past performed, and may in the future perform, various financial and investment advisory and investment banking services for us, for which they received or will receive customary fees and expenses. See "Related Party Transactions" for a description of certain relationships and transactions between WR Hambrecht + Co and us.

        We have been advised by WR Hambrecht + Co that, subject to applicable laws and regulations, WR Hambrecht + Co currently intends to make a market in the common stock following completion of the offering. However, WR Hambrecht + Co is not obligated to do so and WR Hambrecht + Co may discontinue its market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—There is no existing market for our common stock and we do not know if one will develop to provide you with adequate liquidity."

        We have agreed to indemnify WR Hambrecht + Co against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which WR Hambrecht + Co might be required to make in respect thereof.

[ALTERNATE PAGE FOR MARKET MAKING PROSPECTUS]

Class A Common Stock

Interactive Brokers Group, Inc.

Dealer Prospectus Delivery Obligation

              Until               , 2007 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

              The following table sets forth all expenses other than the placement agency fee in connection with the sale of the common shares being registered. The following expenses will be borne by IBG LLC. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee		$53,500
NASD fee		$50,000
Legal fees and expenses	$	*
Printing and engraving expenses	$	*
Blue sky fees	$	*
NASDAQ fees	$	*
Transfer agent fees	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*
To be provided by amendment.

ITEM 14. Indemnification of Officers and Directors.

              Section 145 of the Delaware General Corporation Law (DGCL) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

              As permitted by the DGCL, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.

              As permitted by the DGCL, our bylaws provide that (1) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (2) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (3) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (4) the rights conferred in our bylaws are not exclusive.

              At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

IBG LLC Senior Notes

              As described under "Description of Indebtedness—Senior Notes," IBG LLC periodically issues senior notes in private placements to certain qualified customers of Interactive Brokers LLC in private placements in reliance on Section 4(2) of the Securities Act. These senior notes were offered through Interactive Brokers LLC, the exclusive placement agent, on a best-efforts basis for a commission of $1.00 per $1,000 principal amount of the senior notes subscribed to by the purchasers. IBG LLC uses the proceeds from sales of the senior notes to provide capital to IBG LLC's broker-dealer subsidiaries in the form of subordinated loans and for other general purposes. All of the outstanding senior notes have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest.

              The following chart sets forth the principal amounts of senior notes issued since January 1, 2003:

Date Issued	Principal Amount	Interest Rate	Date Redeemed
January 21, 2003	$4,236,000	8.00%	April 21, 2003
February 24, 2003	$5,223,000	8.00%	May 19, 2003
March 24, 2003	$6,235,000	8.00%	June 23, 2003
April, 21, 2003	$8,224,000	8.00%	July 21, 2003
May 19, 2003	$7,136,000	8.00%	August 18, 2003
June 23, 2003	$8,847,000	8.00%	September 22, 2003
July 21, 2003	$10,880,000	8.00%	October 20, 2003
August 18, 2003	$10,531,000	8.00%	November 24, 2003
September 22, 2003	$12,185,000	8.00%	December 22, 2003
October 20, 2003	$14,839,000	8.00%	January 20, 2004
November 24, 2003	$13,125,000	8.00%	February 23, 2004
December 22, 2003	$15,779,000	8.00%	March 22, 2004
January 20, 2004	$16,903,000	8.00%	April 19, 2004
February 23, 2004	$18,540,000	8.00%	May 24, 2004
March 22, 2004	$21,662,000	8.00%	June 21, 2004
April 19, 2004	$24,930,000	8.00%	July 19, 2004
May 24, 2004	$26,269,000	8.00%	August 23, 2004
June 21, 2004	$26,355,000	8.00%	September 20, 2004
July 19, 2004	$29,497,000	8.00%	October 18, 2004
August 23, 2004	$33,335,000	8.00%	November 22, 2004
September 20, 2004	$29,076,000	8.00%	December 20, 2004
October 18, 2004	$29,497,000	8.00%	January 24, 2005
November 22, 2004	$44,235,000	8.00%	February 22, 2005
December 20, 2004	$34,766,000	8.00%	March 21, 2005
January 24, 2005	$38,328,000	8.00%	April 18, 2005
February 22, 2005	$47,671,000	8.00%	May 23, 2005
March 21, 2005	$43,052,000	8.00%	June 20, 2005
April 18, 2005	$45,344,000	8.00%	July 18, 2005
May 23, 2005	$40,123,000	8.00%	November 21, 2005
May 23, 2005	$14,498,000	8.00%	August 22, 2005
June 20, 2005	$35,371,000	8.00%	September 19, 2005
June 20, 2005	$13,847,000	8.00%	December 24, 2005

July 18, 2005	$39,712,000	8.00%	October 24, 2005
July 18, 2005	$10,030,000	8.00%	January 23, 2006
August 22, 2005	$36,219,000	8.00%	November 21, 2005
August 22, 2005	$12,218,000	8.00%	February 21, 2006
September 19, 2005	$29,929,000	8.00%	December 19, 2005
September 19, 2005	$7,722,000	8.00%	March 20, 2006
October 24, 2005	$32,890,000	8.00%	January 23, 2006
October 24, 2005	$11,091,000	8.00%	April 24, 2006
November 21, 2005	$32,266,000	8.00%	February 21, 2006
November 21, 2005	$14,414,000	8.00%	May 22, 2006
December 19, 2005	$30,212,000	8.00%	March 20, 2006
December 19, 2005	$13,823,000	8.00%	June 19, 2006
January 23, 2006	$38,926,000	8.00%	April 24, 2006
January 23, 2006	$18,495,000	8.00%	July 24, 2006
February 21, 2006	$35,821,000	8.00%	May 22, 2006
February 21, 2006	$16,475,000	8.00%	August 21, 2006
March 20, 2006	$32,847,000	8.00%	June 19, 2006
March 20, 2006	$14,073,000	8.00%	September 18, 2006
April 24, 2006	$37,369,000	8.00%	July 24, 2006
April 24, 2006	$18,191,000	8.00%	Maturity Date: October 22, 2007
May 22, 2006	$38,822,000	8.00%	August 21, 2006
May 22, 2006	$14,467,000	8.00%	Maturity Date: November 19, 2007
June 19, 2006	$18,795,000	7.00%	September 18, 2006
June 19, 2006	$7,309,000	7.00%	Maturity Date: December 24, 2007
July 24, 2006	$23,727,000	7.00%	Maturity Date: October 22, 2007
July 24, 2006	$12,102,000	7.00%	Maturity Date: January 22, 2008
August 21, 2006	$26,492,000	7.00%	Maturity Date: November 19, 2007
August 21, 2006	$11,031,000	7.00%	Maturity Date: February 19, 2008
September 18, 2006	$20,055,000	7.00%	Maturity Date: December 24, 2007
September 18, 2006	$10,318,000	7.00%	Maturity Date: March 24, 2008
October 23, 2006	$28,910,000	7.00%	Maturity Date: January 22, 2008
October 23, 2006	$14,096,000	7.00%	Maturity Date: April 21, 2008
November 20, 2006	$26,450,000	7.00%	Maturity Date: February 19, 2008
November 20, 2006	$14,328,000	7.00%	Maturity Date: May 19, 2008
December 18, 2006	$19,999,000	7.00%	Maturity Date: March 24, 2008
December 18, 2006	$13,364,000	7.00%	Maturity Date: June 23, 2008
January 22, 2007	$26,953,000	7.00%	Maturity Date: April 21, 2008
January 22, 2007	$20,074,000	7.00%	Maturity Date: July 21, 2008

Class B Common Stock

              On November 21, 2006, the Registrant issued 100 shares of the Registrant's Class B common stock, par value $0.01 per share, to IBG LLC for $1. The issuance of such shares of common stock to IBG LLC was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(2) of the Securities Act. IBG LLC will contribute these shares to IBG Holdings LLC in connection with the Recapitalization.

IBG LLC Membership Interests

              Prior to consummation of the Recapitalization, IBG LLC has historically adjusted from time to time the relative percentage ownership of IBG LLC among the members thereof as part of its overall compensation arrangement and to reflect the admission or departure of members. In the last three fiscal years, such adjustments have included the issuance of IBG LLC membership interests to, and the admission as members of, 12 new non-executive officer employees in consideration for services rendered to IBG LLC or its subsidiaries. Such issuances were pursuant to transactiosn exempt from registration under Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits:

Exhibit Number	Description
1.1	Form of Placement Agency Agreement.†
3.1	Form of Amended and Restated Certificate of Incorporation of Interactive Brokers Group, Inc.*
3.2	Bylaws of Interactive Brokers Group, Inc.**
5.1	Opinion of Dechert LLP.*
10.1
Credit Agreement, dated as of May 19, 2006, by and among Interactive Brokers Group LLC, JPMorgan Chase Bank, N.A., Harris N.A., Citibank, N.A. HSBC USA National Association and the Lenders party thereto.**
10.2
Pledge and Collateral Agency Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Collateral Agent for the secured parties and as Bank Agent.**
10.3
Guarantee and Collateral Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the secured parties.**
10.4	Form of Amended and Restated Operating Agreement of IBG LLC.*
10.5	Form of Limited Liability Company Operating Agreement of IBG Holdings LLC.*
10.6	Form of Exchange Agreement by and among Interactive Brokers Group, Inc., IBG Holdings LLC, IBG LLC and the Members of IBG LLC.*
10.7	Form of Tax Receivable Agreement by and between Interactive Brokers Group, Inc. and IBG Holdings LLC.*
10.8	Interactive Brokers Group, Inc. 2007 Stock Incentive Plan.††
21.1	Subsidiaries of the registrant.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*
24.1	Power of Attorney.**

*
Filed herewith.

**
Previously filed.

†
To be filed by amendment.

+
These exhibits relate to management contracts or compensatory plans or arrangements.

(b)
Financial Statement Schedules:

Page
Schedule I—Condensed Financial Statements Of Interactive Brokers Group LLC For The Years Ended December 31, 2005, 2004 and 2005	S-1

              Schedules other than that noted above are omitted because of an absence of other conditions under which they are required or because the information required to be disclosed is presented in the financial statements or notes thereto.

Item 17. Undertakings.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned registrant hereby undertakes to provide to the placement agents at the closing specified in the placement agency agreement, certificates in such denominations and registered in such names as required by the placement agents to permit prompt delivery to each purchaser.

              We hereby undertake that:

              (i)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

              (ii)   for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut on February 12, 2007.

INTERACTIVE BROKERS GROUP, INC.
By:	/s/ PAUL J. BRODY Paul J. Brody, Chief Financial Officer, Treasurer and Secretary

              Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons on behalf of Interactive Brokers Group, Inc. and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ THOMAS PETERFFY Thomas Peterffy	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	February 12, 2007
* Earl H. Nemser	Vice Chairman and Director	February 12, 2007
/s/ PAUL J. BRODY Paul J. Brody	Chief Financial Officer, Treasurer, Secretary and Director (Principal Financial and Accounting Officer)	February 12, 2007
* Milan Galik	Senior Vice President, Software Development and Director	February 12, 2007
*By:	/s/ Paul J. Brody
Attorney-in-fact

Schedule I

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Interactive Brokers Group LLC

        We have audited the consolidated financial statements of Interactive Brokers Group LLC and subsidiaries (the "Group") as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and have issued our report thereon dated November 22, 2006 (February 12, 2007 as to the effects of the restatement discussed in Note 18) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Group's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the financial information set forth therein.

        As discussed in Note 8, the accompanying statements of cash flows for each of the three years in the period ended December 31, 2005 have been restated.

/s/ Deloitte & Touche LLP

New York, New York
November 22, 2006 (February 12, 2007 as to the effects of the restatement discussed in Note 8)

INTERACTIVE BROKERS GROUP LLC

(Parent Company Only)

CONDENSED STATEMENTS OF FINANCIAL CONDITION

	As of December 31,
	2005	2004
	(in thousands)
Assets
Cash and cash equivalents	$1,640	$132
Investments in subsidiaries, equity basis	2,170,275	1,776,928
Receivable from subsidiaries	248,319	212,494
Other assets	14,358	14,131

Total assets	$2,434,592	$2,003,685

Liabilities and redeemable members' interests
Liabilities:
Short-term borrowings	$5,000	$5,000
Payable to subsidiaries	69,515	70,830
Senior notes payable	164,666	108,811
Accounts payable, accrued expenses and other liabilities	21,165	20,592
Redeemable members' interests (including accumulated other comprehensive income of $47,275 and $121,983)	2,174,246	1,798,452

Total liabilities and redeemable members' interests	$2,434,592	$2,003,685

See accompanying notes to the condensed financial statements.

INTERACTIVE BROKERS GROUP LLC

(Parent Company Only)

CONDENSED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Revenues—dividends, interest and other	$187	$135	$31

Expenses:
Interest expense	12,053	6,504	2,287
Other	27,136	21,103	24,476

Total expenses	39,189	27,607	26,763

Loss before equity in income of subsidiaries and investment	(39,002)	(27,472)	(26,732)
Equity in income of subsidiaries and investment, net of tax	574,522	297,915	371,660

Net Income	535,520	270,443	344,928
Cumulative translation adjustment	(74,708)	44,564	49,205

Comprehensive income	$460,812	$315,007	$394,133

See accompanying notes to the condensed financial statements.

INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES

(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 8 )

	Year ended December 31,
	2005	2004	2003
	(in thousands)
Cash flows from operating activities:
Net income	$535,520	$270,443	$344,928
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Equity in income of subsidiaries and investment	(508,015)	(213,407)	(257,959)
Amortization	4,887	4,026	3,379
Changes in operating assets and liabilities	(36,567)	(76,689)	(59,578)

Net cash (used) provided by operating activities	(4,175)	(15,627)	30,770

Cash flows from investing activities	34,846	23,611	32,911

Cash flows from financing activities:	(29,163)	(8,012)	(63,937)

Net increase (decrease) in cash and cash equivalents	1,508	(28)	(256)
Cash and cash equivalents at beginning of year	132	160	416

Cash and cash equivalents at end of year	$1,640	$132	$160

Supplemental Disclosures of Cash Flow Information:
Interest paid	$13,192	$4,789	$2,008

Taxes paid	$—	$—	$—

See accompanying notes to the condensed financial statements.

Interactive Brokers Group LLC

(Parent Company Only)

Notes to Condensed Financial Statements
Three Years Ended December 31, 2005

(in thousands)

1.    Basis of Presentation

        The accompanying condensed financial statements (the "Parent Company Financial Statements") of Interactive Brokers Group LLC ("IBG LLC"), including the notes thereto, should be read in conjunction with the consolidated financial statements of Interactive Brokers Group LLC and subsidiaries ("the Group") and the notes thereto.

        The preparation of the Parent Company Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed financial statements and accompanying notes. Actual results could differ materially from those estimates.

  Redeemable Members' Interests

        Redeemable members' interests represent member interests in IBG LLC that are entitled to share in the consolidated profits and losses of the Group. IBG LLC is a private entity owned by the members holding such member interests. As a private company, such amounts were classified historically as members' capital. For presentation purposes, IBG LLC has applied guidance within Emerging Issues Task Force ("EITF") Topic D-98 "Classification and Measurement of Redeemable Securities," which requires securities or equity interests of a company whose redemption is outside the control of the company to be classified outside of permanent capital in the statement of financial condition. The member interests of IBG LLC can be redeemed by the members at book value at their option. Because this redemption right is deemed to be outside its control, IBG LLC has classified all members' capital outside of permanent capital to redeemable members' interests in the condensed statements of financial condition. Such reclassification was made to comply with EITF Topic D-98 and the requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

  Income Taxes

        IBG LLC operates in the United States as a limited liability company that is treated as a partnership for U.S. federal income tax purposes. Accordingly, IBG LLC's income is not subject to U.S. federal or foreign income taxes.

2.    Transactions with Subsidiaries

        As of December 31, 2005 and 2004, receivables from subsidiaries of $248,319 and $212,494, respectively, and payables to subsidiaries of $69,515 and $70,830, respectively, related primarily to the allocation of funds, including funds received from the issuance of senior notes payable to subsidiaries to fund regulatory capital. In addition, at times, certain subsidiaries lend excess funds to IBG LLC. Dividends received from subsidiaries for the years ended December 31, 2005, 2004 and 2003 were $66,507, $84,508 and $113,701, respectively.

3.    Short-term borrowings

        IBG LLC had $5,000 in short-term borrowings outstanding at December 31, 2005 and 2004 at interest rates of 9.25% and 7.25%, respectively. For the three years ended December 31, 2005, 2004 and 2003, interest expense under short-term borrowings was $416, $322 and $310, respectively.

4.    Senior Notes Payable

        At December 31, 2005 and 2004, respectively, IBG LLC had $164,666 and $108,811 of 8% senior notes outstanding, which were privately placed to certain qualified customers of Interactive Brokers LLC, one of IBG LLC's operating subsidiaries. All of the senior notes outstanding at December 31, 2005 have either a 15-month or an 18-month maturity. IBG LLC may, solely at its option, redeem the senior notes at any time on or after a specified date in the third month or the sixth month, respectively, after the date on which the senior notes are issued and sold, at a redemption price equal to 100% of the principal amount of the senior notes to be redeemed plus accrued interest. In 2005 and 2004, IBG LLC redeemed $493,170 and $270,310 of senior notes, which included $108,811 and $43,743 of senior notes issued in 2004 and 2003, respectively. During the period from January 1 through June 30, 2006, total senior notes issuances and redemptions were $291,590 and $272,260, respectively, including all senior notes outstanding at December 31, 2005. Interest expense on senior notes was $11,558, $5,937 and $1,977 for the years ended December 31, 2005, 2004 and 2003, respectively.

5.    Investments

        In 2002, IBG LLC acquired an interest in Boston Options Exchange, LLC ("BOX"), which is accounted for under the equity method of accounting. BOX was approved as an exchange by the SEC on January 7, 2004, and commenced operations. In January 2005, IBG LLC sold a portion of its interest in BOX for its recorded value of $2,596. As of December 31, 2005 and 2004 IBG LLC's carrying value of its investment in BOX was $5,433 and $6,706, respectively, and is included in other assets in the condensed statement of financial condition.

6.    Redeemable Members' Interests

        The IBG LLC operating agreement, as amended (the "LLC Agreement"), sets forth the respective rights and obligations of members of the Group. The LLC Agreement also provides for terms of its management and conduct of its affairs. The Group's executive committee is responsible for managing the affairs of the Group.

        The Group's founder, chairman and chief executive officer, Thomas Peterffy, and his affiliates own approximately 85% of member interests and the remaining interests are owned primarily by key employees.

        Mr. Peterffy, who is also the Managing Member and sole voting member of IBG LLC, may transfer all or any portion of his member interests to any person. In the event that the percentage interest of any member changes or a new member is admitted, all member interests are recalculated in proportion to the percentage interest held at that time. The Group may enter into an agreement of merger, consolidation, or sale or other transfer of substantially all of the assets of the Group upon the decision of the Managing

Member. The Group will terminate upon a vote to dissolve the Group; upon the retirement, resignation or other withdrawal of the Managing Member; or under certain statutory events, unless the Managing Member and a majority of the members vote to continue the business of the Group.

        Pursuant to the LLC Agreement, consolidated profits and losses of the Group are allocated to the members in proportion to their respective percentage interests. Distributions to members, which historically have been made to assist members in meeting their income tax obligations with respect to their proportionate share of the Group's profits, are made at the discretion of the Managing Member in proportion to the respective members' percentage interests.

7.    Subsequent Events

        On January 18, March 21, June 15 and September 15, 2006, IBG LLC's Managing Member approved and paid cash dividends to members totaling $18,000, $68,000, $33,000 and $33,000, respectively.

        In 2006 IBG LLC made strategic investments totaling $26,500 in electronic trading exchanges OneChicago, LLC, ISE Stock Exchange, LLC and CBOE Stock Exchange, LLC. These investments will be accounted for under the equity method of accounting.

        In May 2006, IBG LLC entered into a 3-year $300 million revolving credit facility with a syndicate of banks, of which $150 million was borrowed in May 2006.

8.    Restatement

        Subsequent to filing its Registration Statement on Form S-1 on November 27, 2006, the Group's management determined that the foreign currency translation was incorrectly included as an adjustment to reconcile net income to net cash (used in) provided by operating activities. As the foreign currency translation was attributable to the Parent Company's investments in subsidiaries, the adjustment should have been presented only in cash flows from investing activities. As a result, the Group restated the condensed statements of cash flows for each of the three years ended December 31, 2005, 2004, and 2003 to correctly classify the foreign currency translation adjustment as cash flows from investing activities. The changes did not have any impact on the Group's net income, consolidated statements of financial condition or cash and cash equivalents. The effects of the restatement on the condensed statements of cash flows are as follows:

	Year Ended December 31, 2005
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$(74,708)	$74,708	—
Net cash (used in) provided by operating activities	(78,883)	74,708	$(4,175)
Cash flows from investing activities	109,554	(74,708)	34,846
	Year Ended December 31, 2004
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$44,564	$(44,564)	—
Net cash (used in) provided by operating activities	28,937	(44,564)	$(15,627)
Cash flows from investing activities	(20,953)	44,564	23,611
	Year Ended December 31, 2003
	As Previously Reported	Adjustments	As Restated
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Foreign currency translation	$49,205	$(49,205)	—
Net cash (used in) provided by operating activities	79,975	(49,205)	$30,770
Cash flows from investing activities	(16,294)	49,205	32,911

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Placement Agency Agreement.[nc_cad,217]
3.1	Form of Amended and Restated Certificate of Incorporation of Interactive Brokers Group, Inc.*
3.2	Bylaws of Interactive Brokers Group, Inc.**
5.1	Opinion of Dechert LLP.*
10.1
Credit Agreement, dated as of May 19, 2006, by and among Interactive Brokers Group LLC, JPMorgan Chase Bank, N.A., Harris N.A., Citibank, N.A. HSBC USA National Association and the Lenders party thereto.**
10.2
Pledge and Collateral Agency Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Collateral Agent for the secured parties and as Bank Agent.**
10.3
Guarantee and Collateral Agreement, dated as of May 19, 2006, made by Interactive Brokers Group LLC and each of the other signatories thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the secured parties.**
10.4	Form of Amended and Restated Operating Agreement of IBG LLC.*
10.5	Form of Limited Liability Company Operating Agreement of IBG Holdings LLC.*
10.6	Form of Exchange Agreement by and among Interactive Brokers Group, Inc., IBG Holdings LLC, IBG LLC and the Members of IBG LLC.*
10.7	Form of Tax Receivable Agreement by and between Interactive Brokers Group, Inc. and IBG Holdings LLC.*
10.8	Interactive Brokers Group, Inc. 2007 Stock Incentive Plan.[nc_cad,217]+
21.1	Subsidiaries of the registrant.*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Dechert LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included in signature page).**

*
Filed herewith.
**
Previously filed

†
To be filed by amendment.

+
These exhibits relate to management contracts or compensatory plans or arrangements.

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EXPLANATORY NOTE
TABLE OF CONTENTS
INFORMATION ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
The Offering
SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Related to Our Company Structure
Risks Related to Our Business
Risks Related to the Auction Process for This Offering
Other Risks Related To The Offering
FORWARD-LOOKING STATEMENTS
THE RECAPITALIZATION TRANSACTIONS AND OUR ORGANIZATIONAL STRUCTURE
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Consolidated Statement of Income
Notes to the Unaudited Pro Forma Consolidated Statements of Income
Unaudited Pro Forma Consolidated Statement of Financial Condition As of September 30, 2006
Notes to the Unaudited Pro Forma Consolidated Statement of Financial Condition
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF INDEBTEDNESS
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (AS RESTATED, SEE NOTE 18)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 18)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE MEMBERS' INTERESTS
Interactive Brokers Group LLC and Subsidiaries Notes to Consolidated Financial Statements Three Years Ended December 31, 2005 (in thousands)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (AS RESTATED, SEE NOTE 13) (Unaudited)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 13) (Unaudited)
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE MEMBERS' INTERESTS (Unaudited)
Interactive Brokers Group LLC and Subsidiaries Notes to Condensed Consolidated Financial Statements (Unaudited) (in thousands)
USE OF PROCEEDS
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INTERACTIVE BROKERS GROUP LLC (Parent Company Only) CONDENSED STATEMENTS OF FINANCIAL CONDITION
INTERACTIVE BROKERS GROUP LLC (Parent Company Only) CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
INTERACTIVE BROKERS GROUP LLC AND SUBSIDIARIES (Parent Company Only) CONDENSED STATEMENTS OF CASH FLOWS (AS RESTATED, SEE NOTE 8 )
Interactive Brokers Group LLC (Parent Company Only) Notes to Condensed Financial Statements Three Years Ended December 31, 2005 (in thousands)
INDEX TO EXHIBITS